     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 11, 2001
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                            SUIZA FOODS CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                           2026                          75-2559681
(State or other jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)     Classification Code Number)        Identification Number)

                              2515 MCKINNEY AVENUE
                                   SUITE 1200
                              DALLAS, TEXAS 75201
                                 (214) 303-3400
       (Address, Including Zip Code, and Telephone Number, including Area
               Code, of Registrant's Principal Executive Offices)
                         ------------------------------

                              MICHELLE P. GOOLSBY
            EXECUTIVE VICE PRESIDENT, CHIEF ADMINISTRATIVE OFFICER,
                    GENERAL COUNSEL AND CORPORATE SECRETARY
                              2515 MCKINNEY AVENUE
                                   SUITE 1200
                              DALLAS, TEXAS 75201
                                 (214) 303-3400
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                         ------------------------------

                                   COPIES TO:

            WILLIAM A. MCCORMACK                              CARTER W. EMERSON, P.C.
           HUGHES & LUCE, L.L.P.                                 H. KURT VON MOLTKE
              1717 MAIN STREET                                    KIRKLAND & ELLIS
                SUITE 2800                                    200 EAST RANDOLPH DRIVE
            DALLAS, TEXAS 75201                               CHICAGO, ILLINOIS 60601
               (214) 939-5500                                      (312) 861-2000

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of this Registration Statement and the satisfaction or waiver of all other conditions to the merger of a wholly-owned subsidiary of the Registrant and Dean as described in the Agreement and Plan of Merger dated as of April 4, 2001.
                         ------------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to
Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                               PROPOSED MAXIMUM     PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                AMOUNT TO BE        OFFERING PRICE          AGGREGATE            AMOUNT OF
        SECURITIES TO BE REGISTERED              REGISTERED(1)        PER SHARE(2)        OFFERING PRICE      REGISTRATION FEE
Common Stock, $0.01 par value per share.....      15,331,173             $52.55            $805,653,141           $201,414

(1) This registration statement covers the number of shares of Suiza Foods Corporation common stock, par value $0.01 per share, issuable upon consummation of the merger of Dean Foods Company with a wholly-owned subsidiary of Suiza. The number of shares of Suiza common stock to be issued in the merger will depend on the price of Suiza's common stock and the number of shares of Dean common stock issued and outstanding immediately prior to the merger. The proposed maximum amount to be registered is based on an exchange ratio of 0.429 shares of Suiza common stock to be issued in the merger for each issued and outstanding share of Dean common stock, and the number of shares of Dean common stock issued and outstanding as of July 10, 2001, which was 35,737,000 shares.

(2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act. The maximum price per share information is based on the average of the high and the low sale prices of Suiza's common stock, $0.01 par value per share, reported on the New York Stock Exchange on July 10, 2001.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION DATED JULY 11, 2001
THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THE SECURITIES BEING OFFERED BY USE OF THIS JOINT PROXY STATEMENT/PROSPECTUS UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, OF WHICH THIS JOINT PROXY STATEMENT/PROSPECTUS IS A PART, IS DECLARED EFFECTIVE. THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS PROHIBITED.

[Suiza Logo]                                                                     [Dean Logo]

                 MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT!

                                            , 2001

Dear Stockholder:

    We are pleased to report that on April 4, 2001, the boards of directors of Suiza Foods Corporation and Dean Foods Company approved a merger agreement that provides for the combination of our companies.

    Upon completion of the merger, each stockholder of Dean will receive, in exchange for each Dean share held, 0.429 shares of Suiza's common stock plus $21.00 in cash, subject to adjustment in certain circumstances as described in this joint proxy statement/prospectus. Suiza will issue approximately
15.3 million shares of common stock to Dean's stockholders in the merger (excluding shares to be issued upon the exercise of currently outstanding Dean stock options). These shares will represent approximately 35% of the outstanding shares of Suiza's common stock after the merger. Because Dean's name carries a significant amount of consumer recognition and loyalty as a result of Dean's 76-year history of delivering quality products to its customers, Suiza will change its name to Dean Foods Company at the time of the merger, and Suiza's trading symbol on the New York Stock Exchange will change from "SZA" to "DF."

    Our merger agreement contains several conditions which must be satisfied before we can complete the merger. One such condition requires that Dean's stockholders approve the merger. Another condition requires that Suiza's stockholders approve the issuance of Suiza's common stock in connection with the merger.

    In order to ensure that Suiza has a sufficient number of options and stock awards available after the merger to reward and incent its expanded ranks of key employees and directors, Suiza is also proposing that its stockholders approve, if the merger occurs, (1) Suiza's adoption of Dean's 1989 Stock Awards Plan, and
(2) an increase in the number of shares of its common stock reserved for issuance under Suiza's 1997 Stock Option and Restricted Stock Plan.

    This joint proxy statement/prospectus contains a great deal of important information that you should consider in determining your vote. IN PARTICULAR, PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 21 FOR A DISCUSSION OF CERTAIN RISKS THAT YOU SHOULD CONSIDER.

    Both of our companies will hold special stockholder meetings for the purpose of voting on the proposals described in this joint proxy statement/prospectus. We are furnishing you this document in connection with the solicitation of your vote by the boards of directors of our companies at these meetings. The dates, times and places of the meetings are:

For Suiza's stockholders:              For Dean's stockholders:
[Month and Day], 2001                  [Month and Day], 2001
[Time]                                 [Time]
[Place]                                [Place]

    We are very excited about this transaction, and believe that our companies will be able to create more value together than either company could achieve alone. We believe that the merger is in the best interest of our stockholders, and recommend that you vote "FOR" the proposals described in this joint proxy statement/ prospectus.

    Please read this document carefully.

    Sincerely,

Gregg L. Engles                Howard M. Dean
Chairman of the Board and      Chairman of the Board and
Chief Executive Officer        Chief Executive Officer
Suiza Foods Corporation        Dean Foods Company

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Suiza stock to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

    This joint proxy statement/prospectus is dated             , 2001, and is
first being mailed to stockholders of Suiza and Dean on or about             ,
2001.

                      REFERENCES TO ADDITIONAL INFORMATION

    This joint proxy statement/prospectus incorporates important business and financial information about Suiza and Dean from other documents that are not included in or delivered with this joint proxy statement/prospectus. You can obtain those documents free of charge by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

           Suiza Foods Corporation                          Dean Foods Company
             Investor Relations                    Director of Corporate Communications
            2515 McKinney Avenue                           3600 North River Road
                 Suite 1200                            Franklin Park, Illinois 60131
             Dallas, Texas 75201                              (800) 971-3326
               (800) 431-9214

    IF YOU INTEND TO REQUEST DOCUMENTS, PLEASE DO SO BY             , 2001, IN
ORDER TO RECEIVE THEM BEFORE YOUR STOCKHOLDER MEETING.

    See "Where You Can Find More Information" on page 98.

                                  [SUIZA LOGO]

      NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF SUIZA FOODS CORPORATION

    Suiza will hold a special stockholder meeting on [weekday], [date], 2001 at [time]. The meeting will be held at [place].

    At the meeting, we will ask you to consider and vote on the following proposals:

    - a proposal to approve:

       - the issuance of Suiza's common stock to Dean's stockholders in the merger, as contemplated by the Agreement and Plan of Merger dated April 4, 2001 among Suiza, Blackhawk Acquisition Corp., a wholly-owned subsidiary of Suiza, and Dean; and

       - the reservation of an additional number of shares of Suiza's common stock for issuance pursuant to stock-based awards outstanding at the time of the merger under Dean's 1989 Stock Awards Plan;

    - a proposal to approve Suiza's adoption of Dean's 1989 Stock Awards Plan and the reservation of 1,889,191 shares of Suiza's common stock for issuance after the merger pursuant to that plan, if the merger occurs; and

    - a proposal to increase the number of shares of Suiza's common stock reserved for issuance under Suiza's 1997 Stock Option and Restricted Stock
      Plan from 7.5 million shares to             million shares, if the merger
      occurs.

    We will also discuss and take action on any other business that is properly brought before the meeting.

    Holders of at least a majority of the shares of Suiza's common stock
outstanding on   , 2001 must be present at the meeting in order to conduct the meeting. You will be deemed to be "present" at the meeting if you:

    - are present in person;

    - are not present in person, but you have voted by proxy card, telephone or internet prior to the meeting; or

    - are not present in person and have not voted by proxy card, telephone or internet but your broker returns a proxy card on your behalf.

    THE HOLDERS OF A MAJORITY OF SUIZA'S SHARES WITH VOTING POWER PRESENT AT THE MEETING (IN PERSON OR BY PROXY) MUST VOTE FOR EACH PROPOSAL IN ORDER FOR THE PROPOSAL TO BE APPROVED.

    If you were a Suiza stockholder at the close of trading on   , 2001, you are
entitled to vote on the proposals to be considered at the meeting. Whether or not you plan to attend the meeting, we urge you to vote now by mail, telephone or internet, according to the instructions on the enclosed proxy card. You can change your vote at any time before the meeting for any reason. To change your vote before the meeting, you may:

    - write to us or submit a later-dated proxy to us at 2515 McKinney Avenue, Suite 1200, Dallas, Texas 75201, Attention: Corporate Secretary;

    - vote again by telephone or internet by following the instructions listed on the enclosed proxy card (the last vote entered before the meeting begins will be counted); or

    - if you are a registered Suiza stockholder, come to the meeting and change your vote in writing.

    Suiza's board of directors has unanimously approved each of the merger proposal, the proposal to adopt the Dean stock awards plan and the proposal to increase the Suiza option plan, and recommends that you vote "FOR" all three of the proposals.

                                          /s/ Michelle P. Goolsby
                                          Michelle P. Goolsby
                                          Executive Vice President,
                                          Chief Administrative Officer,
                                          General Counsel and Secretary

                                                      , 2001

                                  [DEAN LOGO]

        NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF DEAN FOODS COMPANY

    Dean will hold a special stockholder meeting on [weekday], [date], 2001 at [time]. The meeting will be held at [place].

    At the meeting, we will ask you to consider and vote on a proposal to approve the Agreement and Plan of Merger dated April 4, 2001 among Suiza, Blackhawk Acquisition Corp., a wholly owned subsidiary of Suiza, and Dean, as we expect it to be amended, and the merger contemplated by that agreement, as more fully described in this joint proxy statement/prospectus.

    We will also discuss and take action on any other business that is properly brought before the meeting.

    Holders of at least a majority of the shares of Dean's common stock
outstanding on   , 2001 must be present at the meeting in order to conduct the meeting. You will be deemed to be "present" at the meeting if you:

    - are present in person;

    - are not present in person, but you have voted by proxy card prior to the meeting; or

    - are not present in person and have not voted by proxy card but your broker returns a proxy card on your behalf.

    THE HOLDERS OF A MAJORITY OF DEAN'S OUTSTANDING SHARES MUST VOTE FOR THE PROPOSAL IN ORDER FOR IT TO BE APPROVED. THEREFORE, IF YOU DON'T VOTE, IT WILL HAVE THE SAME EFFECT AS IF YOU VOTED AGAINST THE MERGER.

    If you were a Dean stockholder at the close of trading on   , 2001, you are
entitled to vote on the proposal to be considered at the meeting. Whether or not you plan to attend the meeting, we urge you to vote now by completing and returning the enclosed proxy card. You can change your vote at any time before the meeting for any reason. To change your vote before the meeting, either:

    - write to us or submit a later-dated proxy to us at 3600 North River Road, Franklin Park, Illinois 60131, Attention: Corporate Secretary; or

    - if you are a registered Dean stockholder, come to the meeting and change your vote in writing.

    Dean's board of directors has unanimously approved the merger proposal and recommends that you vote "FOR" the merger proposal.

                                          /s/ Dale E. Kleber

                                          Dale E. Kleber
                                          Vice President, Secretary and
                                          General Counsel

                                                      , 2001

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
QUESTIONS AND ANSWERS
  I am a Dean stockholder. If the merger is completed, what
    will I receive in exchange for my shares of Dean?.......      1
  I am a Dean stockholder. What do I need to do to get my
    cash and shares of Suiza's common stock?................      1
  When do you expect the merger to be completed?............      1
  How can I be sure I receive notice of any press releases
    about the merger?.......................................      1
  What do I need to do now?.................................      1
  What if I vote now, but then decide I want to change my
    vote?...................................................      2
  What happens if I don't vote? How many votes are necessary
    to approve the proposals?...............................      2
  If my shares are held in a brokerage account, will my
    broker vote my shares for me?...........................      2
  I am a Suiza stockholder. Will I receive any cash or stock
    as a result of the merger?..............................      3
  I am a Dean stockholder. Will I have to pay taxes on the
    cash and stock I receive in the merger?.................      3
  Will Dean's stockholders continue to receive dividends
    after the merger?.......................................      3
  I am a Suiza stockholder. Can I vote in favor of the
    merger proposal and against one or both of the option
    plan proposals?.........................................      3
  How can I find out whether the proposals were approved by
    the stockholders?.......................................      3
  Can I demand an appraisal of my shares?...................      3
  Who do I call if I have further questions?................      3

SUMMARY INFORMATION.........................................      4
  The Companies.............................................      4
  Reasons for the Merger....................................      6
  Our Recommendations to Stockholders Concerning the
    Merger..................................................      6
  The Merger and the Merger Agreement.......................      7
  Comparative Market Price Information......................     14
  Comparative Per Share Data................................     14
  Selected Historical Financial Information of Suiza........     16
  Selected Historical Financial Information of Dean.........     17
  Selected Unaudited Pro Forma Consolidated Financial
    Information of Suiza....................................     18
  Opinions of Financial Advisors............................     19
  Interests of Certain Persons in the Merger................     19
  Suiza's Option Plan Proposals.............................     20
  Stockholder Votes Required to Approve the Proposals.......     20

RISK FACTORS................................................     21
  Risks Relating to the Merger..............................     22
  Risks Relating to the Combined Company's Business.........     25

THE MERGER AND THE MERGER AGREEMENT.........................     30
  Background of the Merger..................................     30
  Dean's Reasons for the Merger.............................     33
  Recommendation of Dean's Board of Directors...............     36
  Dean's Covenant to Recommend..............................     36
  Suiza's Reasons for the Merger............................     37
  Recommendation of Suiza's Board of Directors..............     39
  Suiza's Covenant to Recommend.............................     39
  Structure of the Merger...................................     39
  What Dean's Stockholders Will Receive.....................     39
  Exchange of Shares........................................     41
  What Suiza's Stockholders Will Hold After the Merger......     42

                                                                PAGE
                                                              --------
  Ownership of Suiza After the Merger.......................     42
  Management of Suiza After the Merger......................     42
  Name Change and Listing of Suiza's Common Stock...........     43
  Timing of Closing.........................................     43
  Regulatory Matters and Divestitures.......................     43
  Principal Conditions to the Completion of the Merger......     44
  Representations and Warranties in the Merger Agreement....     45
  Solicitation Restriction on Dean..........................     46
  Termination of the Merger Agreement.......................     47
  Fees and Expenses.........................................     49
  Treatment of Dean Stock Options and Other Equity
    Interests...............................................     49
  Interim Operations of Suiza and Dean......................     50
  Certain Employee Benefit Matters..........................     51
  Indemnification of Dean's Directors and Officers..........     52
  Additional Covenants in the Merger Agreement..............     52
  Material Federal Income Tax Consequences of the Merger....     53
  Amendment of the Merger Agreement.........................     54
  Accounting Treatment......................................     54
  Appraisal Rights..........................................     55
  The Related Transactions..................................     57

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION...........     59

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
  INFORMATION...............................................     60

OPINIONS OF FINANCIAL ADVISORS..............................     68
  Opinion of Dean's Financial Advisor.......................     68
  Opinions of Suiza's Financial Advisors....................     72

INTERESTS OF CERTAIN PERSONS IN THE MERGER..................     79
  Termination and Change in Control Benefits................     79
  Dean's Stock Options......................................     80
  Deferred Compensation Plans...............................     81
  Supplemental Benefit Plan.................................     81
  Merger Severance Plan.....................................     81
  Dean Discretionary Stay Bonus Pool........................     82
  Dean Resignation and Retirement Payments..................     82
  Indemnification; Directors' and Officers' Insurance.......     82

SUIZA'S OPTION PLAN PROPOSALS...............................     83
  Reasons for the Option Plan Proposals.....................     83
  Proposal to Adopt Dean's Stock Awards Plan................     83
  Proposal to Increase Suiza's Existing Option Plan.........     85
  Recommendation of Suiza's Board of Directors..............     86

INFORMATION ABOUT THE MEETINGS AND VOTING...................     87
  Matters Relating to the Stockholder Meetings..............     87
  How to Vote by Proxy......................................     89
  Suiza Proposals...........................................     90
  Dean Proposal.............................................     90
  Proxy Solicitation........................................     90
  Other Business; Adjournments..............................     91

                                                                PAGE
                                                              --------
COMPARISON OF STOCKHOLDER RIGHTS............................     92

DESCRIPTION OF SUIZA'S STOCK................................     97
  Authorized Suiza Stock....................................     97
  Suiza Common Stock........................................     97
  Transfer Agent and Exchange Agent.........................     97
  Stock Exchange Listing; Delisting and Deregistration of
    Dean Common Stock.......................................     97
LEGAL OPINIONS..............................................     98
EXPERTS.....................................................     98
FUTURE STOCKHOLDER PROPOSALS................................     98
WHERE YOU CAN FIND MORE INFORMATION.........................     98

ANNEXES:
Annex A -- Agreement and Plan of Merger

Annex B -- Text of Opinion of Goldman, Sachs & Co.
Annex C -- Text of Opinion of Bear, Stearns & Co. Inc.
Annex D -- Text of Opinion of Morgan Stanley & Co. Incorporated
Annex E -- Section 262 of the Delaware General Corporation Law
Annex F -- Dean's 1989 Stock Awards Plan, as amended if the merger occurs (to be filed by amendment)
Annex G -- Tax Information About Dean's Stock Awards Plan
Annex H -- Tax Information About Suiza's Stock Option Plan

                             QUESTIONS AND ANSWERS

I AM A DEAN STOCKHOLDER. IF THE MERGER IS COMPLETED, WHAT WILL I RECEIVE IN EXCHANGE FOR MY SHARES OF DEAN?

    You will receive a combination of cash and Suiza stock. Specifically, you will receive, in exchange for each of your Dean shares, $21.00 in cash plus
0.429 shares of Suiza's common stock, subject to adjustment if the price of Suiza's common stock is below $32.71 when the merger occurs. In that case, the mix of cash and stock that you receive would change. You would receive less cash and more stock, without changing the total value you receive in exchange for your Dean shares. For more information, see "The Merger and the Merger Agreement--What Dean's Stockholders Will Receive" on page 39. The reason for this adjustment is to ensure that the merger will qualify as a "tax-free reorganization" under federal tax laws. For more information about the tax consequences of the merger, see "The Merger and the Merger Agreement--Material Federal Income Tax Consequences of the Merger" on page 53. The final mix of cash and stock will be determined on the day of the merger, and we will issue a press release on that day announcing the final per share amounts of cash and stock to be issued in the merger.

I AM A DEAN STOCKHOLDER. WHAT DO I NEED TO DO TO GET MY CASH AND SHARES OF
  SUIZA'S COMMON STOCK?

    Promptly following the merger, Suiza will mail you instructions for exchanging your shares. You do not need to do anything now, other than read this document and vote.

WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

    In addition to stockholder approvals, we must also obtain certain regulatory approvals. We are working to obtain these approvals as soon as possible. At this time, we expect to complete the merger during the third or fourth calendar quarter of 2001. As soon as we have obtained the necessary regulatory approvals, we will issue a press release announcing the exact time that the merger will be completed.

HOW CAN I BE SURE I RECEIVE NOTICE OF ANY PRESS RELEASES ABOUT THE MERGER?

    To receive copies of any Suiza press releases concerning the merger:

    - go to Suiza's website at www.suizafoods.com and click on "Press Releases." Sign up to receive e-mail notification of any Suiza press releases by entering your internet e-mail address in the box on the middle of the page; or

    - call Suiza's Investor Relations department toll-free at 1-800-431-9214 and ask to be added to Suiza's mailing list for press releases concerning the merger.

    To receive copies of any Dean press releases concerning the merger:

    - go to Dean's website at www.deanfoods.com and click on "Financial" and then click on "Financial News." Click on "E-mail Alerts Signup" at the top of your screen, and follow the instructions on the screen to receive e-mail notification of any Dean press releases; or

    - call Dean's Director of Corporate Communications toll-free at 1-800-971-3326 and ask to be added to Dean's mailing list for press releases concerning the merger.

WHAT DO I NEED TO DO NOW?

    First, you should carefully read this document. The next step is to vote. Please see the enclosed proxy card for instructions on how to vote.

WHAT IF I VOTE NOW, BUT THEN DECIDE I WANT TO CHANGE MY VOTE?

    You can change your vote at any time before your stockholder meeting for any reason. If you are a Suiza stockholder, you can change your vote before Suiza's stockholder meeting by:

    - writing to Suiza or submitting a later-dated proxy to Suiza at 2515 McKinney Avenue, Suite 1200, Dallas, Texas 75201, Attention: Corporate Secretary;

    - voting again by telephone or internet by following the instructions listed on the enclosed proxy card (the last vote entered before the meeting begins will be counted); or

    - if you are a registered Suiza stockholder, coming to Suiza's stockholder meeting and changing your vote in writing.

    If you are a Dean stockholder, you can change your vote before Dean's stockholder meeting by:

    - writing to Dean or submitting a later-dated proxy to Dean at 3600 North River Road, Franklin Park, Illinois 60131, Attention: Corporate Secretary; or

    - if you are a registered Dean stockholder, coming to Dean's stockholder meeting and changing your vote in writing.

WHAT HAPPENS IF I DON'T VOTE? HOW MANY VOTES ARE NECESSARY TO APPROVE THE
  PROPOSALS?

    If you are a Dean stockholder and you don't vote or you "abstain", your ballot will have the same effect as if you voted against the merger, because approval of the merger requires the affirmative vote of a majority of the outstanding shares of Dean's common stock.

    If you are a Suiza stockholder and you don't vote, your failure to vote may affect whether there will be enough stockholders present (in person or by proxy) at the Suiza stockholder meeting to hold the meeting. A majority of Suiza's outstanding shares must be present (in person or by proxy) at the meeting in order to conduct the meeting. A Suiza stockholder's failure to vote may also affect whether the shares issued in the merger and under Dean's stock awards plan and the additional shares proposed for authorization under Suiza's option plan will qualify for listing on the New York Stock Exchange. The holders of at least 50% of Suiza's outstanding stock must vote (by voting any of "yes," "no" or "abstain") in order for shares issued in the merger, and under Dean's stock awards plan and the additional shares proposed for authorization under Suiza's option plan, to be listed on the New York Stock Exchange. If you are a Suiza stockholder and you "abstain" on any of the three proposals, your ballot will have the practical effect of a vote against that proposal, because abstaining shares are counted as shares present at the meeting, and approval of each proposal requires the affirmative vote of the holders of a majority of the shares with voting power present at the meeting. For purposes of the New York Stock Exchange requirement, "abstaining" is a form of voting.

IF MY SHARES ARE HELD IN A BROKERAGE ACCOUNT, WILL MY BROKER VOTE MY SHARES FOR
  ME?

    Generally, if your shares are held in a brokerage account, they are not officially registered in your name but, rather, in your broker's name. In this case, your shares are said to be held in "street name." If your shares are not held in "street name" by your broker, then you are a "registered stockholder."

    If your shares are held in "street name," you can only vote through your broker because your shares are officially held in the name of your broker. If you want to vote in person at the meeting, you must have a proper power of attorney from your broker. If you want to vote by mail, telephone or internet, you must do so by following the instructions on the enclosed voting card. Even though your shares are held in your broker's name, your broker cannot vote for you without your instruction (although your broker can cause your shares to be present for quorum purposes even if you do not give an instruction on how to vote). You should therefore instruct your broker how to vote for you by following the directions on the enclosed voting card provided by your broker.

    If you are a registered stockholder, your broker cannot vote for you at all, or cause your shares to be present at the meeting for quorum purposes. If you are a registered stockholder, you can only vote by one of the means indicated on the enclosed proxy card or by voting in person at the meeting. Likewise, you will only be deemed to be present at the meeting if you come to the meeting in person, or if you vote prior to the meeting (by voting any of "yes," "no" or "abstain") according to the instructions on the enclosed proxy card.

    If you received more than one copy of this joint proxy statement/prospectus, then your shares are probably held in more than one account, and you should vote on each proxy card that you receive in order to ensure that all of your shares are voted.

I AM A SUIZA STOCKHOLDER. WILL I RECEIVE ANY CASH OR STOCK AS A RESULT OF THE
  MERGER?

    No. Suiza's stockholders will not receive any cash or stock in connection with the merger. You will simply continue to hold the stock you currently own. If you wish to exchange your existing stock certificates after the merger for certificates that bear Suiza's new name, you may send your certificates, after the merger, to Suiza's transfer agent for exchange. Your new certificates will represent exactly the same number of shares as your old certificates.

I AM A DEAN STOCKHOLDER. WILL I HAVE TO PAY TAXES ON THE CASH AND STOCK I RECEIVE IN THE MERGER?

    You will recognize taxable gain equal to the lesser of (1) the amount of cash you receive in the merger and (2) an amount equal to (a) the fair market value of the Suiza common stock and cash that you receive in the merger minus
(b) your tax basis (which is generally equal to your cost) for the shares of Dean common stock that you are exchanging in the merger. For a further discussion of the possible tax consequences of the merger, see "The Merger and the Merger Agreement--Material Federal Income Tax Consequences of the Merger" on page 53.

WILL DEAN'S STOCKHOLDERS CONTINUE TO RECEIVE DIVIDENDS AFTER THE MERGER?

    No. Suiza has never paid dividends and does not anticipate paying dividends in the foreseeable future, even after the merger is completed. However, subject to approval by Dean's board of directors, Dean will continue paying its regular quarterly dividend until the merger is completed.

I AM A SUIZA STOCKHOLDER. CAN I VOTE IN FAVOR OF THE MERGER PROPOSAL AND AGAINST ONE OR BOTH OF THE OPTION PLAN PROPOSALS?

    Yes. When you vote, you will be asked to vote "for," "against" or "abstain" on the merger proposal and the two option plan proposals as separate votes, and you can vote for, against or abstain in any combination on Suiza's three proposals. See the enclosed proxy card.

HOW CAN I FIND OUT WHETHER THE PROPOSALS WERE APPROVED BY THE STOCKHOLDERS?

    Immediately after the stockholder meetings, Suiza and Dean will issue press releases announcing the voting results of the meetings.

CAN I DEMAND AN APPRAISAL OF MY SHARES?

    Each Dean stockholder has the right to a judicial appraisal of the fair value of his or her shares under Delaware law. The procedure for perfecting appraisal rights is described under "The Merger and the Merger
Agreement--Appraisal Rights" on page 55. Suiza's stockholders do not have appraisal rights.

WHO DO I CALL IF I HAVE FURTHER QUESTIONS?

    Suiza stockholders may call Suiza's Investor Relations department toll-free at 1-800-431-9214.

    Dean stockholders may call Dean's Director of Corporate Communications toll-free at 1-800-971-3326.

                              SUMMARY INFORMATION

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS JOINT PROXY STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE PROPOSALS FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER AGREEMENT, YOU SHOULD CAREFULLY READ THIS DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 98.

                                 THE COMPANIES

SUIZA FOODS CORPORATION
AND BLACKHAWK ACQUISITION CORP.

    Suiza Foods Corporation, based in Dallas, Texas, is the leading manufacturer and distributor of dairy products in the United States. Suiza currently divides its business into three broad groups, including Suiza Dairy Group, Morningstar Foods and International/Other.

    Suiza Dairy Group sells primarily fresh dairy products, with its product mix weighted heavily toward fluid milk, including flavored milks and buttermilk. Other products that Suiza Dairy Group sells include ice cream and ice cream novelties, half-and-half and whipping cream, condensed milk, cottage cheese, sour cream, yogurt, dips, coffee creamers, juice and juice drinks and water. Suiza Dairy Group manufactures its products in 67 plants in 29 states, and markets its products primarily on a local or regional basis. Due to the highly perishable nature of many of its products, it delivers its products directly from its plants or distribution warehouses to its customers in trucks owned or leased by Suiza Dairy Group. Suiza Dairy Group has one of the most extensive refrigerated "direct store delivery" systems in the United States, with over 4,300 delivery routes across the country. In 2000, Suiza Dairy Group manufactured and marketed approximately two thirds of its dairy products under its proprietary and licensed brand names. The remaining one third of Suiza Dairy Group's products were manufactured and sold on a private-label (or "customer brand") basis for customers. Proprietary brands used in Suiza Dairy Group include the following regional brands: ADOHR FARMS-Registered Trademark-, BARBE'S-Registered Trademark-, BROUGHTON-Registered Trademark-, BROWN'S DAIRY-Registered Trademark-, COUNTRY DELITE-TM-, COUNTRY
FRESH-Registered Trademark-, DAIRY GOLD-Registered Trademark-, DAIRYMENS-Registered Trademark-, FLAV-O-RICH-Registered Trademark-, HYGEIA-Registered Trademark-, LEHIGH VALLEY FARMS-Registered Trademark-, LONDON'S-Registered Trademark-, MEADOW GOLD-Registered Trademark-, MODEL DAIRY-TM-, GARELICK FARMS-Registered Trademark-, NATURE'S PRIDE-TM-, OAK FARMS-Registered Trademark-, POUDRE VALLEY-Registered Trademark-, ROBINSON-Registered Trademark-, SCHENKEL'S ALL STAR DAIRY-TM-, SCHEPPS-Registered Trademark-, SHENANDOAH'S PRIDE-Registered Trademark-, SWISS DAIRY-TM-, LOUIS TRAUTH DAIRY-Registered Trademark-,
TUSCAN-Registered Trademark- and VELDA FARMS-Registered Trademark-. Suiza Dairy Group also sells products, on a regional basis, under certain partner or licensed brands including BORDEN-Registered Trademark-,
FOREMOST-Registered Trademark- and PET-Registered Trademark-, and under its proprietary KIDSMILK-Registered Trademark- and FITMILK-Registered Trademark-brands. In 2000, Suiza Dairy Group's sales comprised approximately 81% of Suiza's total sales.

    Morningstar Foods sells primarily extended shelf life (ESL) fluid, aerosol and other dairy and non-dairy products. Its product offerings include dairy and non-dairy coffee creamers, flavored and unflavored ESL milks, lactose-free milk and soymilk, aerosol whipped topping, dairy and non-dairy frozen whipped topping, egg substitute and cultured dairy products. Morningstar Foods markets its products primarily on a national basis and in several foreign countries. Unlike Suiza Dairy Group, Morningstar Foods' specialty and ESL products are delivered to customers primarily by common carrier. Morningstar Foods manufactures its products in ten plants across the United States. In 2000, Morningstar Foods manufactured and marketed approximately 40% of its products under its proprietary and licensed brand names. The remaining approximately 60% of Morningstar Foods' products were manufactured and sold on a private label (or "customer brand") basis for customers. Proprietary brands used by Morningstar Foods include the following national brands: INTERNATIONAL
DELIGHT-Registered Trademark-, SUN SOY-TM-, SECOND NATURE-Registered Trademark-, NATURALLY YOURS-Registered Trademark- and MOCHA MIX-Registered Trademark-. Morningstar Foods has also entered into agreements to sell products under certain partner or licensed brands including HERSHEY'S-Registered Trademark- and FOLGER'S JAKADA-Registered Trademark-. In 2000, Morningstar Foods' sales comprised approximately 12% of Suiza's total sales.

    Suiza's international operations consist of its 75% interest in Leche Celta, one of the largest dairy processors in Spain. Leche Celta operates three plants in Spain, and sells primarily branded ultra-high temperature (UHT) fluid milk. Suiza also has operations on the island of Puerto Rico conducted under the name "Suiza Dairy." Suiza Dairy operates four plants across the island, and manufactures primarily fresh dairy products with its product mix weighted heavily toward branded fluid milk and juice drinks. Additionally, Suiza owns 43.1% of Consolidated Container Company, one of the nation's largest manufacturers of rigid plastic containers.

    Blackhawk Acquisition Corp. is a newly formed Delaware corporation and a wholly-owned subsidiary of Suiza. Blackhawk was organized solely for the purpose of effecting the merger with Dean Foods Company. Blackhawk has no material assets and has not engaged in any activities except for the execution and approval of the merger agreement.

    The principal executive offices of Suiza and Blackhawk are located at 2515 McKinney Avenue, Suite 1200, Dallas, Texas 75201, telephone number
(214) 303-3400.

    Unless otherwise indicated, references to Suiza in this joint proxy statement/prospectus are to Suiza Foods Corporation and all of its subsidiaries. References to Blackhawk in this joint proxy statement/prospectus are to Blackhawk Acquisition Corp.

DEAN FOODS COMPANY

    Dean Foods Company, based in Franklin Park, Illinois, is one of the nation's leading processors and distributors of dairy products, producing a full line of branded and private label products. Dean is also a leading manufacturer and distributor of specialty food products, including pickles and non-dairy coffee creamers, and refrigerated products, including dips and salad dressings. Dean's business is organized into three groups: the Dairy Group, the Specialty Foods Group and the National Refrigerated Products Group.

    The Dairy Group produces and distributes fresh and extended shelf life products, consisting primarily of fluid milk, ice cream and ice cream novelties, and cultured products, including cottage cheese, sour cream and yogurt. Other products sold by Dean's Dairy Group include juice, juice drinks and water. Dean's Dairy Group manufactures its products in 40 plants in 19 states, and markets its products on a national, regional and local basis. Due to the perishable nature of the products, the Dairy Group delivers most of its products directly from plants or distribution centers to its customers in trucks owned or leased by the Company. The Dairy Group manufactures and markets the majority of its dairy products under its proprietary and licensed brand names. The remaining products are manufactured and sold on a private-label basis to customers. The Dairy Group's proprietary brands include CHUG-REGISTERED TRADEMARK-, COUNTRY CHARM-REGISTERED TRADEMARK-, DEAN'S-Registered Trademark-, MILK
CHUG-REGISTERED TRADEMARK- and other strong regional brand names including: ALTA DENA-REGISTERED TRADEMARK-, BARBER'S-REGISTERED TRADEMARK-, BELL/GANDY'S-TM-, BERKELEY FARMS-TM-, COBURG-REGISTERED TRADEMARK-, CREAMLAND-TM-, CREAM O'WEBER-REGISTERED TRADEMARK-, DAIRY EXPRESS-TM-, GANDY'S-TM-, GOLDENROD-TM-, H. MEYER DAIRY-REGISTERED TRADEMARK-, MAPLEHURST-REGISTERED TRADEMARK-, MAYFIELD-REGISTERED TRADEMARK-, MCARTHUR-REGISTERED TRADEMARK-, MEADOWBROOK-TM-, PRICE'S-TM-, PURITY-TM-, REITER-TM-, T.G. LEE-REGISTERED TRADEMARK-, VERIFINE-REGISTERED TRADEMARK- and WENGERT'S-REGISTERED TRADEMARK-. The Dairy Group also sells products under certain licensed brands, including LAND O'LAKES-REGISTERED TRADEMARK-. The Dairy Group's sales comprised approximately 73% of Dean's sales in fiscal 2001.

    The Specialty Foods Group manufactures and distributes a number of specialty food products to supermarkets, other retail outlets and foodservice customers. Products include non-dairy coffee creamers, pickles, relishes, pickled peppers and other assorted specialty items, and aseptic cheese sauces, puddings and other aseptically packaged products. The Specialty Foods Group manufactures its products in 15 plants in 10 states and in one plant in the United Kingdom, and markets its products primarily on a regional and local basis. The majority of products manufactured by the Specialty Foods Group are sold under private labels to supermarkets, other retail outlets, foodservice distributors and in bulk to other food processors through direct warehouse delivery. The Specialty Foods Group's proprietary brands for pickles and related products include ARNOLD'S-REGISTERED TRADEMARK-, ATKINS-REGISTERED TRADEMARK-, AUNT JANE'S-REGISTERED TRADEMARK-, BENNETTS-REGISTERED TRADEMARK-,

CATES-REGISTERED TRADEMARK-, DAILEY-REGISTERED TRADEMARK-,
DEAN'S-REGISTERED TRADEMARK-, FLAVOR CHARM-REGISTERED TRADEMARK-,
HEIFETZ-REGISTERED TRADEMARK-, NALLEY'S-REGISTERED TRADEMARK-,
PARAMONT-REGISTERED TRADEMARK-, PETER PIPER'S-REGISTERED TRADEMARK-, RAINBO-REGISTERED TRADEMARK-, RODDENBERY'S-REGISTERED TRADEMARK-,
SCHWARTZ'S-REGISTERED TRADEMARK- and STEINFELD'S WESTERN
ACRES-REGISTERED TRADEMARK-. The Specialty Foods Group's sales comprised approximately 18% of Dean's sales in fiscal 2001.

    The National Refrigerated Products Group (NRP) manufactures and distributes extended shelf life dairy products, refrigerated dips, produce dips and refrigerated salad dressings. NRP manufactures its products in six plants in five states and markets its products on a national, regional and local basis. NRP distributes its products from its plants or distribution centers through direct warehouse delivery. The majority of the products manufactured by NRP are sold under its proprietary and licensed brand names. NRP's proprietary brands include DEAN FOODS ULTRA-REGISTERED TRADEMARK-, DEAN'S-REGISTERED TRADEMARK-, DIPS-FOR-ONE-TM-, MARIE'S-REGISTERED TRADEMARK- and MILK
CHUG-REGISTERED TRADEMARK-. NRP's licensed brands include COFFEE-MATE-REGISTERED TRADEMARK-, GRIP'N GO-REGISTERED TRADEMARK-, NESQUIK-TM- and VITAMITE-REGISTERED TRADEMARK-. NRP oversees Dean's subsidiary that owns a minority interest in White Wave, which produces soy-based products under the brand name SILK-REGISTERED TRADEMARK-. NRP also oversees Dean's joint venture with LAND O'LAKES-REGISTERED TRADEMARK-. NRP's sales comprised 9% of Dean's sales in fiscal 2001.

    The principal executive offices of Dean are located at 3600 North River Road, Franklin Park, Illinois 60131, telephone number (847) 678-1680.

    References to Dean in this joint proxy statement/prospectus are to Dean Foods Company and all of its subsidiaries. References to "we" or "us" are references to both Suiza and Dean.

                  REASONS FOR THE MERGER (SEE PAGES 33 AND 37)

    Our boards of directors believe that the merger will create value for the stockholders of both companies by enabling them to participate in a combined company with enhanced prospects for growth and profitability. Set forth below are a few of the reasons why we are proposing the merger:

    - We have complementary product offerings and geographic reach. Merging our businesses will create the first truly national dairy and specialty food company with the geographic reach, management depth and product mix necessary to grow and compete effectively against larger, more diversified food and beverage companies. Together, we will be better positioned to meet the needs of our customers, including our large national customers who would benefit from the added service, convenience and value that a national dairy company could provide.

    - By combining our businesses, we expect to further reduce our costs, which will allow us to become more efficient and, therefore, compete more effectively.

    - After the merger, we will have greater resources to invest in innovation and marketing. We believe that innovation is critical to increased sales and consumption of dairy products, which should benefit the entire industry. We also believe that increased marketing will help increase sales.

OUR RECOMMENDATIONS TO STOCKHOLDERS CONCERNING THE MERGER (SEE PAGES 36 AND 39)

To Dean's stockholders:

    Dean's board of directors believes that the merger is fair and in the best interests of Dean and its stockholders and unanimously recommends that you vote "FOR" the proposal to approve the merger agreement and the merger.

To Suiza's stockholders:

    Suiza's board of directors believes that the merger is fair and in the best interests of Suiza and its stockholders and unanimously recommends that you vote "FOR" the proposal:

    - to issue Suiza's common stock to Dean's stockholders in the merger; and

    - to reserve a sufficient number of additional Suiza shares for issuance pursuant to stock-based awards outstanding at the time of the merger under Dean's 1989 Stock Awards Plan.

               THE MERGER AND THE MERGER AGREEMENT (SEE PAGE 30)

    We have attached the merger agreement as Annex A to this joint proxy statement/prospectus. We encourage you to read the merger agreement in its entirety because it is the legal document that governs the merger.

WHAT DEAN'S STOCKHOLDERS WILL RECEIVE (SEE PAGE 39)

    Each of Dean's stockholders will receive, for each share of Dean's stock held immediately prior to the merger, $21.00 in cash plus 0.429 shares of Suiza's common stock, subject to adjustment if Suiza's stock price is below $32.71 at the time of the merger (as further explained under this heading). Had the merger occurred on April 4, 2001, the day the merger agreement was signed, the total value received by each Dean stockholder would have been as follows:

                                                                PER DEAN SHARE
                        ----------------------------------------------------------------------------------------------
                                                                  D                   E                    F
          A                B                C                   (AXC)               (B+D)                (D/E)
---------------------   --------   -------------------   --------------------   --------------   ---------------------
                                                                                                 STOCK AS A PERCENTAGE
    VALUE OF ONE                                            VALUE OF SUIZA       TOTAL VALUE        OF TOTAL VALUE
   SUIZA SHARE(1)         CASH     NO. OF SUIZA SHARES   STOCK TO BE RECEIVED   TO BE RECEIVED      TO BE RECEIVED
---------------------   --------   -------------------   --------------------   --------------   ---------------------
       $46.15            $21.00           0.429                 $19.80              $40.80               48.5%

------------------------------

(1) Based on Suiza's weighted average sale price on the New York Stock Exchange on April 4, 2001.

    If the merger had occurred on             , 2001, the total value received
by each Dean stockholder would have been as follows:

                                                             PER DEAN SHARE
                        -----------------------------------------------------------------------------------------
                                                               D                 E                    F
          A                B                C                (AXC)             (B+D)                (D/E)
---------------------   --------   -------------------   --------------   ---------------   ---------------------
                                                         VALUE OF SUIZA                     STOCK AS A PERCENTAGE
    VALUE OF ONE                                          STOCK TO BE       TOTAL VALUE        OF TOTAL VALUE
   SUIZA SHARE(1)         CASH     NO. OF SUIZA SHARES      RECEIVED      TO BE RECEIVED       TO BE RECEIVED
---------------------   --------   -------------------   --------------   ---------------   ---------------------
       $                   $                                   $                 $                            %

------------------------------

(1) Based on Suiza's weighted average sale price on the New York Stock Exchange
    on             , 2001.

    The value actually received by each Dean stockholder will depend on the weighted average sale price of Suiza's stock on the day of the merger. The table below illustrates how the value to be received by Dean's stockholders could change.

                                                                PER DEAN SHARE
                        ----------------------------------------------------------------------------------------------
                                                                  D                   E                    F
          A                B                C                   (AXC)               (B+D)                (D/E)
---------------------   --------   -------------------   --------------------   --------------   ---------------------
                                                                                                 STOCK AS A PERCENTAGE
    VALUE OF ONE                                            VALUE OF SUIZA       TOTAL VALUE        OF TOTAL VALUE
     SUIZA SHARE          CASH     NO. OF SUIZA SHARES   STOCK TO BE RECEIVED   TO BE RECEIVED      TO BE RECEIVED
---------------------   --------   -------------------   --------------------   --------------   ---------------------
       $55.00            $21.00           0.429                 $23.60              $44.60               52.9%
        50.00             21.00           0.429                  21.45               42.45               50.5
        45.00             21.00           0.429                  19.31               40.31               47.9
        40.00             21.00           0.429                  17.16               38.16               45.0
        35.00             21.00           0.429                  15.02               36.02               41.7

    It is possible that the mix of cash and stock to be received by Dean's stockholders could change. At the time we entered into the merger agreement, we structured the merger in a way that we believe allows the merger to qualify as a "tax-free reorganization" under federal tax laws. Assuming the merger qualifies as a tax-free reorganization, if you are a Dean stockholder you will recognize taxable gain equal to the lesser of (1) the amount of cash you receive in the merger and (2) an amount equal to (a) the fair market value of the Suiza common stock and cash that you receive in the merger minus (b) your tax basis (which is generally equal to your cost) for the shares of Dean common stock that you are exchanging in the merger.

    We have been advised that, in order for the merger to qualify as a tax-free reorganization, the total value of the stock issued by Suiza to Dean's stockholders in connection with the merger should be at least 40% of the total purchase price paid by Suiza for all of Dean's outstanding common stock. Therefore, in order to preserve the status of the merger as a "tax-free reorganization," the merger agreement provides that if Suiza's stock price is below a certain "threshold price" when the merger occurs, the mix of stock and cash to be delivered to each Dean stockholder will change (without changing the total value received by each stockholder). Each Dean stockholder would receive more stock and less cash so that the stock portion of the purchase price represents at least 40% of the total purchase price.

    The "threshold price" of Suiza's stock (below which the mix of cash and stock to be received by Dean's stockholders will be adjusted) is $32.71, assuming none of Dean's stockholders exercise dissenter's rights. If any of Dean's stockholders exercise dissenter's rights, the "threshold price" will increase slightly.

    The table below illustrates how the mix of cash and stock paid for each Dean share would change if the price of Suiza's stock is below $32.71 when the merger occurs, assuming $32.71 is the "threshold price."

                                                                PER DEAN SHARE
                        ----------------------------------------------------------------------------------------------
                                                                  D                   E                    F
          A                B                C                   (AXC)               (B+D)                (D/E)
---------------------   --------   -------------------   --------------------   --------------   ---------------------
                                                                                                 STOCK AS A PERCENTAGE
    VALUE OF ONE                                            VALUE OF SUIZA       TOTAL VALUE        OF TOTAL VALUE
     SUIZA SHARE          CASH     NO. OF SUIZA SHARES   STOCK TO BE RECEIVED   TO BE RECEIVED      TO BE RECEIVED
---------------------   --------   -------------------   --------------------   --------------   ---------------------
       $32.00            $20.82           0.434                 $13.89              $34.71               40.0%
        31.00             20.56           0.443                  13.73               34.29               40.0
        30.00             20.31           0.452                  13.56               33.87               40.0

    Suiza will not issue any fractional shares of stock in the merger. If a Dean stockholder would be entitled to a fractional share of stock, Suiza will instead pay that stockholder the value of the fractional share in cash. In determining that value, Suiza will assume that one whole share of stock is worth an amount equal to the average closing price of Suiza's stock on the New York Stock Exchange over the 10 trading day period ending two business days prior to the date the merger occurs.

WHAT SUIZA'S STOCKHOLDERS WILL HOLD AFTER THE MERGER (SEE PAGE 42)

    Suiza's stockholders will not receive any cash or additional stock as a result of the merger. They will simply continue to own their existing shares of Suiza's stock after the merger. If you are a Suiza stockholder and you wish to exchange your existing stock certificates after the merger for certificates that bear Suiza's new name, you may send your certificates, after the merger, to Suiza's transfer agent for exchange. Your new certificates will represent exactly the same number of shares as your old certificates.

OWNERSHIP OF SUIZA AFTER THE MERGER (SEE PAGE 42)

    Suiza will issue approximately 15.3 million shares of common stock (which would represent approximately 35% of the outstanding shares of Suiza's common stock after the merger) to Dean's stockholders in the merger, not including shares to be issued pursuant to stock-based awards outstanding under Dean's 1989 Stock Awards Plan. If all of the options currently outstanding under Dean's plan were exercised at the time of the merger, Suiza would issue approximately million additional shares (assuming the closing price for Suiza's common stock on the last day before the merger is the same as the closing price for Suiza's
stock on         , 2001, which was $    per share).

MANAGEMENT OF SUIZA AFTER THE MERGER (SEE PAGE 42)

    At the time of the merger, Howard Dean, Chairman of the Board and Chief Executive Officer of Dean, will become Chairman of the Board of Suiza. Mr. Dean will also join Suiza's Executive and Management Committees.

    Gregg Engles, current Chairman of the Board and Chief Executive Officer of Suiza, will retain his title of Chief Executive Officer of Suiza, and he will re-assume the title of Chairman of the Board upon Mr. Dean's retirement in
June 2002. Suiza has agreed to expand the size of its board of directors from 10 to 15 upon completion of the merger, and to elect five persons appointed by Dean and agreed upon by Suiza to fill the additional seats. See "The Merger and the
Merger Agreement--Management of Suiza After the Merger" on page   for a list of
those five persons. All of Suiza's current directors will remain on Suiza's board of directors.

NAME CHANGE AND LISTING OF SUIZA'S COMMON STOCK (SEE PAGE 43)

    Suiza will change its name to "Dean Foods Company" when the merger occurs. In connection with the name change, Suiza's trading symbol on the New York Stock Exchange will change from "SZA" to "DF."

REGULATORY MATTERS AND DIVESTITURES (SEE PAGE 43)

    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the HSR
Act), the Federal Trade Commission (FTC) and the Antitrust Division of the U.S. Department of Justice (DOJ) have the right to study the legality of the merger under the antitrust laws, prior to its consummation. On May 9, 2001, the DOJ requested certain information and documentation from us in connection with their review of the merger. We are currently in the process of responding to the information requests, and expect to have substantially complied with the requests by the end of July 2001. After we have provided them with the requested information, the DOJ will have 30 days (or more time if we decide to grant them an extension) to decide whether to commence litigation to prevent consummation of the merger. If the DOJ believes that the merger will have adverse competitive effects, it could commence legal action under the antitrust laws of the United States seeking a court order to block the transaction altogether, to require divestiture of various assets of Suiza or Dean, to place restrictions on the combined company's operations after the merger or require other concessions or other relief. Private parties (including individual states) may also bring legal action under the antitrust laws.

    Prior to signing the merger agreement, we analyzed the effects of the proposed merger under the antitrust laws. In an effort to resolve potential antitrust concerns, Suiza agreed to transfer to Dairy Farmers of America, Inc.
(DFA), simultaneously with the occurrence of the merger, six plants located in areas where our operations overlap. In exchange for the six plants and certain other consideration, DFA will transfer its minority interest in Suiza Dairy Group to Suiza. DFA has assigned its right to acquire the six plants to National Dairy Holdings, LP (National Dairy), an entity in which DFA owns a minority interest. Therefore, Suiza expects to transfer the six plants directly to National Dairy. See "The Merger and the Merger Agreement--The Related Transactions" on page 57.

    In addition to the merger, Suiza's transaction with DFA and Suiza's transaction with National Dairy are subject to review by the DOJ under the HSR Act prior to their consummation. On May 25, 2001, the DOJ requested certain information and documentation from Suiza in connection with the DOJ's review of the transaction between Suiza and DFA. Suiza is currently in the process of responding to the information request, and expects to have substantially complied with the request by the end of July 2001. After Suiza has provided the DOJ with the requested information, the DOJ will have 30 days (or more time if Suiza decides to grant them an extension) to decide whether to commence litigation to prevent consummation of Suiza's transaction with DFA or to seek other concessions or relief. Suiza and National Dairy have not yet received a request for additional information from the DOJ regarding the transfer of the six plants from Suiza to National Dairy. However, Suiza expects to receive a request on or before July 20, 2001. Suiza is already in the process of gathering information that it anticipates will be requested by the DOJ, and expects to be in a position to promptly respond to the DOJ's information request. Once Suiza and National Dairy have provided the DOJ with the requested information, the DOJ will have 30 days (or more time if Suiza and National Dairy decide to grant them an extension) to decide whether to commence litigation to prevent consummation of Suiza's transaction with National Dairy or to seek other concessions or relief.

    Assuming the divestiture of the six plants, we do not believe that the merger will violate any antitrust laws. Similarly, we do not believe that either Suiza's transaction with DFA or Suiza's transaction with National Dairy violates any antitrust laws. However, we cannot assure you that a governmental agency or private party will not challenge the merger or either of the related transactions on antitrust grounds or, if they make a challenge, what the result will be or how long it could take to resolve any such challenges. Specifically, we could be required to divest more operations than we currently anticipate or we could be forced to sell the six plants to someone other than National Dairy, which could delay completion of the merger and/or lessen the expected benefits of the merger to the combined company.

    Suiza and Dean have agreed to use reasonable best efforts to avoid or eliminate all impediments to the merger raised under the antitrust laws by the DOJ or any other regulator so that the merger may close as soon as possible, and by December 31, 2001 at the latest. Specifically, we have agreed that we will make any divestiture or take any other action that limits our ability to operate any of our current businesses, product lines or assets, so long as the divestiture or other action is conditioned on the closing of the merger and would not, in Suiza's opinion, have a material adverse effect on the combined company. We have also agreed to use reasonable best efforts to avoid or have lifted any government-imposed restriction that would prevent or delay the merger beyond December 31, 2001, even if it means defending through litigation any claim brought by any party opposing the merger. See "The Merger and the Merger Agreement--Additional Covenants in the Merger Agreement" on page 52.

PRINCIPAL CONDITIONS TO THE COMPLETION OF THE MERGER (SEE PAGE 44)

    We will complete the merger only if the following conditions are satisfied or waived:

    - The relevant antitrust "waiting period" under the HSR Act has expired;

    - The stockholders of Suiza and Dean have approved the merger proposals;

    - The New York Stock Exchange has authorized the listing of the Suiza stock to be issued in connection with the merger and to be reserved for issuance under Dean's stock option plan; and

    - There is no law or order by a court or other governmental entity prohibiting the merger or having the effect of making the merger illegal.

    Suiza's obligation to complete the merger is subject to the following additional conditions:

    - The representations and warranties made by Dean in the merger agreement must be true in all material respects at the time of the merger (see "The Merger and the Merger Agreement--Representations and Warranties in the Merger Agreement" on page 45);

    - Dean must comply in all material respects with its pre-closing obligations and covenants under the merger agreement;

    - There must be no change, occurrence or circumstance in the business, operations, assets, financial condition or results of operations of Dean or any of its subsidiaries that has a material adverse effect on Dean; and

    - Suiza must receive, at the time of the merger, the written opinion of its outside tax counsel that the merger qualifies as a tax-free reorganization (see "The Merger and the Merger Agreement--Material Federal Income Tax Consequences of the Merger" on page 53).

    Dean's obligation to complete the merger is subject to the following additional conditions:

    - The representations and warranties made by Suiza and Blackhawk in the merger agreement must be true in all material respects at the time of the merger (see "The Merger and the Merger Agreement--Representations and Warranties in the Merger Agreement" on page 45);

    - Suiza and Blackhawk must comply in all material respects with their pre-closing obligations and covenants under the merger agreement;

    - There must be no change, occurrence or circumstance in the business, operations, assets, financial condition or results of operations of Suiza or any of its subsidiaries that has a material adverse effect on Suiza; and

    - Dean must receive, at the time of the merger, the written opinion of its outside tax counsel that the merger qualifies as a tax-free reorganization (see "The Merger and the Merger Agreement--Material Federal Income Tax Consequences of the Merger" on page 53).

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 47)

    CIRCUMSTANCES UNDER WHICH EITHER PARTY CAN TERMINATE THE MERGER
AGREEMENT. Suiza and Dean could mutually agree to terminate the merger agreement for any reason at any time. Either Suiza or Dean could also terminate the merger agreement at any time if any one of the following events occurs:

    - the merger is not completed by December 31, 2001;

    - there is a governmental order that is final and nonappealable preventing the closing of the merger;

    - the other party's stockholders fail to give the required approval of the merger proposal; or

    - the other party breaches any of its representations, warranties, covenants or obligations under the merger agreement, and the breach is incapable of being cured, or is not cured, in all material respects, by December 31, 2001.

    ADDITIONAL CIRCUMSTANCES UNDER WHICH SUIZA CAN TERMINATE THE MERGER AGREEMENT. Suiza can also terminate the merger agreement if:

    - Dean's board of directors fails to call Dean's special stockholder meeting in accordance with the merger agreement;

    - Dean's board of directors fails to recommend to Dean's stockholders that they vote for the merger;

    - Dean's board of directors withdraws, modifies or qualifies its recommendation in a manner adverse to Suiza, or takes any action or makes any statement inconsistent with its recommendation; or

    - Dean enters into an agreement to sell its business, or control of its business, to another buyer.

    ADDITIONAL CIRCUMSTANCES UNDER WHICH DEAN CAN TERMINATE THE MERGER AGREEMENT. Dean can also terminate the merger agreement if:

    - Suiza's board of directors fails to call Suiza's special stockholder meeting in accordance with the merger agreement;

    - Suiza's board of directors fails to recommend to Suiza's stockholders that they vote for the issuance of Suiza's common stock pursuant to the merger agreement;

    - Suiza's board of directors withdraws, modifies or qualifies its recommendation in a manner adverse to Dean, or takes any action or makes any statement inconsistent with its recommendation; or

    - Dean's board of directors decides to sell its business to another buyer, because the other offer is (1) more favorable to Dean's stockholders from a financial point of view, (2) likely to be completed and (3) either accompanied by financing commitments or not subject to a financing contingency.

    EFFECTS OF TERMINATING THE MERGER AGREEMENT. Dean must pay Suiza a termination fee of $45 million in cash if:

    - The merger agreement is terminated by Suiza for one of the reasons listed under "The Merger and the Merger Agreement--Termination of the Merger Agreement--Additional circumstances under which Suiza can terminate the merger agreement";

    - The merger agreement is terminated by Dean as a result of Dean's board of directors deciding to sell its business to another buyer because the other offer is (1) more favorable to Dean's stockholders from a financial point of view, (2) likely to be completed and (3) either accompanied by financing commitments or not subject to a financing contingency; or

    - Dean receives a proposal from another buyer to buy Dean's business prior to termination of the merger agreement, AND THEN

     Suiza and Dean mutually agree to terminate the agreement or Suiza terminates the merger agreement because Dean breached a representation or covenant in the merger agreement and did not or could not cure it by December 31, 2001 or either party terminates the merger agreement because the merger is not completed by December 31, 2001 or either party terminates the merger agreement because the other party's stockholders failed to approve the merger proposals, AND THEN within 180 days after the termination, Dean enters into an agreement to sell 50% or more of its business to the other buyer.

    If Suiza terminates the merger agreement because Dean's stockholders fail to approve the merger, Dean must reimburse Suiza for one-half of Suiza's expenses incurred in connection with the merger, up to a maximum of $10 million. If the merger agreement is terminated and Dean must pay Suiza a termination fee of $45 million, Dean must also reimburse Suiza for all of Suiza's expenses incurred in connection with the merger, up to a maximum of $15 million. If Dean terminates the merger agreement because Suiza's stockholders fail to approve the issuance of Suiza's common stock pursuant to the merger agreement, Suiza must reimburse Dean for one-half of Dean's expenses incurred in connection with the merger, up to a maximum of $10 million.

TREATMENT OF DEAN STOCK OPTIONS AND OTHER EQUITY INTERESTS (SEE PAGE 49)

    When the merger occurs, each outstanding option to acquire shares of Dean's common stock will automatically convert into a fully exercisable option to purchase a certain number of shares of Suiza's common stock. The conversion rate for Dean's options will depend on the price of Suiza's stock when the merger occurs. The exercise price of each outstanding option will also be adjusted. Had
the merger closed on             , 2001, an option to purchase 100 shares of
Dean's stock at $    per share would have been converted into an option to
purchase         shares of Suiza's stock at $    per share. All other terms and
conditions that currently apply to the Dean stock options will remain the same. All other Dean stock-based awards automatically will convert into fully vested awards with respect to Suiza's common stock based on the same conversion formula as Dean's options.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 53)

    For a discussion of the possible tax consequences of the merger to Dean's stockholders, please see "The Merger and the Merger Agreement--Material Federal Income Tax Consequences of the Merger" on page 53.

    Because Suiza's stockholders will not receive any cash or stock in the merger, the merger will not cause Suiza's stockholders to recognize any taxable gain or loss.

ACCOUNTING TREATMENT (SEE PAGE 54)

    The merger will be accounted for using the purchase method of accounting.

APPRAISAL RIGHTS (SEE PAGE 55)

    Each of Dean's stockholders has the right to a judicial appraisal of the fair value of his or her shares under Delaware law. The procedure for perfecting appraisal rights is described under the heading "The Merger and the Merger Agreement--Appraisal Rights" on page 55. Suiza's stockholders do not have appraisal rights.

THE RELATED TRANSACTIONS (SEE PAGE 57)

    In connection with the merger, Suiza has entered into an agreement with Dairy Farmers of America, Inc. (DFA) to purchase DFA's 33.8% interest in Suiza Dairy Group in exchange for:

    - approximately $165 million in cash, subject to adjustment as described in the agreement between Suiza and DFA;

    - a subordinated contingent promissory note in the original principal amount of $50 million payable only in the event that Suiza terminates or breaches one of its existing milk supply agreements with DFA prior to the twentieth anniversary of the merger date; and

    - six plants (and the operations associated with those plants) located in areas where Suiza's and Dean's operations overlap. DFA has assigned its right to acquire these plants to National Dairy Holdings, LP (National Dairy), an entity in which DFA owns a minority interest. Therefore, when the merger occurs, Suiza expects to transfer the six plants to National Dairy rather than to DFA.

    Also as part of the consideration to be paid to DFA, Suiza intends to amend one of Suiza's current milk supply agreements with DFA to provide that if Suiza does not, within a specified period after closing, offer DFA the right to supply raw milk, or manage the supply of raw milk, to certain of Dean's dairy plants after the merger, Suiza could be required to pay liquidated damages to DFA in an amount of up to $80 million. Any such liquidated damages would be paid, without interest, over a five-year period and would reduce the principal amount of the $50 million contingent promissory note described above by an amount equal to approximately 25% of such payments.

    Suiza's proposed acquisition of DFA's minority interest in Suiza Dairy Group is contingent on, and is expected to occur simultaneously with, the completion of the merger. However, completion of the transaction with DFA is not a condition to completion of the merger.

    References to "the related transactions" in this joint proxy statement/prospectus are references to (1) Suiza's buy-out of DFA's interest in Suiza Dairy Group, and (2) Suiza's transfer of the six plants to National Dairy (as a result of DFA's assignment of its right to acquire such plants to National Dairy).

    Both related transactions are subject to antitrust review under the Hart-Scott-Rodino Act. See "Risk Factors--Risks Relating to the Merger--The merger could be delayed if the related transactions fail to close" on page 23.

               COMPARATIVE MARKET PRICE INFORMATION (SEE PAGE 59)

    The following table sets forth the closing prices per share of Suiza's common stock and Dean's common stock on the New York Stock Exchange composite tape on April 4, 2001, the last trading day prior to the public announcement of
the proposed merger, and on             , 2001. The table also sets forth the
value of the Suiza common stock that a Dean stockholder would have received for one Dean common share and the total value of the cash and Suiza common stock that a Dean stockholder would have received for one Dean common share, assuming that the merger had taken place on those dates and assuming that Dean's stockholders will receive 0.429 shares of Suiza common stock and a cash payment of $21.00 for each Dean share held. See "The Merger and the Merger Agreement-- What Dean's Stockholders Will Receive" on page 39.

                                         CLOSING PRICE   CLOSING PRICE
                                          OF SUIZA'S       OF DEAN'S        VALUE OF      TOTAL VALUE OF CASH
                                            COMMON          COMMON        SUIZA STOCK       AND SUIZA STOCK
                                             STOCK           STOCK       TO BE RECEIVED     TO BE RECEIVED
                                         -------------   -------------   --------------   -------------------
April 4, 2001..........................     $46.44          $32.50           $19.92             $40.92
      , 2001...........................

                           COMPARATIVE PER SHARE DATA

    Set forth below are the income from continuing operations, cash dividends and book value per common share data for Suiza on a historical basis and on a pro forma consolidated basis and for Dean on a historical basis and on a pro forma consolidated basis per Dean equivalent share.

    Dean's equivalent pro forma per share data was computed by multiplying Suiza's pro forma per share data by the exchange ratio of 0.429 shares of Suiza common stock for each share of Dean common stock.

    The information below should be read together with Suiza's and Dean's historical financial statements and related notes contained in the annual reports and other information that we have filed with the Securities and Exchange Commission and incorporated by reference in this joint proxy statement/prospectus and with the pro forma financial information beginning on page 60. See "Where You Can Find More Information" on page 98. The pro forma data shown below is unaudited and is presented for illustrative purposes only. This information is not necessarily indicative of the historical results that would have occurred had the companies always been combined or the future results of the combined company after the merger and the related transactions. See "Unaudited Pro Forma Condensed Consolidated Financial Information" on page 60 for an explanation of the assumptions underlying the pro forma financial information.

                                                             THREE MONTHS ENDED       YEAR ENDED
                                                               MARCH 31, 2001     DECEMBER 31, 2000
                                                             ------------------   ------------------
                                                                (Unaudited)
SUIZA'S HISTORICAL PER SHARE DATA
Income from continuing operations--basic...................        $0.86                 $4.03
Income from continuing operations--diluted.................         0.81                  3.68
Cash dividends(1)..........................................         0.00                  0.00
Book value.................................................        22.27                 21.95

                                                             NINE MONTHS ENDED      YEAR ENDED
                                                             FEBRUARY 25, 2001     MAY 28, 2000
                                                             ------------------   --------------
                                                                (Unaudited)
DEAN'S HISTORICAL PER SHARE DATA
Income from continuing operations--basic...................        $2.05              $2.79
Income from continuing operations--diluted.................         2.04               2.77
Cash dividends(1)..........................................         0.68               0.88
Book value.................................................        19.91              18.53

                                                             THREE MONTHS ENDED       YEAR ENDED
                                                               MARCH 31, 2001     DECEMBER 31, 2000
                                                             ------------------   ------------------
                                                                           (UNAUDITED)
PRO FORMA PER SHARE DATA OF SUIZA COMMON STOCK
Income from continuing operations--basic...................        $0.72                 $4.35
Income from continuing operations--diluted.................         0.69                  4.02
Cash dividends(1)..........................................         0.00                  0.00
Book value.................................................        32.88                   N/A

                                                             THREE MONTHS ENDED       YEAR ENDED
                                                               MARCH 31, 2001     DECEMBER 31, 2000
                                                             ------------------   ------------------
                                                                           (UNAUDITED)
EQUIVALENT PRO FORMA PER SHARE DATA OF DEAN COMMON STOCK
Income from continuing operations--basic...................        $0.31                 $1.87
Income from continuing operations--diluted.................         0.30                  1.72
Cash dividends(1)..........................................         0.00                  0.00
Book value.................................................        14.11                   N/A

------------------------
(1) Suiza has never paid dividends and does not intend to pay dividends in the forseeable future. Dean's current quarterly dividend is $0.225. Prior to completion of the merger, Dean will continue to pay dividends, subject to approval and declaration by Dean's board of directors.

               SELECTED HISTORICAL FINANCIAL INFORMATION OF SUIZA

    The following selected historical financial information has been derived from Suiza's audited consolidated financial statements as of and for each of the years ended December 31, 1996 through 2000. The selected historical financial information for the three months ended March 31, 2001 and 2000 is unaudited and derived from the consolidated financial information included in Suiza's
Form 10-Q for the quarter ended March 31, 2001; however, in the opinion of Suiza's management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation have been made. This information is a summary and should be read together with Suiza's historical financial statements and related notes contained in the annual reports and other information that Suiza has filed with the Securities and Exchange Commission and incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information" on page 98.

                                                 THREE MONTHS ENDED
                                                     MARCH 31,
                                            ----------------------------
                                                2001           2000
                                            -------------  -------------
                                            (in thousands except share data)
Operating data:
  Net sales...............................   $1,474,352     $1,394,141
  Gross profit............................      356,515        340,158
  Operating income........................       83,878(2)      76,311(3)
  Income from continuing operations.......       23,517(2)      20,594(3)
  Net income..............................       22,071(2)      25,562(3)

Common stock data:
  Basic earnings per common share:
    Income from continuing operations.....   $     0.86(2)  $     0.71(3)
    Net income............................         0.81(2)        0.88(3)

  Diluted earnings per common share:
    Income from continuing operations.....   $     0.81(2)  $     0.69(3)
    Net income............................         0.77(2)        0.82(3)

Balance sheet data (at end of period):
  Total assets............................   $3,743,727     $3,628,299
  Long-term debt(1).......................    1,163,338      1,236,745
  Mandatorily redeemable convertible trust
    issued preferred securities...........      584,177        583,650
  Total stockholders' equity..............      611,915        600,791


                                                                     YEAR ENDED DECEMBER 31,
                                            -------------------------------------------------------------------------
                                                2000           1999           1998           1997           1996
                                            -------------  -------------  -------------  -------------  -------------
                                                              (in thousands except share data)
Operating data:
  Net sales...............................   $5,756,303     $4,481,999     $3,320,940     $1,795,868     $1,207,565
  Gross profit............................    1,426,236        994,924        763,032        414,784        236,769
  Operating income........................      368,063(4)     276,874(5)     242,456         94,886(7)      61,010(8)
  Income from continuing operations.......      113,751(4)     108,827(5)     103,069         39,330(7)      46,863(8)
  Net income..............................      118,719(4)     109,731(5)     131,606(6)      28,764(7)      46,963(8)
Common stock data:
  Basic earnings per common share:
    Income from continuing operations.....   $     4.03(4)  $     3.31(5)  $     3.12     $     1.32(7)  $     1.99(8)
    Net income............................         4.21(4)        3.34(5)        3.98(6)        0.96(7)        1.99(8)
  Diluted earnings per common share:
    Income from continuing operations.....   $     3.68(4)  $     3.11(5)  $     2.90     $     1.25(7)  $     1.90(8)
    Net income............................         3.82(4)        3.13(5)        3.58(6)        0.91(7)        1.91(8)
Balance sheet data (at end of period):
  Total assets............................   $3,780,478     $2,658,922     $3,013,783     $1,403,462     $  833,624
  Long-term debt(1).......................    1,225,045        689,397        893,077        777,813        432,372
  Mandatorily redeemable convertible trust
    issued preferred securities...........      584,032        683,505        682,938
  Total stockholders' equity..............      598,832        583,972        655,771        359,310        213,854

----------------------------------
(1) Excludes current portion of long-term debt.

(2) Three months ended March 31, 2001 operating income, income from continuing operations and net income include pre-tax charges of $0.8 million
    ($0.3 million net of income taxes and minority interest, or $0.01 per diluted share) related to plant closures. Three months ended March 31, 2001 net income also includes a charge of $1.4 million ($0.04 per diluted share) related to the cumulative effect of an accounting change, net of income tax and minority interest.

(3) Three months ended March 31, 2000 operating income, income from continuing operations and net income include pre-tax charges of $1.8 million
    ($0.7 million net of income taxes and minority interest, or $0.02 per diluted share) related to plant closures. Three months ended March 31, 2000 net income also includes an extraordinary gain of $5.0 million ($0.13 per diluted share) on the early extinguishment of debt, net of income taxes.

(4) 2000 operating income, income from continuing operations and net income include pre-tax charges of $3.4 million ($1.8 million net of income taxes and minority interest, or $0.05 per diluted share) related to plant closures. Income from continuing operations and net income also include earnings of $0.8 million ($0.4 million net of income taxes, or $0.01 per diluted share) related to an equity method investee's reversal of plant closure charges, and $7.5 million ($5.0 million net of minority interest, or $0.14 per diluted share) related to litigation settlement costs. 2000 net income also includes an extraordinary gain of $5.0 million ($0.14 per diluted share) on the early extinguishment of debt, net of income taxes.

(5) 1999 operating income, income from continuing operations and net income include pre-tax charges of $12.6 million ($8.1 million net of income taxes, or $0.19 per diluted share) related to plant closures. Income from continuing operations and net income also include $4.9 million
    ($3.0 million net of income taxes, or $0.07 per diluted share) related to an equity method investee's plant closures. 1999 net income also includes a gain of $0.9 million ($0.02 per diluted share) from discontinued operations, net of income taxes.

(6) 1998 net income includes a loss of $3.2 million ($0.08 per diluted share) from discontinued operations, net of income taxes, and a gain of $31.7 million ($0.76 per diluted share) from the sale of discontinued operations, net of income taxes.

(7) 1997 operating income, income from continuing operations and net income include a pre-tax charge of $37.0 million ($34.7 million net of income taxes, or $1.11 per diluted share) related to plant closure, merger, and other costs. 1997 net income also includes income of $0.7 million ($0.02 per diluted share) from discontinued operations, net of income taxes, and an extraordinary loss of $11.3 million ($0.36 per diluted share) from the early extinguishment of debt, net of income taxes.

(8) 1996 operating income, income from continuing operations and net income include a pre-tax charge of $0.6 million ($0.4 million net of income taxes, or $0.02 per diluted share) related to plant closure, merger, and other costs. 1996 net income also includes income of $2.3 million ($0.10 per diluted share) from discontinued operations, net of income taxes, and an extraordinary loss of $2.2 million ($0.09 per diluted share) from the early extinguishment of debt, net of income taxes.

               SELECTED HISTORICAL FINANCIAL INFORMATION OF DEAN

    The following selected historical financial information has been derived from Dean's audited consolidated financial statements as of and for each of the years ended May 1996 through 2000. The historical financial information for the nine months ended February 2001 and 2000 is unaudited and derived from the condensed consolidated financial information included in Dean's Form 10-Q for the quarter ended February 25, 2001; however, in the opinion of Dean's management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation have been made. This information is a summary and should be read together with Dean's historical financial statements and related notes contained in the annual reports and other information that Dean has filed with the Securities and Exchange Commission and incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information" on page 98.

                                                 NINE MONTHS ENDED
                                                    FEBRUARY(1)
                                            ----------------------------
                                                2001           2000
                                            -------------  -------------
                                            (in thousands except share data)
Operating data:
  Net sales...............................   $3,251,083     $3,045,186
  Gross profit............................      758,615        711,875
  Operating income (loss).................      161,434        167,689
  Income (loss) from continuing
    operations............................       72,871(3)      80,022
  Net income (loss).......................       72,871(3)      80,022

Common stock data:
  Basic earnings per share:
    Income (loss) from continuing
      operations..........................   $     2.05(3)  $     2.07
    Net income (loss).....................         2.05(3)        2.07
  Diluted earnings per share:
    Income(loss) from continuing
      operations..........................   $     2.04(3)  $     2.05
    Net income (loss).....................         2.04(3)        2.05

Balance sheet data:
  Total assets............................   $2,302,016     $1,997,042
  Long-term obligations(2)................      972,771        764,430
  Stockholders' equity....................      708,869        670,162

Other data:
  Cash dividends per share................   $     0.68     $     0.66


                                                                        YEAR ENDED MAY(1)
                                            -------------------------------------------------------------------------
                                                2000           1999           1998           1997           1996
                                            -------------  -------------  -------------  -------------  -------------
                                                              (in thousands except share data)
Operating data:
  Net sales...............................   $4,065,636     $3,755,148     $2,735,834     $2,460,563     $2,240,517
  Gross profit............................      961,418        813,978        629,985        558,772        482,707
  Operating income (loss).................      222,612(4)     153,338(5)     162,519        138,671           (593)(6)
  Income (loss) from continuing
    operations............................      106,118(4)      70,331(5)      87,980         73,988        (16,865)(6)
  Net income (loss).......................      106,118(4)     151,222(5)     106,302         86,704        (49,688)(6)
Common stock data:
  Basic earnings per share:
    Income (loss) from continuing
      operations..........................   $     2.79(4)  $     1.77(5)  $     2.17     $     1.84     $    (0.42)(6)
    Net income (loss).....................         2.79(4)        3.80(5)        2.63           2.16          (1.24)(6)
  Diluted earnings per share:
    Income(loss) from continuing
      operations..........................   $     2.77(4)  $     1.74(5)  $     2.13     $     1.83     $    (0.42)(6)
    Net income (loss).....................         2.77(4)        3.74(5)        2.57           2.15          (1.24)(6)
Balance sheet data:
  Total assets............................   $2,003,542     $1,911,876     $1,607,189     $1,133,680     $1,131,625
  Long-term obligations(2)................      758,725        631,286        558,233        208,931        217,984
  Stockholders' equity....................      657,685        716,414        619,266        567,681        507,692
Other data:
  Cash dividends per share................   $     0.88     $     0.84     $     0.80     $     0.76     $     0.72

------------------------------
(1) Dean's fiscal period end is the last Sunday in each month.

(2) Excludes current portion of long-term debt.

(3) The nine months ended February 2001 income from continuing operations and net income include a pre-tax gain of $10,000 ($6,200 net of income taxes or $0.17 per diluted share) on the sale of a subordinated note.

(4) 2000 operating income, income from continuing operations and net income include a pre-tax charge of $6,078 ($3,768 net of income taxes, or $0.10 per diluted share) related to plant closures.

(5) 1999 operating income, income from continuing operations and net income include a pre-tax charge of $18,105 ($11,044 net of income taxes, or $0.27 per diluted share) related to plant closures. 1999 net income also includes a gain of $83,820 ($2.07 per diluted share) from the sale of discontinued operations, net of income taxes.

(6) 1996 operating loss and loss from continuing operations include a pre-tax charge of $102,439 ($64,906 net of income taxes, or $1.62 per diluted share) related to the adoption of a plan to reduce costs, rationalize production capacity and provide for severance and environmental costs. The 1996 net loss includes an after-tax charge of $97,720, or $2.44 per diluted share, related to the plan adoption.

   SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION OF SUIZA (SEE PAGE 60)

    The selected pro forma financial data set forth below for the three months ended March 31, 2001 and the year ended December 31, 2000 is derived from the historical financial statements of Suiza and Dean and gives effect to the merger and the related transactions. The pro forma financial information shown below for the three months ended March 31, 2001 is derived from Dean's results of operations for the three months ended February 25, 2001, and Suiza's results of operations for the three months ended March 31, 2001. The pro forma financial information shown below for the year ended December 31, 2000 is derived from Dean's results of operations for the twelve months ended November 26, 2000, and Suiza's results of operations for the twelve months ended December 31, 2000.

    The pro forma balance sheet data shown below is presented as if the merger and the related transactions had occurred on March 31, 2001 and the operating data shown below assumes the merger and the related transactions occurred on January 1, 2000. This information is not necessarily indicative of the historical results that would have occurred had the companies always been combined or the future results of the combined company after the merger and the related transactions. This information should be read together with the historical financial statements of Suiza and Dean filed with the Securities and Exchange Commission and incorporated by reference in this joint proxy statement/ prospectus and the "Unaudited Pro Forma Condensed Consolidated Financial Information" beginning on page 60 of this joint proxy statement/prospectus.

                                                              THREE MONTHS
                                                                  ENDED                  YEAR ENDED
                                                             MARCH 31, 2001          DECEMBER 31, 2000
                                                             ---------------         ------------------
                                                                  (in thousands except share data)
Operating data:
  Net sales................................................    $ 2,433,265               $ 9,383,684
  Operating income.........................................        128,796                   592,203
  Income from continuing operations........................         30,566                   189,021

Income per share from continuing operations:
  Basic....................................................    $      0.72               $      4.35
  Diluted..................................................           0.69                      4.02

Average common shares:
  Basic....................................................     42,625,616                43,465,439
  Diluted..................................................     51,703,184                52,370,659

Balance sheet data (at end of period):
  Total assets.............................................    $ 6,614,080                       N/A
  Long-term debt, excluding current portion................      3,078,602                       N/A
  Mandatorily redeemable convertible trust issued preferred
    securities.............................................        584,177                       N/A
  Total stockholders' equity...............................      1,405,438                       N/A

                  OPINIONS OF FINANCIAL ADVISORS (SEE PAGE 68)

    In deciding to approve the merger, the boards of directors of each of Suiza and Dean considered the opinions of their respective financial advisors as to the fairness from a financial point of view of the consideration to be paid by Suiza in the merger.

    On April 4, 2001, Goldman, Sachs & Co. delivered its oral opinion, which it subsequently confirmed in a written opinion dated April 4, 2001, to Dean's board of directors that, as of that date, the per share merger consideration to be received by the holders of Dean common stock was fair from a financial point of view to the holders of such shares. The opinion of Goldman Sachs does not constitute a recommendation as to how any Dean stockholder should vote at Dean's stockholder meeting.

    The full text of the written opinion of Goldman Sachs, dated April 4, 2001, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is contained in Annex B. DEAN'S STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE OPINION IN ITS ENTIRETY.

    On April 4, 2001, Bear, Stearns & Co. Inc. and Morgan Stanley & Co. Incorporated rendered their oral opinions, subsequently confirmed by each in written opinions dated April 4, 2001, to Suiza's board of directors that, as of that date, the per share merger consideration to be paid by Suiza pursuant to the merger agreement was fair from a financial point of view to Suiza. The opinions of Bear Stearns and Morgan Stanley were directed to Suiza's board of directors, do not address any other aspect of the transaction and do not constitute a recommendation as to how any Suiza stockholder should vote at Suiza's stockholder meeting.

    The full texts of the written opinions of Bear Stearns and Morgan Stanley, each dated April 4, 2001, which set forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinions, are contained in Annexes C and D. SUIZA'S STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE OPINIONS IN THEIR ENTIRETY.

            INTERESTS OF CERTAIN PERSONS IN THE MERGER (SEE PAGE 79)

    If you are a Dean stockholder, when you consider the recommendation of Dean's board of directors that Dean's stockholders vote in favor of the merger agreement and the merger, you should be aware that some of Dean's executive officers and directors have interests in the merger that are different from your own interests as a Dean stockholder. For example:

    - all stock options held by Dean's officers and directors will become immediately exercisable upon completion of the merger;

    - if the merger occurs, certain of Dean's officers (including Howard Dean, who is also on Dean's board of directors) will receive cash or stock awards under performance awards agreements issued pursuant to Dean's 1989 Stock Awards Plan; and

    - certain of Dean's officers (including Mr. Dean) will receive substantial cash payments if their employment is terminated (voluntarily or involuntarily) at certain times following the merger.

The purpose of the Dean benefit programs giving rise to these interests is to encourage Dean's officers and directors to continue serving Dean and working to maximize stockholder value even though the pending merger may result in their loss of employment or directorship or their diminished corporate position.

                  SUIZA'S OPTION PLAN PROPOSALS (SEE PAGE 83)

    Suiza believes that granting stock options to its key employees and directors is an effective way to:

    - attract and retain the best available personnel for positions of substantial responsibility; and

    - align the interests of key employees and directors with those of Suiza's stockholders.

    Suiza believes that when its employees and directors own stock in the company, they are motivated to promote the company's success. Therefore, a significant portion of Suiza's key employees' overall compensation consists of stock options.

    As a result of the significant number of additional employees that the combined company will have after the merger occurs, the number of shares currently available for issuance under Suiza's stock option plan will be insufficient to meet the combined company's needs after the merger to effectively create incentives for management of the larger company.

    Therefore, Suiza proposes to adopt Dean's 1989 Stock Awards Plan, if the merger occurs, and make certain amendments to the plan as described under "Suiza's Option Plan Proposals--Proposal to Adopt Dean's Stock Awards Plan" on page 87. If this proposal is approved, Suiza will be authorized to issue up to 1,889,191 shares of its common stock pursuant to options or other stock awards to be granted under the plan after the merger.

    Suiza also proposes to increase the number of shares reserved for issuance under Suiza's existing stock option plan from 7.5 million shares to million shares, if the merger occurs. See "Suiza's Option Plan Proposals--Proposal to Increase Suiza's Existing Option Plan" on page 85.

       STOCKHOLDER VOTES REQUIRED TO APPROVE THE PROPOSALS (SEE PAGE 88)

    For Suiza's stockholders:

    In order to approve each of:

    - the proposal to issue shares of Suiza's common stock to Dean's stockholders in the merger and to reserve a sufficient number of additional shares of Suiza's common stock for issuance pursuant to stock-based awards outstanding at the time of the merger under Dean's 1989 Stock Awards Plan;

    - the proposal to approve Suiza's adoption of Dean's 1989 Stock Awards Plan and the reservation of 1,889,191 shares of Suiza's common stock for issuance after the merger pursuant to that plan, if the merger occurs; and

    - the proposal to increase the number of shares reserved for issuance under
      Suiza's stock option plan from 7.5 million to      million, if the merger
      occurs,

    holders of at least a majority of Suiza's stock with voting power present (in person or by proxy) at Suiza's stockholder meeting must vote "FOR" the
    particular proposal. As of       , 2001, directors and executive officers of
    Suiza and their affiliates were entitled to vote   shares of Suiza's common
    stock, which represented   % of Suiza's stock outstanding on             ,
    2001.

    For Dean's stockholders:

    In order to approve the proposal to approve the merger agreement and the merger, holders of at least a majority of Dean's outstanding shares must vote
"FOR" the proposal. As of       , directors and executive officers of Dean and
their affiliates were entitled to vote             shares of Dean's common
stock, which represented   % of Dean's stock outstanding on             , 2001.

                                  RISK FACTORS

    This document, and the documents incorporated herein by reference, contain statements about the future that are not statements of fact, but are merely estimates. We believe that our estimates are based on reasonable assumptions. Nevertheless, you should keep in mind that the statements are only estimates. Actual results may differ materially and adversely. We claim protection for ourselves in making these "forward-looking" statements under the "safe harbor" for forward-looking statements provided by the Securities Litigation Reform Act of 1995.

    The sections in this document which contain forward-looking statements include this "Risk Factors" section as well as the sections entitled "Questions and Answers," "Summary Information," "The Merger and the Merger Agreement--Background of the Merger," "The Merger and the Merger Agreement--Dean's Reasons for the Merger," "The Merger and the Merger Agreement--Suiza's Reasons for the Merger," "Unaudited Pro Forma Condensed Consolidated Financial Information" and "Opinions of Financial Advisors." Forward-looking statements can be identified by words such as "believes," "expects," "anticipates," "intends," "estimates," "plans" or other similar expressions. Some examples of the forward-looking statements in this document, and in the documents incorporated herein by reference, include our statements about:

    - The timing of the completion of proposed merger;

    - The amount of money that each of Suiza and Dean will spend on merger-related expenditures, and the timing of those expenditures;

    - The extent of divestitures or other relief that will be necessary to obtain regulatory approval for the merger and the related transactions;

    - Suiza's ability to obtain financing for the merger and the related transactions upon the terms contemplated;

    - The combined company's sales after the merger;

    - The impact we expect the proposed merger, and the related transactions, to have on the combined company's sales and earnings per share;

    - The combined company's ability to successfully integrate our businesses within the predicted timeframe;

    - The amount of cost savings and overall operational efficiencies we expect to realize as a result of the proposed merger and the related transactions;

    - The combined company's ability to implement and continue its branding initiatives and product innovations in a cost effective manner and to profit from those initiatives; and

    - Each of Suiza's and Dean's ability to meet stated financial goals prior to completion of the merger.

    In evaluating our forward-looking statements, and in deciding your vote, you should carefully consider the risks outlined below, as well as the risks set forth in Suiza's and Dean's filings with the SEC. See "Where You Can Find More Information" on page 98.

RISKS RELATING TO THE MERGER

THE VALUE OF THE SUIZA SHARES AND THE AMOUNT OF CASH THAT DEAN'S STOCKHOLDERS WILL RECEIVE IN THE MERGER DEPENDS ON SUIZA'S STOCK PRICE WHEN THE MERGER OCCURS, SO DEAN'S STOCKHOLDERS MAY RECEIVE LESS VALUE AND/OR LESS CASH THAN THEY CURRENTLY ANTICIPATE.

    The value of the Suiza stock to be received by Dean's stockholders, and the number of Suiza's shares and the amount of cash that each Dean stockholder will receive, will depend on Suiza's stock price at the time of the merger. The price of Suiza's stock could be lower at the time of the merger than it is now or was on April 4, 2001, the date the merger agreement was signed. For examples of how the value of Suiza's stock to be received by Dean's stockholders, and the number of shares and the amount of cash to be received, could change by the time of the merger, see "The Merger and the Merger Agreement--What Dean's Stockholders Will Receive" on page 39. We expect the merger to be completed during the third or fourth calendar quarter of 2001. However, the exact timing of completion of the merger will depend on when we receive regulatory approval for the merger. Therefore, we cannot be certain when the merger will be completed, or if it will be completed, and it could take substantially longer than we are expecting.

    There are many factors that could affect the price of Suiza's stock between now and the time of the merger, many of which are beyond Suiza's control. These factors include, among others, Suiza's and Dean's operating performance and financial results between now and the time of the merger (especially as compared to Suiza's and Dean's projected operating performance and financial results) and market conditions generally. For more information about various factors that could affect the companies' operating performance, and therefore Suiza's stock price, between now and the time of the merger, see "Risk Factors--Risks Relating to the Combined Company's Business" on page 25, and the other risks set forth in Suiza's and Dean's filings with the SEC.

OBTAINING REQUIRED REGULATORY APPROVALS AND SATISFYING CLOSING CONDITIONS MAY DELAY, PREVENT THE COMPLETION OF, OR SUBSTANTIALLY CHANGE THE PROJECTED BENEFITS OF, THE MERGER.

    Completion of the merger is conditioned upon the expiration or termination of the "waiting period" under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the absence of any governmental order prohibiting the closing of the transaction or making it illegal, among other conditions. Obtaining regulatory approval could delay the completion of the merger for a significant period of time after Suiza's and Dean's stockholders have approved the merger. See "The Merger and the Merger Agreement--Regulatory Matters and Divestitures" on page 43 for a description of the regulatory approvals necessary in connection with the merger. We cannot be certain when or if the required regulatory approvals will be obtained, or when, or if, the other conditions to closing of the merger will be satisfied.

    Generally, in order to proceed with the merger, we must first satisfy any concerns that the U.S. Department of Justice (DOJ) might have regarding the competitive effects of the merger. If the DOJ believes that the merger would violate federal antitrust law by substantially lessening competition in any line of commerce affecting U.S. consumers, they have the authority to challenge the merger on antitrust grounds. The DOJ can challenge the merger by seeking a federal court order temporarily and/or permanently blocking the transaction. They may also challenge the merger after the merger is completed. We can give no assurance as to the terms and conditions, if any, that we might be required to comply with in order to satisfy any antitrust concerns that the DOJ, or any court reviewing the merger, may have. If we are required to divest operations or lines of business beyond our current expectations, the benefits of the merger could be substantially diminished, which could have a material adverse affect on the financial performance and prospects of the combined company after the merger. Moreover, we can give no assurance that the DOJ will not attempt to block the merger altogether, require divestiture of various assets of Suiza or Dean, place restrictions on the combined company's operations after the merger, or require other concessions or relief. We also cannot assure you that any such attempts by the DOJ would not be successful.

    In certain circumstances, state antitrust enforcement officials or private parties also have the ability to attempt to block the proposed transaction if they have concerns about the competitive effects of the proposed transaction. While state approval is not formally required, we can give no assurance that any such challenge would not be successful.

SUIZA MAY NOT BE ABLE TO OBTAIN THE FINANCING NEEDED FOR THE MERGER ON FAVORABLE TERMS.

    Suiza has received the commitments of certain lenders to provide financing for the merger and the related transactions. See "The Merger and the Merger Agreement--The Related Transactions" on page 57. However, the lenders that provided the commitments have the right to decide not to actually fund the loan if there is a material adverse change in the financial, banking or capital markets generally or in Suiza's or Dean's business between now and the time of the merger. If a material adverse change does occur, Suiza will be forced to obtain an alternate source of financing, which may be more expensive for Suiza and/or have an adverse impact on the combined company's capital structure or may be unavailable on terms acceptable to Suiza.

THE MERGER COULD BE DELAYED IF THE RELATED TRANSACTIONS FAIL TO CLOSE.

    In connection with the merger, Suiza has agreed to purchase the minority interest in Suiza Dairy Group, L.P. held by Dairy Farmers of America, Inc.
(DFA). As part of the purchase price for DFA's minority interest in Suiza Dairy Group, Suiza has agreed to transfer to DFA the assets and related business operations of six fluid milk processing plants located in areas where Suiza's operations overlap with Dean's operations. DFA has assigned its right to acquire these six plants to National Dairy Holdings, LP (National Dairy), an entity in which DFA holds a minority interest. Therefore, Suiza expects to transfer the six plants directly to National Dairy.

    Both Suiza's purchase of DFA's minority interest in Suiza Dairy Group and Suiza's transfer of the six plants to National Dairy are subject to antitrust review by the Department of Justice (DOJ) under the Hart-Scott-Rodino Act. If the DOJ believes that either transaction would violate federal antitrust law by substantially lessening competition in any line of commerce affecting U.S. consumers, it has the authority to challenge one or both of such transactions on antitrust grounds by seeking to block one or both transactions altogether, or by seeking various other remedies.

    We cannot be certain when or if regulatory approval for these transactions will be obtained. Although the closing of these transactions is not a condition to completion of the merger, a delay in obtaining regulatory approval could delay completion of the merger. If the DOJ successfully blocks the transfer of the six plants to National Dairy, or if the transfer of the six plants to National Dairy fails to be completed for any other reason (such as delay by the DOJ in approving the transaction), Suiza may be required to find another purchaser for these plants, which could significantly delay the merger, have a material adverse impact on the projected benefits of the merger to the combined company and the combined company's expected financial performance after the merger, adversely affect the terms on which Suiza can negotiate a sale of these plants or result in the termination of the merger agreement if Suiza cannot find another purchaser of the plants on acceptable terms by December 31, 2001.

WE MAY BE UNABLE TO SUCCESSFULLY INTEGRATE SUIZA'S AND DEAN'S OPERATIONS AND REALIZE THE FULL BENEFITS THAT WE ANTICIPATE FROM THE MERGER.

    The merger involves the integration of two companies that have previously operated independently. The difficulties of combining Suiza's and Dean's businesses include:

    - maintaining customer relations so that the combined company does not suffer a loss of sales;

    - efficiently coordinating and rationalizing operations, including purchasing, production and distribution, among the various facilities of both companies in a way that allows the combined company to realize projected cost savings; and

    - integrating, retaining and optimizing diverse personnel resources, administrative structures and company cultures among various locations.

    Among the factors considered by Suiza's board of directors and Dean's board of directors in connection with their approvals of the merger agreement were the opportunities for economies of scale, operating improvements, improved customer service, expanded product offerings and better marketing and distribution. We cannot give any assurance that these benefits will be realized within the time periods or to the extent contemplated. We could be required to invest more capital than we are expecting or more time and effort by management than we are expecting in order to realize the benefits we are projecting from the merger, particularly in light of the operating difficulties that Dean has experienced over the past year. The combination of our companies could even result in a loss of certain customers if those customers believe they could get better service or value from any of our competitors.

    If the combined company fails to effectively manage the integration of our businesses and the improvement of Dean's business, the combined company's operations and financial results after the merger will be affected, both materially and adversely.

THIRD-PARTY RIGHTS COULD BE TRIGGERED BY THE MERGER AND REQUIRE AMENDMENT OR RE-NEGOTIATION OF CERTAIN CONTRACTS.

    We may be required to re-negotiate or obtain waivers of contractual terms in contracts with certain customers, suppliers, licensors and business partners in order to continue the existing business operations of both companies following the merger. Companies that license or supply products to or are partnered with Suiza or Dean may compete with each other or with Suiza or Dean, and could refuse to amend their contracts with Suiza or Dean to accommodate the merger, or fail to agree to terms acceptable to Suiza or Dean. The failure of either company to obtain waivers of any change-of-control provisions triggered by the merger or other terms affected by the merger could give rise to termination or other rights of the contracting party adverse to Suiza or Dean which could have a material adverse impact on the combined company's operations following the merger and negatively impact the expected benefits of the merger.

WE WILL INCUR SIGNIFICANT TRANSACTION EXPENSES AND INTEGRATION-RELATED COSTS IN CONNECTION WITH THE MERGER TRANSACTION.

    Both Suiza and Dean will incur significant costs and expenses related to the merger prior to closing (regardless of when or whether the merger is completed), including costs incurred in attempting to obtain regulatory approval for the transaction, fees paid to obtain financing commitments and various other transaction costs. Also, a significant delay in the closing of the merger beyond our current expectations could substantially burden the financial and management resources of both companies, which could have an adverse effect on our operations and/or financial results.

    If any of the conditions to closing contained in the merger agreement are not timely satisfied in accordance with the terms of the merger agreement, the merger agreement could be terminated and the transaction would not be completed at all. In that case, both Suiza and Dean would have incurred significant costs without achieving the expected benefits of the proposed merger. Suiza is currently capitalizing its merger-related expenses, while Dean is currently expensing all of its merger-related expenses. If the merger is not completed, all costs incurred by Suiza in attempting to complete the merger would be reflected as expenses on Suiza's consolidated income statement in the period during which the merger agreement is terminated, which would have a significant adverse impact on Suiza's earnings per share in the period such costs are recorded.

    If the merger occurs, the combined company will incur charges to operations to reflect costs associated with integrating the operations of the two companies, and these charges could be substantial. Some of these costs may be expensed after the closing of the merger and could adversely affect the results of the combined company which could adversely impact the market price of Suiza's common stock after the merger. Although Suiza and Dean expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset additional expenses over time, we cannot assure you that a net benefit will be achieved as a result of the merger, in the near term or at all.

THE MERGER COULD CAUSE DILUTION TO THE COMBINED COMPANY'S EARNINGS PER SHARE.

    Although we expect the merger and the related transactions to be accretive to the combined company's earnings after the merger, the merger and the related transactions could have a dilutive effect if:

    - the costs of the transaction and integration-related costs exceed our expectations;

    - we fail to realize the expected benefits from synergies anticipated from the merger;

    - Suiza or Dean substantially underperforms prior to completion of the merger; or

    - the combined company substantially underperforms following the merger.

    Dilution to the combined company's earnings per share after the merger could adversely affect the market price of the combined company's common stock.

RISKS RELATING TO THE COMBINED COMPANY'S BUSINESS

    As part of the purchase price for their Dean shares, Dean's stockholders will receive shares of Suiza's common stock. Suiza's business is subject to a number of risks and the combined company's business will continue to be subject to those risks after completion of the merger. Dean's stockholders should consider the following risks relating to the combined company's business in deciding how to vote. Risks specific to Dean's business are not discussed in this joint proxy statement/prospectus but are incorporated by reference to Dean's filings with the SEC. See "Where You Can Find More Information" on page 98.

THE COMBINED COMPANY'S FAILURE TO SUCCESSFULLY COMPETE COULD ADVERSELY AFFECT ITS PROSPECTS AND FINANCIAL RESULTS.

    Suiza's business is subject to significant competition based on a number of factors, and the combined company's business will continue to be subject to significant competition after the merger. If the combined company fails to successfully compete against its competitors, its business will be adversely affected.

    Significant consolidation is currently underway in the retail grocery and food service industries. As the combined company's customer base continues to consolidate, we expect competition to further intensify as the combined company competes for the business of fewer customers. As this consolidation continues, there can be no assurance that the combined company will be able to keep Suiza's and Dean's existing customers, or to gain new customers. Winning new customers will be particularly important to the combined company's growth, as demand tends to be relatively flat in our industry. Moreover, as our customers become larger, they will have significantly greater purchasing leverage, and may force prices and margins significantly lower than current levels.

    The combined company could also be adversely affected by any expansion of capacity by its competitors or by new entrants in our markets. In addition, dairy processors like Suiza and Dean are facing pressure from other beverage companies seeking to expand their influence over consumer beverage choices. These larger competitors may adversely affect the combined company in its fight for shelf space and consumption of its products.

THE COMBINED COMPANY'S INNOVATION EFFORTS MAY NOT SUCCEED.

    Both Suiza and Dean have invested, and we intend to continue after the merger to invest, significant resources in product innovation in an effort to increase sales and profit margins as well as the overall consumption of dairy products. We believe that innovation will be a significant source of growth in the dairy industry. Innovation may help improve demand, which has been relatively flat for a number of years. Further, innovation is particularly important because we expect margins on non value-added dairy products to be compressed as our customer base consolidates. The success of the combined company's innovation initiatives will depend on customer and consumer acceptance of its products, which could be adversely affected by recent efforts of other beverage companies to offer alternative dairy and non-dairy products. We cannot assure you that the combined company's innovation initiatives will be successful. If these innovation efforts do not succeed, the combined company may not be able to continue to significantly increase industry demand for our products and our sales or profit margins.

INCREASES IN THE COMBINED COMPANY'S RAW MATERIAL AND SUPPLY COSTS COULD ADVERSELY AFFECT THE COMBINED COMPANY'S FINANCIAL RESULTS.

    The most important raw materials that Suiza and Dean use in their operations are raw milk and cream (including butterfat). These will continue to be the combined company's primary raw materials after the merger. The prices of these materials increase and decrease depending on supply and demand and, in some cases, governmental regulation. Prices of raw milk and cream (including butterfat) can fluctuate widely over short periods of time. This volatility in the cost of raw materials could adversely affect the combined company's performance.

    Also, because the combined company will deliver a majority of its products directly to customers through its "direct store delivery" system the combined company will be a large consumer of diesel fuel. Suiza experienced increased fuel costs in 2000 and 2001 to date as a result of increased fuel prices. An increase in fuel prices beyond our expectations could adversely affect the combined company's results of operations.

    Consolidated Container Company, in which Suiza owns a 43.1% interest, uses high density, polyethylene resin (HDPE) as its primary raw material. Due to recent increases in the cost of petroleum products, Consolidated Container incurred sharply increased costs for HDPE during 2000 and the first quarter of 2001, which adversely affected its results of operations for those periods and, accordingly, Suiza's earnings per share for those periods. Consolidated Container is also Suiza's primary supplier of plastic bottles. Pursuant to Suiza's supply agreements with Consolidated Container, the price Suiza pays for plastic bottles increases as the cost of HDPE increases. Suiza is adversely affected by these cost increases to the extent they are not passed on to Suiza's customers. Should the cost of HDPE rise even higher than expected, the combined company's financial results, including its gross profit and earnings per share, would be adversely affected.

THE COMBINED COMPANY WILL HAVE SUBSTANTIAL DEBT.

    Suiza has substantial debt and other financial obligations.

    If the merger is completed, the combined company will be even more highly leveraged. Suiza intends to borrow approximately $750 million to pay the cash portion of the purchase price for the merger, $165 million to pay the cash portion of the purchase price for the related transactions (subject

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
to adjustment), and an additional amount to refinance certain of Dean's indebtedness. Suiza has pledged the stock of some of its subsidiaries to secure its existing debt, and the combined company will pledge a substantial portion of its assets to secure the debt incurred in connection with the merger.

    The combined company's high debt level and new credit agreement will:

    - limit the combined company's ability to obtain additional financing in the future;

    - require the combined company to dedicate a significant portion of its cash flow to the payment of principal and interest on its debt, which reduces the funds it will have available for other purposes;

    - limit the combined company's flexibility in planning for, or reacting to, changes in business and market conditions;

    - impose additional financial and operational restrictions; and

    - expose the combined company to interest rate risk since a portion of its debt obligations will bear interest at variable rates.

    The combined company's ability to make scheduled payments on its debt and other financial obligations will depend on its financial and operating performance. Its financial and operating performance will be subject to prevailing economic conditions and to financial, business and other factors, some of which will be beyond the combined company's control. If the combined company does not comply with the financial and other restrictive covenants under its debt agreements, it may default under these agreements. Upon default, the combined company's lenders could accelerate the indebtedness, foreclose against their collateral or seek other remedies.

THE COMBINED COMPANY MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS.

    Suiza and Dean sell food products for human consumption, which involves risks such as:

    - product contamination or spoilage;

    - product tampering; and

    - other adulteration of food products.

    Consumption of an adulterated, contaminated or spoiled product may result in personal illness or injury. The combined company could be subject to claims or lawsuits relating to an actual or alleged illness or injury, and the combined company could incur liabilities that are not insured or that exceed the combined company's insurance coverages.

    Although both Suiza and Dean maintain quality control programs designed to address food quality and safety issues, an actual or alleged problem with the quality, safety or integrity of our products at any of our facilities could result in:

    - product withdrawals;

    - product recalls;

    - negative publicity;

    - reduced demand for our products;

    - temporary plant closings; and

    - substantial costs of compliance or remediation.

    Any of these events could have a material and adverse effect on the combined company's financial condition, results of operations or cash flows.

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
LOSS OF RIGHTS TO ANY OF THE COMBINED COMPANY'S LICENSED BRANDS COULD ADVERSELY AFFECT THE COMBINED COMPANY.

    Suiza and Dean sell a significant portion of their products under licensed brand names, such as BORDEN-REGISTERED TRADEMARK-, COFFEE-MATE-REGISTERED TRADEMARK-, HERSHEY'S-REGISTERED TRADEMARK-, LAND O' LAKES-REGISTERED TRADEMARK-, NESQUIK-REGISTERED TRADEMARK- and
PET-REGISTERED TRADEMARK-. Should the combined company's rights to manufacture and sell products under any of these names be terminated, the combined company's financial performance and results of operations could be materially and adversely affected.

NEGATIVE PUBLICITY AND/OR SHORTAGES OF MILK SUPPLY RELATED TO MAD COW DISEASE AND/OR FOOT AND MOUTH DISEASE COULD ADVERSELY AFFECT THE COMBINED COMPANY.

    Recent incidences of bovine spongiform encephalopathy (BSE or "mad cow disease") in some European countries have raised public concern about the safety of eating beef and using or ingesting certain other animal-derived products. The World Health Organization, the U.S. Food and Drug Administration and the United States Department of Agriculture have all affirmed that BSE is not transmitted to milk. Moreover, recent incidences of mad cow disease have occurred primarily in Europe. We are not aware of any cases of disease in humans or livestock caused by BSE in the United States. However, we are still subject to risk as a result of public misperception that milk products may be affected by mad cow disease. To date, Suiza has not seen any measurable impact on its milk sales in Spain, and neither Suiza nor Dean has seen any measurable impact on its milk sales in the United States, resulting from concerns about mad cow disease. However, should public concerns about the safety of milk or milk products escalate as a result of further occurrences of mad cow disease, or if a case of the disease is detected in the United States, the combined company could suffer a loss of sales, which could have a material and adverse affect on its financial results.

    Foot and Mouth Disease (FMD) is a highly contagious disease of cattle, swine, sheep, goats, deer, and other cloven-hooved animals. FMD causes severe losses in the production of meat and milk. While there have been several recent occurrences of FMD in Europe, the United States has been free of FMD since 1929. To date, Suiza has not seen a measurable impact on its supply of raw milk in Spain as a result of FMD. However, should FMD become widespread in Spain, a milk supply shortage could develop, which would affect Suiza's ability to obtain raw milk for its Spanish operations and the price that it is required to pay for raw milk in Spain. If Suiza is unable to obtain a sufficient amount of raw milk to satisfy its Spanish customers' needs and/or if Suiza is forced to pay a significantly higher price for raw milk in Spain, the combined company's financial results in Spain could be materially and adversely affected. Likewise, if there is an outbreak of FMD in the United States, a shortage of raw milk could develop in the United States, which would affect the combined company's ability to obtain raw milk and the price that the combined company is required to pay for raw milk in the United States. If the combined company is unable to obtain a sufficient amount of raw milk to satisfy its U.S. customers' needs and/or if the combined company is forced to pay a significantly higher price for raw milk in the United States, its consolidated financial results could be materially and adversely affected.

CERTAIN PROVISIONS OF SUIZA'S CERTIFICATE OF INCORPORATION AND BYLAWS AND DELAWARE LAW COULD DETER TAKEOVER ATTEMPTS.

    Some provisions in Suiza's certificate of incorporation and bylaws could delay, prevent or make more difficult a merger, tender offer, proxy contest or change of control of the combined company. Stockholders of the combined company might view any such transaction as being in their best interests since the transaction could result in a higher stock price of the combined company's common stock. Among other things, Suiza's certificate of incorporation and bylaws:

    - authorize Suiza's board of directors to issue preferred stock in series with the terms of each series to be fixed by Suiza's board of directors;

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
    - divide Suiza's board of directors into three classes so that only approximately one-third of the total number of directors is elected each year;

    - permit directors to be removed only for cause; and

    - specify advance notice requirements for stockholder proposals and director nominations.

    In addition, with certain exceptions, the Delaware General Corporation Law will restrict mergers and other business combinations between the combined company and any stockholder that acquires 15% or more of the combined company's voting stock.

    Suiza also has a stockholder rights plan which will remain in place following the merger. Under this plan, after the occurrence of specified events, stockholders will be able to buy stock from the combined company at reduced prices. These rights would not extend, however, to persons participating in takeover attempts without the consent of the board of directors. Accordingly, this plan could delay, defer, make more difficult or prevent a change of control of the combined company.

THE COMBINED COMPANY WILL BE SUBJECT TO GOVERNMENTAL REGULATIONS, AND ITS OPERATIONS AND PROFITABILITY COULD BE ADVERSELY AFFECTED BY CHANGES IN REGULATIONS OR NEW REGULATIONS.

    Our operations are subject to federal, foreign, state and local governmental regulation, and will continue to be after the merger. While Suiza and Dean each believes that it is in compliance with all material existing governmental regulations, future material noncompliance by the combined company, or any material changes in these laws and regulations, could adversely affect the combined company's ability to operate its business as currently conducted or the profitability of its operations.

    Under the Federal Milk Marketing Order program, the federal government and several state agencies establish minimum regional prices paid to producers for raw milk. These prices, which are calculated by economic formula based on supply and demand, vary depending on the type of product manufactured using the raw milk. In New England, the Northeast Dairy Compact Commission sets a minimum price for milk independent of the price set by the federal milk marketing orders. The price Suiza pays for raw milk in New England currently exceeds the price Suiza pays for raw milk in other parts of the country, and we expect that to continue to be the case after the merger. Other states have considered adopting compacts among milk producers which would establish minimum prices paid by milk processors, including the combined company, to raw milk producers in those states. We do not know whether new compacts will be authorized by Congress or, if authorized, the extent to which these compacts would increase the prices the combined company will be required to pay for raw milk. A substantial increase in the price the combined company is required to pay for raw milk beyond its expectations could have an adverse effect on the combined company's results of operations, to the extent those increases are not passed on to customers. Moreover, even if those costs are passed on to customers, the combined company could suffer a loss of sales if the price of processed milk and other dairy products rises beyond the price that the combined company's customers and consumers are willing to pay.

    The combined company, like others in similar businesses, will also be subject to a variety of federal, foreign, state and local environmental laws and regulations including, but not limited to, those regulating waste water and stormwater, air emissions, storage tanks and hazardous materials.

    Suiza and Dean believe that both companies are currently in material compliance with all applicable laws and regulations. Future developments, including increasingly stringent regulations, could require the combined company to make currently unforeseen expenditures to comply with changed or new regulations, which could have an adverse effect on the combined company's results of operations.

                      THE MERGER AND THE MERGER AGREEMENT

    The following summary of the merger and the merger agreement is qualified by reference to the complete text of the merger agreement. The merger agreement is incorporated by reference and attached as Annex A.

BACKGROUND OF THE MERGER

    For the last several years, management of Suiza has considered Dean to be a logical merger partner, primarily because of Suiza's and Dean's complementary distribution capabilities and product mix. In early 1998, Dean began to explore various strategic and financial options aimed at increasing stockholder value. At that time, Suiza and Dean held discussions concerning the possibility of a business combination. In connection with those discussions, Suiza and Dean entered into a confidentiality agreement which included a three-year standstill provision, and conducted limited due diligence, including mutual management presentations. Suiza and Dean terminated their negotiations in February 1998 primarily due to differences over integration and management succession issues.

    In early 2000, after Suiza acquired Southern Foods, Mr. Dean and Mr. Engles again began to discuss a merger of the two companies. Although Suiza and Dean identified a number of benefits to such a combination, the discussions again stalled.

    In March 2000, Dean retained Goldman, Sachs & Co. to assist Dean in connection with a possible transaction with Suiza or another entity, and in consideration of various other financial alternatives available to Dean.

    By late 2000, Suiza began to view Dean as vulnerable to takeover in light of Dean's then-current market valuation and certain management succession issues that Suiza perceived at Dean. During the first weekend of December 2000, Mr. Dean and Mr. Engles attended a social event hosted by Dairy Farmers of America (DFA). During that weekend, Mr. Engles asked Mr. Dean whether Dean would be interested in discussing a possible business combination. Mr. Dean indicated that he had been considering various strategic alternatives for Dean, and that, given Dean's then current outlook, the timing might be right to again consider a business combination with Suiza. Mr. Engles and Mr. Dean agreed to meet to explore the possibility of a transaction.

    On January 26, 2001, at a regularly scheduled meeting, Dean's board of directors discussed various strategic alternatives for Dean, including the possibility of a business combination with Suiza. Mr. Dean reviewed his recent discussions with Mr. Engles, and Goldman Sachs discussed certain transaction alternatives with the board. Dean's board authorized Mr. Dean to continue discussions with Suiza.

    On January 31, 2001, Mr. Engles, Mr. Dean and another executive of Suiza met to further discuss the possibility of a business combination. At the meeting, Mr. Dean outlined the basic terms on which Dean's board of directors would consider a combination with Suiza. Mr. Engles and Mr. Dean agreed to arrange a meeting of their financial advisors to further explore the possibility of a combination.

    On February 6, 2001, Suiza's and Dean's financial advisors met to discuss possible terms of a transaction between Suiza and Dean. At that meeting, the advisors agreed that certain due diligence must be completed before either company could further consider the transaction.

    Also during January and February 2001, Suiza held several discussions with DFA, owner of approximately 33.8% of Suiza Dairy Group, concerning the possibility of a business combination between Suiza and Dean. During Suiza's discussions with DFA concerning the possible transaction with Dean, Suiza and DFA agreed that it would not be feasible for Suiza to proceed with the merger unless Suiza owned 100% of its dairy operations. Therefore, Suiza and DFA began discussing possible scenarios pursuant to which Suiza would purchase DFA's interest in Suiza Dairy Group.

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
    On February 8, 2001, at a meeting held in Dallas, executives of Suiza advised their board of directors of Suiza's discussions with Dean. Suiza's board of directors authorized management to continue discussions with Dean.

    On February 9, 2001, Suiza and Dean signed a confidentiality agreement which included a two-year standstill provision. Shortly thereafter, Dean began delivering preliminary due diligence information to Suiza. At that time, Suiza also began considering various structuring issues related to the merger, and began discussing with its lenders and financial advisors various financing alternatives for the transactions with Dean and DFA. As Suiza's review of the due diligence materials provided by Dean progressed, Suiza, with the assistance of its financial advisors, began to form a preliminary opinion concerning the value to Suiza of Dean's shares.

    On February 13, 2001, during a special meeting of Dean's board, Dean's management reported that forecasted earnings for Dean's third quarter and full fiscal year would likely be below analysts' expectations. Dean's board, management and financial advisors discussed the impact of the anticipated earnings shortfall on a potential transaction with Suiza. The next day, Mr. Dean called Mr. Engles to advise him that Dean would not meet projected earnings targets for the third and fourth quarters of 2001.

    On February 21, 2001, executives of Suiza and Dean, accompanied by their financial advisors, met to discuss Suiza's preliminary due diligence findings and Dean's current and projected financial performance. Mr. Engles indicated to Mr. Dean that he expected to submit an offer to acquire Dean after obtaining the approval of Suiza's directors.

    On February 22, 2001, at a special meeting, Dean's directors were briefed by Dean's management and financial advisors regarding the due diligence meetings and discussions with Suiza's executives on the previous day.

    Also on February 22, 2001, at a regularly scheduled meeting, executives of Suiza, together with Suiza's legal and financial advisors, discussed with Suiza's board the status of Suiza's discussions with Dean, the results of Suiza's preliminary due diligence investigation, and the preliminary price offer that Suiza intended to deliver to Dean, subject to further due diligence. Suiza's board authorized management to make the offer and to continue its due diligence review. Suiza's legal counsel also presented an analysis of antitrust issues relating to a combination of Suiza and Dean.

    On February 27, 2001, Suiza, through its financial advisors, delivered its preliminary price offer to Dean, subject to further due diligence.

    On February 28, 2001, Dean's management and advisors briefed Dean's board over the telephone on the terms and conditions of Suiza's offer to purchase Dean.

    On March 5, 2001, at a meeting of Dean's board of directors, Dean's management and financial advisors described the terms and conditions of Suiza's purchase offer. Dean's outside legal advisors also reviewed the fiduciary duties of the directors in connection with the possible sale of the company. Dean's board also discussed potential synergies from a combination with Suiza, the proposed timetable for the merger, expected market reaction and strategic alternatives to the Suiza offer.

    On March 9, 2001, Dean issued a press release announcing that it would not meet projected earnings targets for the third and fourth fiscal quarters of 2001 and that it had hired Goldman Sachs to assist it in evaluating various strategic and financial alternatives.

    On March 12, 2001, various executives and representatives of Suiza visited Dean to conduct further due diligence. On March 13, 2001, as part of the due diligence process, Suiza's management and Dean's management made presentations to each other regarding their businesses. Also that week, various executives and representatives of Dean visited Suiza to begin a due diligence investigation concerning Suiza's business.

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
    Throughout March, Suiza's discussions with DFA concerning the terms of Suiza's buy-out of DFA's interest in Suiza Dairy Group continued. Also throughout March, Suiza continued its discussions with various commercial lenders regarding obtaining a commitment for financing for the proposed transaction, met with certain rating agencies and discussed with communications professionals Suiza's merger communications plan in the event that an agreement should be reached between Suiza and Dean.

    On March 20, 2001, Suiza delivered an initial draft of a merger agreement to Dean.

    On March 21, 2001, Suiza's board of directors held a special meeting. At that meeting, Suiza's executives and legal and financial advisors discussed with the board the status of Suiza's discussions with Dean, the results of Suiza's due diligence investigation and Suiza's financial advisors' recommendations concerning valuation. Suiza's board of directors decided on a definitive price offer, and authorized management to deliver the definitive offer and to continue negotiations with Dean.

    On March 22, 2001, Suiza, through its financial advisors, delivered its definitive offer to Dean.

    On March 23, 2001, Dean's board of directors held a regularly scheduled meeting. Dean's management and financial advisors reviewed with the board the status of their discussions with Suiza, the proposed transaction structure, financing issues, key contractual terms and due diligence findings as well as expressions of interest from other parties. Dean's legal counsel also presented an analysis of antitrust issues relating to a combination of Dean and Suiza. Dean's board authorized management to continue discussions with Suiza with the objective of negotiating a final agreement.

    On March 26, 2001, Mr. Dean and Mr. Engles, accompanied by their financial advisors, met to negotiate the draft merger agreement and to discuss various management and integration issues. Mr. Engles and Mr. Dean reached agreement on several key points, and agreed that Mr. Engles, Mr. Dean, other Suiza and Dean executives and their legal and financial advisors would meet in Dallas on March 28, 2001 to finalize the merger agreement. During the meeting held on March 28, Suiza and Dean reached an impasse concerning the consideration to be paid by Suiza and other key issues, and the companies suspended their merger discussions.

    On March 29, 2001, Dean's board met and was briefed by Dean's management and financial and legal advisors regarding the companies' discussions in Dallas. Dean's advisors reviewed with the board the contractual issues that had not been resolved, Suiza's proposed agreement with DFA for divestiture of certain Suiza and Dean plants, DFA's proposed agreement with National Dairy Holding, LP (National Dairy) assigning DFA's interest in those plants to National Dairy and the effect of such agreements on a combination of Dean and Suiza. The board authorized Dean's management and advisors to resume discussions with Suiza.

    On March 30, 2001, Mr. Dean called Mr. Engles. During that conversation, they reached agreement on several material provisions of the merger agreement, and agreed to continue discussions through their executives and advisors to finalize the merger agreement. Also that day, Suiza's board of directors convened a special meeting to discuss the proposed transaction. Suiza's management updated Suiza's board on the status of its discussions with Dean, DFA and Suiza's commercial lenders. Suiza's board authorized management to continue its negotiations with Dean and agreed to meet again on April 4, 2001 to consider approving the final transaction.

    From March 30 to April 1, 2001, Suiza's and Dean's executives and advisors continued negotiating the merger agreement, and Suiza's executives and advisors continued negotiating the purchase agreement with DFA and the commitment letters for Suiza's proposed financing.

    On April 2, 2001, Mr. Dean and Mr. Engles, accompanied by certain other executives and their advisors, met in an attempt to resolve the remaining material terms of the merger agreement. They

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
reached agreement on most of the material terms and agreed to attempt to finalize and sign the agreement on April 4.

    On April 3, 2001, Dean's board of directors met to discuss the previous days' negotiations between Dean and Suiza. Dean's legal advisors explained the resolution of the key contractual issues and reviewed the status of Suiza's related agreements with DFA and DFA's proposed agreement with National Dairy. Dean's financial advisors also discussed with the board contacts from unrelated third parties who might have a potential interest in acquiring Dean or a portion of Dean's assets.

    On April 4, 2001, the merger agreement negotiations were completed. Also on that day, Suiza's agreement with DFA was finalized and Suiza reached agreement with its lenders concerning the terms of their financing commitments.

    Also on April 4, 2001, Dean's board of directors met to consider the proposed merger with Suiza, and approved the merger and the merger agreement. See "--Dean's Reasons for the Merger" below for a discussion of matters considered and actions taken at this meeting.

    Also on April 4, 2001, Suiza's board of directors met to consider the proposed merger with Dean and the proposed transaction with DFA, and approved both transactions. See "--Suiza's Reasons for the Merger" on page 37 for a discussion of matters considered and actions taken at this meeting.

    On the evening of April 4, 2001, Suiza received the signed commitments of its commercial lenders to provide financing for the proposed transactions. Suiza and Dean then signed the merger agreement and exchanged signature pages. Suiza also signed the purchase agreement with DFA and the parties exchanged signature pages.

    On the morning of April 5, 2001, Suiza and Dean issued a joint press release announcing the proposed merger.

DEAN'S REASONS FOR THE MERGER

    Dean's board of directors approved the merger agreement and the merger by a unanimous vote of all members. In the course of reaching its decision to approve the merger agreement and the merger, Dean's board of directors consulted with Dean's management, as well as its outside legal counsel and its financial advisor. At its meeting on April 4, 2001, Dean's board of directors unanimously:

    - Determined that the merger is fair and in the best interests of Dean and its stockholders and that the cash consideration, the exchange ratio and the per share merger consideration is fair from a financial point of view to Dean's stockholders;

    - Approved the merger agreement and the merger;

    - Directed that the merger agreement be submitted for consideration by Dean's stockholders; and

    - Recommended that Dean's stockholders vote "FOR" the proposal to approve the merger agreement and the merger.

    Dean's board of directors identified and considered a variety of potential positive factors in its deliberations concerning the merger agreement and the merger, including the following:

    - Dean's and Suiza's financial condition, results of operations, business quality, prospects and businesses as separate entities and on a combined basis, including:

         -- The revenues, cash flows and operating margins of Dean, Suiza and the combined company; and

         -- The recent and historical stock price performance of Dean's common stock and Suiza's common stock;

    - the strategic nature of the merger and increased opportunity for growth;

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
    - the greater financial strength expected to enable the combined company to increase research and development expenditures to develop new innovative products and increase demand for and consumption of their milk and related products;

    - the other potential benefits of scale to be derived from a combination of Dean and Suiza, including the expected cost savings and efficiencies, improved operating margins, enhanced marketing and sales support, improved distribution capabilities and greater ability to serve the rapidly consolidating national retail grocery and food services industries;

    - the likely market position and competitiveness resulting from a combination of Dean and Suiza, the complementary operating strengths and compatible business strategies of the two companies, the potential for synergies from a combination of the companies and the resulting potential to increase stockholder value;

    - Suiza's demonstrated ability to implement its growth strategy and integrate its acquisitions successfully and Suiza's ability to access capital markets to fund its growth;

    - Suiza's proven management team;

    - the fact that five persons (including Howard Dean) to be agreed upon by Suiza and Dean prior to completion of the merger will be elected to fill five new seats on Suiza's board of directors after the merger;

    - the fact that Mr. Dean will become Chairman of the board of directors of the combined company and a member of its executive and management committees after the merger is completed;

    - the fact that, although Dean did not actively auction its business, Dean had publicly announced on March 8, 2001 that it had retained Goldman, Sachs & Co. to explore strategic and financial alternatives and did not receive any proposals from any other company to merge with or acquire Dean or any other attractive proposals for any other transaction with Dean;

    - the possible alternatives to the merger, including continuing to operate Dean as an independent company and the associated risks in light of
      (1) Dean's failure to meet quarterly earnings expectations for 8 out of the 12 fiscal quarters preceding the approval of the merger agreement,
      (2) the difficulties Dean has experienced in integrating several of its recent acquisitions, (3) the competitive pressures Dean has faced and expects to continue to face from other dairy and non-dairy beverage companies, (4) the steady decline in milk consumption nationwide and
      (5) Howard Dean's planned retirement and Dean's concerns about identifying a clear successor capable of effectively leading Dean's business as a stand-alone company;

    - the opportunity for Dean's stockholders to participate in a larger company and, as stockholders of the combined company, to participate in any increases in the value of its businesses following the merger;

    - the fact that the exchange ratio would enable Dean's stockholders after the merger to own approximately 36% of the common stock of the combined company (on a diluted basis assuming exercise of only the outstanding Suiza and Dean options) or approximately 30% of the common stock of the combined company (on a diluted basis assuming the exercise of outstanding Suiza and Dean options and conversion of Suiza's mandatorily redeemable convertible trust issued preferred securities);

    - the intrinsic value and historical market prices of Dean's common stock and the fact that the cash consideration and the exchange ratio (based on Suiza's trading price at the close of business on April 3, 2001, the last trading day before Dean's board of directors approved the merger agreement) to be paid by Suiza in the merger together represented a premium of 25.7% to Dean's trading price at the close of business on April 3, 2001;

    - the directors' belief that the consideration to be paid by Suiza in the merger represented the highest price per share that could be negotiated with Suiza;

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
    - the presentation by Goldman, Sachs & Co. to Dean's board of directors on April 4, 2001, including the oral opinion of Goldman, Sachs & Co. presented to Dean's board of directors to the effect that, as of April 4, 2001, the per share merger consideration to be received by Dean stockholders in the merger was fair from a financial point of view (See "Opinions of Financial Advisors--Opinion of Dean's Financial Advisor" on page 68);

    - the likely ability to complete the merger as a reorganization for United States federal income tax purposes in which Dean stockholders generally would not recognize any gain or loss, except for any gain or loss realized in connection with the cash component of the merger consideration and any cash received for fractional shares of Suiza's common stock (See "--Material Federal Income Tax Consequences of the Merger" on page 53);

    - the financial and non-financial terms and conditions of the merger agreement, including:

         -- the merger consideration;

         -- the fact that the closing condition requiring the accuracy of Dean's representations in the merger agreement generally excludes any inaccuracies that would not have a material adverse effect on Dean;

         -- the fact that Suiza's obligation to complete the merger is not conditioned on Suiza's receipt of any financing or on Suiza's purchase of the 33.8% limited partnership interest in Suiza Dairy Group, held by Dairy Farmers of America, as described under the heading "--The Related Transactions" on page 57;

         -- the right of Dean's board of directors, in connection with the discharge of their fiduciary duties to Dean and its stockholders or in response to certain unsolicited alternative acquisition proposals, to withdraw, modify or qualify its recommendation to Dean's stockholders to approve the merger agreement and pursue a competing transaction with another party, and the financial consequences of such withdrawal, modification or qualification;

         -- the absence of any right of Suiza to terminate the merger agreement if the value of a share of Suiza common stock rises above any particular level prior to the consummation of the merger; and

         -- the fact that Suiza will be required to reimburse Dean for one-half of Dean's expenses incurred in connection with the merger, up to a maximum of $10 million, if Dean terminates the merger agreement because Suiza's stockholders fail to approve the merger; and

    - the belief that the terms of the merger agreement, including Suiza's and Dean's representations, warranties and covenants, and the conditions to their respective obligations, are reasonable.

    Dean's board of directors also identified and considered a variety of potential negative factors in its deliberations concerning the merger agreement and the merger, including the following:

    - the risk that the potential benefits sought in the merger might not be fully realized;

    - the possibility that the merger might not be consummated and the potential adverse effects of the public announcement of the merger on:

         -- Dean's sales and operating results,

         -- Dean's ability to attract and retain key employees, and

         -- Dean's overall competitive position;

    - the risk that key personnel might not remain employees of the combined company following the merger;

    - the absence of any right of Dean to terminate the merger agreement if the value of Suiza's common stock falls below any particular level prior to the merger;

    - the impact of the loss of Dean's status as an independent company on Dean's stockholders, employees, suppliers and customers;

    - the fact that Dean will be required to reimburse Suiza for one-half of Suiza's expenses incurred in connection with the merger, up to a maximum of $10 million, if Suiza terminates the merger agreement because Dean's stockholders fail to approve the merger agreement; and

    - the fact that Suiza does not have an investment grade debt rating.

    Dean's board of directors specifically considered that the inclusion in the merger agreement of the covenant prohibiting any solicitation by Dean of alternative acquisition proposals and the $45 million termination fee and up to $15 million expense reimbursement provisions were each a prerequisite to Suiza's willingness to enter into the transaction. Dean's board of directors considered that while these provisions might have the effect of discouraging other offers, Dean's board of directors retained the ability to negotiate with third parties expressing an unsolicited interest in Dean after the announcement of the transaction, and Dean's board of directors determined that the benefits to Dean's stockholders of securing an agreement with Suiza outweighed any potential detriment.

    The discussion in this section about the information and factors considered by Dean's board of directors is not intended to be exhaustive but Dean believes it includes all material factors considered by Dean's board of directors. In view of the complexity and wide variety of information and factors, both positive and negative, considered by Dean's board of directors, Dean's board of directors did not find it practical to quantify, rank or otherwise assign relative or specific weights to the factors considered. In addition, Dean's board of directors did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor, but, rather, conducted an overall analysis of the factors described above, including thorough discussions with Dean's management and legal and financial advisors. In considering the factors described above, individual members of Dean's board of directors may have given different weight to different factors. Dean's board of directors considered all these factors as a whole and believed the factors supported its decision to approve the merger agreement and the merger. After taking into consideration all of the factors described above, Dean's board of directors concluded that the merger was fair to, and in the best interests of, Dean and its stockholders and that Dean should proceed with the merger.

RECOMMENDATION OF DEAN'S BOARD OF DIRECTORS

    Dean's board of directors believes that the merger is fair and in the best interests of Dean and its stockholders and unanimously recommends that Dean's stockholders vote "FOR" the proposal to approve the merger agreement and the merger.

DEAN'S COVENANT TO RECOMMEND

    The merger agreement requires Dean's board of directors to recommend adoption of the merger agreement and the merger to Dean's stockholders. However, Dean's board of directors is permitted to withdraw or change its recommendation prior to approval of the merger by Dean's stockholders if Dean's board of directors determines in good faith, after consultation with its outside counsel, that it is required to take such action to satisfy its fiduciary duties and Dean has not breached its non-solicitation duties as described below under "--Solicitation Restriction on Dean" on page 46.

SUIZA'S REASONS FOR THE MERGER

    Suiza's board of directors believes that the merger will create significant value for Suiza's stockholders by enabling them to participate in a combined company with enhanced prospects for growth and profitability. Set forth below are a few of the reasons why Suiza is proposing the merger:

    - Suiza and Dean have complementary product offerings and geographic reach. Merging our businesses will create the first truly national dairy and specialty food company with the geographic reach, management depth and product mix necessary to grow and compete effectively against larger, more diversified food and beverage companies. Together, we will be better positioned to meet the needs of our customers, including our large national customers who would benefit from the added service, convenience and value that a national dairy company could provide.

    - By combining Suiza and Dean, Suiza expects to further reduce costs, which will allow Suiza to become more efficient and, therefore, to compete more effectively.

    - After the merger, Suiza will have greater resources to invest in innovation and marketing. Suiza believes that innovation is critical to increased sales and increased consumption, which should benefit the entire industry. Increased marketing should help to increase sales.

    At a meeting of Suiza's board of directors held on April 4, 2001, after due consideration, Suiza's board of directors unanimously took the following actions, among others:

    - determined that the merger is in the best interest of Suiza and its stockholders and that the amount of cash and stock to be delivered to Dean's stockholders under the merger agreement is fair from a financial point of view to Suiza;

    - approved the merger agreement;

    - approved the issuance and reservation of a sufficient number of shares of common stock to comply with Suiza's obligations under the merger agreement;

    - approved the indebtedness that Suiza expects to incur in order to pay the cash portion of the purchase price for the merger and the related transactions;

    - approved the conversion of all outstanding options to acquire shares of Dean's stock into options to acquire shares of Suiza's stock in accordance with the merger agreement;

    - directed that the proposal to issue Suiza's stock to Dean's stockholders and to reserve sufficient shares to permit the exercise of all converted Dean stock-based awards pursuant to the merger agreement be submitted to a vote of Suiza's stockholders;

    - recommended that Suiza's stockholders vote "FOR" the merger proposal;

    - approved the change of Suiza's name to Dean Foods Company upon closing of the merger;

    - approved an increase in the size of Suiza's board from 10 to 15, and resolved to agree with Dean on designees to fill those seats at the time of the merger and to appoint Howard Dean as Chairman of the Board and a member of the Executive Committee of the Board and a member of Suiza's management committee until his retirement in June 2002; and

    - approved the transaction with Dairy Farmers of America.

    In approving the transaction and making its recommendation, Suiza's board of directors consulted with Suiza's management as well as its internal and external legal counsel and its financial advisors, and it carefully considered the following material factors:

    - the strategic nature of the merger, including the potential for enabling Suiza to better serve customers and the increased opportunities for growth that could result from the merger;

    - Suiza's ability after the merger to invest greater amounts in research and development in an effort to increase sales and consumption of dairy products by developing new and innovative products;

    - various expected cost savings and efficiencies;

    - the potential impact of the proposed merger and the related transaction on Suiza's projected financial results, capital structure, and stock price;

    - certain potential adverse effects including potential losses of customers or other business relationships;

    - Suiza's demonstrated ability to successfully integrate businesses;

    - with respect to the price to be paid to Dean's stockholders:

         -- Dean's financial condition, recent and projected results of operations, business quality and prospects;

         -- Dean's recent and historical stock price performance;

         -- the value of certain of Dean's brands and investments; and

         -- the presentations by Bear, Stearns & Co. Inc. and Morgan Stanley &
            Co. Incorporated to Suiza's board of directors on April 4, 2001, including their opinions that, as of April 4, 2001, the per share merger consideration to be paid by Suiza was fair from a financial point of view to Suiza, as well as the data, assumptions and analysis underlying the opinions;

    - certain other terms and conditions of the merger agreement, such as:

         -- Suiza's right to terminate the merger agreement upon a material adverse change in Dean's business, operations, assets, financial condition or results of operations, taken as a whole;

         -- Dean's agreement not to solicit other bids for Dean or to accept unsolicited bids unless the Dean stockholder meeting has not yet occurred and the other offer is superior to Suiza's (meaning that it is more favorable to Dean's stockholders from a financial point of view), is likely to close and is either accompanied by financing commitments or not subject to a financing contingency; and

         -- Dean's agreement to pay Suiza a $45 million fee if (1) Suiza terminates the merger agreement under certain circumstances, or
            (2) Dean terminates the merger agreement as a result of its acceptance of a superior offer or if Dean sells 50% or more of its business to another buyer (see "--Solicitation Restriction on Dean" on page 46 and "--Termination of the Merger Agreement" on page 47);

    - the likelihood of obtaining regulatory approval for the transaction, the likely timeframe for receiving such approval, the possible actions that Suiza might be required to take in order to receive such approval, the advisability of agreeing in advance to divest certain plants, and which plants to divest;

    - the financial and non-financial terms of the proposed financing for the merger and the related transactions; and

    - certain corporate governance and management succession issues.

    In view of the number and wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, Suiza's board of directors did not find it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. Suiza's board of directors considered the separate opinions of Bear Stearns and Morgan Stanley that, as of April 4, 2001, the per share merger consideration to be paid by Suiza was fair from a financial point of view to Suiza. See "Opinions of Financial Advisors--Opinions of Suiza's Financial Advisors" on page 72. In addition, Suiza's board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to Suiza's board of directors' ultimate determination or assign any particular weight to any factor, but rather Suiza's board of directors conducted an overall analysis of the factors described above, including thorough discussions with and questioning of Suiza's management and legal and financial advisors. In considering the factors described above, individual members of Suiza's board of directors may have given different weight to different factors. Suiza's board of directors considered all these factors as a whole, and considered the factors, in the aggregate, to be favorable to Suiza and to support its determination to recommend the merger and related stock issuance.

RECOMMENDATION OF SUIZA'S BOARD OF DIRECTORS

    Suiza's board of directors believes that the terms of the merger agreement are fair to and in the best interests of Suiza and its stockholders and unanimously recommends to its stockholders that they vote "FOR" the proposal to approve:

    - the issuance of Suiza's common stock in the merger; and

    - the reservation of an additional number of shares of Suiza's common stock for issuance pursuant to stock-based awards outstanding at the time of the merger under Dean's 1989 Stock Awards Plan.

SUIZA'S COVENANT TO RECOMMEND

    Suiza's board of directors is required to recommend approval of the merger proposal to you. Suiza's board of directors is permitted to withdraw or change this recommendation, however, if Dean withdraws or changes its recommendation to its stockholders.

STRUCTURE OF THE MERGER

    When the merger occurs, Dean will merge into Blackhawk, a direct wholly-owned subsidiary of Suiza, with Blackhawk being the surviving corporation, and Blackhawk's name will be changed to Dean Dairy Company. Effectively, as a result of the merger, Dean will become a wholly-owned subsidiary of Suiza.

WHAT DEAN'S STOCKHOLDERS WILL RECEIVE

    Each of Dean's stockholders will receive, for each share of Dean's stock held immediately prior to the merger, $21.00 in cash plus 0.429 shares of Suiza's common stock, subject to adjustment if Suiza's stock price is below $32.71 at the time of the merger (as further explained under this heading). Had the merger occurred on April 4, 2001, the day the merger agreement was signed, the total value received by each Dean stockholder would have been as follows:

                                                                PER DEAN SHARE
                        ----------------------------------------------------------------------------------------------
                                                                  D                   E                    F
          A                B                C                   (AXC)               (B+D)                (D/E)
---------------------   --------   -------------------   --------------------   --------------   ---------------------
                                                                                                 STOCK AS A PERCENTAGE
    VALUE OF ONE                                            VALUE OF SUIZA       TOTAL VALUE        OF TOTAL VALUE
   SUIZA SHARE(1)         CASH     NO. OF SUIZA SHARES   STOCK TO BE RECEIVED   TO BE RECEIVED      TO BE RECEIVED
---------------------   --------   -------------------   --------------------   --------------   ---------------------
       $46.15            $21.00           0.429                 $19.80              $40.80               48.5%

--------------------------

(1) Based on Suiza's weighted average sale price on the New York Stock Exchange on April 4, 2001.

    If the merger had occurred on             , 2001, the total value received
by each Dean stockholder would have been as follows:

                                                                PER DEAN SHARE
                        ----------------------------------------------------------------------------------------------
                                                                  D                   E                    F
          A                B                C                   (AXC)               (B+D)                (D/E)
---------------------   --------   -------------------   --------------------   --------------   ---------------------
                                                                                                 STOCK AS A PERCENTAGE
    VALUE OF ONE                                            VALUE OF SUIZA       TOTAL VALUE        OF TOTAL VALUE
   SUIZA SHARE(1)         CASH     NO. OF SUIZA SHARES   STOCK TO BE RECEIVED   TO BE RECEIVED      TO BE RECEIVED
---------------------   --------   -------------------   --------------------   --------------   ---------------------
       $                   $                                      $                    $                            %

--------------------------

(1) Based on Suiza's weighted average sale price on the New York Stock Exchange
    on       , 2001.

    The value actually received by each Dean stockholder will depend on the weighted average sale price of Suiza's stock on the day of the merger. The table below illustrates how the value to be received by Dean's stockholders could change.

                                                                PER DEAN SHARE
                        ----------------------------------------------------------------------------------------------
                                                                  D                   E                    F
          A                B                C                   (AXC)               (B+D)                (D/E)
---------------------   --------   -------------------   --------------------   --------------   ---------------------
                                                                                                 STOCK AS A PERCENTAGE
    VALUE OF ONE                                            VALUE OF SUIZA       TOTAL VALUE        OF TOTAL VALUE
     SUIZA SHARE          CASH     NO. OF SUIZA SHARES   STOCK TO BE RECEIVED   TO BE RECEIVED      TO BE RECEIVED
---------------------   --------   -------------------   --------------------   --------------   ---------------------
       $55.00            $21.00           0.429                 $23.60              $44.60               52.9%
        50.00             21.00           0.429                  21.45               42.45               50.5
        45.00             21.00           0.429                  19.31               40.31               47.9
        40.00             21.00           0.429                  17.16               38.16               45.0
        35.00             21.00           0.429                  15.02               36.02               41.7

    It is possible that the mix of cash and stock to be received by Dean's stockholders could change. At the time we entered into the merger agreement, we structured the merger in a way that we believe allows the merger to qualify as a "tax-free reorganization" under federal tax laws. Assuming the merger qualifies as a tax-free reorganization, if you are a Dean stockholder, you will recognize taxable gain equal to the lesser of (1) the amount of cash you receive in the merger and (2) an amount equal to (a) the fair market value of the Suiza common stock and cash that you receive in the merger minus (b) your tax basis (which is generally equal to your cost) for the shares of Dean common stock that you are exchanging in the merger.

    We have been advised that, in order for the merger to qualify as a tax-free reorganization, the total value of the stock issued by Suiza to Dean's stockholders in connection with the merger should be at least 40% of the total purchase price paid by Suiza for all of Dean's outstanding common stock. Therefore, in order to preserve the status of the merger as a "tax-free reorganization," the merger agreement provides that if Suiza's stock price is below a certain "threshold price" when the merger occurs, the mix of cash and stock to be delivered to each Dean stockholder will change (without changing the total value received by such stockholder). Each Dean stockholder would receive more stock and less cash so that the stock portion of the purchase price represents at least 40% of the total purchase price.

    The "threshold price" of Suiza's stock (below which the mix of stock and cash to be received by Dean's stockholders will be adjusted) is $32.71, assuming none of Dean's stockholders exercise dissenter's rights. If any of Dean's stockholders exercise dissenter's rights, the "threshold price" will increase slightly.

    The table below illustrates how the mix of cash and stock paid for each Dean share would change if the price of Suiza's stock is below $32.71 when the merger occurs, assuming $32.71 is the "threshold price."

                                                                PER DEAN SHARE
                        ----------------------------------------------------------------------------------------------
                                                                  D                   E                    F
          A                B                C                   (AXC)               (B+D)                (D/E)
---------------------   --------   -------------------   --------------------   --------------   ---------------------
                                                                                                 STOCK AS A PERCENTAGE
    VALUE OF ONE                                            VALUE OF SUIZA       TOTAL VALUE        OF TOTAL VALUE
     SUIZA SHARE          CASH     NO. OF SUIZA SHARES   STOCK TO BE RECEIVED   TO BE RECEIVED      TO BE RECEIVED
---------------------   --------   -------------------   --------------------   --------------   ---------------------
       $32.00            $20.82           0.434                 $13.89              $34.71               40.0%
        31.00             20.56           0.443                  13.73               34.29               40.0
        30.00             20.31           0.452                  13.56               33.87               40.0

    The final mix of cash and stock will be determined on the day of the merger, and we will issue a press release on that day announcing the final per share amounts of cash and stock to be paid in the merger.

    Any shares of Dean's common stock owned by Dean at the time of the merger will be canceled without any payment for those shares.

    If, prior to the time the merger occurs, Suiza's common stock or Dean's common stock is changed into a different number of shares or different class by reason of any stock dividend, stock split or similar event, the per share merger consideration will be appropriately adjusted to provide Dean's stockholders with the same economic effect as contemplated by the merger agreement.

    Suiza will not issue any fractional shares of stock in the merger. If a Dean stockholder would be entitled to a fractional share of stock, Suiza will instead pay that stockholder the value of the fractional share in cash. In determining that value, Suiza will assume that one whole share of stock is worth an amount equal to the average closing price of Suiza's common stock on the New York Stock Exchange over the 10 trading day period ending two business days prior to the date the merger occurs.

EXCHANGE OF SHARES

    When the merger occurs, Suiza will deposit with a designated exchange agent:

    - the shares of Suiza common stock issuable in exchange for all outstanding Dean common stock; and

    - cash sufficient to pay the cash portion of the merger consideration to Dean's stockholders.

    Suiza will then cause the exchange agent to mail to Dean's stockholders instructions for exchanging their shares. When a Dean stockholder surrenders its shares of Dean's stock to the exchange agent according to the exchange agent's instructions, it will be entitled to receive Suiza common stock and cash in the amounts described under "--What Dean's Stockholders Will Receive" on page 39. No interest will be paid or accrue on the cash portion of the merger consideration. One year after the merger, the exchange agent will return all remaining shares and funds to Suiza and any remaining unexchanged shares of Dean common stock may be surrendered to Suiza in exchange for the merger consideration, without interest, after that time.

    Dean stockholders who do not exchange their shares will not be entitled to receive any cash or other distributions payable by Suiza on the Suiza shares that they would be entitled to receive in the merger until the applicable Dean shares are surrendered. Upon surrender and subject to applicable laws, however, those holders will promptly receive distributions already paid to Dean stockholders who exchanged their shares, without interest, together with cash in lieu of fractional shares and, at the appropriate payment date, any dividends and distributions with a record date after the effective date of the merger but a payment date after surrender of that holder's shares of Dean common stock.

WHAT SUIZA'S STOCKHOLDERS WILL HOLD AFTER THE MERGER

    Suiza's stockholders will not receive any cash or stock in connection with the merger. They will simply continue to hold the shares of Suiza's stock they currently own. If Suiza stockholders wish to exchange their existing stock certificates after the merger for certificates that bear Suiza's new name, they may send their certificates, after the merger, to Suiza's transfer agent for exchange. The new certificates will represent exactly the same number of shares as your old certificates.

OWNERSHIP OF SUIZA AFTER THE MERGER

    Suiza will issue approximately 15.3 million shares of common stock (which would represent approximately 35% of the outstanding shares of Suiza's common stock after the merger) to Dean's stockholders in the merger, not including shares to be issued pursuant to stock-based awards outstanding at the time of the merger under Dean's 1989 Stock Awards Plan. If all of the options currently outstanding under Dean's plan were exercised at the time of the merger, Suiza
would issue approximately     million additional shares (assuming the closing
price for Suiza's common stock on the last day before the merger is the same as
the closing price for Suiza's stock on            , 2001, which was $  per
share).

MANAGEMENT OF SUIZA AFTER THE MERGER

    At the time of the merger, Howard Dean, the current Chairman of the Board and Chief Executive Officer of Dean, will become Chairman of the Board of Suiza. Mr. Dean will also join Suiza's Executive and Management Committees. Gregg Engles, the current Chairman of the Board and Chief Executive Officer of Suiza, will retain his title of Chief Executive Officer of Suiza, and he will re-assume the title of Chairman of the Board upon Mr. Dean's retirement in June 2002. Suiza's board of directors has approved a five-seat increase in the size of its board of directors, effective when the merger occurs. Suiza has agreed to elect the following five individuals (who were selected by Dean) to fill those five seats:

    Howard M. Dean, age 64, has been Chairman of Dean's board of directors since 1989. Mr. Dean has served as Dean's Chief Executive Officer since 1987 and Dean's President and Chief Operating Officer from 1970 to 1989. Mr. Dean also has served as a director of Ball Corporation (a diversified manufacturer of containers and hi-tech products) since 1984 and Yellow Corporation (a nationwide common carrier) since 1987. Mr. Dean has been a director of Dean since 1970 and is Chairman of the Executive Committee of Dean's board of directors.

    Lewis M. Collens, age 63, is President of Illinois Institute of Technology and Chairman and Chief Executive Officer of IIT Research Institute and has served in such capacity since 1990. Mr. Collens was Dean of IIT Chicago-Kent College of Law from 1974 to 1980 and has been a director of AMSTED Industries (a manufacturer of components for the railroad and construction industries) since 1991. Mr. Collens has served as a director of Dean since December 1991, is currently serving as Chairman of the Audit Committee of Dean's board of directors and is a member of the Corporate Governance Committee of Dean's board of directors.

    Janet Hill, age 53, is Vice President of Alexander & Associates (a corporate consulting firm) and has served in such capacity since 1981. Ms. Hill has also served as a director of Wendy's

International, Inc. (a restaurant corporation) since 1995, Progressive Corporation (an insurance company) since 1996, Nextel Communications, Inc. (a wireless communications company) since 1999 and Houghton Mifflin Company (a publishing company) since 2000. Ms. Hill has been a director of Dean since 1997 and is a member of the Audit Committee of Dean's board of directors.

    John S. Llewellyn, Jr., age 66, has been retired since 1997. Before his retirement, Mr. Llewellyn was President and Chief Executive Officer of Ocean Spray Cranberries, Inc. (marketing cooperative of cranberry and citrus growers) from 1988 to 1997. Mr. Llewellyn has been a director of Paging Network, Inc. (a wireless messaging and information delivery company) since 1997 and a director of Dean since 1994. Mr. Llewellyn serves as a member of the Compensation and Corporate Governance Committees of Dean's board of directors.

    J. Christopher Reyes, age 47, is Chairman of Reyes Holdings, L.L.C. (a private food and beverage distribution company) and has served in such capacity since 1976. Mr. Reyes also has served as a director of Wintrust Financial Corporation (a financial services holding company) since 1997. Mr. Reyes has served as a director of Dean since 1999 and is a member of the Audit Committee of Dean's board of directors.

    Messrs. Collens and Reyes will be elected for a term expiring at the first annual meeting after the merger, Ms. Hill and Mr. Llewellyn will be elected for a term expiring at the second annual meeting after the merger, and Mr. Dean will be elected for a term expiring at the third annual meeting after the merger. All of Suiza's current directors will remain on Suiza's board of directors.

    Suiza's existing management will remain in place after the merger.

NAME CHANGE AND LISTING OF SUIZA'S COMMON STOCK

    Suiza will change its name to "Dean Foods Company" when the merger occurs. In connection with the name change, Suiza's trading symbol on the New York Stock Exchange will change from "SZA" to "DF."

TIMING OF CLOSING

    The closing will occur after the conditions set forth in the merger agreement have been satisfied or waived, unless Suiza and/or Dean terminate the merger agreement or agree to a different date. On the closing date, we will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required under the Delaware General Corporation Law, at which time the merger will be effective.

REGULATORY MATTERS AND DIVESTITURES

    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the HSR
Act), the Federal Trade Commission (FTC) and the Antitrust Division of the U.S. Department of Justice (DOJ) have the right to study the legality of the merger under the antitrust laws, prior to its consummation. On May 9, 2001, the DOJ requested certain information and documentation from us in connection with their review of the merger. We are currently in the process of responding to the information requests, and expect to have substantially complied with the requests by the end of July 2001. After we have provided them with the requested information, the DOJ will have 30 days (or more time if we decide to grant them an extension) to decide whether to commence litigation to prevent consummation of the merger. If the DOJ believes that the merger will have adverse competitive effects, it could commence legal action under the antitrust laws of the United States seeking a court order to block the transaction altogether, to require divestiture of various assets of Suiza or Dean, to place restrictions on the combined company's operations after the merger or require other concessions or other relief. Private parties (including individual states) may also bring legal action under the antitrust laws.

    Prior to signing the merger agreement, we analyzed the effects of the proposed merger under the antitrust laws. In an effort to resolve potential antitrust concerns, Suiza agreed to transfer to Dairy Farmers of America, Inc.
(DFA), simultaneously with the occurrence of the merger, six plants located in areas where our operations overlap. In exchange for the six plants and certain other consideration, DFA will transfer its minority interest in Suiza Dairy Group to Suiza. DFA has assigned its right to acquire the six plants to National Dairy Holdings, LP (National Dairy), an entity in which DFA owns a minority interest. Therefore, Suiza expects to transfer the six plants directly to National Dairy. See "--The Related Transactions" on page 57.

    In addition to the merger, both Suiza's transaction with DFA and Suiza's transaction with National Dairy are subject to review by the DOJ under the HSR Act prior to their consummation. On May 25, 2001 the DOJ requested certain information and documentation from Suiza in connection with the DOJ's review of the transaction between Suiza and DFA. Suiza is currently in the process of responding to the information request, and expects to have substantially complied with the request by the end of July 2001. After Suiza has provided the DOJ with the requested information, the DOJ will have 30 days (or more time if Suiza decides to grant them an extension) to decide whether to commence litigation to prevent consummation of Suiza's transaction with DFA or to seek other concessions or relief. Suiza and National Dairy have not yet received a request for additional information from the DOJ regarding the transfer of the six plants from Suiza to National Dairy. However, Suiza expects to receive a request on or before July 20, 2001. Suiza is already in the process of gathering information that it anticipates will be requested by the DOJ, and expects to be in a position to promptly respond to the DOJ's information request. Once Suiza and National Dairy have provided the DOJ with the requested information, the DOJ will have 30 days (or more time if Suiza and National Dairy decide to grant them an extension) to decide whether to commence litigation to prevent consummation of the Suiza's transaction with National Dairy or to seek other concessions or relief.

    Assuming the divestiture of the six plants, we do not believe that the merger will violate any antitrust laws. Similarly, we do not believe that either Suiza's transaction with DFA or Suiza's transaction with National Dairy violates any antitrust laws. However, we cannot assure you that a governmental agency or private party will not challenge the merger or either of the related transactions on antitrust grounds or, if they make a challenge, what the result will be or how long it could take to resolve any such challenges. Specifically, we could be required to divest more operations than we currently anticipate or we could be forced to sell the six plants to someone other than National Dairy, which could delay completion of the merger and/or lessen the expected benefits of the merger to the combined company.

    Suiza and Dean have agreed to use reasonable best efforts to avoid or eliminate all impediments to the merger raised under the antitrust laws by the DOJ or any other regulator so that the merger may close as soon as possible, and by December 31, 2001 at the latest. Specifically, we have agreed that we will make any divestiture or take any other action that limits our ability to operate any of our current businesses, product lines or assets, so long as the divestiture or other action is conditioned on the closing of the merger and would not, in Suiza's opinion, have a material adverse effect on the combined company. We have also agreed to use reasonable best efforts to avoid or have lifted any government-imposed restriction that would prevent or delay the merger beyond December 31, 2001, even if it means defending through litigation any claim brought by any party opposing the merger. See "--Additional Covenants in the Merger Agreement" on page 52.

PRINCIPAL CONDITIONS TO THE COMPLETION OF THE MERGER

    We will complete the merger only if the following conditions are satisfied or waived:

    - the relevant antitrust "waiting period" under the Hart-Scott-Rodino Act has expired;

    - the stockholders of Suiza and Dean have approved the merger proposals;

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
    - the New York Stock Exchange has authorized the listing of the Suiza stock to be issued in connection with the merger and to be reserved for issuance under Dean's stock option plan; and

    - there is no law or order by a court or other governmental entity prohibiting the merger or having the effect of making the merger illegal.

    Suiza's obligation to complete the merger is subject to the following additional conditions:

    - the representations and warranties made by Dean in the merger agreement must be true in all material respects at the time of the merger (see "--Representations and Warranties in the Merger Agreement" below);

    - Dean must comply in all material respects with its pre-closing obligations and covenants under the merger agreement;

    - there must be no change, occurrence or circumstance in the business, operations, assets, financial condition or results of operations of Dean or any of its subsidiaries that has a material adverse effect on Dean; and

    - Suiza must receive, at the time of the merger, the written opinion of its outside tax counsel that the merger qualifies as a tax-free reorganization (see "--Material Federal Income Tax Consequences of the Merger" on page 53).

    Dean's obligation to complete the merger is subject to the following additional conditions:

    - the representations and warranties made by Suiza and Blackhawk in the merger agreement must be true in all material respects at the time of the merger (see "--Representations and Warranties in the Merger Agreement" below);

    - Suiza and Blackhawk must comply in all material respects with their pre-closing obligations and covenants under the merger agreement;

    - there must be no change, occurrence or circumstance in the business, operations, assets, financial condition or results of operations of Suiza or any of its subsidiaries that has a material adverse effect on Suiza; and

    - Dean must receive, at the time of the merger, the written opinion of its outside tax counsel that the merger qualifies as a tax-free reorganization (see "--Material Federal Income Tax Consequences of the Merger" on page 53).

REPRESENTATIONS AND WARRANTIES IN THE MERGER AGREEMENT

    The merger agreement contains substantially reciprocal representations and warranties of Suiza and Dean as to, among other things:

    - the due organization, valid existence and good standing of the companies and their subsidiaries;

    - each company's capital structure;

    - each company's authority to enter into the merger agreement and complete the merger;

    - required consents from government entities and the absence of conflicts with material agreements;

    - each company's compliance with laws;

    - the accuracy of each company's reports filed with the SEC;

    - the accuracy of each company's financial statements;

    - the absence of certain adverse changes or events;

    - full disclosure of liabilities;

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
    - litigation;

    - employee benefits matters;

    - tax matters;

    - each company's compliance with the Foreign Corrupt Practices Act;

    - environmental matters;

    - required stockholder approvals;

    - broker's or finder's fees;

    - the applicability of certain takeover provisions of state law;

    - each company's insurance;

    - each company's material contracts;

    - each company's principal customers and suppliers;

    - each company's intellectual property;

    - the opinions of each company's financial advisors;

    - each company's rights agreements; and

    - the accuracy of the information supplied for use in this joint proxy statement/prospectus.

    Suiza also represented and warranted (1) as to having obtained certain lenders' commitments to provide financing for the cash portion of the purchase price for the merger and the related transactions, and (2) as to Blackhawk's absence of business activities since its incorporation.

    Many of the representations and warranties in the merger agreement are qualified by a material adverse effect standard, which, for purposes of the merger agreement, means any change or effect that, individually or when taken together with all other such changes or effects, would be materially adverse to the business, operations, assets, financial condition, or results of operations of the company making the representation and its subsidiaries, taken as a whole. None of the following will be taken into account in determining whether there has been a material adverse effect: (1) any change in the market price or trading volume of the capital stock of the company making the representation after April 4, 2001, the date of the merger agreement; (2) the suspension of trading in securities on the NYSE; (3) any adverse change, event, development or offset arising from or relating to general business or economic conditions, or general business or economic conditions relating to any industries in which the company making the representation participates, if it is not specific to the company making the representation; and (4) any adverse change, event, development or effect arising from or relating to any change in U.S. generally accepted accounting principles.

    The representations and warranties in the merger agreement will not survive the merger.

SOLICITATION RESTRICTION ON DEAN

    Dean has agreed that it and its officers, directors, employees, agents and representatives will not pursue an alternative business combination transaction. Prohibited actions include each of the following:

    - initiating, soliciting, encouraging or facilitating any inquiry or offer relating to (1) a merger, business combination or other similar transaction involving Dean or any of its significant subsidiaries,
      (2) any purchase or sale of 10% or more of Dean's consolidated assets or
      (3) any purchase or sale of or tender offer for Dean's common stock that would result in any person owning 20% or more of the total voting power of Dean or any of its significant subsidiaries;

    - having any discussions with or providing any information to any person relating to such a transaction;

    - approving or recommending such a transaction; and

    - entering into any letter of intent or other agreement relating to such a transaction.

    Dean also agreed in the merger agreement to immediately terminate any ongoing discussions relating to any such transaction.

    Dean is permitted, however, to take any of the above actions in response to an unsolicited bona fide written offer if:

    - Dean's stockholder meeting has not occurred;

    - Dean has not breached the prohibitions described under this heading;

    - Dean's board of directors determines in good faith, after consultation with outside counsel, that it is required to do so to discharge its duties under Delaware law or Dean's board of directors concludes in good faith that the third party proposal is reasonably likely to result in a proposal to Dean's stockholders that is superior to the merger with Suiza, meaning that it is (1) more favorable to Dean's stockholders than the merger from a financial point of view, (2) likely to be completed, and (3) either accompanied by financing commitments or not subject to a financing contingency;

    - Dean receives from the other party an executed confidentiality agreement containing terms customary for such transactions; and

    - Dean notifies Suiza of the name of the person making the unsolicited written offer, and the material terms and conditions of the offer, prior to providing any information or data or entering into discussions with the third party.

    Dean may not sign any agreement, letter of intent or similar document accepting any unsolicited or other third party offer, and may not submit to the vote of its stockholders any proposal to approve an alternative acquisition transaction, until after the merger agreement is terminated in accordance with its terms.

    After Dean's stockholder meeting, if the merger is approved, Dean will not be permitted to accept any alternative business combination proposal, even if the alternative proposal is unsolicited and/or is, in the opinion of Dean's board of directors, superior to the proposed merger with Suiza, unless Dean pays Suiza a $45 million termination fee and reimburses Suiza for all of Suiza's expenses incurred in connection with the merger, up to a maximum of $15 million.

TERMINATION OF THE MERGER AGREEMENT

    CIRCUMSTANCES UNDER WHICH EITHER PARTY CAN TERMINATE THE MERGER
AGREEMENT. Suiza and Dean could mutually agree to terminate the merger agreement for any reason at any time. Either Suiza or Dean could also terminate the merger agreement at any time if any one of the following occurs:

    - the merger is not completed by December 31, 2001;

    - there is a governmental order that is final and nonappealable preventing the closing of the merger;

    - the other party's stockholders fail to give the required approval of the merger proposal; or

    - the other party breaches any of its representations, warranties, covenants or obligations under the merger agreement, and the breach is incapable of being cured, or is not cured, in all material respects, by December 31, 2001.

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
    ADDITIONAL CIRCUMSTANCES UNDER WHICH SUIZA CAN TERMINATE THE MERGER AGREEMENT. Suiza can also terminate the merger agreement if:

    - Dean's board of directors fails to call Dean's special stockholder meeting in accordance with the merger agreement;

    - Dean's board of directors fails to recommend to Dean's stockholders that they vote for the merger;

    - Dean's board of directors withdraws, modifies or qualifies its recommendation in a manner adverse to Suiza, or takes any action or makes any statement inconsistent with its recommendation; or

    - Dean enters into an agreement to sell its business, or control of its business, to another buyer.

    ADDITIONAL CIRCUMSTANCES UNDER WHICH DEAN CAN TERMINATE THE MERGER AGREEMENT. Dean can also terminate the merger agreement if:

    - Suiza's board of directors fails to call Suiza's special stockholder meeting in accordance with the merger agreement;

    - Suiza's board of directors fails to recommend to Suiza's stockholders that they vote for the issuance of Suiza's common stock pursuant to the merger agreement;

    - Suiza's board of directors withdraws, modifies or qualifies its recommendation in a manner adverse to Dean, or takes any action or makes any statement inconsistent with its recommendation; or

    - Dean's board of directors decides to sell its business to another buyer, because the other offer is (1) more favorable to Dean's stockholders from a financial point of view, (2) likely to be completed and (3) either accompanied by financing commitments or not subject to a financing contingency.

    EFFECTS OF TERMINATING THE MERGER AGREEMENT. Dean must pay Suiza a termination fee of $45 million in cash if:

    - the merger agreement is terminated by Suiza for one of the reasons listed above under "--Additional circumstances under which Suiza can terminate the merger agreement";

    - the merger agreement is terminated by Dean as a result of Dean's board of directors deciding to sell its business to another buyer because the other offer is (1) more favorable to Dean's stockholders from a financial point of view, (2) likely to be completed and (3) either accompanied by financing commitments or not subject to a financing contingency; or

    - Dean receives a proposal from another buyer to buy Dean's business prior to termination of the merger agreement, AND THEN

      Suiza and Dean mutually agree to terminate the agreement OR Suiza terminates the merger agreement because Dean breached a representation or covenant in the merger agreement and did not or could not cure it by December 31, 2001 OR either party terminates the merger agreement because the merger is not completed by December 31, 2001 OR either party terminates the merger agreement because the other party's stockholders failed to approve the merger proposals, AND THEN within 180 days after the termination, Dean enters into an agreement to sell 50% or more of its business to the other buyer.

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
    If Suiza terminates the merger agreement because Dean's stockholders fail to approve the merger, Dean must reimburse Suiza for one-half of Suiza's expenses incurred in connection with the merger, up to a maximum of $10 million. If the merger agreement is terminated and Dean must pay Suiza a termination fee of $45 million, Dean must also reimburse Suiza for all of Suiza's expenses incurred in connection with the merger, up to a maximum of $15 million. If Dean terminates the merger agreement because Suiza's stockholders fail to approve the merger, Suiza must reimburse Dean for one-half of Dean's expenses incurred in connection with the merger, up to a maximum of $10 million.

FEES AND EXPENSES

    Except as described above under "--Termination of the Merger
Agreement--Effects of Terminating the Merger Agreement" on page 48, Suiza and Dean will pay all their own costs and expenses in connection with the merger agreement and merger, except that:

    - Blackhawk will pay any and all transfer taxes imposed in connection with the merger;

    - Suiza and Dean will share equally expenses relating to independent third party analyses of cost savings and operational synergies; and

    - Suiza and Dean will share equally expenses incurred for filing, printing and mailing this joint proxy statement/prospectus.

    We estimate that the aggregate transaction costs incurred by Suiza and Dean in connection with the merger (excluding Suiza's financing fees and related expenses) will total approximately $58 million.

    Dean's transaction costs will total approximately $27 million, including approximately $11 million which will be payable regardless of whether the merger is completed. Dean's transaction costs will consist primarily of fees and expenses for investment bankers, attorneys, accountants and other professionals, and financial printing and other related charges.

    Suiza's transaction costs (excluding Suiza's financing fees and related expenses) will total approximately $31 million, including approximately
$19 million which will be payable regardless of whether the merger is completed. Suiza's transaction costs consist primarily of fees and expenses for investment bankers, attorneys, accountants and other professionals, filing fees, stock exchange listing fees, and financial printing and other related charges. In addition, Suiza estimates that its financing fees and related expenses will total approximately $46 million, a substantial portion of which will be payable regardless of whether the merger is completed.

TREATMENT OF DEAN STOCK OPTIONS AND OTHER EQUITY INTERESTS

    When the merger occurs, each outstanding option to acquire shares of Dean's common stock will automatically convert into a fully exercisable option to purchase a number of shares of Suiza's common stock. The conversion rate for Dean's options will depend on the price of Suiza's stock when the merger occurs. Also, Dean common stock appreciation rights, phantom stock awards and performance share awards granted under Dean plans will automatically convert into fully vested stock appreciation rights, phantom stock awards and performance share awards with respect to Suiza's common stock based on the same conversion formula as the options. The formula for determining the precise number of shares of Suiza common stock into which each outstanding Dean stock-based award will be exercisable is:

    - the number of shares of Dean common stock to which the corresponding Dean option or other stock-based award was subject, multiplied by

    - the sum of (1) the exchange ratio for the number of shares of Suiza common stock issued in exchange for shares of Dean common stock in the merger (which will be 0.429, subject to adjustment as described under "--What Dean's Stockholders Will Receive" on page 39), plus

      (2) the per share cash amount paid in the merger (which will be $21.00, subject to adjustment as described under "--What Dean's Stockholders Will Receive" on page 39) divided by the closing price for a share of Suiza common stock as reported on the NYSE on the last trading day immediately preceding the merger closing date,

    - rounded to the nearest whole share of Suiza common stock.

    The per share exercise price for each share of Suiza common stock subject to the new Suiza option or other stock-based award will equal:

    - the per share exercise price of the corresponding Dean option or other stock-based award, divided by

    - the sum of (1) the exchange ratio for the number of shares of Suiza common stock issued in exchange for shares of Dean common stock in the merger (which will be 0.429, subject to adjustment as described under "--What Dean's Stockholders Will Receive" on page 39), plus (2) the per share cash amount paid in the merger (which will be $21.00, subject to adjustment as described under "--What Dean's Stockholders Will Receive" on page 39) divided by the closing price for a share of Suiza common stock as reported on the NYSE on the last trading day immediately preceding the merger closing date.

    Had the merger closed on             , 2001, an option to purchase 100
shares of Dean's stock at $      per share would have been converted into an
option to purchase   shares of Suiza's stock at $      per share.

    All other terms of Dean's stock options and other stock-based awards will remain unchanged after the conversion. Suiza has agreed to file a registration statement with the Securities and Exchange Commission on an appropriate form to the extent necessary to register shares of Suiza's common stock subject to the converted options and other stock-based awards.

INTERIM OPERATIONS OF SUIZA AND DEAN

    We have agreed to restrictions on both of our companies until the effective time of the merger. In general, we are each required to conduct our business in all material respects in the usual and ordinary course, consistent with past practice; to use our commercially reasonable efforts to preserve substantially intact our present business organizations and material lines of business, maintain our material rights, maintain our assets and preserve our relationships with key employees, customers, suppliers and others having business dealings with us; and to perform in all material respects our obligations under our material contracts.

    In addition, except for specifically enumerated items, Dean is not permitted to:

    - increase any compensation outside the ordinary course of business, grant any severance, establish any bonus plan or other employee benefit plan, or amend or take other actions that would be materially adverse to Dean regarding any of its material contracts, employee benefit plans or other agreements, programs or policies;

    - declare any dividends other than intercompany dividends in the ordinary course of business and normal quarterly dividends based on record dates of May 25, 2001, August 24, 2001 and November 23, 2001 if the merger has not occurred by these dates;

    - redeem or acquire any of its securities;

    - adopt a plan to liquidate, restructure or recapitalize Dean;

    - reclassify any Dean stock or issue any securities in substitution of any Dean stock;

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
    - issue any stock options or modify the terms of any options to make them materially less favorable to Dean;

    - acquire or agree to acquire any business except for any acquisitions that do not involve the aggregate payment of more than $10 million by Dean and that do not present a material risk of making it more difficult to obtain any consents or approvals, including antitrust consents, required to close the merger;

    - sell, pledge or otherwise dispose of any material assets other than sales of inventories and assets in the ordinary course of business and consistent with past practice;

    - release any third party from obligations under any confidentiality or standstill agreement;

    - amend its bylaws in a way that adversely impacts the closing of the merger or amend its charter in any way;

    - incur any obligation for borrowed money that would interfere with the merger or increase the cost to Suiza of closing the merger;

    - incur any capital expenditure outside the ordinary course of business;

    - make any loan or investment in any person other than a wholly-owned subsidiary;

    - enter into any material contract providing for an exclusive arrangement for a term of more than one year;

    - enter into any agreement that could restrict Suiza from competing in any line of business or in any geographic area;

    - enter into any specified types of material contract;

    - enter into or extend any exclusive agreement for milk supply unless it terminates or can be terminated before December 31, 2001 without penalty;

    - dispose of any part of its investment in White Wave, Inc. or amend any agreements relating to that investment; or

    - agree in writing to do any of these things.

    Prior to the merger, Suiza is not permitted to:

    - take any action that would result in its stock being de-listed by the NYSE;

    - declare any dividends other than inter-company dividends in the ordinary course of business consistent with past practice;

    - amend its charter or bylaws in a way that adversely impacts the closing of the merger;

    - repurchase any shares of Suiza common stock during the 10 trading day period ending two business days prior to the closing date;

    - close or agree to an acquisition unless it does not present a material risk of making it more difficult to obtain any consents or approvals, including antitrust consents, required to close the merger; or

    - agree in writing to do any of these things.

CERTAIN EMPLOYEE BENEFIT MATTERS

    The merger agreement provides that Suiza will, for a period of one year from the date the merger occurs, provide compensation and employee benefits to current and former Dean employees who are, at the time of the merger closing, entitled to such compensation and benefits, which in the aggregate are substantially comparable to the compensation and benefits that Dean currently provides them. This agreement does not apply to employees covered by collective bargaining agreements, for whom Suiza

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
must only comply with the terms of the collective bargaining agreements. Suiza has also agreed to assume all deferred compensation, incentive compensation or vacation and other paid time off plans, policies or arrangements maintained or contributed to by Dean and any employment, consulting, retention, severance or similar agreement to which Dean is a party with any of its employees, in accordance with the terms in effect immediately prior to the merger. Suiza may revise such plans, policies or arrangements for benefits accruing after the merger occurs.

    The merger agreement also includes detailed covenants of both companies with respect to various other employee benefits matters.

INDEMNIFICATION OF DEAN'S DIRECTORS AND OFFICERS

    The merger agreement provides that:

    - all rights to indemnification existing in favor of directors, officers or employees of Dean in the certificate of incorporation or bylaws of Dean on April 4, 2001 as they relate to matters occurring through the date of the merger will survive the merger and will continue in full force and effect after the merger; and

    - for six years after the date the merger occurs, Suiza will maintain officers' and directors' liability insurance covering matters or events occurring prior to the effective time of the merger. This insurance must be no less favorable than the policies in effect on April 4, 2001, except that Suiza is not required to pay more than twice the amount of annual premiums paid by Dean prior to the merger.

ADDITIONAL COVENANTS IN THE MERGER AGREEMENT

    We have agreed to other covenants in the merger agreement, including the following:

    REASONABLE BEST EFFORTS COVENANT. We have each agreed to use our reasonable best efforts to take all actions and to do all things necessary, proper or advisable under the merger agreement and applicable law to complete the merger. Suiza agreed to use its reasonable best efforts to close the financing contemplated by its commitment letter, including the execution of the loan documents contemplated by the financing commitments on or before July 31, 2001, and to use the funds from the financing to complete the merger.

    AGREEMENT TO SEEK REGULATORY APPROVAL. We have each agreed to promptly make all filings under the Hart-Scott-Rodino Act regarding the merger, which we have, and to promptly make any other required submissions under that act. We have each additionally agreed to use our reasonable best efforts to cooperate with one another to (1) determine which filings and notifications are required to be made under applicable law, and which consents are required to be obtained from governmental entities in order to close the merger; (2) timely make all these filings and notifications and timely seek all these consents and (3) promptly respond to any request for information from any governmental entities.

    We have each agreed to use our reasonable best efforts to have lifted or terminated any order or judgment that would restrain or prevent the closing of the merger by December 31, 2001. We have also agreed to use our reasonable best efforts to take any steps necessary to avoid or eliminate all impediments under any antitrust law asserted by a governmental entity so that the merger may close as soon as possible and by December 31, 2001 at the latest.

    Additionally, we have agreed to divest or hold separate any of our respective businesses, product lines or assets, so long as the action is conditioned upon the merger closing and would not, in Suiza's opinion, have a material adverse effect on the combined company. Suiza specifically agreed to divest six specific milk processing plants and assets used to operate such plants if necessary in order to obtain consent under applicable antitrust laws. Dean agreed not to take any actions, such as divesting any assets or businesses, that would limit the combined company's freedom of action regarding its business, without Suiza's prior written consent.

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
    ADDITIONAL MUTUAL COVENANTS. The merger agreement also contains mutual covenants relating to the holding of our stockholder meetings, access to information and employees of the other party, and public announcements with respect to the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following discussion summarizes the anticipated material U.S. federal income tax consequences of the merger to you if you are a Dean stockholder. This discussion addresses only those stockholders who hold their shares of Dean common stock as a capital asset. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to particular Dean stockholders in light of their individual circumstances. It also does not describe all of the U.S. federal income tax consequences if you are subject to special rules, such as:

    - a financial institution;

    - a mutual fund;

    - a tax-exempt organization;

    - an insurance company;

    - a dealer in securities or foreign currencies;

    - a trader in securities who elects to apply a mark-to-market method of accounting;

    - a foreign holder;

    - a person who holds shares of Dean common stock as a hedge against currency risk or as part of a straddle, constructive sale or conversion transaction; or

    - a person who acquired shares of Dean common stock upon the exercise of warrants or employee stock options or otherwise as compensation.

    The following discussion is not binding on the Internal Revenue Service. It is based upon the Internal Revenue Code of 1986, as amended, and the related regulations, rulings and decisions in effect as of the date of this joint proxy statement/prospectus. All of these rules are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws and U.S. federal laws other than U.S. federal income tax laws, are not addressed.

    The merger has been structured so as to qualify as a tax-fee reorganization under Section 368(a) of the Internal Revenue Code. Assuming the merger qualifies as a tax-free reorganization, you will not be required to recognize a taxable gain on the Suiza common stock you receive in the merger. However, depending on how much you paid for your shares of Dean common stock, you may have taxable gain as a result of the cash you receive in the merger. The amount of that gain will be equal to the lesser of (1) the amount of cash you receive in the merger and (2) an amount equal to (a) the fair market value of the Suiza common stock and cash that you receive in the merger minus (b) your tax basis (which is generally equal to your cost) for the shares of Dean common stock that you are exchanging in the merger. If you own two or more blocks of Dean common stock acquired on different days and/or for different prices, this computation must be made separately for each such block. Any such gain will generally be a long-term capital gain if you held the shares of Dean common stock exchanged for more than one year. However, if the receipt of cash has the effect of a distribution of a dividend (determined by application of Section 302 of the Internal Revenue Code on a stockholder-by-stockholder basis), this gain will be treated as a dividend, and taxed as ordinary income, to the extent of your share of the undistributed accumulated earnings and profits of Dean. The likelihood of dividend treatment may depend on the value of the Suiza stock received in the merger compared to the amount of cash received in the merger. The likelihood of dividend treatment may also depend on whether you, or persons whose stock ownership is attributed to you, also hold Suiza common stock prior to the merger, and may depend on other factors. YOU SHOULD CONSULT YOUR TAX ADVISOR CONCERNING THE POSSIBILITY THAT ALL OR A PORTION OF THE CASH YOU RECEIVE IN EXCHANGE FOR YOUR DEAN COMMON STOCK WILL BE TREATED AS A DIVIDEND.

    Your aggregate tax basis in the Suiza common stock you receive in the merger will equal (1) your aggregate tax basis in the shares of Dean common stock you are exchanging minus (2) the amount of any cash consideration you receive, plus
(3) the amount of gain, if any, you recognize in the merger (including any portion of such gain that is treated as a dividend). The holding period of the Suiza common stock you receive generally will include the holding period of the shares of Dean common stock you exchanged.

    No fractional shares of Suiza common stock will be issued in the merger. If you receive cash in lieu of a fractional share, you will be treated as having received such fractional share in the merger and then having exchanged such fractional share for cash in a redemption by Suiza. You will generally recognize gain or loss on such a deemed redemption of the fractional share in an amount equal to the cash received minus your tax basis allocable to the fractional share. Any capital gain or loss will be long-term capital gain or loss if you held the common stock exchanged for more than one year.

    If you exercise your appraisal rights and receive a payment in cash for your Dean common stock, you will recognize capital gain or loss if you held the Dean common stock as a capital asset at the time the merger occurs. This gain or loss will be equal to (1) the amount of cash you receive minus (2) your aggregate tax basis for the shares of Dean common stock so sold, provided that the cash payment you receive is not treated as a dividend under Section 302 of the Internal Revenue Code. A sale of Dean common stock pursuant to an exercise of appraisal rights will not constitute a dividend if you own no stock in Suiza after the merger, either actually or constructively within the meaning of
Section 318 of the Internal Revenue Code. See "--Appraisal Rights" on page 55.

    Because Suiza's stockholders will not receive any cash or stock in the merger, the merger will not cause Suiza's stockholders to recognize any gain or loss.

    This discussion is intended to provide only a general summary of the material federal income tax consequences of the merger. This discussion is not a complete analysis or description of all potential federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. ACCORDINGLY, IF YOU ARE A DEAN STOCKHOLDER, SUIZA AND DEAN STRONGLY URGE YOU TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE OR LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO YOU OF THE MERGER.

AMENDMENT OF THE MERGER AGREEMENT

    We may amend the merger agreement at any time before or after approval by our respective stockholders. However, after the stockholders have approved the proposals, we cannot make an amendment to the merger agreement which requires further approval by stockholders without such approval.

    At any time before the merger occurs, we may, without stockholder approval:

    - extend the time in which any obligations of the other parties must be performed;

    - waive any inaccuracies in the representations and warranties; and

    - waive compliance with any of the agreements or conditions in the merger agreement.

ACCOUNTING TREATMENT

    The merger will be accounted for using the purchase method of accounting. Under this accounting method, Suiza will record Dean's assets and liabilities at their fair values, and, if the purchase price exceeds the total of these fair values, Suiza will record the excess as goodwill. Suiza will include Dean's revenues and expenses in its financial statements beginning on the date the merger occurs.

APPRAISAL RIGHTS

    If a corporation proposes to merge with another firm, stockholders are sometimes entitled to appraisal (or dissenters') rights when the transaction closes, depending on the circumstances. Appraisal rights give a stockholder the right to receive the fair value for its shares as determined in a judicial appraisal proceeding, instead of what is being paid in the merger.

    If you are a Dean stockholder, you do have appraisal rights under Delaware law in connection with the merger. If you are a Suiza stockholder, you are not entitled to appraisal rights under Delaware law in connection with the merger.

    If you are a Dean stockholder and you do not wish to accept the consideration to be paid under the merger agreement, you may elect to have the fair value of your Dean common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, judicially determined and paid in cash, together with a fair rate of interest, if any, provided that you comply strictly with the provisions and requirements of Section 262 of the Delaware General Corporation Law.

    The following discussion is not a complete statement of the law pertaining to appraisal rights under Delaware law, and is qualified in its entirety by the full text of Section 262, which is attached as Annex E to this joint proxy statement/prospectus. Each reference in Section 262 and in this summary to a "stockholder" means a record holder of the shares of Dean common stock who has asserted appraisal rights.

    Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, a corporation must notify each of its stockholders of record who were such as of the record date for the meeting and for whom appraisal rights are available, not less than 20 days prior to the meeting, that appraisal rights are available, and must include in the notice a copy of
Section 262. If you are a Dean stockholder, this joint proxy statement/prospectus constitutes notice to you of your appraisal rights. If you are a Dean stockholder and want to exercise appraisal rights or preserve the right to do so you should review carefully Annex E to this joint proxy statement/prospectus. If you fail to comply strictly with the procedures specified in Section 262 on a timely and proper basis you will lose your appraisal rights. The procedures for exercising your right to appraisal is complex, so we strongly encourage Dean's stockholders who consider exercising such rights to seek the advice of counsel.

    If you are a Dean stockholder and you wish to exercise your right to appraisal under Section 262 of the DGCL, you must satisfy each of the conditions listed below.

    - You must deliver to Dean a written demand for appraisal of your Dean shares before the vote on the merger agreement at the Dean stockholder meeting. This written demand for appraisal is in addition to and separate from any proxy or vote against the merger agreement. Merely voting against, abstaining from voting or failing to vote in favor of adoption of the merger agreement will not constitute a demand for appraisal within the meaning of Section 262.

    - You must not vote for adoption of the merger agreement. A failure to vote will satisfy this requirement, but a vote in favor of the merger agreement will constitute a waiver of your right of appraisal. Accordingly, if you want to maintain appraisal rights you must either check the "Against" box or the "Abstain" box on the proxy card or refrain from executing and returning the enclosed proxy card.

    - You must continuously hold the shares from the date of making the demand through the effective time of the merger. Accordingly, if you are a record holder of Dean stock when you make the written demand for appraisal but then transfer the Dean shares prior to the effective time of the merger you will lose your right to appraisal.

    If you make a demand for appraisal, you or someone on your behalf must give notice in your name as it appears on your Dean stock certificates, specifying your mailing address, the number of shares you own and your intention to demand appraisal. If your Dean shares are owned of record in a fiduciary capacity, for example by a trustee, guardian or custodian, the demand should be made in that capacity, and if the shares are owned of record by more than one person, for example in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may make a demand for appraisal on your behalf. However, the agent must identify you as the record owner or owners and expressly disclose the fact that, in making the demand, the agent is acting as agent for the owner or owners.

    A record holder, such as a broker who holds shares as nominee for several beneficial owners, may exercise appraisal rights with respect to the Dean shares held for one or more beneficial owners while not exercising the rights with respect to the Dean shares held for one or more other beneficial owners. The written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. If you are a Dean stockholder who holds shares in brokerage accounts or other nominee forms and you wish to exercise appraisal rights, we urge you to consult with your broker to determine the appropriate procedures for the nominee to make a demand for appraisal.

    If you elect to exercise appraisal rights, you must mail or deliver a written demand to: Dean Foods Company, 3600 North River Road, Franklin Park, Illinois 60131, Attention: Corporate Secretary.

    Within ten days after the effective time of the merger, Blackhawk, as the surviving corporation of the merger, must give written notice that the merger has become effective to each Dean stockholder who has complied with
Section 262. Within 120 days after the effective time, but not thereafter, either Blackhawk or any stockholder who has complied with the requirements of
Section 262 may file a petition in the Delaware Court of Chancery seeking a determination of the value of the shares of Dean common stock held by all dissenting stockholders. Blackhawk does not presently intend to file a petition, and if you seek to exercise appraisal rights you should not assume that Blackhawk will file a petition or that Blackhawk will initiate any negotiations with respect to the fair value of your shares. If you are a Dean stockholder and want to have your Dean shares appraised you should be prepared to initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262. Since Blackhawk has no obligation to file a petition, your failure to file a petition within the period specified could result in a loss of your appraisal rights. In any event, at any time within 60 days after the effective time, or at any time thereafter with the written consent of Blackhawk, if you demand appraisal you will have the right to withdraw your demand and to accept payment of the consideration provided in the merger agreement.

    If you comply with the provisions of Section 262 within 20 days after the effective time of the merger, you may request in writing and receive from Blackhawk a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Blackhawk must mail this statement to you within 10 days of receipt of your request.

    If you timely file a petition for an appraisal, the Delaware Chancery Court will hold a hearing on your petition. The court will determine whether you are entitled to appraisal rights and will appraise the "fair value" of your shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. Upon application of a petitioning former Dean stockholder, the Delaware Chancery Court may also order that all or a portion of the expenses incurred by any former Dean stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal. IF YOU ARE CONSIDERING SEEKING APPRAISAL YOU SHOULD BE AWARE THAT THE FAIR VALUE OF YOUR DEAN SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS, OR LESS THAN THE CONSIDERATION THAT YOU WOULD RECEIVE PURSUANT TO THE MERGER AGREEMENT IF YOU DID NOT SEEK APPRAISAL OF YOUR DEAN SHARES, AND THAT THE OPINION RENDERED BY GOLDMAN SACHS & CO. IS NOT AN OPINION AS TO FAIR VALUE UNDER
SECTION 262.

    In determining fair value, the Delaware Chancery Court is to take into account all relevant factors. In the case of WEINBERGER V. UOP, INC., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In the Weinberger case, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."
Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In CEDE & CO. V. TECHNICOLOR, INC., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value."

    If you properly demand an appraisal in compliance with Section 262 you will not, after the effective time of the merger, be entitled to vote the shares that are the subject of the demand for any purpose nor will you be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger).

    At any time before the 60th day after the effective time of the merger you will have the right to withdraw your demand for appraisal and to accept the terms offered in the merger. After this period, you may withdraw the demand for appraisal only with the consent of Blackhawk. If no petition for appraisal is filed with the Delaware Chancery Court within 120 days after the effective time of the merger, or if you withdraw the demand for appraisal as discussed in the preceding sentences, your rights to appraisal will cease, and you will be entitled to receive the merger consideration. You may withdraw your demand for appraisal by delivering to Blackhawk a written withdrawal of your demand for appraisal and acceptance of the merger at the following address: 2515 McKinney Avenue, Suite 1200, Dallas, Texas 75201, Attention: Corporate Secretary. No appraisal proceeding in the Delaware Chancery Court may be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and the approval may be conditioned upon terms the Delaware Chancery Court deems fair. If Blackhawk does not approve your request to withdraw a demand for appraisal when the approval is required and the Delaware Chancery Court does not approve the dismissal of an appraisal proceeding, you will be entitled to receive only the appraised value determined in the appraisal proceeding. This value could be lower than the value of the merger consideration.

    If you fail to comply strictly with the procedures set forth in Section 262 you will lose your statutory appraisal rights.

THE RELATED TRANSACTIONS

    In connection with the merger, Suiza has entered into an agreement with Dairy Farmers of America (DFA) to purchase DFA's 33.8% interest in Suiza Dairy Group in exchange for:

    - approximately $165 million in cash, subject to adjustment as described below;

    - a subordinated contingent promissory note in the original principal amount of $50 million payable only in the event that Suiza terminates or breaches one of its existing milk supply agreements with DFA prior to the twentieth anniversary of the merger date; and

    - six plants (and the operations associated with those plants) located in areas where Suiza's and Dean's operations overlap.

    Also as part of the consideration to be paid to DFA, Suiza intends to amend one of Suiza's current milk supply agreements with DFA to provide that if Suiza does not, within a specified period after closing, offer DFA the right to supply raw milk, or manage the supply of raw milk, to certain of Dean's dairy plants after the merger, Suiza could be required to pay up to $80 million of liquidated damages to DFA. Any such liquidated damages would be paid, without interest, over a five-year period and would reduce the principal amount of the $50 million contingent promissory note described above by an amount equal to approximately 25% of such payments.

    The cash portion of the purchase price is subject to adjustment based on
(1) DFA and its affiliate's pro rata share of the earnings of Suiza Dairy Group and the amount of distributions made by Suiza Dairy Group to DFA and one of its affiliates before the closing and (2) the level of current assets and current liabilities associated with the six processing plants to be transferred as part of the purchase price. In addition, the parties will increase or decrease the cash portion of the purchase price based on the amount of earnings (before interest expense, taxes and depreciation and amortization) that the six processing plants are reasonably expected to generate. Instead of an adjustment to the cash portion of the purchase price based on such earnings, Suiza and DFA may agree to the transfer of additional dairy operations to DFA, or some combination of cash and additional dairy operations. Suiza intends to pay the cash portion of the purchase price using proceeds from a loan under its new credit facility. See "Risk Factors--Risks Relating to the Merger--Suiza may not be able to obtain the financing needed for the merger on favorable terms" on page 23 and "Where You Can Find More Information" on page 98.

    The promissory note will have a term of twenty years and will bear interest based on the consumer price index. Interest will not be paid in cash. Instead, interest will be added to the principal amount of the note annually, up to a maximum principal amount of $120 million. Suiza may prepay the note in whole or in part at any time, without penalty. DFA may require Suiza to pay the note in full if Suiza materially breaches or terminates one of its milk supply agreements with DFA without renewal or replacement with another milk supply agreement with DFA. Suiza may terminate the note in the event DFA materially breaches or terminates one of its milk supply agreements without renewal or replacement with another milk supply agreement with Suiza, or if DFA becomes insolvent, enters bankruptcy, liquidates or dissolves. The note will expire at the end of twenty years, without any obligation by Suiza to pay any portion of the principal or interest.

    The six dairy plants to be transferred are located where Suiza and Dean have overlapping operations. The plants are Dean's Barber Dairies fluid milk plant in Birmingham, Alabama; Suiza's Velda Farms plant in Miami, Florida; Suiza's Velda Farms plant in Winter Haven, Florida; Dean's H. Meyer Dairy Company plant in Cincinnati, Ohio; Dean's Coburg Dairy, Inc. plant in North Charleston, South Carolina; and Dean's Cream O Weber Dairy, Inc. plant in Salt Lake City, Utah. See "--Additional Covenants in the Merger Agreement" on page 52 for a discussion of covenants and agreements in the merger agreement that are related to the transfer of these properties, and "Risk Factors--Risks Relating to the Merger--The merger could be delayed if the related transactions fail to close" on page 23.

    DFA has assigned its right to acquire the six plants to National Dairy Holdings, LP, in which DFA owns a minority interest. Therefore, when the merger occurs, Suiza expects to transfer the six plants to National Dairy rather than to DFA.

    Suiza's proposed acquisition of DFA's minority interest in Suiza Dairy Group is contingent on, and is expected to occur simultaneously with, the completion of the merger. However, completion of the transaction with DFA is not a condition to completion of the merger.

    This discussion of the related transactions assumes the terms of certain amendments to Suiza's agreements with DFA that the parties expect to sign prior to the time of the merger.

               COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

    Suiza's common stock and Dean's common stock are both listed on the New York Stock Exchange. Suiza's ticker symbol on the NYSE is "SZA" and Dean's ticker symbol on the NYSE is "DF". The following table shows, for the calendar periods indicated, the high and low sales prices per share of Suiza common stock and Dean common stock, as reported on the NYSE composite tape, and the cash dividends per share.

                                                   SUIZA COMMON STOCK               DEAN COMMON STOCK
                                             ------------------------------   ------------------------------
                                               HIGH       LOW      DIVIDEND     HIGH       LOW      DIVIDEND
                                             --------   --------   --------   --------   --------   --------
1998
  First quarter............................   $67.00     $55.00     $0.00      $60.69     $48.88     $0.200
  Second quarter...........................    63.00      53.31      0.00       55.75      45.13      0.200
  Third quarter............................    61.25      26.50      0.00       57.44      41.00      0.210
  Fourth quarter...........................    51.63      25.69      0.00       50.00      39.50      0.210

1999
  First quarter............................   $50.25     $32.56     $0.00      $41.88     $33.38     $0.210
  Second quarter...........................    41.88      29.63      0.00       42.19      32.94      0.210
  Third quarter............................    40.69      30.00      0.00       44.31      38.75      0.220
  Fourth quarter...........................    39.75      32.63      0.00       46.56      34.63      0.220

2000
  First quarter............................   $44.88     $36.00     $0.00      $39.75     $22.38     $0.220
  Second quarter...........................    49.00      37.81      0.00       34.44      23.63      0.220
  Third quarter............................    52.44      44.50      0.00       35.88      28.44      0.225
  Fourth quarter...........................    51.50      40.44      0.00       34.88      26.00      0.225

2001
  First quarter............................   $50.57     $42.00     $0.00      $38.50     $28.06     $0.225
  Second quarter...........................    56.85      43.80      0.00       42.90      32.25      0.225
  Third quarter............................

    On April 4, 2001, the last full trading day prior to the public announcement of the merger, the closing price for Suiza's common stock was $46.44. The closing price for Dean's common stock was $32.50 on that same day. On
            , 2001, the closing price was $      for Suiza's common stock and
$            for Dean's common stock. WE URGE YOU TO OBTAIN CURRENT MARKET
QUOTATIONS FOR SUIZA'S COMMON STOCK AND DEAN'S COMMON STOCK BEFORE MAKING ANY DECISION ON THE MERGER.

    When the merger occurs, Suiza will change its name to "Dean Foods Company." In connection with the name change, Suiza's trading symbol on the NYSE will change from "SZA" to "DF".

    The merger agreement permits Dean to declare its regular quarterly cash dividends to stockholders, based on record dates of May 25, 2001, August 24, 2001 and November 23, 2001, if the merger has not occurred by those dates. Dean declared a dividend of $0.225 per share to stockholders of record on May 25, 2001, which was paid on June 15, 2001. If Dean declares a dividend on one of these dividend record dates and the closing of the merger occurs prior to the payment of the dividends, Suiza will pay these dividends on the scheduled payment date to Dean's stockholders of record as of the particular dividend record date. Suiza has not paid dividends on its common stock in the past and does not expect to in the foreseeable future.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

    The pro forma financial information of Suiza shown under this heading for the year ended December 31, 2000 and the three months ended March 31, 2001 is derived from the historical financial statements of Suiza and Dean and gives effect to the merger and the related transactions. The Dean historical financial information included in the pro forma financial information for the year ended December 31, 2000 is derived from Dean's results of operations for the twelve months ended November 26, 2000. The Dean historical financial information included in the pro forma financial information for the three months ended
March 31, 2001 is derived from Dean's results of operations for the three months ended February 25, 2001. Dean's actual fiscal year ends on the last Sunday of May. The pro forma balance sheet data shown under this heading is presented as if the merger and the related transactions had occurred on March 31, 2001 and the pro forma income statement data shown under this heading assumes the merger and the related transactions occurred on January 1, 2000.

    The merger will be treated as a purchase business combination for accounting purposes, and the Dean assets acquired and liabilities assumed will be recorded at their fair value. The actual purchase price for the acquisition of Dean cannot be determined yet since the acquisition has not yet been completed. Holders of Dean common stock will receive a combination of cash and Suiza common stock for each share of Dean common stock they own as of the closing of the merger. For the purpose of the following pro forma financial information, we have assumed that Suiza's common stock price is $47.83 (based on an average of closing prices for Suiza's common stock from April 2, 2001 through April 10,
2001) and that 35.6 million shares of Dean common stock are outstanding at the date of the merger. The allocations of the purchase price to Dean's assets, intangible assets and liabilities are only preliminary allocations based on estimates of fair values and will change when actual fair values are determined.

    The pro forma statements of income shown under this heading do not include cost savings from synergies which may be achievable subsequent to the closing of the merger or the impact of non-recurring items directly related to the merger.

    The pro forma financial information shown under this heading is unaudited, is presented for informational purposes only, is not necessarily indicative of the financial position or results of operations that would actually have occurred had the merger or the related transactions been consummated as of the dates or at the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position. The pro forma financial information shown under this heading and the accompanying notes should be read together with the historical financial statements and related notes contained in the annual reports and other information that we have filed with the Securities and Exchange Commission and incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information" on page 98.

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                        (IN THOUSANDS EXCEPT SHARE DATA)
                          YEAR ENDED DECEMBER 31, 2000

                                                                        RECLASSIFICATION   PURCHASE OF
                            HISTORICAL    HISTORICAL      ACQUISITION     OF DIVESTED       MINORITY
                               SUIZA         DEAN           OF DEAN      OPERATIONS[F]      INTEREST      PRO FORMA
                            -----------   ----------      -----------   ----------------   -----------   -----------
Net sales.................  $ 5,756,303   $4,155,044[a]   $        --       $(527,663)       $     --    $ 9,383,684
Cost of sales.............    4,330,067    3,162,295[a]                      (399,135)                     7,093,227
                            -----------   ----------      -----------       ---------        --------    -----------
Gross profit..............    1,426,236      992,749               --        (128,528)             --      2,290,457

Operating costs and
  expenses:
  Selling and
    distribution..........      812,274      607,960[a]                       (91,474)                     1,328,760
  General and
    administrative........      182,570      131,618                          (16,138)         (1,000)[g]     297,050
  Amortization of
    intangibles and other
    assets................       52,441       22,271          (12,526)[c]        (3,760)                      58,426
  Plant closing and other
    costs.................        3,388        6,078                           (2,948)                         6,518
  Litigation settlement
    costs.................        7,500                                                                        7,500
                            -----------   ----------      -----------       ---------        --------    -----------
    Total operating costs
      and expenses........    1,058,173      767,927          (12,526)       (114,320)         (1,000)     1,698,254
                            -----------   ----------      -----------       ---------        --------    -----------

Operating income..........      368,063      224,822           12,526         (14,208)          1,000        592,203

Other (income) expense:
  Interest expense, net...      112,586       60,606           85,666[d]                       15,734[h]     274,592
  Finance charges on trust
    issued preferred
    securities............       33,595                                                                       33,595
  Equity in earnings of
    unconsolidated
    affiliates............      (11,453)                                                                     (11,453)
  Income on divested
    operations............                                                     (8,706)          8,706[g]
  Other income, net.......         (630)     (10,000)[b]                         (188)                       (10,818)
                            -----------   ----------      -----------       ---------        --------    -----------
    Total other (income)
      expense.............      134,098       50,606           85,666          (8,894)         24,440        285,916
                            -----------   ----------      -----------       ---------        --------    -----------

Income from continuing
  operations before income
  taxes...................      233,965      174,216          (73,140)         (5,314)        (23,440)       306,287
Income taxes..............       90,303       66,689          (29,089)[e]        (5,314)       (5,894)[e]     116,695
Minority interest in
  earnings................       29,911                                                       (29,340)[g]         571
                            -----------   ----------      -----------       ---------        --------    -----------
Income from continuing
  operations..............  $   113,751   $  107,527      $   (44,051)      $      --        $ 11,794    $   189,021
                            ===========   ==========      ===========       =========        ========    ===========

Earnings per share from
  continuing operations:
Basic.....................  $      4.03                                                                  $      4.35
Diluted...................  $      3.68                                                                  $      4.02

Average common shares:
Basic.....................   28,195,043                    15,270,396                                     43,465,439[i]
Diluted...................   36,671,264                    15,699,395                                     52,370,659[j]

 See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income.

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                        (IN THOUSANDS EXCEPT SHARE DATA)
                       THREE MONTHS ENDED MARCH 31, 2001

                                                                  RECLASSIFICATION   PURCHASE OF
                         HISTORICAL    HISTORICAL   ACQUISITION     OF DIVESTED       MINORITY
                            SUIZA         DEAN        OF DEAN      OPERATIONS[F]      INTEREST      PRO FORMA
                         -----------   ----------   -----------   ----------------   -----------   -----------
Net sales..............  $ 1,474,352   $1,093,305[a] $        --     $(134,392)        $    --     $ 2,433,265
Cost of sales..........    1,117,837      844,465[a]                  (101,776)                      1,860,526
                         -----------   ----------   -----------      ---------         -------     -----------
Gross profit...........      356,515      248,840            --        (32,616)             --         572,739
Operating costs and
  expenses:
  Selling and
    distribution.......      207,560      161,660[a]                   (23,294)                        345,926
  General and
    administrative.....       50,893       35,503                       (3,908)           (250)[g]      82,238
  Amortization of
    intangibles and
    other assets.......       13,341        5,728        (3,288)[c]         (845)                       14,936
  Plant closing and
    other costs........          843                                                                       843
                         -----------   ----------   -----------      ---------         -------     -----------
    Total operating
      costs and
      expenses.........      272,637      202,891        (3,288)       (28,047)           (250)        443,943
                         -----------   ----------   -----------      ---------         -------     -----------
Operating income.......       83,878       45,949         3,288         (4,569)            250         128,796
Other (income) expense:
  Interest expense,
    net................       27,302       18,649        22,004[d]                       3,864[h]       71,819
  Finance charges on
    trust issued
    preferred
    securities.........        8,395                                                                     8,395
  Equity in earnings of
    unconsolidated
    affiliates.........       (1,673)                                                                   (1,673)
  Income on divested
    operations.........                                                 (2,978)          2,978[g]
  Other income, net....          691                                                                       691
                         -----------   ----------   -----------      ---------         -------     -----------
    Total other
      (income)
      expense..........       34,715       18,649        22,004         (2,978)          6,842          79,232
                         -----------   ----------   -----------      ---------         -------     -----------
Income from continuing
  operations before
  income taxes.........       49,163       27,300       (18,716)        (1,591)         (6,592)         49,564
Income taxes...........       18,667       10,646        (7,392)[e]       (1,591)       (1,446)[e]      18,884
Minority interest in
  earnings.............        6,979                                                    (6,865)[g]         114
                         -----------   ----------   -----------      ---------         -------     -----------
Income from continuing
  operations...........  $    23,517   $   16,654   $   (11,324)     $      --         $ 1,719     $    30,566
                         ===========   ==========   ===========      =========         =======     ===========
Earnings per share from
  continuing
  operations:
Basic..................  $      0.86                                                               $      0.72
Diluted................  $      0.81                                                               $      0.69
Average common shares:
Basic..................   27,355,220                 15,270,396                                     42,625,616[i]
Diluted................   35,784,850                 15,918,334                                     51,703,184[j]

 See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in thousands except share data)

[a] The Emerging Issues Task Force of the Financial Accounting Standards Board
    Issue No. 00-10 "Accounting for Shipping and Handling Fees and Costs" became effective for Dean in the fourth quarter of its fiscal year ended May 27, 2001. This resulted in a reclassification to Dean's income statement for its fiscal year ended May 27, 2001; however this reclassification has not been reflected in the historical Dean amounts in these pro forma financial statements. If this reclassification were recorded in these pro forma statements, it would have had the effect of increasing the following line items on the income statement for the periods presented. There is no net impact to Dean's operations as a result of this reclassification.

                                                                  THREE MONTHS
                                                YEAR ENDED            ENDED
                                             DECEMBER 31, 2000   MARCH 31, 2001
                                             -----------------   ---------------
Net sales..................................       $38,249            $10,589
Cost of sales..............................         2,994                820
Selling and distribution...................        35,255              9,769

[b] On December 1, 2000, Dean sold a $30 million subordinated note which was received as part of the proceeds from the sale of Dean's vegetable segment in Dean's 1999 fiscal year, for cash proceeds of $10 million. Due to the uncertainty of the collectibility of the note, the note was originally valued at a nominal amount. As a result of the sale, Dean reversed
    $10 million of the original reserve against the note, resulting in a $10 million pre-tax gain in its second quarter of fiscal 2001.

[c] Pro forma adjustment to eliminate Dean's historical amortization of goodwill, net of the amounts related to Dean's divested operations.

    On June 29, 2001, the Financial Accounting Standards Board issued a new business combinations financial accounting standard and a new intangible asset financial accounting standard. The new business combinations financial accounting standard and the portion of the new intangible asset financial accounting standard related to the elimination of the requirement to amortize goodwill and intangibles with indefinite lives, are effective for acquisistions completed after June 30, 2001 and therefore no amortization for goodwill or intangibles with indefinite lives has been included for the purchase of Dean. The remaining provisions of the new intangible asset financial accounting standard which will discontinue the requirement to amortize existing goodwill and existing intangibles with indefinite lives for business combinations completed prior to June 30, 2001 are not effective for Suiza until January 1, 2002. Since these remaining provisions are not yet effective, Suiza will continue to amortize historical goodwill and intangibles with indefinite lives until January 1, 2002 when such amortization will cease. No pro forma adjustment has been included for the elimination of historical Suiza amortization of goodwill and intangibles with indefinite lives.

    Suiza has not completed an assessment of the fair value of assets and liabilities of Dean and the related business integration plans. Suiza expects that the ultimate purchase price allocation will include adjustments to the fair values of depreciable tangible assets, allocations of a portion of the purchase price to identifiable intangible assets (some of which will have indefinite lives) and adjustments to the carrying value of certain liabilities. Accordingly, to the extent that such assessments indicate that the fair value of the assets and liabilities differ from their net book values, such difference would adjust the amounts allocated to those assets and liabilities and would change the amounts allocated to goodwill. Assuming a weighted average useful life of depreciable assets of 15 years, every $5 million of excess purchase price which is reallocated between depreciable assets and goodwill will result in a change in depreciation expense for the year ended December 31, 2000 of approximately $0.3 million.

[d] Pro forma adjustment to reflect interest expense on the new credit facility borrowings and estimated additional borrowings under the receivable-backed loan, partially offset by the elimination of interest expense related to the debt repaid, as follows:

                                                          YEAR ENDED
                                                         DECEMBER 31,    THREE MONTHS ENDED
                                                             2000          MARCH 31, 2001
                                                         -------------   ------------------
Interest on proceeds under new credit facility assuming
  a weighted average interest rate of 9.13% for the
  year and 8.97% for the three month period............    $171,588           $ 42,143
Interest on estimated additional borrowings under
  receivable-backed loan assuming a weighted average
  interest rate of 6.92% for the year and 6.38% for the
  three month period...................................      15,595              3,594
Letter of credit and commitment fees...................       3,774                919
Amortization of fair value adjustment on Dean's debt...       6,835              1,670
Amortization of deferred financing costs...............       7,293              1,823
Less historical interest expense on the following debt
  repaid:
  Suiza's credit facility, including letter of credit
    and commitment fees................................     (98,266)           (23,050)
  Amortization of deferred financing costs.............      (2,257)              (566)
  Dean's commercial paper..............................     (18,896)            (4,529)
                                                           --------           --------
Pro forma adjustment to interest expense on debt
  facilities...........................................    $ 85,666           $ 22,004
                                                           ========           ========

    A 0.125% increase in the interest rate on the new credit facility and the estimated additional borrowings under the receivable-backed loan would increase interest expense by $2.8 million and $0.7 million for the year ended December 31, 2000 and the three months ended March 31, 2001, respectively.

[e] Pro forma adjustment to reflect income taxes at an estimated overall effective rate of 38.1%.

[f] Pro forma adjustment to reclassify the operations of the six milk processing plants to be divested to a single line item, "Income on divested operations."

[g] Pro forma adjustment to reflect Suiza's acquisition of DFA's minority interest in Suiza Dairy Group and the elimination of the minority interest charge related to DFA's minority interest. In addition, management fees payable to DFA of $1 million and $0.25 million for the year ended
    December 31, 2000 and the three months ended March 31, 2001, respectively, have been eliminated.

[h] Pro forma adjustment to reflect interest expense on $172.3 million in borrowings under the new credit facility to fund the purchase, assuming a weighted average interest rate of 9.13% and 8.97% for the year ended December 31, 2000 and the three months ended March 31, 2001, respectively. These borrowings will be used to pay the cash portion of consideration (as adjusted for DFA's share of undistributed earnings after January 1, 2001) to purchase DFA's minority interest in Suiza Dairy Group.

[i] Pro forma shares reflect historical Suiza basic shares adjusted for the issuance of shares to Dean stockholders in connection with the merger.

[j] Pro forma shares reflect historical Suiza diluted shares adjusted for the issuance of shares to Dean stockholders in connection with the merger, and the dilutive impact of Dean stock options being converted to Suiza options in connection with the merger.

    These pro forma statements of income do not include adjustments to reflect cost savings from synergies which may be achieveable subsequent to the closing of the merger or the impact of non-recurring items directly related to the merger. In connection with the refinancing of existing credit facilities, Suiza will record an extraordinary loss of $5.3 million, net of income taxes of $3.2 million, related to the write-off of unamortized deferred financing costs of the old credit facility. Suiza will also recognize an estimated gain of $22.1 million, net of income taxes of $14.0 million, on the sale of existing Suiza plants to DFA in connection with the purchase of DFA's minority interest in Suiza Dairy Group.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                        (IN THOUSANDS EXCEPT SHARE DATA)
                              AS OF MARCH 31, 2001

                                                                         RECLASSIFICATION OF   PURCHASE OF
                             HISTORICAL   HISTORICAL   ACQUISITION            DIVESTED          MINORITY
                               SUIZA         DEAN        OF DEAN            OPERATIONS[D]      INTEREST[E]   PRO FORMA
                             ----------   ----------   -----------       -------------------   -----------   ----------
Current assets:
  Cash and cash
    equivalents...........   $   21,089   $   41,029   $       --             $      --         $      --    $   62,118
  Receivables, net of
    allowance for doubtful
    accounts..............      503,723      330,212                            (39,956)                        793,979
  Inventories.............      188,180      223,747        9,679 [a]           (10,073)                        411,533
  Refundable income
    taxes.................        3,084                                                                           3,084
  Deferred income taxes...       49,573       43,229       (2,469)[a]                                            90,333
  Prepaid expenses and
    other current
    assets................       25,295       31,904                             (1,004)                         56,195
                             ----------   ----------   ----------             ---------         ---------    ----------
    Total current
      assets..............      790,944      670,121        7,210               (51,033)               --     1,417,242
Property, plant and
  equipment, net..........    1,002,431      920,393                           (119,322)                      1,803,502
Carrying value of assets
  to be divested..........                                                      222,618          (222,618)
Intangible and other
  assets..................    1,950,352      711,502      907,499 [a],[b],[c]       (102,254)     (73,763)    3,393,336
                             ----------   ----------   ----------             ---------         ---------    ----------
    Total.................   $3,743,727   $2,302,016   $  914,709             $ (49,991)        $(296,381)   $6,614,080
                             ==========   ==========   ==========             =========         =========    ==========

Current liabilities:
  Accounts payable and
    accrued expenses......   $  561,486   $  439,500   $   27,706 [a],[c]      $ (37,448)       $      --    $  991,244
  Income taxes payable....        3,306       41,061       (5,257)[a],[b]                          14,036        53,146
  Current portion of long-
    term debt.............      135,940        5,086      (11,050)[c]                                  --       129,976
                             ----------   ----------   ----------             ---------         ---------    ----------
    Total current
      liabilities.........      700,732      485,647       11,399               (37,448)           14,036     1,174,366
Long-term debt............    1,163,338      972,771      770,155 [a],[c]                         172,338[c]  3,078,602
Other long-term
  liabilities.............       45,378       35,319       60,459 [a]                                           141,156
Deferred income taxes.....      125,610       99,410        3,879 [a]           (12,543)                        216,356
Mandatorily redeemable
  convertible trust issued
  preferred securities....      584,177                                                                         584,177
Minority interest in
  subsidiaries............      512,577                                                          (498,592)       13,985
Stockholders' equity......      611,915      708,869       68,817 [a],[b]                          15,837     1,405,438
                             ----------   ----------   ----------             ---------         ---------    ----------
    Total.................   $3,743,727   $2,302,016   $  914,709             $ (49,991)        $(296,381)   $6,614,080
                             ==========   ==========   ==========             =========         =========    ==========

     See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands except share data)

(a) In connection with the merger, Suiza will pay each Dean stockholder $21.00 in cash per share and issue 0.429 shares of Suiza common stock for each share of Dean common stock held (35.6 million shares in total as of March 31, 2001). If Suiza's stock price is below $32.71 at the time of the merger, the mix of stock and cash to be delivered to each Dean stockholder will be adjusted. In addition, based on Suiza's stock price as of March 31, 2001, Suiza will issue approximately 0.866 Suiza stock options for each outstanding stock option of Dean.

    The following summarizes the total assumed purchase price and related preliminary allocation to the net assets acquired:

Total purchase price:
  Fair value of common stock issued based on an average
    Suiza share price of $47.83.............................  $  730,320
  Cash consideration........................................     747,502
  Fair value of exchange stock options issued...............      52,656
  Estimated Suiza transaction costs.........................      31,000
                                                              ----------
    Net purchase price......................................  $1,561,478
                                                              ==========

Purchase price allocation:
  Net purchase price........................................  $1,561,478
  Historical net assets acquired............................    (708,869)
  Estimated Dean transaction costs, net of tax..............      25,000
                                                              ----------
  Excess purchase price.....................................     877,609
  Adjustment of Dean's senior notes to fair value...........     (67,891)
  Adjustment of Dean's employee benefit plan liabilities and other liabilities:
    Current amounts.........................................       3,201
    Non-current amounts.....................................      60,459
  Adjustment of Dean's interest rate swaps to fair value....      (2,750)
  Adjustment of Dean's inventory to FIFO....................      (9,679)
  Deferred tax effect of fair value adjustments.............       6,348
                                                              ----------
  Excess purchase price allocated to goodwill...............  $  867,297
                                                              ==========

    Suiza has not completed an assessment of the fair value of assets and liabilities of Dean and the related business integration plans. Suiza expects that the ultimate purchase price allocation will include adjustments to the fair values of depreciable tangible assets, allocations of a portion of the purchase price to identifiable intangible assets (some of which will have indefinite lives) and adjustments to the carrying value of certain liabilities, including the establishment of any potential liabilities associated with business integration plans and termination and change in control benefits. Accordingly, to the extent that such assessments indicate that the fair value of the assets and liabilities differ from their net book values, such differences would be allocated to those assets and liabilities and would change the amounts allocated to goodwill.

(b) In connection with the refinancing of existing credit facilities discussed in (c) below, Suiza will record an extraordinary loss of $5.3 million, net of income taxes of $3.2 million, related to the write-off of unamortized deferred financing costs of the old credit facility.

(c) In connection with the merger, Suiza will enter into a new credit facility, will expand its receivable-backed loan facility, and will refinance certain indebtedness.

    The following table summarizes the sources and uses of the borrowings under the new credit facility and the increase in the receivable-backed loan:

                                                                     PURCHASE OF
                                                       ACQUISITION    MINORITY
                                                         OF DEAN      INTEREST       TOTAL
                                                       -----------   -----------   ----------
Sources:
  Proceeds from the new credit facility.............   $1,879,392      $172,338    $2,051,730
  Proceeds from the receivable-backed loan..........      225,278                     225,278
                                                       ----------      --------    ----------
  Total sources.....................................   $2,104,670      $172,338    $2,277,008
                                                       ==========      ========    ==========
Uses:
  Repayment of existing Suiza credit facility,
    including accrued interest of $1.5 million......   $1,028,836      $     --    $1,028,836
  Repayment of Dean commercial paper and existing
    debt on the six divested plants, including
    accrued interest of $1 million..................      251,332                     251,332
  Payment of cash consideration to Dean
    stockholders....................................      747,502                     747,502
  Payment of cash consideration to acquire DFA
    minority interest...............................                    172,338       172,338
  Payment of estimated financing costs on new credit
    facility........................................       46,000                      46,000
  Payment of estimated Suiza transaction costs......       31,000                      31,000
                                                       ----------      --------    ----------
  Total Uses........................................   $2,104,670      $172,338    $2,277,008
                                                       ==========      ========    ==========

    The $46 million of estimated financing costs are included in "Intangible and other assets" in the pro forma balance sheet.

(d) Represents the reclassification to a single line item, "Carrying value of assets to be divested," of the historical carrying values of the net assets of six divested milk processing plants as part of the purchase price for DFA's minority interest in Suiza Dairy Group.

(e) Reflects the acquisition of DFA's minority interest in Suiza Dairy Group for estimated consideration of approximately $412.3 million consisting of
    (i) $172.3 million in cash (as adjusted for DFA's share of undistributed earnings after January 1, 2001) and (ii) the net assets of six milk processing plants at fair value. The estimated consideration does not include any amounts related to agreements with DFA related to the subordinated contingent promissory note or the contingent liability for liquidated damages under an amendment to one of Suiza's milk supply agreements. As a result of the acquisition of DFA's minority interest in Suiza Dairy Group and the related sale of Suiza plants, Suiza will recognize an estimated gain of $22.1 million, net of income taxes of $14.0 million. In addition, Suiza will also recognize an additional reduction in equity of $6.2 million to fully recognize an accumulated other comprehensive loss on interest rate swaps that had previously been partially allocated to DFA's minority interest in Suiza Dairy Group.

                         OPINIONS OF FINANCIAL ADVISORS

OPINION OF DEAN'S FINANCIAL ADVISOR

OPINION OF GOLDMAN, SACHS & CO.

    On April 4, 2001, Goldman Sachs delivered its oral opinion, which it subsequently confirmed in a written opinion dated April 4, 2001, to Dean's board of directors that, as of April 4, 2001, the per share merger consideration to be received by Dean's stockholders was fair from a financial point of view to Dean's stockholders.

    THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS, DATED APRIL 4, 2001, ATTACHED AS ANNEX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS, INCLUDES GOLDMAN SACHS' ASSUMPTIONS, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION. GOLDMAN SACHS PROVIDED ITS ADVISORY SERVICES AND ITS OPINION FOR THE INFORMATION AND ASSISTANCE OF DEAN'S BOARD OF DIRECTORS IN CONNECTION WITH ITS CONSIDERATION OF THE MERGER. IT IS NOT A RECOMMENDATION AS TO HOW ANY DEAN STOCKHOLDERS SHOULD VOTE AT DEAN'S STOCKHOLDER MEETING OR WITH RESPECT TO THE MERGER. IF YOU ARE A DEAN STOCKHOLDER, YOU SHOULD READ THE OPINION IN ANNEX B.

    In connection with its opinion, Goldman Sachs reviewed, among other things:

    - the merger agreement;

    - Dean's annual reports to stockholders and annual reports on Form 10-K for the five fiscal years ended May 28, 2000 and Suiza's annual reports to stockholders and annual reports on Form 10-K for the five years ended December 31, 2000;

    - a number of Dean's and Suiza's interim reports to stockholders and quarterly reports on Form 10-Q;

    - a number of other communications from Dean and Suiza to their respective stockholders; and

    - a number of internal financial analyses and forecasts for Dean prepared by its management and for Suiza prepared by its management, both of which included certain cost savings, operating synergies and impacts of proposed divestitures projected by the managements of Dean and Suiza to result from the merger and the related transactions, including, in the case of those forecasts provided by Suiza's management, as adjusted by Dean's management (referred to below as the synergies and divestiture impacts).

    Goldman Sachs also held discussions with members of Dean's and Suiza's senior managements regarding their assessments of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of each of their companies. In addition, Goldman Sachs reviewed the reported price and trading activity for Dean's common stock and Suiza's common stock, compared certain financial and stock market information for Dean and Suiza with similar information for certain other companies the securities of which are publicly traded, and reviewed the financial terms of certain recent business combinations in the dairy, commodity food and branded food and beverage industries specifically and in other industries generally. Goldman Sachs also performed such other studies and analyses that it considered appropriate.

    Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by it and assumed the accuracy and completeness of that financial, accounting and other information for purposes of rendering its opinion. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Dean or Suiza, nor was any provided to Goldman Sachs. Goldman Sachs assumed, with the consent of Dean's board of directors, that the internal financial forecasts prepared by Dean's and Suiza's managements, including the synergies and divestiture impacts, were reasonably prepared on a basis reflecting the then best currently available estimates and judgments of Dean and Suiza. Goldman Sachs also assumed that all material governmental, regulatory or other consents and approvals necessary to close the merger will be obtained without any adverse effect on Dean, Suiza or the combined company or the contemplated benefits of the merger.

    In addition, Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with Dean.

    The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing its opinion to Dean's board of directors. Some of the summaries of the financial analyses include information presented in table format. You should read the tables together with the full text of each summary. The tables alone do not constitute a complete description of the financial analyses.

    HISTORICAL TRADING ANALYSIS. Goldman Sachs reviewed the historical trading prices and volumes for Dean's and Suiza's common stock from April 3, 1998 through April 3, 2001. This analysis showed that the weighted average trading price of Dean's common stock was $34.21 for the last three months of this period, $32.43 for the last six months of this period, $31.45 for the last year of this period and $37.48 for the entire three-year period. The weighted average trading prices of Suiza's common stock was $47.37 for the last three months of this period, $46.25 for the last six months of this period, $46.09 for the last year of this period and $41.17 for the entire three-year period.

    SELECTED COMPANIES ANALYSIS. Goldman Sachs reviewed and compared certain financial and stock market information for Dean with 14 selected publicly traded food industry companies with an equity market capitalization ranging from approximately $320 million to approximately $4 billion, referred to in the table below as mid-cap food industry companies, and 14 selected publicly traded food industry companies with equity market capitalizations of more than $9 billion, referred to in the table below as large-cap food industry companies. Goldman Sachs selected these companies because they are publicly traded companies with operations that for purposes of this analysis may be considered similar to Dean. However, none of the companies used in the selected companies analysis is identical to Dean or Suiza. The market data and financial information were based on publicly available financial statements and the earnings estimates were based on analysts' estimates from IBES, Inc., a data service that compiles estimates of securities research analysts.

    The following table presents Dean's enterprise value (which is composed of Dean's equity market capitalization, together with its outstanding debt net of cash) as a multiple of Dean's latest twelve months of (1) sales, (2) earnings before interest, taxes, depreciation and amortization (EBITDA), and
(3) earnings before interest and taxes (EBIT). The table also presents Dean's price-to-projected earnings ratios for calendar years 2001 and 2002, based on an assumed Dean stock price and assumed total merger consideration. The table then compares this Dean information to the means and medians presented for the selected mid-cap and large-cap food industry companies as a group.

                                                              ENTERPRISE VALUE MULTIPLES                CALENDARIZED
                                                                          OF                           PRICE/EARNINGS
                                                                 LATEST TWELVE MONTHS                    MULTIPLES
                                                         ------------------------------------      ----------------------
                                                          SALES         EBITDA         EBIT          2001          2002
                                                         --------      --------      --------      --------      --------
Dean(1)................................................     0.5x          6.1x          9.4x         11.7x         10.3x
Dean(2)................................................     0.6           7.1          11.0          14.8          13.0

Mid-cap Food Industry Companies:
  Mean.................................................     1.4x         10.7x         13.5x         14.9x         12.8x
  Median...............................................     1.0           9.1          14.0          13.0          10.4

Large-cap Food Industry Companies:
  Mean.................................................     2.1x         11.2x         14.2x         19.6x         17.8x
  Median...............................................     1.9          10.4          13.2          19.3          17.8

------------------------------

(1) Based on Dean's closing stock price per share of $32.53 on April 3, 2001.

(2) Based on Suiza's closing stock price per share of $46.39 on April 3, 2001, which stock price would yield total merger consideration per share to Dean stockholders of $40.90, which is the sum of (a) $21 per Dean share in cash consideration and (b) $19.90 per Dean share in value of Suiza stock at an exchange ratio of 0.429 Suiza shares per Dean share.

    SELECTED TRANSACTION ANALYSIS. Goldman Sachs reviewed publicly available information for selected merger or acquisition transactions in the dairy and commodity food industries in the last ten years. The following table sets forth the high, mean, median and low enterprise value to sales, EBITDA and EBIT of the selected comparable transactions, calculated in each case based on available information for the latest twelve months prior to each transaction:

                                                                 ENTERPRISE VALUE MULTIPLES OF
                                                                      LATEST TWELVE MONTHS
                                                              ------------------------------------
                                                               SALES         EBITDA         EBIT
                                                              --------      --------      --------
Selected Dairy Transactions:
  High......................................................     1.60x         45.1x         80.3x
  Mean......................................................     0.55          10.4          19.0
  Median....................................................     0.47           8.5          13.7
  Low.......................................................     0.14           3.0           7.3

Selected Commodity Foods Transactions:
  High......................................................     1.92x         18.3x         41.6x
  Mean......................................................     0.80           8.9          13.3
  Median....................................................     0.70           8.4          11.1
  Low.......................................................     0.13           5.8           8.0

    DISCOUNTED CASH FLOW ANALYSIS OF DEAN. Goldman Sachs performed a discounted cash flow analysis to determine a range of implied present values per share of Dean's common stock. Cash flows were discounted to the end of March 2001. In performing this analysis, Goldman Sachs used estimates supplied by Dean's management, discount rates ranging from 9.0% to 13.0% and multiples of terminal year 2005 estimated EBITDA ranging from 5.5x to 7.5x. This analysis resulted in implied per share present values ranging from $34.24 to $58.11.

    Using Dean's management's estimates, Goldman Sachs then performed a sensitivity analysis with respect to sales growth and EBIT margin. The analysis was based on an 11.0% discount rate and multiple of terminal year 2005 estimated EBITDA of 6.5x and used a range of changes in sales growth ranging from a decrease by 4.0% to an increase by 4.0% and a range of changes in EBIT margin ranging from a decrease by 1.0% to an increase by 1.0%. This analysis resulted in implied per share present values ranging from $27.57 to $67.17.

    ILLUSTRATIVE FUTURE MARKET TRADING PRICES ANALYSIS

    DEAN. Goldman Sachs estimated the range of possible present values of the estimated future stock price of Dean, as a stand-alone company, to Dean stockholders. In order to estimate the company's future stock price, Goldman Sachs used Dean management's projections of earnings per share for Dean on a stand-alone basis for fiscal years 2001-2004, adjusted such projections to calendar years ending December 31, 2001-2003, and applied potential one-year forward price/earnings multiples for Dean ranging from 9.0x to 12.0x. Further, Goldman Sachs added the payment of assumed dividends of $0.89 in calendar year 2001, $0.91 in calendar year 2002 and $0.93 in calendar year 2003 to the resulting future stock price in those calendar years. Goldman Sachs then applied discount rates ranging from 9.0% to 12.0% to calculate the present value of the future stock price. Goldman Sachs noted that the possible present value of the future stock price of Dean on a stand-alone basis ranged from $26.88 to $40.40.

    COMBINED COMPANY. Goldman Sachs estimated the range of possible present values of the total consideration to be paid to Dean stockholders. Goldman Sachs assumed that the cash consideration was received tax-free and reinvested in Suiza stock at Suiza's market price as of April 3, 2001, and then estimated the range of possible present values of the estimated future stock price of the combined company to Dean stockholders. Goldman Sachs used Dean management's projections of GAAP earnings per share for Dean on a stand-alone basis for fiscal years 2001-2004, adjusted the earnings assuming the effectiveness of the then proposed new Financial Accounting Standards Board (FASB) rules (regarding the non-amortization of goodwill) and then adjusted such projections to calendar year end 2001-2003. Goldman Sachs used estimates for Suiza GAAP earnings per share, which were prepared by Suiza's management for calendar year 2001, and used estimates of IBES, Inc. for earnings per share for calendar years 2002 and 2003, in each case adjusting the earnings assuming the effectiveness of the then proposed new FASB rules (regarding the non-amortization of goodwill). Goldman Sachs estimated the pro forma earnings of the combined company for calendar years 2001, 2002 and 2003, assuming achievement of synergies (net of divestiture impacts) in calendar years 2001, 2002 and 2003 as estimated by Dean management's projections and Suiza management's projections, as adjusted by Dean management. Goldman Sachs estimated the range of possible future stock prices by applying potential one-year forward price/earnings multiples for the combined company--ranging from 8.0x to 12.0x--to the estimated earnings per share for the combined company. Goldman Sachs then applied discount rates ranging from 9.0% to 12.0% to calculate the present value of the future stock price. Goldman Sachs noted that the implied present value per share to Dean stockholders ranged from $34.89 to $62.97.

    The preparation of a fairness opinion is a complex process which makes it difficult to provide a partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of each of these analyses in their totality. No company or transaction used in the above analyses as a comparison is directly comparable to Dean or Suiza or the proposed merger. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to Dean's board of directors as to the fairness from a financial point of view of the per share merger consideration to Dean's stockholders. The analyses are not appraisals and do not necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their advisors, none of Dean,

Suiza, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs' opinion to Dean's board of directors was one of many factors taken into consideration by Dean's board of directors in making its determination to approve the merger agreement and the merger. This summary is not a complete description of the analysis performed by Goldman Sachs. If you are a Dean stockholder, you should read the written opinion of Goldman Sachs set forth in Annex B.

    INTEREST OF GOLDMAN SACHS IN THE MERGER

    Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Dean, having provided certain investment banking services to Dean from time to time, including having acted as underwriter of public offerings of $250,000,000 aggregate principal amount of 8.15% Senior Notes due 2007 of Dean, $200,000,000 aggregate principal amount of 6.625% Senior Notes due 2009 of Dean and $150,000,000 aggregate principal amount of 6.9% Senior Notes due 2017 of Dean, having acted as a dealer in Dean's commercial paper. Goldman Sachs also acted as Dean's financial advisor in connection with, and participated in certain of the negotiations leading to, the merger agreement, and may provide investment banking services to Suiza in the future. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Dean or Suiza for its own account and for the accounts of customers.

    Pursuant to a letter agreement dated March 20, 2000, Dean engaged Goldman Sachs to act as its financial advisor in connection with, among other things, a possible transaction with Suiza. Pursuant to the terms of the letter agreement, Dean (1) agreed to pay Goldman Sachs an annual advisory fee of $250,000, payable on the date of the execution of the letter agreement and on each anniversary of the date of the letter agreement so long as Dean continued to retain Goldman Sachs (and paid Goldman Sachs such $250,000 advisory fees in each of March 2000 and March 2001, (2) paid Goldman Sachs when the merger agreement was signed a fee of $2,500,000, and (3) has agreed to pay Goldman Sachs, when the merger occurs, a transactional fee equal to 0.725% of the aggregate consideration paid in the merger, reduced by the $250,000 annual advisory fee paid less than one year prior to the merger and the $2,500,000 fee previously paid when the merger agreement was signed. Dean also agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

OPINIONS OF SUIZA'S FINANCIAL ADVISORS

    Pursuant to a letter agreement dated March 19, 2001, Suiza retained Bear Stearns and Morgan Stanley to act as its financial advisors in connection with the merger. Suiza's board of directors selected Bear Stearns and Morgan Stanley to act as Suiza's financial advisors based on each firm's qualifications, expertise, reputation and knowledge of Suiza's business and affairs. At Suiza's board of directors meeting on April 4, 2001, Bear Stearns and Morgan Stanley each provided an oral opinion, subsequently confirmed by each in written opinions dated April 4, 2001, that, as of that date, and based upon and subject to the various considerations set forth in the respective opinions, the per share merger consideration to be paid by Suiza pursuant to the merger agreement was fair from a financial point of view to Suiza.

    THE FULL TEXTS OF THE SEPARATE WRITTEN OPINIONS OF BEAR STEARNS AND MORGAN STANLEY, EACH DATED APRIL 4, 2001, ARE ATTACHED AS ANNEXES C AND D TO THIS JOINT PROXY STATEMENT/PROSPECTUS. EACH OPINION SETS FORTH ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF

THE REVIEW UNDERTAKEN BY BEAR STEARNS AND MORGAN STANLEY IN PROVIDING THEIR OPINIONS. THE WRITTEN OPINIONS OF BEAR STEARNS AND MORGAN STANLEY ARE DIRECTED TO SUIZA'S BOARD OF DIRECTORS AND ADDRESS ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW TO SUIZA AS OF THE DATE OF THE OPINIONS OF THE PER SHARE MERGER CONSIDERATION TO BE PAID BY SUIZA PURSUANT TO THE MERGER AGREEMENT. THE WRITTEN OPINIONS OF BEAR STEARNS AND MORGAN STANLEY DO NOT ADDRESS ANY OTHER ASPECT OF THE TRANSACTION AND ARE NOT RECOMMENDATIONS TO SUIZA'S STOCKHOLDERS AS TO HOW TO VOTE AT SUIZA'S STOCKHOLDER MEETING. THE FOLLOWING INFORMATION ONLY PROVIDES A SUMMARY OF THE OPINIONS OF BEAR STEARNS AND MORGAN STANLEY AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINIONS. IF YOU ARE A SUIZA STOCKHOLDER, YOU ARE URGED TO CAREFULLY READ THE ENTIRE OPINIONS IN ANNEXES C AND D.

    Neither Bear Stearns' nor Morgan Stanley's opinion addresses the merits of the underlying business decision by Suiza to engage in the merger and related transactions. In addition, neither Bear Stearns' nor Morgan Stanley's opinion addresses the prices at which the Suiza common stock will actually trade at any time and neither Bear Stearns nor Morgan Stanley expresses any recommendation or opinion as to how the holders of Suiza common stock should vote at Suiza's special meeting.

    OPINION OF BEAR STEARNS

    In connection with providing its opinion, Bear Stearns, among other things:

    - reviewed the April 3, 2001 drafts of the merger agreement and the agreements for the related transactions;

    - reviewed Suiza's Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 1998 through December 31, 2000 and Suiza's Reports on Form 8-K for the three years ended April 4, 2001;

    - reviewed certain operating and financial information, including projections for the five years ended December 21, 2005, provided to it by Suiza's management relating to Suiza's business and prospects;

    - reviewed certain estimates of cost savings and other combination benefits (referred to below as synergies) expected to result from the merger, prepared and provided to Bear Stearns by Suiza's management;

    - met with certain members of Suiza's senior management to discuss Suiza's business, operations, historical and projected financial results and future prospects;

    - reviewed Dean's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended May 31, 1998 through May 28, 2000, its Quarterly Reports on Form 10-Q for the periods ended August 27, 2000 and November 26, 2000 and its Reports on Form 8-K for the three years ended April 4, 2001;

    - reviewed certain forecasts and other internal financial data provided to Bear Stearns by Dean;

    - met with certain members of Dean's senior management to discuss Dean's business, operations, historical and projected financial results and future prospects;

    - reviewed the historical prices, trading multiples and trading volumes of the common shares of Suiza and Dean;

    - reviewed publicly available financial data, stock market performance data and trading multiples of companies which it deemed generally comparable to Suiza and Dean;

    - reviewed the terms of recent mergers and acquisitions of companies which it deemed generally comparable to the merger of Suiza and Dean;

    - performed discounted cash flow analyses based on the financial forecasts for Dean and estimates of the synergies for the combined company furnished to it by management of Suiza and Dean;

    - reviewed the pro forma financial results, financial condition and capitalization of Suiza giving effect to the merger and the related transactions; and

    - conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

    Bear Stearns relied upon and assumed, with the consent of Suiza's board of directors and without independent verification, the accuracy and completeness of the financial and other information, including without limitation the projections and estimates of the synergies expected to result from the merger, provided to Bear Stearns by Suiza's management. With respect to the projected financial results of each of Suiza and Dean and the potential synergies that could be achieved upon consummation of the merger, Bear Stearns assumed, with Suiza's consent, that the information provided was reasonably prepared on bases reflecting the best currently available estimates and judgments of senior managements of Suiza and Dean as to the expected future performance of Suiza and Dean. Bear Stearns did not assume any responsibility for the independent verification of any such information or of the projections and estimates of the potential synergies provided to it.

    In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of Suiza or Dean, nor was it furnished with any such appraisals. Bear Stearns assumed that:

    - the merger will qualify as a tax-free reorganization for federal income tax purposes;

    - the final form of each of the merger agreement and the agreements for the related transactions would not vary in any respect material to its analysis of the last drafts provided to it; and

    - the merger and the related transactions would each be consummated in a timely manner and in accordance with the terms of the merger agreement and agreements for the related transactions, in each case, without any regulatory limitations, restrictions, conditions, amendments or modifications that collectively would have a material adverse effect on Suiza or Dean or the contemplated benefits of the merger.

    OPINION OF MORGAN STANLEY

    In connection with providing its opinion, Morgan Stanley, among other things:

    - reviewed certain publicly available financial statements and other information of Suiza and Dean;

    - reviewed certain internal financial statements and other financial and operating data concerning Suiza and Dean prepared by Suiza's and Dean's managements;

    - discussed the past and current operations and financial condition and the prospects of Suiza, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Suiza;

    - discussed the past and current operations and financial condition and the prospects of Dean with senior executives of Dean;

    - discussed and reviewed certain financial projections for Suiza, prepared by Suiza's management, and for Dean, prepared by Dean's management;

    - reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger prepared by the management of Suiza;

    - reviewed the pro forma impact of the merger on the earnings and capitalization ratios of Suiza;

    - reviewed the reported prices and trading activity for Suiza common stock and Dean common stock;

    - compared the financial performance of Suiza and Dean and the prices and trading activity of Suiza common stock and Dean common stock with those of certain other publicly traded companies and their securities;

    - reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

    - participated in certain discussions and negotiations among representatives of Suiza and Dean and their financial and legal advisors;

    - reviewed the merger agreement, the agreements for the related transactions and certain related agreements; and

    - performed other studies and analyses and considered other factors that Morgan Stanley deemed appropriate.

    Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. In relying on the financial statements and the other financial and operating data provided by Suiza and Dean, including financial projections and information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed, with Suiza's consent, that the information provided was reasonably prepared on bases reflecting the best currently available estimates and judgments of the prospects of Suiza and Dean, respectively. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Suiza or Dean, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley's opinion was necessarily based on financial, economic, market and other conditions in effect on, and the information made available to Morgan Stanley as of, April 4, 2001.

    Morgan Stanley assumed, with Suiza's consent, that the merger and the related transactions would be consummated in a timely manner and in accordance with the terms set forth in the merger agreement and the agreements for the related transactions, and that obtaining all necessary regulatory approvals for the merger and the related transactions would not have a materially adverse effect on Suiza or Dean or the contemplated benefits of the merger. Morgan Stanley also assumed that the merger would qualify as a tax-free reorganization for U.S. federal income tax purposes.

PRESENTATION TO SUIZA'S BOARD OF DIRECTORS

    THE FOLLOWING IS A SUMMARY OF THE MATERIAL FINANCIAL ANALYSES JOINTLY PERFORMED BY BEAR STEARNS AND MORGAN STANLEY AND JOINTLY PRESENTED TO SUIZA'S BOARD OF DIRECTORS ON APRIL 4, 2001, IN CONNECTION WITH THE RENDERING OF THE ORAL AND WRITTEN OPINIONS OF BEAR STEARNS AND MORGAN STANLEY. BEAR STEARNS AND MORGAN STANLEY JOINTLY PREPARED THE PRESENTATION MADE TO SUIZA'S BOARD OF DIRECTORS AND EACH OF THEM RELIED ON THE ANALYSES INCLUDED IN THE PRESENTATION IN RENDERING THEIR OPINIONS.

    While the following summaries describe the material analyses and factors reviewed by Bear Stearns and Morgan Stanley for their opinions, the descriptions are not intended to be a comprehensive description of all the analyses performed and factors considered by Bear Stearns and Morgan Stanley in arriving at their opinions. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and, therefore, is not necessarily susceptible to partial analysis or summary description. In arriving at their opinions, Bear Stearns and Morgan Stanley considered the results of all of their analyses as a whole. Furthermore, Bear Stearns and Morgan Stanley believe that selecting any portion of their analyses, without considering all analyses, would create an incomplete view of the processes underlying their opinions. In addition, Bear Stearns and Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described below should not be taken to be the views of either Bear Stearns or Morgan Stanley of the actual value of Suiza or Dean.

    Some of these summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses used by Bear Stearns and Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

    HISTORICAL PUBLIC MARKET TRADING VALUE. Bear Stearns and Morgan Stanley reviewed the recent stock price performance of Suiza and Dean based on an analysis of the historical closing prices and trading volumes for the period beginning April 5, 1999, and ending April 3, 2001, each as reported on the New York Stock Exchange. The following table lists the low and high daily closing prices of shares of Suiza common stock and Dean common stock for this period.

                                                                  HISTORICAL
                                                                 COMMON STOCK
                                                                    PRICES
                                                              -------------------
                                                                LOW        HIGH
                                                              --------   --------
Suiza.......................................................   $29.88     $52.06
Dean........................................................    23.94      46.25

    COMPARABLE PUBLICLY TRADED COMPANIES ANALYSIS. Bear Stearns and Morgan Stanley compared financial information of Suiza and Dean with financial information for nine publicly traded companies which Bear Stearns and Morgan Stanley deemed generally comparable to Suiza and Dean. The companies included the following three baking companies and six commodity food companies:

          BAKING COMPANIES                   COMMODITY FOOD COMPANIES
-------------------------------------  -------------------------------------
Earthgrains Company                    Del Monte Foods Company
Flowers Foods, Inc.                    Dole Food Company, Inc.
Interstate Bakeries Corp.              Fresh Del Monte Produce, Inc.
                                       Pilgrim's Pride Corp.
                                       Smithfield Foods, Inc.
                                       Tyson Foods, Inc.

    Bear Stearns and Morgan Stanley analyzed, among other things, the current enterprise value (i.e., market value of equity adjusted for capital structure) of each company expressed as a multiple of last twelve months (LTM) earnings before expenses for interest, taxes, depreciation and amortization (EBITDA), and the market price per share of each company's common stock on April 3, 2001, expressed as a multiple of estimated calendar year 2001 net earnings per share. As of April 3, 2001, and based on estimates of net earnings per share taken from securities research analysts, in the case of the comparable publicly traded companies, and from financial projections prepared by Suiza's management, in the case of Suiza and Dean, the statistics for Suiza, Dean and the comparable publicly-traded companies are set forth below:

                                                                                 BAKING COMPANIES
                                                                    ------------------------------------------
                                                                                                     HARMONIC
                                               SUIZA       DEAN       LOW        HIGH      MEDIAN     MEAN(1)
                                              --------   --------   --------   --------   --------   ---------
LTM EBITDA Multiple.........................    6.5x       5.9x       5.3x       8.7x       7.1x        6.8x
2001 Net Earnings Per Share Multiple........   10.9x      13.9x      11.0x      22.5x      16.3x       15.2x

                                                       COMMODITY FOOD COMPANIES
                                              ------------------------------------------
                                                                               HARMONIC
                                                LOW        HIGH      MEDIAN     MEAN(1)
                                              --------   --------   --------   ---------
LTM EBITDA Multiple.........................    6.0x       6.8x       6.4x       6.4x
2001 Net Earnings Per Share Multiple........    7.4x      17.2x       9.6x       9.8x

------------------------------

(1) Harmonic mean is calculated by taking the reciprocal of the arithmetic mean of the reciprocals of the applicable multiples and is used to give equal investment weight to each of the comparable companies.

    No company used in the comparable publicly traded companies analysis is identical to Suiza or Dean. In evaluating the comparable publicly traded companies analysis, Bear Stearns and Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Suiza and Dean. These other matters include the impact of competition on Suiza, Dean and the comparable companies and the industries in which they are principally engaged, such industries' growth and the absence of any material adverse change in the financial condition and prospects of Suiza, Dean or the comparable companies or the industries in which they are principally engaged or in the financial markets in general.

    ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS. As part of their analyses, Bear Stearns and Morgan Stanley reviewed publicly available information regarding the following nine transactions since 1997 involving companies which operate in the dairy industry:

     DATE                             ACQUIROR                                     TARGET
--------------  ----------------------------------------------------  ---------------------------------
December 2000   Vestar Capital Partners, L.P.                         Michael Foods, Inc.
                and Goldner Hawn, Johnson & Morrison Incorporated

September 2000  Dean Foods Company                                    Land O' Lakes, Inc.

September 1999  Suiza Foods Corporation                               Southern Foods Group, L.P.

April 1999      Parmalat Finanziaria SpA                              Farmland Dairies, Inc.

March 1999      Unigate PLC                                           Terranova Foods PLC

February 1999   Parmalat Finanziaria SpA                              Cirio SpA

July 1998       ConAgra, Inc.                                         Nabisco, Inc.
                                                                      (tablespreads and egg-substitutes
                                                                      businesses)

May 1998        Parmalat Finanziaria SpA                              Pauls Ltd.

November 1997   Saputo Group Inc.                                     Stella Foods, Inc.

    For each of these transactions, Bear Stearns and Morgan Stanley reviewed the prices paid and analyzed the implied enterprise value of the acquired company as a multiple of LTM EBITDA. This analysis indicated multiples ranging from 5.9x to 9.0x LTM EBITDA for these transactions, with a median multiple of 7.9x and a harmonic mean of 7.7x. Bear Stearns and Morgan Stanley also analyzed the enterprise value as a multiple of LTM EBITDA for Dean implied by the per share merger consideration. Based on EBITDA for Dean for the LTM period ended
February 28, 2001, as adjusted by Suiza management, the per share merger consideration implied a multiple of 6.9x, based on a closing share price for Suiza of $46.39 on April 3, 2001.

    No transaction used in the analysis of selected precedent transactions is identical to the merger. In evaluating these transactions, Bear Stearns and Morgan Stanley made judgments and assumptions with regard to industry performance, business, economic, market and financial conditions an other matters, many of which are beyond the control of Suiza and Dean. These other matters include the impact of competition on Suiza, Dean, or the companies involved in the precedent transactions and the industries in which they are principally engaged, such industries' growth and the absence of any material adverse change in the financial condition and prospects of Suiza, Dean or the companies involved in the precedent transactions or the industries in which they are principally engaged or in the financial markets in general.

    DISCOUNTED CASH FLOW ANALYSIS. Bear Stearns and Morgan Stanley performed a discounted cash flow analysis of Dean using a financial forecast for Dean prepared by Dean's management as adjusted and projected by Suiza. Bear Stearns and Morgan Stanley calculated Dean's discounted cash flow value by using discount rates ranging from 7.5% to 9.0% and terminal values based on perpetual annual growth rates for unlevered free cash flow of 0.5% to 1.5%. This analysis yielded a range of per share values for Dean common stock of $32.75 to $51.50.

    SECURITIES RESEARCH ANALYSTS' DISCOUNTED PRICE TARGETS FOR SUIZA COMMON STOCK. Bear Stearns and Morgan Stanley reviewed and analyzed future public market trading price targets for Suiza common stock prepared and published by securities research analysts during the period from February 15, 2001, to March 9, 2001. These targets reflected each research analyst's estimate of the future public market trading price of Suiza common stock at the end of the particular time period considered for each estimate. Using a discount rate of 10.5%, Suiza's cost of equity as estimated using the capital asset pricing model, Bear Stearns and Morgan Stanley discounted these estimates to April 3, 2001 to arrive at a range of present values of these targets of $45 to $59 per Suiza common share.

    Bear Stearns and Morgan Stanley noted that the public market trading prices published by the securities research analysts do not reflect current market trading prices for Suiza common stock and that these estimates are subject to uncertainties, including the future financial performance of Suiza and future financial market conditions.

    PRO FORMA ANALYSIS OF THE TRANSACTION. Bear Stearns and Morgan Stanley analyzed the impact of the merger, pro forma as if the merger closed on January 1, 2001, on Suiza and observed that, based on financial projections for Suiza and estimates of synergies, each as prepared by Suiza's management, and on a financial forecast for Dean prepared by Dean's management as adjusted and projected by Suiza's management, the transaction would result in accretion to cash earnings per share for Suiza stockholders in calendar year 2001 and accretion to current GAAP earnings per share for Suiza stockholders in calendar year 2002. Bear Stearns and Morgan Stanley also noted that the pro forma analysis suggested that the transaction would result in a more leveraged capital structure for Suiza.

    In performing their analyses, Bear Stearns and Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Suiza or Dean. Any estimates contained in the financial advisors' analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by the estimates. These analyses were prepared solely as part of the analyses of Bear Stearns and Morgan Stanley of the fairness to Suiza from a financial point of view of the per share merger consideration to be paid by Suiza and were conducted in connection with the delivery of the opinions of Bear Stearns and Morgan Stanley to Suiza's board of directors.

    The per share merger consideration to be paid by Suiza and other terms of the merger were determined through arm's-length negotiations between Suiza and Dean and were approved by Suiza's board of directors. Bear Stearns and Morgan Stanley provided advice to Suiza during the negotiations; however, neither Bear Stearns nor Morgan Stanley recommended any specific merger consideration to Suiza or that any given merger consideration constituted the only appropriate consideration for the merger. As described above, the opinions of Bear Stearns and Morgan Stanley were among many factors taken into consideration by Suiza's board of directors in making its decision to approve the merger and related transactions. Consequently, the analyses of Bear Stearns and Morgan Stanley as described above should not be viewed as determinative of whether Suiza's board of directors would have been willing to agree to a different amount or form of merger consideration to be paid by Suiza in connection with the merger.

    INTERESTS OF BEAR STEARNS AND MORGAN STANLEY IN THE MERGER

    Each of Bear Stearns and Morgan Stanley is an internationally recognized investment banking and advisory firm. Each of Bear Stearns and Morgan Stanley, as part of its investment banking and financial advisory businesses, is continuously engaged in the valuation of businesses and securities in

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connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

    Bear Stearns previously has been engaged by Suiza to provide certain investment banking and financial advisory services for which Bear Stearns received customary fees. In the ordinary course of business, Bear Stearns may actively trade the equity and debt securities of Suiza and Dean for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

    In the ordinary course of business, Morgan Stanley and its affiliates may from time to time trade in the securities or indebtedness of Suiza or Dean for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities or indebtedness. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for Dean and have received fees for the rendering of these services.

    Pursuant to their engagement letter with Suiza, Bear Stearns and Morgan Stanley provided financial advisory services and financial fairness opinions to Suiza in connection with the merger and Suiza agreed to pay an aggregate fee of $12 million to Bear Stearns and Morgan Stanley in respect of the services provided. A substantial portion of this fee is contingent on successful consummation of the merger. Suiza has also agreed to reimburse Bear Stearns and Morgan Stanley for their expenses incurred in performing their services. In addition, Suiza has agreed to indemnify each of Bear Stearns and Morgan Stanley and their affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Bear Stearns or Morgan Stanley or any of their affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of the engagement of Bear Stearns and Morgan Stanley.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendations of Dean's board of directors with respect to the merger, you should be aware that certain members of the management and the board of directors of Dean have interests in the merger that may be different from, or in addition to, the interests of the other stockholders of Dean.

    Agreements between Dean and its directors, officers and employees described below provide that if Dean's stockholders approve the merger, the stock option, stock award or other benefit provided in such agreement will vest, and the director, officer or employee will have the right to receive certain cash and stock awards and/or the right to receive certain payments if their employment is terminated, as provided in these agreements. Dean expects to amend such agreements to provide that such persons will only receive those benefits if the merger occurs. The description of the agreements below assumes that such amendments have been made.

    In certain cases, if the payments or other benefits described below, either alone or together with other benefits, would constitute a "parachute payment" under Section 280G of the Internal Revenue Code of 1986, the combined company will be required to reimburse the employee receiving the payment or other benefit for the Federal excise taxes that are imposed on those payments or other benefits plus the additional taxes due on the reimbursement. Reimbursements for these potential amounts to 18 of Dean's officers could approximate $6 million.

TERMINATION AND CHANGE IN CONTROL BENEFITS

    Dean is a party to agreements with 18 of its officers which provide that in the event the officer's employment is terminated within two years after a "change in control" of Dean, other than at

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retirement after the officer's "normal retirement date," a termination for "good cause," death, or being permanently disabled for six months, the officer will be paid certain guaranteed amounts. These guaranteed amounts are also payable if the officer voluntarily terminates employment within the 60-day period that begins on the first anniversary of the merger. The guaranteed payments include all salary and accrued vacation through the date of termination, incentive compensation accrued but not yet paid for the preceding year, prorated incentive compensation for the current year, and two times the officer's base salary and annual incentive bonus, plus the cost of financial planning and tax preparation services for the most recent year. In addition, during the two years following such termination (or any lesser period until the executive's death, disability or normal retirement date), the combined company will continue all health, dental, life, accident and disability coverage for the officer, or will arrange for substantially the same benefits for the officer. The coverage described in the preceding sentence is in each case subject to offset for any substantially similar benefits provided by a new employer. The officer will also be provided certain outplacement services and will be given credit under the Supplemental Benefit Plan for service during the two-year period, and his or her compensation for purposes of this plan will reflect the payments referred to above. Dean also agreed to reimburse the executive for legal fees and expenses incurred by any of these officers in enforcing any right or benefit provided by the change in control agreements. For purposes of these agreements, the completion of the merger will constitute a "change in control" of Dean, entitling the officers to the benefits under the agreements, and the combined company will assume the obligation to pay these benefits. If all of the payments are triggered, the total cash payment, excluding tax reimbursements, would be approximately
$15 million.

DEAN'S STOCK OPTIONS

    1989 STOCK AWARDS PLAN

    Under Dean's 1989 Stock Awards Plan, certain of Dean's officers and certain employees have been granted incentive options or non-qualified options to purchase shares of Dean common stock at the market value of the common stock on the date of grant, stock appreciation rights and/or restricted Dean common
stock, and performance shares awards. As of             , 2001, options to
purchase       shares of Dean common stock (which will automatically convert into options to purchase Suiza stock as described under "The Merger and the Merger Agreement--Treatment of Dean Stock Options and Other Equity Interests" on page 49) are held by Dean officers and employees pursuant to this plan. When granted, the options became exercisable 25% per year, commencing one year after
the grant. As of            , 2001, options to purchase         shares of Dean's
stock (which will automatically convert into options to purchase Suiza stock as described under "The Merger and the Merger Agreement--Treatment of Dean Stock Options and Other Equity Interests" on page 49) are not exercisable. When the merger occurs, all of the options that are not currently exercisable will become exercisable. All options not exercised before the merger will be converted into options to acquire Suiza common stock.

    Eighteen of Dean's key employees are covered by performance awards agreements issued under the 1989 Stock Awards Plan pursuant to which they are entitled to cash payments if Dean's earnings per share meets certain performance levels. If Dean's earnings per share are less than the target, the employee may be entitled to a smaller payment, and if Dean's earnings per share exceed the target, the employee is entitled to a larger payment up to a maximum of 200% of the award that would be paid had the earnings per share met or exceeded the target. If the merger occurs, all awards that were granted at least one year prior to the completion of the merger will be vested and the employees' performance goals will automatically be considered to be satisfied at the 100% level in calculating the amount of the award. The award will be payable in cash or in shares of Suiza's stock, at the election of the employee, subject to the same conversion formula that applies to all other stock-based awards under Dean's 1989 Stock Awards Plan. See "The Merger and the Merger Agreement--Treatment of

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
Dean Stock Options and Other Equity Interests" on page 49. If each of these employees elects to receive cash, the total payments to employees would be approximately $4.0 million. If any employee elects to receive Suiza shares, he or she will receive 115% of the number of shares that his or her cash award otherwise would have purchased. Shares will not be distributed to the employee until one year after the date the merger occurs.

    1996 DIRECTOR STOCK AWARDS PLAN

    Under Dean's 1996 Director Stock Awards Plan, the non-employee members of Dean's board of directors have been granted non-qualified options to purchase shares of Dean common stock at the market value on the date of grant, stock
appreciation rights and/or restricted Dean common stock. As of             ,
2001, options to purchase       shares of Dean's stock (which will automatically
convert into options to purchase Suiza stock as described under "The Merger and the Merger Agreement--Treatment of Dean Stock Options and Other Equity Interests" on page 49) are held by Dean directors pursuant to this plan. When granted, the options became exercisable 33 1/3% per year, commencing one year
after the grant. As of            , 2001, options to purchase         shares of
Dean's stock (which will automatically convert into options to purchase Suiza stock as described under "The Merger and the Merger Agreement--Treatment of Dean Stock Options and Other Equity Interests" on page 49) are not exercisable. When the merger occurs, all of the options that are not currently exercisable will become exercisable. All options not exercised before the merger will be converted into options to purchase Suiza stock, subject to the same conversion formula that applies to all other stock-based awards under Dean's 1989 Stock Awards Plan. See "The Merger and the Merger Agreement--Treatment of Dean Stock Options and Other Equity Interests" on page 49. A director may, in lieu of exercising the option, surrender it to the combined company in return for a cash payment equal to (1) the highest fair market value of Dean stock during the thirty days preceding or succeeding the completion of the merger less (2) the exercise price of the option.

DEFERRED COMPENSATION PLANS

    Under Dean's Deferred Compensation Plan and Directors Deferred Compensation Plan, certain key employees and directors have elected to defer a portion of their compensation until after termination of their employment. Deferrals earn interest at a guaranteed rate. If a change in control occurs, the committee that administers the plan may elect to pay the deferred compensation to the participants.

SUPPLEMENTAL BENEFIT PLAN

    The Dean Supplemental Benefit Plan provides retirement benefits in excess of the benefits payable under the Dean pension and savings plans for approximately 65 employees. The benefit amount payable under the Supplemental Benefit Plan is equal to the sum of (1) the matching and profit sharing contributions that would have been made to the savings plan but for the compensation limitations applicable to the savings plan under the Internal Revenue Code, and (2) the benefit that the employees cannot receive under the pension plan because of the compensation and benefit limitations of the Internal Revenue Code. Individuals who were officers of Dean as of October 1, 1996 are entitled to some minimum benefit guarantees. Immediately prior to a change in control, Dean will be required to establish a trust, commonly called a rabbi trust, and to pay approximately $14 million to such trust, which represents the projected value of the benefits payable under the Supplemental Benefit Plan.

MERGER SEVERANCE PLAN

    Each Dean employee at the Rosemont, Franklin Park and Rockford, Illinois facilities will be entitled to benefits under the Merger Severance Plan if within one year after the merger (1) the employee is involuntarily terminated other than for cause or as a result of disability, (2) his or her

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compensation is reduced, or (3) the employee declines a relocation of greater than 50 miles from his or her current place of employment. The amount of severance required to be paid varies based on the job classification and years of service of the employee. Option-eligible employees and above are entitled to 2 weeks of pay for each year of service with a minimum of 26 weeks and a maximum of 52 weeks and a prorated bonus payment. Bonus-eligible employees are entitled to 1.5 weeks of pay for each year of service with a minimum of 21 weeks and a maximum of 52 weeks and a prorated bonus payment. Non-bonus-level "exempt employees" are entitled to 1.5 weeks of pay for each year of service with a minimum of 17 weeks and a maximum of 52 weeks. "Nonexempt" and hourly employees are entitled to 1 week of pay for each year of service with a minimum of 13 weeks and a maximum of 26 weeks. Health, dental and life insurance benefits will continue during the severance period and the combined company will be obligated to provide limited outplacement assistance and pay for unused vacation time.

DEAN DISCRETIONARY STAY BONUS POOL

    Dean has established a plan under which it will pay up to $5.0 million in bonuses to approximately 180 employees who remain in the employ of the combined company for four months following the merger, unless such employee is terminated prior to such date. If the merger agreement is terminated, the stay bonuses will be paid to the eligible employees who are employed by Dean at the time the agreement is terminated.

DEAN RESIGNATION AND RETIREMENT PAYMENTS

    Dean has agreed to make various payments and provide certain continuing benefits to Richard E. Bailey, its former President and Chief Operating Officer, in connection with his resignation, including the value of continuing life, health and dental insurance, outplacement services and financial counseling services. Of these payment and benefit amounts, $1.35 million is contingent upon the closing of the merger. In addition, Mr. Bailey's outstanding stock options became immediately exercisable on April 30, 2001.

INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

    The combined company is obligated, for six years after the merger, to maintain in effect Dean's current directors' and officers' liability insurance covering acts or omissions occurring prior to the time the merger occurs, with the limitation that the combined company is not required to expend on annual premiums for this insurance more than twice the amount of the annual premiums paid by Dean prior to the merger.

    The combined company is obligated, to the fullest extent permitted by law, to indemnify and hold harmless, and provide advancement of expenses to, each person who is or has been an officer or director of Dean with respect to acts or omissions by them in their capacities as officers, directors or employees of Dean or taken at the request of Dean at any time on or prior to the effective time of the merger, including for acts and omissions occurring in connection with the approval of the merger agreement and the merger.

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                         SUIZA'S OPTION PLAN PROPOSALS

REASONS FOR THE OPTION PLAN PROPOSALS

    Suiza believes that granting stock options to its key employees and directors is an effective way to:

    - attract and retain the best available personnel for positions of substantial responsibility; and

    - align the interests of its key employees and directors with those of Suiza's stockholders.

    Suiza believes that when its employees and directors own stock in the company, they are motivated to promote the company's success. Therefore, a significant portion of Suiza's key employees' overall compensation consists of stock options.

    As a result of the significant number of additional employees that the combined company will have after the merger occurs, the number of shares currently available for issuance under Suiza's stock option plan will be insufficient to meet the combined company's needs after the merger to effectively create incentives for management of the larger company.

    Therefore, Suiza proposes, if the merger occurs, to adopt Dean's Stock Awards Plan and to increase the number of shares reserved for issuance under Suiza's existing plan.

PROPOSAL TO ADOPT DEAN'S STOCK AWARDS PLAN

    In connection with the merger, a number of shares of Suiza's common stock will be reserved for issuance pursuant to stock-based awards outstanding at the time of the merger under Dean's 1989 Stock Awards Plan (which will automatically convert into options to purchase Suiza stock as described under "The Merger and the Merger Agreement--Treatment of Dean Stock Options and Other Equity Interests" on page 49). In addition, Suiza proposes to adopt Dean's 1989 Stock Awards Plan, and reserve an additional 1,889,191 shares of Suiza's common stock for issuance under the plan after the merger occurs.

    If the proposal is approved, Suiza will amend Dean's plan to provide that:

    - directors and key employees of Suiza and each of Suiza's affiliated companies, including Dean, will be eligible for grants under the plan;

    - non-employee directors will only be eligible for grants of nonqualified stock options, restricted stock and stock appreciation rights (SARs) under the plan;

    - stock-based awards granted under the plan will relate to the stock of Suiza rather than Dean; and

    - the limitation in Dean's plan that prevents Dean from issuing options to purchase more than 500,000 shares in a 10-year period to any one employee will not apply after the merger occurs.

    The following is a brief summary of some of the terms of the plan, as expected to be amended. The full plan, as it will be amended and restated, is attached as Annex F to this joint proxy statement/ prospectus.

ABOUT THE DEAN STOCK AWARDS PLAN

    - The Stock Option Committee of Suiza's board of directors will administer the plan. That committee is made up of only non-employee directors.

    - The Stock Option Committee may amend or discontinue the plan at any time subject to certain restrictions in the plan. Stockholder approval is required for some amendments, as required by the Internal Revenue Code and stock exchange rules. No amendment may adversely affect any

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      previously granted option or other award, unless the holder of the award consents. No incentive stock options may be granted under the plan after July 24, 2007.

    - From time to time Suiza's Chief Executive Officer will recommend to the Stock Option Committee persons he believes should receive grants under the plan. The committee will consider, but need not accept, the Chief Executive Officer's recommendations.

    - The plan will be amended to allow for grants of stock options (incentive or nonqualified), restricted stock, SARs, performance share awards, and other awards authorized by the plan to key employees of Suiza (including employees who are directors) and its subsidiaries, including Dean and its subsidiaries, and grants of nonqualified stock options, restricted stock
      and SARs to non-employee directors. As of             , 2001 there were
            holders of options, restricted stock, SARs, and performance share awards under the plan.

    - The Stock Option Committee decides the terms of all grants and awards under the plan. However, incentive stock options must comply with certain requirements imposed by the Internal Revenue Code, including that the exercise price may not be less than the fair market value of the common stock on the grant date, and the term may not exceed 10 years.

    - Option exercise prices may be paid in cash or in shares of Suiza common stock or a combination of cash and shares.

    - The plan was originally adopted in 1989, and amended in each of 1994, 1997 and 1999.

    - SARS. The Stock Option Committee may grant SARs to employees or non-employee directors in connection with or instead of an option. An employee or director who receives an SAR will receive on exercise the excess of the fair market value of a specified number of shares at the time of exercise over a specified price for such stock. The Stock Option Committee will decide whether to pay the amount in shares, cash or a combination of cash and shares, and may take into account any preference expressed by the holder of the SAR. The Stock Option Committee may also grant SARs as an alternative to a previously or contemporaneously granted option. In this case, the optionee will have a right to receive the excess of the fair market value of the shares the optionee would have purchased by exercising the option over the option price. The option is cancelled to the extent the SAR is exercised and the SAR is cancelled to the extent the option is exercised.

    - PERFORMANCE SHARES AWARDS. The Stock Option Committee may grant performance shares awards that will give an employee the right to receive payments based on whether performance goals are achieved during a period of at least one fiscal year determined by the committee. The payments may be in cash, shares, or a combination of cash or shares. The Stock Option Committee will set performance goals, which are tied to one or more financial performance criteria including return on invested capital, total stockholder return (i.e., appreciation in the market price of Suiza common stock plus dividends paid), return on stockholders' equity and/or earnings per share. The committee will also adopt a formula that will establish a range between a minimum level of achievement that must be attained before any amount will be paid, and a maximum level of achievement that will result in a maximum payment. No recipient of a performance shares award has any rights as a stockholder until certificates representing any shares earned under the award are issued to the recipient. The committee may impose restrictions on the transfer of shares issued pursuant to such awards. Except as otherwise provided by the committee, on a termination of employment during the performance measurement period, the performance shares award is forfeited by the employee.

    - OTHER AWARDS. The Stock Option Committee may grant other awards under the plan, either alone or in addition to options, SARs, restricted stock and performance shares awards. These may include convertible securities and other forms of award measured in whole or in part by the

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
      value of shares, the performance of the employee or the performance of Suiza or any affiliate. Such awards may be payable in shares, cash or a combination of cash and shares. The Stock Option Committee determines the numbers of shares to be awarded pursuant to such awards and all other conditions of the awards. In the case of awards involving the right to purchase shares, the purchase price may not be less than 85% of the fair market value of such shares at the time the award is granted and not less than the par value of such stock.

    - SUPPLEMENTAL CASH PAYMENTS. A non-qualified option or SAR agreement may provide that on exercise Suiza will make a cash payment to the holder of such non-qualified option or SAR based on a formula designed to reimburse the individual for any income tax liability resulting from such exercise.

    - Shares subject to options, restricted stock, SARs or performance shares award, or other award grants that are cancelled or forfeited become immediately available for re-issuance.

    See Annex G to this joint proxy statement/prospectus for tax information about the plan.

PROPOSAL TO INCREASE SUIZA'S EXISTING OPTION PLAN

    In addition to adopting Dean's plan, Suiza also proposes to increase the number of shares reserved for issuance under its existing option plan from
7.5 million to      million. Suiza's board of directors believes that both of
these actions are necessary to ensure that the combined company has a sufficient pool of options and other stock awards to incent its expanded ranks of key employees after the merger.

ABOUT SUIZA'S STOCK OPTION PLAN

    - As of             , 2001 there were          shares issuable under
      currently outstanding awards and          shares remaining available for
      issuance pursuant to Suiza's existing plan.

    - Suiza's stock option plan is administered by the Stock Option Committee of Suiza's board of directors. That committee is made up of only non-employee directors.

    - The plan does not have a fixed termination date. However, the Stock Option Committee may amend or discontinue the plan at any time subject to certain restrictions in the plan. Stockholder approval is required for some amendments, to the extent required by the Internal Revenue Code and stock exchange requirements. No amendment may adversely affect any previously granted option or restricted stock award, unless the holder of the award consents.

    - From time to time Suiza's Chief Executive Officer will recommend to the Stock Option Committee persons he believes should receive grants under the plan. The committee will consider, but need not accept, the Chief Executive Officer's recommendations.

    - The plan allows for grants of stock options (incentive or nonqualified) and restricted stock to certain directors, key employees and consultants of Suiza. Suiza currently has approximately 500 holders of options or restricted stock under the plan.

    - Each non-employee director, including members of the Stock Option Committee, automatically receives nonqualified options to purchase 7,500 shares of common stock on June 30 of each year of his term. Those options are immediately exercisable and have an exercise price equal to the closing market price of Suiza's common stock on the date of the grant.

    - Suiza's non-employee directors may elect to receive their annual fee in shares of restricted stock rather than in cash. Shares issued as fees are issued under the plan. Suiza's officers and key employees are also
      eligible to receive grants of restricted stock. No more than       shares
      of restricted stock may be issued under the plan.

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
    - The plan was amended effective April 1, 1999 to prohibit re-pricing of options without approval of Suiza's stockholders. Suiza has never re-priced its stock options.

    - The Stock Option Committee decides the terms of all grants and awards under the plan. However, incentive stock options must comply with certain requirements imposed by the Internal Revenue Code, including that the exercise price may not be less than the fair market value of Suiza's common stock on the grant date, and the term may not exceed 10 years.

    - Option exercise prices may be paid in cash or, at Suiza's option, in shares of Suiza's common stock in which case the exercise must be completed in a brokered transaction.

    - If an option holder dies or becomes disabled, all of his or her vested options may be exercised any time within 1 year (or the remaining term of the option, if less). If a person ceases to be employed by Suiza for any reason, other than death or retirement, he or she must exercise any vested options within 60 days.

    - If an option holder retires, any unvested options held by such holder will automatically vest, if such person has reached the age of 65. Such vested options may be exercised at any time prior to the 10th anniversary of the grant date.

    - Shares subject to options or restricted stock grants that are cancelled or forfeited become immediately available for re-issuance.

    - The plan was adopted by Suiza's board of directors in February 1997 and approved by Suiza's stockholders in 1997. The number of shares reserved for issuance under the plan was increased in November 1997, May 1998, May 1999 and May 2000.

    In considering your vote, please remember that Suiza's officers and directors are eligible for grants and awards under the plan. You should also note that, if the merger occurs and Suiza's stockholders pass both option plan
proposals, a total of approximately             shares of Suiza common stock
will be available for issuance under all of Suiza's stock option and stock award plans after the merger.

    See Annex H to this joint proxy statement/prospectus for tax information about Suiza's stock option plan.

RECOMMENDATION OF SUIZA'S BOARD OF DIRECTORS

    Suiza's board of directors has adopted and unanimously approved both of the option plan proposals, and recommends that Suiza's stockholders vote "FOR" both of these proposals.

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
                   INFORMATION ABOUT THE MEETINGS AND VOTING

    Suiza's board of directors is using this joint proxy statement/prospectus to solicit proxies from Suiza's stockholders for the Suiza stockholder meeting. Dean's board of directors is also using this document to solicit proxies from Dean's stockholders for use at the Dean stockholder meeting. We are first mailing this joint proxy statement/prospectus and accompanying form of proxy to
Suiza's and Dean's stockholders on or about       , 2001.

MATTERS RELATING TO THE STOCKHOLDER MEETINGS

                                          SUIZA MEETING                            DEAN MEETING

             TIME AND PLACE:  , 2001                                  , 2001
                              .M., Central Time                       .M., Central Time

                              [address]                               [address]
                              Dallas, Texas                           Chicago, Illinois

         PURPOSE OF MEETING:  To vote on the following items:         To vote on the following items:
                              -         a proposal to approve:        -         the merger agreement and the
                                                                                merger; and
                                        -- the issuance of Suiza's
                                          common stock to Dean's      -         any other business that
                                          stockholders in the                   properly comes before the
                                          merger; and                           meeting.

                                        -- the reservation of an
                                          additional number of
                                          shares of Suiza's common
                                          stock for issuance
                                          pursuant to stock-based
                                          awards outstanding at the
                                          time of the merger under
                                          Dean's 1989 Stock Awards
                                          Plan.
                              -         a proposal to approve
                                        Suiza's adoption of Dean's
                                        1989 Stock Awards Plan and
                                        the reservation of 1,889,191
                                        shares of Suiza's common
                                        stock for issuance after the
                                        merger pursuant to that
                                        plan, if the merger occurs;

                              -         a proposal to increase the
                                        number of shares of Suiza's
                                        common stock reserved for
                                        issuance under Suiza's 1997
                                        Stock Option and Restricted
                                        Stock Plan from 7.5 million
                                        shares to       million
                                        shares, if the merger
                                        occurs; and

                              -         any other business that
                                        properly comes before the
                                        meeting.

                 RECORD DATE:  The record date for shares     The record date for shares
                               entitled to vote is       ,    entitled to vote is       ,
                               2001.                          2001.

   OUTSTANDING SHARES HELD ON  There were       shares of     There were       shares of
                 RECORD DATE:  Suiza common stock             Dean common stock outstanding
                               outstanding on the record      on the record date.
                               date.

     SHARES ENTITLED TO VOTE:  Shares entitled to vote are    Shares entitled to vote are
                               Suiza common stock held at     Dean common stock held at the
                               the close of business on the   close of business on the
                               record date. Each share of     record date. Each share of
                               Suiza common stock is          Dean common stock is entitled
                               entitled to one vote. Shares   to one vote. Shares held by
                               held by Suiza in its treasury  Dean in its treasury will not
                               will not be voted.             be voted.

                                       SUIZA MEETING                  DEAN MEETING

          QUORUM REQUIREMENT:  A quorum of stockholders is    A quorum of stockholders is
                               necessary to hold a valid      necessary to hold a valid
                               meeting. The presence, in      meeting. The presence, in
                               person or by proxy, of the     person or by proxy, of the
                               holders of shares              holders of shares
                               representing a majority of     representing a majority of
                               the shares of Suiza common     the shares of Dean common
                               stock outstanding on the       stock entitled to vote at the
                               record date is a quorum.       meeting is a quorum.

                               Abstentions and broker non-    Abstentions and broker non-
                               votes count as present at the  votes count as present at the
                               stockholder meeting for        stockholder meeting for
                               establishing a quorum. Shares  establishing a quorum. Shares held by Suiza in its treasury  held by Dean in its treasury do not count toward a quorum.  do not count toward a quorum.

 SHARES BENEFICIALLY OWNED BY  shares of Suiza common stock,  shares of Dean common stock,
 SUIZA AND DEAN DIRECTORS AND  including exercisable          including exercisable
 EXECUTIVE OFFICERS AS OF THE  options. These shares          options. These shares
                 RECORD DATE:  represent in total             represent in total
                               approximately    % of the      approximately    % of the
                               voting power of Suiza's        voting power of Dean's common
                               common stock outstanding on    stock outstanding on the
                               the record date.               record date.

    VOTE NECESSARY TO APPROVE  Approval of the merger         Approval of the merger
    SUIZA AND DEAN PROPOSALS:  proposal and approval of each  agreement and the merger
                               of the option plan proposals   requires the affirmative vote
                               each requires the affirmative  of holders of a majority of vote of holders of at least a  the outstanding shares of
                               majority of Suiza's common     Dean common stock.
                               stock present (in person or
                               by proxy) and with voting
                               power at Suiza's stockholder
                               meeting where a quorum is
                               present.

    VOTING IN PERSON. If you plan to attend a meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker or other nominee, you must obtain a proxy, executed in your favor, from your broker to be able to vote at the meeting.

    BROKER NON-VOTES. If your shares are held in an account at a broker or bank, you must instruct the broker or bank on how to vote your shares. If you do not instruct your broker on how to vote for you, your broker may turn in a ballot for you that will count your shares as present for quorum purposes, but your broker will not be entitled to vote on the proposals for you. If your broker takes this action, it is called a "broker non-vote." If you are a Dean stockholder and you do not instruct your broker on how to vote by marking your vote in the broker's proxy form enclosed with this mailing, your failure to so instruct your broker will have the same effect as a vote against the merger agreement and the merger. If you are a Suiza stockholder and do not instruct your broker on how to vote, your broker non-vote will not affect the outcome of the vote on the merger proposal or the option plan proposal at Suiza's stockholder meeting. Your broker will vote for you only if you provide instructions on how to vote by marking your vote in the broker's proxy form enclosed with this mailing.

    PEOPLE WITH DISABILITIES. We will provide reasonable assistance (including audio enhancement) to help you participate in the stockholder meetings if you tell us about your disability and your plan to attend Suiza's or Dean's stockholder meeting. Please call or write Suiza Investor Relations or Dean's Corporate Secretary in advance if you require these services or other special accommodations at your stockholder meeting at the number or address under "Summary Information--The Companies" on page 4.

HOW TO VOTE BY PROXY

    VOTING YOUR PROXY. You may vote in person at your meeting or by proxy. We recommend you vote by proxy even if you plan to attend your meeting. You can always change your vote at the meeting.

    Voting instructions are included on your proxy card. If you properly give your proxy and submit it in time to vote, one of the individuals named as your proxy will vote for you as you have directed. You may vote for or against the proposals or abstain from voting.

    CHANGING YOUR VOTE. You can change your vote at any time before your stockholder meeting for any reason.

    If you are a Suiza stockholder, you can change your vote before Suiza's stockholder meeting by:

    - writing to Suiza or submitting a later-dated proxy to Suiza at 2515 McKinney Avenue, Suite 1200, Dallas, Texas 75201, Attention: Corporate Secretary;

    - voting again by telephone or internet by following the instructions listed on the enclosed proxy card (the last vote entered before the meeting begins will be counted); or

    - if you are a registered Suiza stockholder, coming to Suiza's stockholder meeting and changing your vote in writing.

    If you are a Dean stockholder, you can change your vote before Dean's stockholder meeting by:

    - writing to Dean or submitting a later-dated proxy to Dean at 3600 North River Road, Franklin Park, Illinois 60131, Attention: Corporate Secretary; or

    - if you are a registered Dean stockholder, coming to Dean's stockholder meeting and changing your vote in writing.

    PROXIES FOR PARTICIPANTS IN DEAN 401(K) PLAN. If you are a participant in the Dean 401(k) Plan, shares held in your account under the plan will not be voted unless you sign and return the proxy card. The proxy card will represent the proportionate number of shares you hold under the 401(k) plan, based on the number of Dean Stock Fund units allocated to your account. The trustee under the 401(k) plan will only vote for you if it receives instructions from you.

SUIZA PROPOSALS

    At Suiza's stockholder meeting, Suiza will ask its stockholders to vote on the following proposals:

    - a proposal to approve:

       -- the issuance of Suiza's common stock to Dean's stockholders in the merger; and

       -- the reservation of an additional number of shares of Suiza's common stock for issuance pursuant to stock-based awards outstanding at the time of the merger under Dean's 1989 Stock Awards Plan;

    - a proposal to approve Suiza's adoption of Dean's 1989 Stock Awards Plan and the reservation of 1,889,191 shares of Suiza's common stock for issuance after the merger pursuant to that plan, if the merger occurs; and

    - a proposal to increase the number of shares of Suiza's common stock reserved for issuance under Suiza's 1997 Stock Option and Restricted Stock
      Plan from 7.5 million shares to             million shares, if the merger
      occurs.

The merger will not occur unless the Suiza merger proposal is approved by Suiza's stockholders. Suiza will not reserve the proposed additional 1,889,191 shares of stock for issuance pursuant to Dean's 1989 Stock Awards Plan unless Suiza's proposal to adopt the Dean plan is approved by Suiza's stockholders and the merger occurs. The number of shares issuable under Suiza's stock option plan will not increase unless Suiza's option plan increase proposal is approved by Suiza's stockholders and the merger occurs.

DEAN PROPOSAL

    At Dean's stockholder meeting, Dean will ask its stockholders to vote on a proposal to approve the merger agreement and the merger. The merger will not occur unless the Dean merger proposal is approved by Dean's stockholders.

    IF YOU ARE A REGISTERED STOCKHOLDER AND YOU SUBMIT YOUR PROXY BUT DO NOT MAKE SPECIFIC CHOICES, THE PERSON NAMED ON YOUR PROXY CARD AS YOUR PROXY WILL FOLLOW YOUR BOARD OF DIRECTORS' RECOMMENDATIONS AND VOTE FOR YOU:

                    SUIZA                                          DEAN
                    -----                                          ----
"FOR" the Suiza merger proposal;               "FOR" the Dean merger proposal; and

"FOR" the Suiza proposal to adopt Dean's stock awards plan, if the merger occurs;

"FOR" the Suiza proposal to increase Suiza's existing option plan, if the merger occurs;
and

"FOR" any proposal by Suiza's board of         "FOR" any proposal by Dean's board of
directors to adjourn the Suiza stockholder     directors to adjourn the Dean stockholder
meeting.                                       meeting.

PROXY SOLICITATION

    We will each pay our own costs of soliciting proxies.

    In addition to this mailing, our employees may solicit proxies personally, electronically or by telephone. Suiza estimates that it will pay the firm of
Georgeson & Co. a fee of approximately $            plus expenses to help with
the solicitation. Dean estimates that it will also pay

Morrow & Co. a fee of approximately $            plus expenses to help with the
solicitation. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are submitted. You should submit your proxy without delay. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

    Do not send in any stock certificates with your proxy cards. Suiza will mail transmittal forms with instructions for the surrender of Dean common stock as soon as practicable after the completion of the merger.

OTHER BUSINESS; ADJOURNMENTS

    We are not currently aware of any other business to be acted upon at either meeting. Under the laws of Delaware, where Suiza is incorporated, and under Suiza's by-laws, only business within the purpose or purposes described in the meeting notice may be raised at the Suiza stockholder meeting. Under the laws of Delaware, where Dean is incorporated, and under Dean's by-laws, only business within the purpose or purposes described in the meeting notice may be raised at the Dean stockholder meeting.

    Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. We do not currently intend to seek an adjournment of either stockholder meeting.

                        COMPARISON OF STOCKHOLDER RIGHTS

    The following pages compare the material differences between the rights of a Suiza stockholder under the current Suiza certificate of incorporation and by-laws (left column) and the rights of a Dean stockholder under the current Dean certificate of incorporation and by-laws (right column). Copies of these documents will be sent to Dean stockholders upon request. See "Where You Can Find More Information" on page 98. A summary by its nature is not complete. We encourage you to refer to the relevant portions of Suiza's certificate of incorporation and by-laws, Dean's certificate of incorporation and by-laws, each incorporated in this document by reference and the relevant provisions of Delaware law.

GENERAL

                      SUIZA                                           DEAN
                      -----                                           ----
-    If the merger is completed, Suiza's       -    If the merger is completed, the rights
     certificate of incorporation and by-laws       of Dean's stockholders who become Suiza
     will be the same as the present                stockholders in the merger will be
     documents, except that Suiza's                 governed by Delaware law and Suiza's
     certificate of incorporation will be           certificate of incorporation and
     further amended by merger of Suiza with        by-laws. Suiza's certificate of
     a wholly-owned subsidiary to change            incorporation and by-laws will be the
     Suiza's name to "Dean Foods Company."          same as the present documents, except
     This name-change merger does not require       that Suiza's certificate of
     the approval of Suiza's stockholders.          incorporation will be amended by merger
                                                    of Suiza with a wholly-owned subsidiary
                                                    to change Suiza's name to "Dean Foods
                                                    Company."

-    Suiza's authorized stock consists of      -    Dean's authorized stock consists of
     500,000,000 shares of common stock, with       150,000,000 shares of common stock, with
     a par value of $0.01 per share and             a par value of $1.00 per share, and
     1,000,000 shares of preferred stock,           10,000,000 shares of preferred stock,
     with a par value of $0.01 per share. If        with a par value of $1.00 per share.
     the merger is completed, the authorized
     common stock and the authorized
     preferred stock will remain the same.
     See "Description of Suiza Stock" on
     page 97.

AMENDMENT OF CHARTER

                      SUIZA                                           DEAN
                      -----                                           ----
     Suiza's certificate of incorporation may  -    Generally, Dean's certificate of
     be amended by the vote of a majority of        incorporation may be amended by the
     the outstanding shares of Suiza common         affirmative vote of a majority of the
     stock.                                         outstanding shares of Dean common stock.

                                               -    However, the amendment of certain
                                                    articles of Dean's certificate of
                                                    incorporation, including Article V
                                                    regarding the amendment of by-laws,
                                                    Article VII regarding the number and
                                                    term of directors, Article IX regarding
                                                    stockholder action by written consent in
                                                    lieu of a meeting, and Article X
                                                    regarding the calling of special
                                                    stockholder meetings, requires the
                                                    affirmative vote of the holders of at
                                                    least 80% of the outstanding shares of
                                                    Dean common stock.

AMENDMENT OF BY-LAWS

                      SUIZA                                           DEAN
                      -----                                           ----
     Suiza's by-laws may be adopted, amended        Dean's by-laws may be adopted, amended
     or repealed by:                                or repealed by:
       --  2/3 of the shares entitled to vote         --  holders of at least 80% of the
           at a stockholder meeting; or                   outstanding shares of Dean common
       --  a majority of the entire board of              stock; or
           directors.                                 --  a majority of the total number of
                                                          directors.

NUMBER OF DIRECTORS

                      SUIZA                                           DEAN
                      -----                                           ----
     The number of Suiza directors is               Dean's board of directors has 12 seats,
     determined by Suiza's board of                 of which 10 are currently filled and 2
     directors. The current number of               are currently vacant.
     directors is 10. If the merger is
     completed, Suiza's board of directors
     will be increased by five so that the
     board of directors will include 15
     individuals. See "The Merger and the
     Merger Agreement--Management of Suiza
     After the Merger" on page 42.

NOMINATION OF DIRECTORS

                      SUIZA                                           DEAN
                      -----                                           ----
     A Suiza stockholder may recommend a per-       A Dean stockholder must make any nomina-
     son for nomination as a director in            tion for a director in writing to Dean's
     writing to Suiza's Secretary. The              Secretary. In the case of an annual
     nomination must be received by March 1         stockholder meeting, the nomination must
     of any calendar year if notice of an           generally be received at least 60 days
     annual stockholder meeting at which            but no more than 90 days prior to the
     directors are to be elected is given at        first anniversary of the preceding
     least 35 days prior to the meeting. If         year's annual meeting. In the case of a
     directors are to be elected at a special       special stockholder meeting, the nomina-
     stockholder meeting or notice is given         tion must be received at least 60 days
     less than 35 days prior to an annual           but no more than 90 days prior to the
     stockholder meeting, the nomination must       meeting.
     be delivered by the close of business on
     the seventh day after the day the notice
     was mailed.

VOTING STOCK

                      SUIZA                                           DEAN
                      -----                                           ----
-    Suiza's common stockholders are entitled  -    Dean's common stockholders are entitled
     to vote as a single class.                     to vote as a single class.
-    Suiza's preferred stockholders are        -    Each share of Dean Series A Preferred
     entitled to voting rights as designated        Stock entitles the holder thereof to 100
     by Suiza's board of directors.                 votes on all matters submitted to a vote
     Currently, Suiza has no outstanding            of Dean's stockholders. Currently, Dean
     shares of preferred stock.                     has no outstanding shares of Series A
                                                    Preferred Stock.

MEETINGS OF STOCKHOLDERS

                      SUIZA                                           DEAN
                      -----                                           ----
     An annual meeting must be held every           An annual meeting must be held every
     year, the time and place of which is           year, the time and place of which is
     fixed by Suiza's board of directors.           fixed by Dean's board of directors.
     Notice of the meeting must be received         Notice of the meeting must be received
     not less than 10 nor more than 60 days         not less than 10 nor more than 50 days
     prior to the stockholder meeting. The          prior to the annual meeting. The
     Chief Executive Officer may, or the            Chairman of the Board or the President
     Secretary, upon written request of a           may, and the Secretary, upon written
     majority of Suiza's board of directors,        request of a majority of Dean's board of
     shall call stockholder meetings for any        directors or the holders of at least 80%
     purpose. Notice of any such meeting must       of the outstanding shares of common
     be received not less than 10 nor more          stock of Dean, shall call stockholder
     than 60 days prior to the stockholder          meetings for any purpose. Notice of any
     meeting.                                       such meeting must be received not less
                                                    than 10 nor more than 50 days prior to
                                                    the stockholder meeting.

STOCKHOLDER PROPOSALS

                     SUIZA                                          DEAN
                     -----                                          ----
                                                 A Dean stockholder wishing to bring
     A Suiza stockholder wishing to bring   -    business before a stockholder's meeting
     business before the annual                  must provide written notice to the
     stockholder meeting must provide            Secretary at Dean's principal executive
     written notice received at Suiza's          offices. In the case of an annual
     principal offices by March 1 of any         stockholder meeting, the proposal must
     calendar year if notice of an annual        generally be received at least 60 days but
     meeting is given at least 35 days           no more than 90 days prior to the first
     prior to the meeting. If notice is          anniversary of the preceding year's annual
     given less than 35 days prior to an         meeting. In the case of a special
     annual meeting, the proposal must be        stockholder meeting, the proposal must be
     delivered by the close of business on       received at least 60 days but no more than
     the seventh day after the day the
     notice was mailed.                          90 days prior to the meeting.

                                            -    The stockholder's written notice must
                                                 include:
                                                   --  a brief description of the proposal;
                                                   --  the stockholder's name and address;
                                                   --  the class and number of shares owned
                                                       beneficially by the stockholder;
                                                   --  a brief description of the reasons
                                                       why the proposal should be discussed
                                                       at the annual meeting; and
                                                   --  disclosure of any material interest
                                                       that the stockholder has in the
                                                       subject matter of the proposal.

STOCKHOLDER ACTION WITHOUT MEETING

                      SUIZA                                           DEAN
                      -----                                           ----
     Any stockholder action can be taken            Any stockholder action can be taken
     without a meeting only upon written            without a meeting only upon written
     consent of a majority of the stock             consent of 80% of the stock outstanding
     outstanding entitled to vote.                  entitled to vote.

APPROVAL OF, AND SPECIAL RIGHTS WITH RESPECT TO, MERGERS OR CONSOLIDATIONS AND
  OTHER TRANSACTIONS

                      SUIZA                                           DEAN
                      -----                                           ----
-    Unless specifically required by Suiza's   -    Unless specifically required by Dean's
     certificate of incorporation, no vote of       certificate of incorporation, no vote of
     stockholders is required to authorize a        stockholders is required to authorize a
     merger with or into a wholly-owned             merger with or into a wholly-owned
     subsidiary if certain conditions are           subsidiary if certain conditions are
     met.                                           met.

-    Suiza's certificate of incorporation, as  -    Under Dean's restated certificate of
     amended, does not provide otherwise.           incorporation, as amended, the
                                                    affirmative vote of holders of 80% of
                                                    shares entitled to vote is required for
                                                    the adoption or authorization of any
                                                    merger or consolidation with a "Related
                                                    Entity."

STOCKHOLDERS RIGHTS PLANS

                    SUIZA                                          DEAN
                    -----                                          ----
Suiza has entered into a Rights Agreement,     Dean has entered into a Rights Agreement,
dated as of March 6, 1998, between Suiza and   dated as of May 22, 1998, as amended, between
Harris Trust and Savings Bank, as rights       Dean and Harris Trust and Savings Bank, as
agent, pursuant to which Suiza has issued      rights agent, pursuant to which Dean has
rights, exercisable only upon the occurrence   issued rights, exercisable only upon the
of certain events, to purchase its common      occurrence of certain events, to purchase its
stock at a discount of 50%.The rights issued   Common Stock at a discount of 50%. The rights
pursuant to the terms of the Rights Agreement  issued pursuant to the terms of the Rights
will not be triggered by the merger and the    Agreement will not be triggered by the merger
related transactions.                          and the related transactions.

                          DESCRIPTION OF SUIZA'S STOCK

    The following summary of the terms of Suiza common stock is not meant to be complete and is qualified by reference to the relevant provisions of Delaware law and Suiza's certificate of incorporation and by-laws. We will send to you a copy of Suiza's certificate of incorporation and by-laws upon request. See "Where You Can Find More Information" on page 98.

AUTHORIZED SUIZA STOCK

    Under Suiza's certificate of incorporation, as amended, Suiza's authorized capital stock consists of 500 million shares of common stock, $0.01 par value
and 1 million shares of preferred stock, $0.01 par value. As of             ,
2001, the record date for Suiza shares entitled to vote,      shares of Suiza
common stock were issued and outstanding.

SUIZA COMMON STOCK

    OUTSTANDING SHARES. The outstanding shares of Suiza common stock are, and the shares of Suiza common stock to be issued pursuant to the merger will be, duly authorized, validly issued, fully paid and non-assessable.

    VOTING RIGHTS. Each Suiza stockholder is, and each Suiza stockholder after the merger will be, entitled to one vote for each share held of record on the applicable record date on all matters submitted to a vote of stockholders.

    DIVIDEND RIGHTS. Suiza stockholders are, and Suiza stockholders after the merger will be, entitled to receive dividends as may be declared from time to time by Suiza's board of directors out of legally available funds. However, Suiza has never paid dividends and does not intend to pay dividends at any time in the foreseeable future.

    RIGHTS UPON LIQUIDATION. Suiza stockholders are, and Suiza stockholders after the merger will be, entitled to share pro rata, upon any liquidation or dissolution of Suiza, in all remaining assets available for distribution to stockholders after payment or providing for Suiza's liabilities.

    PREEMPTIVE RIGHTS. Suiza stockholders do not have, and Suiza stockholders after the merger will not have, preemptive right to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

TRANSFER AGENT AND EXCHANGE AGENT

    Computershare Investor Services is the transfer agent and registrar for
Suiza's common stock.             will be the exchange agent for the merger.
When the merger occurs             will mail a letter of transmittal with
instructions to each holder of record of Dean common stock outstanding immediately prior to the merger for use in exchanging certificates formerly representing shares of Dean common stock for certificates representing shares of Suiza common stock. Certificates should not be surrendered by any Dean
stockholders until they have received instructions from             .

STOCK EXCHANGE LISTING; DELISTING AND DEREGISTRATION OF DEAN COMMON STOCK

    It is a condition to the merger that the shares of Suiza common stock issuable in the merger and to be reserved for issuance pursuant to stock-based awards outstanding at the time of the merger under Dean's plan be approved for listing on the NYSE at or prior to the time of the merger, subject to official notice of issuance. If the merger is completed, Dean common stock will cease to be listed on any stock exchange. Also, effective when the merger occurs, Suiza will change its name to Dean Foods Company and its trading symbol on the NYSE will change from "SZA" to "DF."

                                 LEGAL OPINIONS

    The validity of the Suiza common stock to be issued to Dean stockholders pursuant to the merger will be passed upon by Hughes & Luce, L.L.P. Also, it is a condition to the completion of the merger that Suiza and Dean receive opinions from Hughes & Luce, L.L.P. and Kirkland & Ellis, respectively, with respect to the tax treatment of the merger. See "The Merger and the Merger Agreement-- Principal Conditions to the Completion of the Merger" on page 44 and "The Merger and the Merger Agreement--Material Federal Income Tax Consequences of the Merger" on page 53.

                                    EXPERTS

    The financial statements and the related financial statement schedules of Suiza incorporated in this joint proxy statement/prospectus by reference from Suiza's Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The financial statements of Dean incorporated in this joint proxy statement/prospectus by reference to Dean's Annual Report on Form 10-K for the year ended May 28, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                          FUTURE STOCKHOLDER PROPOSALS

SUIZA

    Any stockholder proposal for a Suiza annual meeting must be sent to Suiza's Corporate Secretary at the address of Suiza's principal executive office given under "Summary Information--The Companies" on page 4. The deadlines for receipt of a proposal to be considered for inclusion in Suiza's proxy statement relating to its 2002 annual stockholder meeting and for notice of a proposal for which a stockholder will conduct his or her own solicitation are, respectively,
            , 2002 and             , 2002.

DEAN

    Dean will hold an annual meeting in the year 2001 only if the merger has not already been completed. Stockholders may submit proposals appropriate for stockholder action at Dean's annual meetings consistent with Dean's by-laws and regulations adopted by the Securities and Exchange Commission. The deadline for receipt of a proposal to be considered for inclusion in Dean's proxy statement and proxy for the 2001 annual meeting has expired.

                      WHERE YOU CAN FIND MORE INFORMATION

    Suiza and Dean file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy any reports, statements or other information that we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.

    Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at "http://www.sec.gov".

    Suiza filed a registration statement on Form S-4 to register with the SEC the Suiza common stock to be issued to Dean stockholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Suiza in addition to being a proxy statement of

Suiza and Dean for each company's stockholder meetings. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all the information that you can find in the registration statement or the exhibits to the registration statement.

    The SEC allows us to "incorporate by reference" information into this joint proxy statement/ prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by other information in, or incorporated by reference in, this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their financial performance.

SUIZA'S SEC FILINGS

Annual Report on Form 10-K                     Fiscal Year ended December 31, 2000

Quarterly Report on Form 10-Q                  Quarter ended March 31, 2001

Current Reports on Form 8-K                    Filed on April 5, 2001 (amended by
                                               Form 8-K/A filed on April 10, 2001), and
                                               May 3, 2001

The description of Suiza's common stock        Filed on March 10, 1998
contained in Suiza's registration statement
filed on Form 8-A

Suiza's proxy statement for its 2000 annual    Filed on April 23, 2001
meeting of stockholders

DEAN'S SEC FILINGS

Annual Report on Form 10-K                     Fiscal Year ended May 28, 2000

Quarterly Reports on Form 10-Q                 Quarters ended August 27, 2000, November 26,
                                               2000 and February 25, 2001

Current Reports on Form 8-K                    Filed on June 5, 2000, June 27, 2000,
                                               July 21, 2000, August 2, 2000,
                                               September 22, 2000, November 21, 2000,
                                               December 27, 2000 (amended by Form 8-K/A
                                               filed on January 12, 2001), March 9, 2001,
                                               March 23, 2001, April 19, 2001, June 19, 2001
                                               and June 27, 2001

Dean's proxy statement for its 2000 annual     Filed on August 25, 2000
meeting of stockholders

    Suiza and Dean also are incorporating by reference all documents that they file with the SEC pursuant to Section 13(a), 13(c), 14 or 15 (d) of the Exchange Act between the date of this joint proxy statement/prospectus and the date of the meetings.

    Suiza has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Suiza, and Dean has supplied all such information relating to Dean.

    You may have already been sent some of the documents incorporated by reference, but you can obtain any of them from us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits, unless we have specifically incorporated by reference an annex that is attached to this joint proxy statement/prospectus. Stockholders may obtain these documents incorporated by reference by requesting them in writing or by telephone from the appropriate party at the following address:

           Suiza Foods Corporation                          Dean Foods Company
             Investor Relations                    Director of Corporate Communications
            2515 McKinney Avenue                           3600 North River Road
                 Suite 1200                            Franklin Park, Illinois 60131
             Dallas, Texas 75201                              (800) 971-3326
               (800) 431-9214

    If you would like to request documents from us, please do so by       , 2001
to receive them before the special stockholder meetings.

    You can also get more information by visiting Suiza's web site at www.suizafoods.com and Dean's web site at www.deanfoods.com. Web site materials are not part of this joint proxy statement/ prospectus.

    You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus to vote on the Suiza proposals and the Dean proposal. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy
statement/prospectus. This joint proxy statement/prospectus is dated       ,
2001. You should not assume that the information contained in the joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this joint proxy statement/prospectus to stockholders nor the issuance of Suiza common stock in the merger shall create any implication to the contrary.

                                    ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                          AGREEMENT AND PLAN OF MERGER
                           DATED AS OF APRIL 4, 2001
                                  BY AND AMONG
                            SUIZA FOODS CORPORATION
                          BLACKHAWK ACQUISITION CORP.
                                      AND
                               DEAN FOODS COMPANY

                               TABLE OF CONTENTS

                                                                                      PAGE NO.
                                                                                      ---------
ARTICLE I               THE MERGER..................................................     A-5
  Section 1.01.         The Merger..................................................     A-5
  Section 1.02.         Closing; Closing Date; Effective Time.......................     A-5
  Section 1.03.         Effect of the Merger........................................     A-6
  Section 1.04.         Certificate of Incorporation; Bylaws........................     A-6
  Section 1.05.         Directors and Officers......................................     A-6

ARTICLE II              CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES..........     A-6
  Section 2.01          Merger Consideration; Conversion and Cancellation of
                        Securities..................................................     A-6
  Section 2.02          Treatment of Stock Options and Other Equity-Based Awards....     A-8
  Section 2.03.         Exchange and Surrender of Certificates......................     A-8

ARTICLE III             REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............    A-11
  Section 3.01.         Organization and Qualification; Subsidiaries................    A-11
  Section 3.02.         Charter and Bylaws..........................................    A-11
  Section 3.03.         Capitalization..............................................    A-11
  Section 3.04.         Authority...................................................    A-12
  Section 3.05.         No Conflict; Required Filings and Consents..................    A-12
  Section 3.06.         Permits; Compliance.........................................    A-13
  Section 3.07.         SEC Filings; Financial Statements...........................    A-13
  Section 3.08.         Absence of Certain Changes or Events........................    A-13
  Section 3.09.         No Undisclosed Liabilities..................................    A-14
  Section 3.10.         Absence of Litigation.......................................    A-14
  Section 3.11.         Employee Benefit Plans; Labor Matters.......................    A-14
  Section 3.12.         Taxes.......................................................    A-16
  Section 3.13.         Affiliates..................................................    A-17
  Section 3.14.         Certain Business Practices..................................    A-17
  Section 3.15.         Environmental Matters.......................................    A-17
  Section 3.16.         Vote Required...............................................    A-18
  Section 3.17.         Brokers.....................................................    A-19
  Section 3.18.         Takeover Provisions.........................................    A-19
  Section 3.19.         Insurance...................................................    A-19
  Section 3.20.         Certain Material Contracts..................................    A-19
  Section 3.21.         Principal Customers and Suppliers...........................    A-19
  Section 3.22.         Intellectual Property.......................................    A-20
  Section 3.23.         Opinion of Financial Advisor................................    A-20
  Section 3.24.         Rights Agreement............................................    A-20
  Section 3.25.         Information Supplied........................................    A-20

ARTICLE IV              REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.....    A-21
  Section 4.01.         Organization and Qualification; Subsidiaries................    A-21
  Section 4.02.         Charter and Bylaws..........................................    A-21
  Section 4.03.         Capitalization..............................................    A-21
  Section 4.04.         Authority...................................................    A-22
  Section 4.05.         No Conflict; Required Filings and Consents..................    A-22
  Section 4.06.         Permits; Compliance.........................................    A-23
  Section 4.07.         SEC Filings; Financial Statements...........................    A-23
  Section 4.08.         Absence of Certain Changes or Events........................    A-23

                                                                                      PAGE NO.
                                                                                      ---------
  Section 4.09.         No Undisclosed Liabilities..................................    A-24
  Section 4.10.         Absence of Litigation.......................................    A-24
  Section 4.11.         Employee Benefit Plans; Labor Matters.......................    A-24
  Section 4.12.         Taxes.......................................................    A-26
  Section 4.13.         Certain Business Practices..................................    A-27
  Section 4.14.         Environmental Matters.......................................    A-28
  Section 4.15.         Vote Required...............................................    A-28
  Section 4.16.         Brokers.....................................................    A-28
  Section 4.17.         Takeover Provisions.........................................    A-28
  Section 4.18.         Insurance...................................................    A-28
  Section 4.19.         Certain Material Contracts..................................    A-28
  Section 4.20.         Principal Customers and Suppliers...........................    A-29
  Section 4.21.         Intellectual Property.......................................    A-29
  Section 4.22.         Opinion of Financial Advisors...............................    A-29
  Section 4.23.         Rights Agreement............................................    A-29
  Section 4.24.         Commitment Letters..........................................    A-29
  Section 4.25.         Information Supplied........................................    A-30
  Section 4.26.         Merger Sub Operations.......................................    A-30

ARTICLE V               COVENANTS...................................................    A-30
  Section 5.01.         Affirmative Covenants of the Company........................    A-30
  Section 5.02.         Negative Covenants of the Company...........................    A-31
  Section 5.03.         Affirmative and Negative Covenants of Parent and Merger
                        Sub.........................................................    A-32
  Section 5.04.         Non-Solicitation............................................    A-33
  Section 5.05.         Access and Information......................................    A-35
  Section 5.06.         Appropriate Action; Consents; Filings.......................    A-36
  Section 5.07.         Public Announcements........................................    A-38
  Section 5.07.         NYSE Listing................................................    A-38
  Section 5.09.         Employee Benefit Plan.......................................    A-38
  Section 5.10.         Name of Parent..............................................    A-39
  Section 5.11.         Board of Directors of Parent................................    A-39
  Section 5.12.         Tax Treatment...............................................    A-39
  Section 5.13.         Reasonable Best Efforts.....................................    A-39

ARTICLE VI              ADDITIONAL AGREEMENTS.......................................    A-40
  Section 6.01.         Meeting of Stockholders.....................................    A-40
  Section 6.02.         Preparation of Proxy Statement..............................    A-40
  Section 6.03.         Indemnification.............................................    A-41

ARTICLE VII             CLOSING CONDITIONS..........................................    A-42
  Section 7.01.         Conditions to Obligations of Each Party Under This
                        Agreement...................................................    A-42
  Section 7.02.         Additional Conditions to Obligations of the Parent and
                        Merger Sub..................................................    A-42
  Section 7.03.         Additional Conditions to Obligations of the Company.........    A-43

ARTICLE VIII            TERMINATION.................................................    A-44
  Section 8.01.         Termination.................................................    A-44
  Section 8.02.         Effect of Termination.......................................    A-45
  Section 8.03.         Fees and Expenses...........................................    A-45

ARTICLE IX              GENERAL PROVISIONS..........................................    A-46
  Section 9.01.         Non-Survival of Representations, Warranties and
                        Agreements..................................................    A-46
  Section 9.02.         Notices.....................................................    A-46

                                                                                      PAGE NO.
                                                                                      ---------
  Section 9.03.         Certain Definitions.........................................    A-47
  Section 9.04.         Headings and Table of Contents..............................    A-48
  Section 9.05.         Severability................................................    A-48
  Section 9.06.         Entire Agreement............................................    A-48
  Section 9.07.         Assignment, Binding Effect..................................    A-48
  Section 9.08.         Interpretation..............................................    A-48
  Section 9.09.         Specific Performance........................................    A-48
  Section 9.10.         Amendment...................................................    A-49
  Section 9.11.         Waiver; Remedies Cumulative.................................    A-49
  Section 9.12.         Governing Law...............................................    A-49

ARTICLE X               THE MERGER..................................................    A-49
  Section 9.13.         Counterparts................................................    A-49

EXHIBITS:

    Exhibit 5.06(d)  Certain Properties

    Exhibit 7.02(d)(1) Tax Opinion Back-up Certificate (Parent)

    Exhibit 7.02(d)(2) Tax Opinion Back-up Certificate (Company)

SCHEDULES:

    Company Disclosure Schedule

    Parent Disclosure Schedule

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER, dated as of April 4, 2001 (this "Agreement"), is by and among Suiza Foods Corporation, a Delaware corporation ("Parent"), Blackhawk Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and Dean Foods Company, a Delaware corporation (the "Company").

    WHEREAS, the Company, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law ("Delaware Law"), will merge with and into Merger Sub (the "Merger"), and pursuant thereto, the issued and outstanding shares of common stock, $1.00 par value per share, of the Company (the "Company Common Stock") will be converted into the right to receive the merger consideration set forth herein;

    WHEREAS, the Board of Directors of the Company has determined that the Merger is advisable, fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and the transactions contemplated hereby;

    WHEREAS, the Board of Directors of Parent has determined that the Merger is advisable, fair to, and in the best interests of, Parent and its stockholders and has approved and adopted this Agreement and the transactions contemplated hereby;

    WHEREAS, the Board of Directors of Merger Sub has approved and adopted this Agreement and Parent, as the sole stockholder of Merger Sub, will adopt this Agreement promptly after the execution hereof by the parties hereto;

    WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a)(1)(A) and
Section 368(a)(2)(D) of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

    SECTION 1.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement (including SECTION 2.01(B)), and in accordance with Delaware Law, at the Effective Time (as defined in SECTION 1.02), the Company will be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of the Company will cease and Merger Sub will continue as the surviving corporation of the Merger (the "Surviving Corporation"). Certain terms used in this Agreement are defined in SECTION 9.03.

    SECTION 1.02. CLOSING; CLOSING DATE; EFFECTIVE TIME. Unless this Agreement shall have been terminated pursuant to SECTION 8.01, and subject to the satisfaction or waiver of the conditions set forth in ARTICLE VII, the consummation of the Merger and the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Hughes & Luce, L.L.P., 1717 Main Street, Dallas, Texas as soon as practicable (but in any event within two business days) after the satisfaction or waiver of the conditions set forth in ARTICLE VII, or at such other date, time and place as Parent and the Company may agree; provided, that the conditions set forth in ARTICLE VII shall have been satisfied or waived at or prior to such time. The date on which the Closing takes place is referred to herein as the "Closing Date." As promptly as practicable on the Closing Date, the parties hereto will cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of Delaware Law (the date and time of such filing, or such later date or time agreed upon by Parent and the Company and set forth therein, being the "Effective Time").

    SECTION 1.03. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger will be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges and powers of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

    SECTION 1.04. CERTIFICATE OF INCORPORATION; BYLAWS. At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, will be the certificate of incorporation of the Surviving Corporation and thereafter will continue to be its certificate of incorporation until amended as provided therein and pursuant to Delaware Law. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation and thereafter will continue to be its bylaws until amended as provided therein and pursuant to Delaware Law.

    SECTION 1.05. DIRECTORS AND OFFICERS. The directors of Merger Sub will be the directors of the Surviving Corporation at the Effective Time, each to hold office in accordance with the charter and bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified. The officers of Merger Sub immediately prior to the Effective Time will be the officers of the Surviving Corporation at the Effective Time, each to hold office in accordance with the bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

    SECTION 2.01. MERGER CONSIDERATION; CONVERSION AND CANCELLATION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent and Merger Sub, the Company or their respective stockholders:

        (a) Subject to the other provisions of this ARTICLE II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Company Common Stock described in
    SECTION 2.01(D)) will be converted into the right to receive (i) $21.00 in cash (as may be adjusted in accordance with SECTION 2.01(B), the "Cash Consideration") and (ii) 0.429 (as may be adjusted in accordance with
    SECTION 2.01(B), the "Exchange Ratio") shares of common stock, $.01 par value per share, of Parent ("Parent Common Stock") (such Cash Consideration and Parent Common Stock collectively, the "Per Share Merger Consideration").

        (b) If on the day upon which the Effective Time occurs (or if no trading of Parent Common Stock on the New York Stock Exchange (the "NYSE") takes place prior to the Effective Time on such day, the last date prior to the date upon which the Effective Time occurs upon which there was trading of Parent Common Stock on the NYSE), the fair market value, based on the volume weighted average per share sales price of the Parent Common Stock on that day on the NYSE ("Parent Common Stock Closing Price"), of all shares of Parent Common Stock to be delivered in connection with the Merger, minus the product of (x) the Parent Common Stock Closing Price and (y) 20,000 (the "Total Stock Value") would be (but for adjustments made pursuant to this
    SECTION 1.01(B)) less than 40% of the sum of (i) the number of the Converted Shares (as defined in SECTION 2.01(E)) multiplied by the Cash Consideration,
    (ii) the amount of cash paid by Parent and/or any of its subsidiaries to acquire shares of Company Common Stock within the two year period prior to the date of the Merger, (iii) the Total Stock Value, (iv) the number of Dissenting Shares, multiplied by the sum of (A) the Cash Consideration and
    (B) the product of the Exchange Ratio (prior to any adjustment) and the Parent Common Stock Closing Price, and (v) the product of (x) the Parent Common Stock Closing Price and (y) 20,000 (such sum being referred to as the

    "Total Merger Consideration") then the Exchange Ratio and the Cash Consideration shall be adjusted as follows: The adjusted Exchange Ratio shall be equal to (i) the sum of (A) 40% of the dollar amount of the Total Merger Consideration determined as provided in the preceding sentence and
    (B) the product of (x) the Parent Common Stock Closing Price and
    (y) 20,000, divided by (ii) the product of (A) the number of Converted Shares and (B) the Parent Common Stock Closing Price, and the adjusted Cash Consideration shall be equal to (i) 60% of the dollar amount of the Total Merger Consideration as determined above, minus the sum of (A) the amount of cash paid by Parent and/or any of its subsidiaries to acquire shares of Company Common Stock within the two year period prior to the date of the Merger, (B) the number of Dissenting Shares, multiplied by the sum of
    (x) the Cash Consideration (prior to any adjustment) and (y) the product of the Exchange Ratio (prior to any adjustment) and the Parent Common Stock Closing Price, and (C) the product of (x) the Parent Common Stock Closing Price and (y) 20,000, divided by (ii) the number of Converted Shares.

        (c) Notwithstanding the foregoing subsection (a), if between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock will have been changed into a different number of shares by reason of any dividend payable in stock, split, combination or similar event, the Per Share Merger Consideration will be correspondingly adjusted to reflect such stock dividend, split, combination or similar event.

        (d) Notwithstanding any provision of this Agreement to the contrary,
    (i) each share of Company Common Stock held in the treasury of the Company or owned by any subsidiary of the Company, and each share of Company Common Stock owned by Parent, Merger Sub or any other subsidiary of Parent immediately prior to the Effective Time will be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto, and (ii) each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time and that is held by a stockholder who has properly exercised appraisal rights with respect thereto in accordance with Section 262 of Delaware Law (the "Dissenting Shares"), will not be converted into or be exchangeable for the right to receive the Per Share Merger Consideration, and such stockholder will be entitled to receive payment of the appraised value of each such share in accordance with the provisions of Section 262 of Delaware Law unless and until such stockholder fails to perfect or will have effectively waived, withdrawn or lost its rights to appraisal and payment in accordance with Delaware Law. If, after the Effective Time, any stockholder holding Dissenting Shares fails to perfect or shall have effectively waived, withdrawn or lost such appraisal right, such shares of Company Common Stock will thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Per Share Merger Consideration to which such stockholder is entitled, without any interest thereon. The Company will give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock and, prior to the Effective Time, Parent will have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company will not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands or agree to do any of the foregoing.

        (e) All shares of Company Common Stock shall cease to be outstanding and will automatically be canceled and retired, and each certificate previously evidencing Company Common Stock outstanding immediately prior to the Effective Time (other than Company Common Stock described in
    SECTION 2.01(D)) (the "Converted Shares") will thereafter represent the right to receive, subject to SECTION 2.03(C), that number of shares of Parent Common Stock and the Cash Consideration determined pursuant to
    SECTION 2.01(A) (the "Merger Consideration") and, if applicable, cash pursuant to SECTION 2.03(C). The owners of certificates previously evidencing Converted Shares will cease to have any rights with respect to such Converted Shares except as otherwise provided herein or by law. Such certificates previously evidencing Converted Shares will be exchanged for certificates evidencing whole shares of Parent Common Stock upon the surrender of such certificates in accordance with the provisions of
    SECTION 2.03, without interest. No fractional shares of Parent Common Stock will be issued in connection with the Merger and, in lieu thereof, a cash payment shall be made pursuant to SECTION 2.03(C).

        (f) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

    SECTION 2.02. TREATMENT OF STOCK OPTIONS AND OTHER EQUITY-BASED AWARDS.

    (a) Each outstanding option to purchase, stock appreciation right, phantom stock award, or performance share award (other than performance share awards which are generally payable in cash) relating to Company Common Stock (collectively, a "Company Common Stock Award") granted prior to the Effective Time and which remains outstanding immediately prior to the Effective Time will cease to represent a right to acquire shares of Company Common Stock and will be converted (as so converted, a "Company Converted Stock Award"), at the Effective Time, into an option to acquire, stock appreciation right, phantom stock award, or performance share award (other than performance share awards which are generally payable in cash) relating to, as applicable, on the same terms and conditions as were applicable under the Company Common Stock Award (but taking into account any change thereto, including the acceleration thereof provided for in the applicable Company stock option plan or in any award agreement by reason of this Agreement or the transactions contemplated hereby) that number of shares of Parent Common Stock determined by multiplying (a) the number of shares of Company Common Stock subject to such Company Common Stock Award by (b) the sum of (i) the Exchange Ratio plus (ii) the Cash Consideration per share divided by the closing price for a share of Parent Common Stock as reported on the NYSE on the last trading day immediately preceding the Closing Date (such sum, the "Stock Award Exchange Ratio") (rounded, if necessary, to the nearest whole share of Parent Common Stock). The exercise price per share for each share of Parent Common Stock subject to such Company Converted Stock Award will be equal to the per share exercise price specified in the Company Common Stock Award divided by the Stock Award Exchange Ratio (rounded to the nearest one-hundredth of a cent). Notwithstanding the foregoing, in the case of any Company Common Stock Award to which Section 421 of the Code applies by reason of its qualification under
Section 422 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option will be determined in a manner consistent with the requirements of Section 424(a) of the Code. Performance share awards which are generally payable in cash, but which permit the holder to elect receipt of shares (as provided in the applicable grant agreement), shall be converted into a right to elect to receive new shares of Parent Common Stock.

    (b) As soon as practicable after the Effective Time, Parent shall cause to be included under a registration statement on Form S-8 of Parent all shares of Parent Common Stock which are subject to Company Converted Stock Awards, and shall maintain the effectiveness of such registration statement until all Company Converted Stock Awards have been exercised, expired or forfeited.

    SECTION 2.03. EXCHANGE AND SURRENDER OF CERTIFICATES.

    (a) As soon as practicable after the Effective Time, each record holder of certificates previously evidencing Converted Shares will be entitled to receive, and Parent shall cause the Exchange Agent (as defined in SECTION 2.03(E) below) to issue and pay, as applicable, to each such record holder or to such persons as such holder may request upon surrender of such certificates to the Exchange Agent, (i) a certificate or certificates representing the number of whole shares of Parent Common Stock into which the Converted Shares so surrendered will have been converted as aforesaid, in such denominations and registered in such names as such holder may request, and
(ii) the Cash Consideration into which the Converted Shares so surrendered will have been converted. If such holder would otherwise be entitled to fractional shares of Parent Common Stock, such holder will upon surrender of the certificates representing such shares held as aforesaid, be paid an amount in cash in accordance with the provisions of SECTION 2.03(C). Until so surrendered and exchanged, each certificate previously evidencing Converted Shares will represent solely the right to receive the Merger Consideration and cash in lieu of fractional shares. Unless and until any such certificates will be so surrendered and exchanged, no dividends or other distributions payable to the holders of record of Parent Common Stock as of any time on or after the Effective Time will be paid to the holders of record of Converted Shares; PROVIDED, HOWEVER, that Parent will deposit with the Exchange Agent any such dividends or other distributions payable with respect to the Parent Common Stock represented by any unsurrendered certificates evidencing Converted Shares, and upon any such surrender and exchange of such certificates, Parent will cause the Exchange Agent to pay to the holders of record of Converted Shares (i) the amount, without interest thereon, of dividends and other distributions, if any, with a record date on or after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

    (b) All shares of Parent Common Stock issued and all Cash Consideration paid upon the surrender for exchange of certificates previously representing Converted Shares in accordance with the terms hereof (including any cash paid pursuant to SECTION 2.03(C)) will be deemed to have been issued in full satisfaction of all rights pertaining to such Converted Shares. At and after the Effective Time, there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Common Stock that was outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates that previously evidenced Converted Shares are presented to the Surviving Corporation for any reason, they will be canceled and exchanged as provided in this ARTICLE II.

    (c) No certificates or scrip evidencing fractional shares of Parent Common Stock will be issued upon the surrender for exchange of certificates, and such fractional share interests will not entitle the owner thereof to any rights of a stockholder of Parent. In lieu of any such fractional shares, Parent will cause the Exchange Agent to pay to the owner thereof, upon surrender of such certificate for exchange pursuant to this ARTICLE II, an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the Closing Price by (ii) the fractional interest to which the owner thereof would otherwise be entitled (after taking into account all Converted Shares held of record by such owner and all full shares of Parent Common Stock issued in respect thereof).

    (d) Parent will be entitled to cause the Exchange Agent to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Converted Shares such amounts as Parent (or any affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the former holder of the Converted Shares in respect of which such deduction and withholding was made by Parent.

    (e) At or prior to the Effective Time, Merger Sub will appoint a bank or trust company reasonably acceptable to the Company as agent for the holders of Converted Shares (the "Exchange Agent") to receive and disburse the Merger Consideration to which holders of Converted Shares become entitled pursuant to
SECTION 2.01. At the Effective Time, Merger Sub or Parent will provide the Exchange Agent with sufficient shares of Parent Common Stock and sufficient cash to allow the Merger Consideration to be paid by the Exchange Agent for each share of Company Common Stock then entitled to receive the Merger Consideration (collectively, the "Payment Fund").

    (f) Promptly after the Effective Time, Merger Sub or Parent will cause the Exchange Agent to mail to each record holder of a certificate or certificates that immediately prior to the Effective Time represented Converted Shares (the "Certificates"), a form of letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment.

        (i) Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with its instructions and such other documents as may be requested, the holder of such Certificate will be entitled to receive in exchange for such Certificate, subject to any required withholding of taxes, the Merger Consideration and such Certificate will forthwith be canceled. No interest will be paid or accrued on the Merger Consideration upon the surrender of the Certificates.

        (ii) If payment or delivery is to be made to a person other than the person in whose name the Certificate surrendered is registered, it will be a condition of payment and delivery that the Certificate so surrendered be properly endorsed, with signature properly guaranteed, or otherwise be in proper form for transfer and that the person requesting such payment and delivery pay any transfer or other taxes required by reason of the payment or delivery to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

        (iii) Subject to SECTION 2.01(D), until surrendered in accordance with the provisions of this SECTION 2.03, each Certificate (other than Certificates held by persons referred to in SECTIONS 2.01(D)(I) and 2.01(D)(II)) will represent for all purposes only the right to receive the applicable Merger Consideration, without interest and subject to any required withholding of taxes.

    (g) Promptly following the date that is one year after the Effective Time, the Exchange Agent will return to the Surviving Corporation all cash, certificates and other property in its possession that constitute any portion of the Payment Fund, and the duties of the Exchange Agent will terminate. Thereafter, each holder of a Certificate formerly representing a share of Company Common Stock may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat, and similar laws) receive in exchange therefor the Merger Consideration without any interest. At any time after the one year anniversary of the Effective Time, the Surviving Corporation will be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Exchange Agent, and holders of Certificates not surrendered prior to midnight on the day preceding the Surviving Corporation's request for such funds shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates without any interest thereon. Notwithstanding the foregoing, neither the Parent, Merger Sub, the Surviving Corporation nor the Exchange Agent will be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Notwithstanding the foregoing, the Surviving Corporation will be entitled to receive from time to time all interest or other amounts earned with respect to the Payment Fund as such amounts accrue or become available.

    (h) Parent and the Company shall cooperate in the preparation, execution and filing of all returns, applications or other documents regarding any transfer, stamp, recording, documentary or other taxes and any other fees and similar taxes which become payable in connection with the Merger other than
(i) transfer and stamp taxes payable in respect of transfers pursuant to
SECTION 2.03(F)(II) and (ii) income or similar taxes payable by the stockholders of the Company (collectively, "Transfer Taxes"). From and after the Effective Time, Parent shall pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of Company Common Stock, all Transfer Taxes.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to the Parent and Merger Sub that, except as disclosed in the Company Reports (as defined in SECTION 3.07(A)) filed prior to the date of this Agreement:

    SECTION 3.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of the Company and its subsidiaries is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate, limited partnership or limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have a Company Material Adverse Effect. The term "Company Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all other such changes or effects, would be materially adverse to the business, operations, assets, financial condition, or results of operations of the Company and its subsidiaries, taken as a whole; PROVIDED, that none of the following shall be deemed in and of themselves to constitute, and none of the following shall be taken into account in determining whether there has been, a Company Material Adverse Effect:(i) any change in the market price or trading volume of the capital stock of the Company after the date hereof, (ii) the suspension of trading in securities generally on the New York Stock Exchange or the American Stock Exchange or the NASDAQ National Market, (iii) any adverse change, event, development or offset arising from or relating to (A) general business or economic conditions or (B) general business or economic conditions relating to any industries in which the Company or any of its subsidiaries participates, in each case which is not specific to the Company and its subsidiaries, and
(iv) any adverse change, event, development or effect arising from or relating to any change in U.S. generally accepted accounting principles.

    SECTION 3.02. CHARTER AND BYLAWS. The Company has heretofore furnished to Parent complete and correct copies of the charter and the bylaws, in each case as amended or restated, of the Company. The Company is not in violation of any of the provisions of its charter or bylaws.

    SECTION 3.03. CAPITALIZATION.

    (a) The authorized capital stock of the Company consists of (i) 10,000,000 shares of Preferred Stock par value $1.00 per share, and (ii) 150,000,000 shares of Company Common Stock. As of March 31, 2001, 35,603,696 shares of Company Common Stock were issued and outstanding and no shares of Preferred Stock were issued and outstanding. Each of the outstanding shares of capital stock of the Company is duly authorized, validly issued, fully paid and nonassessable, and has not been issued in violation of (nor are any of the authorized shares of capital stock of the Company subject to) any preemptive or similar rights created by statute, the charter or bylaws of the Company, or any agreement to which the Company is a party or bound. The outstanding shares of capital stock of the subsidiaries of the Company are owned, of record and beneficially, by the Company or another subsidiary of the Company, free and clear of all security interests, liens, pledges or charges.

    (b) Except as set forth in the disclosure schedule delivered to Parent by the Company (the "Company Disclosure Schedule"), there are no options, warrants or other rights, agreements, arrangements or commitments of any character (including stock appreciation rights, phantom stock or similar rights, arrangements, or commitments) to which the Company or any of its subsidiaries is a party relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, issue or sell any shares of the capital stock of the Company or any of its subsidiaries by sale, lease, license or otherwise. Except as set forth in the Company Disclosure Schedule, there are no material obligations, contingent or otherwise, of the Company or any of its subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any of its subsidiaries or (ii) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any other person, other than advances to subsidiaries in the normal course of business. Except as described in the Company Disclosure Schedule, neither the Company nor any of its subsidiaries (x) directly or indirectly owns, (y) has agreed to purchase or otherwise acquire or (z) holds any interest convertible into or exchangeable or exercisable for, any material amount of capital stock (or equivalent equity interest) of any person (other than direct or indirect wholly-owned subsidiaries of the Company). Except as set forth in the Company Disclosure Schedule, there are no material agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of the Company or any of its subsidiaries. There are no material voting trusts, proxies or other agreements or understandings to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its subsidiaries.

    SECTION 3.04. AUTHORITY. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (subject to, with respect to the consummation of the Merger, the approval of this Agreement by the Requisite Company Stockholder Vote as described in SECTION 3.16). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

    SECTION 3.05. NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

    (a) The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not
(i) conflict with or violate the charter or bylaws, in each case as amended or restated, of the Company or any of its subsidiaries, (ii) conflict with or violate any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment, injunction or decree (collectively, "Laws") applicable to the Company or any of its subsidiaries or by which any of their assets is bound or subject or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a Lien on any of the assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by or to which the Company or any of its subsidiaries or any of their assets is bound or subject, except, with respect to clauses (ii) and (iii) above, (A) such conflicts, violations, breaches, defaults, terminations, amendments, accelerations, cancellations, payments, or Liens as would not have a Company Material Adverse Effect or (B) as set forth in the Company Disclosure Schedule.

    (b) No filing with or notification to, and no consent, license, approval, permit, waiver, order or authorization of, any governmental or regulatory authority, foreign or domestic (collectively, "Governmental Entities") is necessary for the execution of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except:
(i) the filing of a premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements

Act of 1976, as amended (the "HSR Act"), (ii) the filing with the Securities and Exchange Commission (the "SEC") of: (A) the Joint Proxy Statement/Prospectus (as defined in SECTION 6.02); and (B) such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the certificate of merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (iv) such filings with or notifications to, and such consents, license, approvals, permits, waivers, orders, or authorizations of, any Governmental Entities the failure of which to make or receive would not have a Company Material Adverse Effect.

    SECTION 3.06. PERMITS; COMPLIANCE. Each of the Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Company Permits"), and there is no Litigation (as defined in SECTION 3.10) pending or, to the Company's knowledge, threatened regarding suspension or cancellation of any of the Company Permits, other than the failure to so possess, or such Litigation which would not have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries is in conflict with, or in default (nor has there occurred any event that with notice or lapse of time or both would become a default) or violation of (a) any Law applicable to the Company or any of its subsidiaries or by or to which any of their assets is bound or subject or (b) any of the Company Permits, except for such conflicts, defaults or violations as would not have a Company Material Adverse Effect.

    SECTION 3.07. SEC FILINGS; FINANCIAL STATEMENTS.

    (a) The Company has filed with the SEC all forms, reports, statements, and documents required to be filed by it pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and the Exchange Act, and the rules and regulations promulgated thereunder, together with all amendments thereto and will file all such forms, reports, statements and documents required to be filed by it prior to the Effective Time (collectively, the "Company Reports"), and has otherwise complied in all material respects with the requirements of the Securities Act and the Exchange Act.

    (b) As of their respective dates, the Company Reports did not and (in the case of Company Reports filed after the date of this Agreement) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were or (in the case of Company Reports filed after the date of this Agreement) will be made, not misleading.

    (c) Each of the historical consolidated balance sheets included in or incorporated by reference into the Company Reports as of its date, and each of the historical consolidated statements of income and earnings, stockholders' equity, and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents or will (in the case of Company Reports filed after the date of this Agreement) fairly present in all material respects the consolidated financial condition, results of operations, stockholders' equity, and cash flows, as the case may be, of the Company and its subsidiaries for the periods set forth (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case, in accordance with generally accepted accounting principles consistently applied during the periods involved ("GAAP").

    SECTION 3.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company Reports filed prior to the date of this Agreement or as set forth in the Company Disclosure Schedule and except for the transactions contemplated hereby, from May 28, 2000 (the "Company Balance Sheet Date") through the date hereof, the Company and its subsidiaries, taken as a whole, have conducted their businesses only in the ordinary course and in a manner consistent with past practice and there has not been: (a) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Company or any of its subsidiaries that would have a Company Material Adverse Effect; (b) any material change by the Company or any of its subsidiaries in their accounting methods, principles or practices (except as may be required by applicable Law or GAAP); (c) any declaration, setting aside or payment of any dividends or distributions in respect of shares of the capital stock of the Company or any of its subsidiaries (other than dividends permitted in Article V), or any redemption, purchase or other acquisition by the Company or any of its subsidiaries of any of their securities (other than repurchases after the Company Balance Sheet Date pursuant to stock repurchase programs disclosed in the Company Reports); (d) any split, combination or reclassification of any capital stock of the Company or any of its subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company or any of its subsidiaries; (e) any acquisition, divestiture, or investment in the equity or debt securities of any person (including in any joint venture or similar arrangement) material to the Company and its subsidiaries, taken as a whole;
(f) any entry by the Company or any of its subsidiaries into any commitment or transaction material to the Company and its subsidiaries, taken as a whole, other than in the ordinary course of business and consistent with past practice; or (g) any Company Material Adverse Effect.

    SECTION 3.09. NO UNDISCLOSED LIABILITIES. As of the date hereof, except as and to the extent set forth in the Company Disclosure Schedule, in the audited consolidated financial statements of the Company for the period ended as of May 28, 2000, in the condensed consolidated balance sheets of the Company as of August 27, 2000, November 26, 2000 and February 25, 2001 or in the Company Reports, neither the Company nor any of its subsidiaries has any material liabilities or obligations, absolute, accrued, contingent or otherwise (collectively, "Liabilities"), of a type required to be recorded on a balance sheet or notes thereto under GAAP which are not so recorded.

    SECTION 3.10. ABSENCE OF LITIGATION. Except as set forth in the Company Disclosure Schedule and except as would not have a Company Material Adverse Effect, there is no claim, action, suit, litigation, proceeding, arbitration, investigation or audit of any kind, at law or in equity (including actions or proceedings seeking injunctive relief) (collectively, "Litigation"), pending or, to the Company's knowledge, threatened against the Company or any of its subsidiaries or any assets or rights of the Company or any of its subsidiaries and neither the Company nor any of its subsidiaries is subject to any material, continuing order of, consent decree, settlement agreement or other similar material written agreement with, or, continuing investigation by, any Governmental Entity, or any material judgment, order, writ, injunction, decree or award of any Government Entity or arbitrator, including, without limitation, cease-and-desist or other orders.

    SECTION 3.11. EMPLOYEE BENEFIT PLANS; LABOR MATTERS.

    (a) Set forth in the Company Disclosure Schedule is a complete and correct list of all employee benefit plans, arrangements or agreements, including, but not limited to, any employee benefit plan within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), all plans or policies providing for "fringe benefits," all other bonus, incentive compensation, deferred compensation, profit sharing, severance, stock option, stock purchase, stock appreciation right, supplemental unemployment, layoff, consulting, or any other similar plan, agreement, policy or understanding, and any trust, escrow or other agreement related thereto, which provides benefits, or describes policies or procedures applicable, to any officer, employee, director, consultant, former officer or former director of the Company, any of its subsidiaries, or any other ERISA Affiliate, or any dependent or beneficiary thereof (each, a "Company Employee Plan," and collectively, the "Company Employee Plans"). The term "Company ERISA Affiliate" means any corporation, trade or business which together with the Company would be deemed to be a single employer under the provisions of ERISA or Code
Section 414. Except as set forth in the Company Disclosure Schedule or as otherwise contemplated pursuant to this Agreement, neither the Company nor any of its subsidiaries has communicated to any employee of the Company or any of its subsidiaries any intention or commitment to materially modify any Company Employee Plan or to establish or implement any other material benefit plan, program or arrangement.

    (b) With respect to each Company Employee Plan, the Company has made available to Parent true, correct and complete copies of (i) the plan documents and summary plan descriptions and any amendments or modifications thereto other than for any plans that are Multiemployer Plans (defined below); (ii) the most recent determination letter, if applicable, received from the Internal Revenue Service (the "IRS") and a copy of any pending applications with the IRS;
(iii) the annual reports required to be filed for the two most recent plan years, including all attachments, exhibits and schedules thereto; (iv) the two most recent actuarial reports, if applicable; (v) all related trust agreements, insurance contracts or other funding agreements; and (vi) all other documents, records or other materials related thereto reasonably requested by Parent.

    (c) Except as set forth in the Company Disclosure Schedule, (i) each of the Company Employee Plans has been operated and administered in all material respects in compliance with applicable Law, including but not limited to ERISA and the Code; (ii) each of the Company Employee Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a determination letter from the IRS to such effect and the Company knows of no event that would cause the disqualification of any such Employee Plan; (iii) with respect to each Company Employee Plan that is subject to Title IV of ERISA, the present value of such Company Employee Plan's "accumulated benefit obligation," based on reasonable actuarial assumptions set forth in the actuarial statement for the Company Employee Plan, did not, as of its then latest valuation date, exceed the fair value of the assets of such Employee Plan allocable to such obligation in an amount that would have a Company Material Adverse Effect; (iv) no Company Employee Plan provides welfare benefits (whether or not insured) with respect to current or former employees of the Company or any of its subsidiaries beyond their retirement or other termination of service, other than coverage mandated by applicable law; (v) no liability under Title IV of ERISA or Section 412 of the Code has been incurred (directly or indirectly) by the Company or a Company ERISA Affiliate that has not been satisfied in full; (vi) no Company Employee Plan is a "multiemployer pension plan," as such term is defined in
Section 3(37) of ERISA ("Multiemployer Plan"), or a plan described in
Section 4063 of ERISA; (vii) all contributions or other amounts payable by the Company or any Company ERISA Affiliate as of the Closing Date with respect to each Company Employee Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and, if applicable, Section 412 of the Code; (viii) neither the Company, any subsidiary, nor any other Company ERISA Affiliate has engaged in a transaction in connection with which the Company or any of its subsidiaries or any other Company ERISA Affiliate would be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code that would have a Company Material Adverse Effect; (ix) there are no pending, anticipated or, to the knowledge of the Company, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Company Employee Plans or any trusts related thereto or against any employee benefit plan formerly maintained by the Company or any of its subsidiaries; (x) the Company Employee Plans could be terminated as of the Closing Date without any liability to Parent, the Company or any of its subsidiaries or any other ERISA Affiliate that, individually or in the aggregate, would have a Company Material Adverse Effect;
(xi) each agreement, contract or other commitment, obligation or arrangement relating to a Company Employee Plan or the assets of a Company Employee Plan (or its related trust) including, but not limited to, each administrative services agreement, insurance policy or annuity contract, may be amended or terminated at any time without any liability, cost, or expense, individually or in the aggregate, to the Company Employee Plan, the Company, or any of its subsidiaries that would have a Company Material Adverse Effect; (xii) neither the Company, any of its subsidiaries, nor any other Company ERISA Affiliate maintains or has ever participated in a multiple employer welfare arrangement as described in
Section 3(40)(A) of ERISA; (xiii) no Lien has been filed by any person or entity and no Lien exists by operation of law or otherwise on the assets of the Company or any of its subsidiaries relating to, or as a result of, the operation or maintenance of any Company Employee Plan, and the Company has no knowledge of the existence of facts or circumstances that would result in the imposition of such Lien; (xiv) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (1) result in any material payment becoming due to any director or any employee of the Company or any of its subsidiaries; (2) materially increase any benefits otherwise payable under any Company Employee Plan; (3) result in any acceleration of the time of payment or vesting of any benefits under any Company Employee Plan to any material extent; or (4) result, separately or in the aggregate, in an "excess parachute payment" within the meaning of Section 280G of the Code; and (xv) no amounts payable under any Company Employee Plan or other agreement or arrangement shall fail to be deductible for United States federal income tax purposes by virtue of Section 162(m) of the Code.

    (d) The Company, its subsidiaries, and each other Company ERISA Affiliate has or will have, as of Closing, made all contributions to each Multiemployer Plan required by the terms of such Multiemployer Plan or any collective bargaining agreement, and except as set forth in the Company Disclosure Schedule, none of the Company, any of its subsidiaries, any other Company ERISA Affiliate, Parent or Merger Sub would be subject to any withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA if, as of the Closing Date, the Company, any of its subsidiaries, or any other Company ERISA Affiliate were to engage in a complete withdrawal (as defined in ERISA Section 4203) or a partial withdrawal (as defined in ERISA Section 4205) from any Multiemployer Plan which withdrawal liability is likely to be incurred in connection with the Merger and the other transactions contemplated hereby and would have a Company Material Adverse Effect.

    (e) The Company and its subsidiaries are in compliance with all applicable Laws respecting employment, employment practices and wages and hours and with all provisions of each collective bargaining agreement to which it is a party, other than any noncompliance that would not have a Company Material Adverse Effect. There is no pending or, to the Company's knowledge, threatened
(i) labor dispute, strike or work stoppage against the Company or any of its subsidiaries which may materially interfere with the respective business activities of the Company or any of its subsidiaries prior to or after the Effective Time or (ii) charge or complaint against the Company or any of its subsidiaries by the National Labor Relations Board or any comparable state agency, other than such dispute, strike, stoppage, charge or complaint that would not have a Company Material Adverse Effect.

    SECTION 3.12. TAXES. Except as set forth in the Company Disclosure
Schedule and except for such matters as would not have a Company Material Adverse Effect, (i) all returns and reports ("Tax Returns") required to be filed by or with respect to the Company and each of its subsidiaries have been filed;
(ii) the Company and each of its subsidiaries has paid all Taxes that are due from or with respect to it; (iii) the Company and each of its subsidiaries has withheld and paid all Taxes required by all applicable laws to be withheld or paid in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (iv) there are no outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or any of its subsidiaries for any taxable period; (v) no material audit, action, proceeding, investigation, dispute or claim by any court, governmental or regulatory authority, or similar person is being conducted or is pending or, to the Company's knowledge, threatened in regard to any Taxes due from or with respect to the Company or any of its subsidiaries or any Tax Return filed by or with respect to the Company or any of its subsidiaries; (vi) no claim has been made by a taxing authority in a jurisdiction in which the Company does not file Tax Returns that the Company is required to file Tax Returns in such jurisdictions;
(vii) no material assessment of any deficiency for Taxes is proposed against the Company or any of its subsidiaries or any of their assets; (viii) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any of its subsidiaries; (ix) neither the Company nor any of its subsidiaries has any obligation or liability for the payment of Taxes of any other person arising as a result of Treas. Reg. Section1.1502-6 (or any corresponding provision of state, local or foreign income tax laws) any obligation to indemnify another person or as a result of the Company or any of its subsidiaries assuming or succeeding to the Tax liability of any other person as a successor, transferee or otherwise; (x) all Taxes accrued but not yet due and all contingent liabilities for Taxes are adequately reflected in the reserves for Taxes in the financial statements referred to in SECTION 3.07; and (xi) none of the Company or any of its subsidiaries has been a party to any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

    SECTION 3.13. AFFILIATES. To the knowledge of the Company as of the date hereof, the only persons who may be deemed to be affiliates of the Company under Rule 145 of the Securities Act are its directors and executive officers. The Company acknowledges that certificates representing shares of Parent Common Stock issued to affiliates of the Company will bear an appropriate legend under the Securities Act.

    SECTION 3.14. CERTAIN BUSINESS PRACTICES. Since the date that is five years prior to the date of this Agreement none of the Company or any of its subsidiaries, or, to the Company's knowledge, any directors, officers, agents or employees of the Company or any of its subsidiaries has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

    SECTION 3.15. ENVIRONMENTAL MATTERS.

    (a) Except as set forth in the Company Disclosure Schedule:

        (i) the properties, operations and activities of the Company and its subsidiaries are in compliance with all applicable Environmental Laws (as defined in SECTION 3.15(B)), other than any failure to comply as would not have a Company Material Adverse Effect;

        (ii) the Company and its subsidiaries and the properties and operations of the Company and its subsidiaries are not subject to any existing, pending or to the Company's knowledge, threatened action, suit, claim, investigation, inquiry or proceeding by or before any Governmental Entity under any Environmental Law, other than such actions, suits, claims, investigations, inquiries or proceedings as would not have a Company Material Adverse Effect;

        (iii) all notices, permits, licenses, or similar formal authorizations, if any, required to be obtained or filed by the Company or any of its subsidiaries under any Environmental Law in connection with any aspect of the business of the Company or its subsidiaries, including without limitation those relating to the treatment, storage, disposal or release of a Hazardous Substance (as defined in SECTION 3.15(C)), have been duly obtained or filed and will remain valid and in effect after the Merger, and the Company and its subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations, other than any such failure to obtain, file, or maintain in effect, or such noncompliance as would not have a Company Material Adverse Effect;

        (iv) the Company and its subsidiaries have satisfied and are currently in compliance with all financial responsibility requirements applicable to their operations and imposed by any Governmental Entity under any Environmental Law, and the Company and its subsidiaries have not received any notice of noncompliance with any such financial responsibility requirements, other than any such failure to satisfy or noncompliance as would not have a Company Material Adverse Effect;

        (v) there are no environmental conditions existing on any property of the Company or its subsidiaries or resulting from the Company's or such subsidiaries' operations or activities, past or present, at any location, that would give rise to any on-site or off-site remedial obligations imposed on the Company or any of its subsidiaries under any Environmental Laws or that would impact the soil, groundwater, surface water or human health, other than any such conditions as would not have a Company Material Adverse Effect;

        (vi) to the knowledge of the Company, since the effective date of the relevant requirements of applicable Environmental Laws and to the extent required by such applicable Environmental Laws, all hazardous or otherwise regulated substances generated by the Company and its subsidiaries have been transported only by carriers authorized under Environmental Laws to transport such substances and wastes, and disposed of only at treatment, storage, and disposal facilities authorized under Environmental Laws to treat, store or dispose of such substances and wastes, other than any such noncompliance as would not have a Company Material Adverse Effect; and

        (vii) there has been no exposure of any person or property to Hazardous Substances or any pollutant or contaminant, nor has there been any release of Hazardous Substances, or any pollutant or contaminant into the environment by the Company or its subsidiaries or in connection with their properties or operations that would give rise to any claim against the Company or any of its subsidiaries for damages or compensation, other than any such exposure or release as would not have a Company Material Adverse Effect.

    (b) For purposes of this Agreement, the term "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, permits or orders of any Governmental Entity pertaining to health or the environment currently in effect in any and all jurisdictions in which the Company, Parent or any of their respective subsidiaries, as applicable, owned or owns property or has conducted or conducts business, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, any state Laws implementing the foregoing federal laws, and all other environmental conservation or protection laws.

    (c) For purposes of this Agreement, the term "Hazardous Substance" means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous under any Environmental Law. Hazardous Substances include any substance to which exposure is regulated by any Governmental Entity or any Environmental Law, including without limitation any toxic waste, pollutant, contaminant, Hazardous Substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation, lead or polychlorinated biphenyls.

    SECTION 3.16. VOTE REQUIRED.

    (a) The Board of Directors of the Company at a meeting duly called and held
(i) determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders; (ii) approved the Merger and this Agreement and the transactions contemplated by this Agreement; (iii) recommended approval of this Agreement and the Merger by the Company's stockholders; and
(iv) directed that the Merger be submitted for consideration by the Company's stockholders.

    (b) The only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger and adopt this Agreement is the affirmative vote of holders of a majority of the outstanding shares of the Company Common Stock entitled to vote thereon represented, in person or by proxy, at a meeting at which a quorum is present, in accordance with the rules of the NYSE and Delaware Law (the "Requisite Company Stockholder Vote").

    SECTION 3.17. BROKERS. Except for the fees payable to Goldman, Sachs & Co., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Prior to the execution of this Agreement, the Company has delivered to Parent a complete and correct copy of all agreements referenced in the Company Disclosure Schedule pursuant to which any person or such firm will be entitled to any payment or indemnification relating to the transactions contemplated by this Agreement.

    SECTION 3.18. TAKEOVER PROVISIONS. The Board of Directors of the Company has approved the Merger and this Agreement, and such approval is sufficient to render inapplicable to the Merger, this Agreement and the transactions contemplated by this Agreement, Section 203 of Delaware Law and Article EIGHT of the Company's Restated Certificate of Incorporation, as amended. Except as otherwise disclosed in the Company Disclosure Schedule, no other "fair price" "moratorium", "control share acquisition" or other form of antitakeover statute or regulation, charter provision or contract that relates to or includes "fair price," "moratorium," or other antitakeover provision is applicable to the Merger or the other transactions contemplated hereby and could materially and adversely affect the Merger or the other transactions contemplated hereby.

    SECTION 3.19. INSURANCE. The Company and each of its subsidiaries is currently insured, and has been insured, for reasonable amounts against such risks as companies engaged in a similar business and similarly situated would, in accordance with good business practice, customarily be insured.

    SECTION 3.20. CERTAIN MATERIAL CONTRACTS. As of the date hereof and except as set forth in the Company Disclosure Schedule or as disclosed in the Company Reports, neither the Company nor any of its subsidiaries is a party to or bound by (i) any "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K); (ii) any material joint ventures, partnerships, or similar arrangements; (iii) other agreements or arrangements that give rise to a right of the other parties thereto to terminate such material contract or to a right of first refusal or similar right thereunder as a result of the execution and delivery of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby; (iv) any material employment, consulting, severance or termination agreement with any director, officer, employee, agent or consultant of the Company or any of its subsidiaries;
(v) any material severance programs, policies, plans or arrangements to which the Company or any of its subsidiaries is obligated, whether or not written (except that any of such items that are imposed by applicable Law need not be disclosed on the Company Disclosure Schedule); or (vi) any agreements, licenses or other arrangements that could, after the Effective Time, restrict Parent or any of its affiliates or any successor thereto, from engaging in or competing with any line of business or in any geographic area (collectively, the "Company Material Contracts"). All Company Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect would not have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of, any Company Material Contract, except in each case for those violations and defaults which would not result in a Company Material Adverse Effect.

    SECTION 3.21. PRINCIPAL CUSTOMERS AND SUPPLIERS. The Company has made available to Parent a list of the ten largest customers by approximate dollar volume of the Company and its subsidiaries (the "Largest Customers") and the ten largest suppliers by approximate dollar volume of the Company and its subsidiaries (the "Largest Suppliers"), with the amount of revenues or payments, as applicable, attributable to each such customer and supplier for the Company's 1999 and 2000 fiscal years and the first nine months of its 2001 fiscal year. Except as described in the Company Disclosure Schedule, none of the Largest Customers or Largest Suppliers has terminated or materially altered its relationship with the Company since the beginning of the Company's 2001 fiscal year, or, to the Company's knowledge, threatened to do so or otherwise notified the Company of any intention to do so, except for any such terminations or alterations as would not have a Company Material Adverse Effect.

    SECTION 3.22.  INTELLECTUAL PROPERTY.

    (a) The Company and its subsidiaries own, or have the right to use without infringing or violating the rights of any third parties, except where such infringement or violation has not had, or would not have, a Company Material Adverse Effect: (i) each trademark, trade name, brand name, service mark or other trade designation owned or licensed by or to the Company or any of its subsidiaries, each patent, copyright and similar intellectual property owned or licensed to or by the Company and each license, royalty, assignment or other similar agreement and each registration and application relating to the foregoing that is material to the conduct of the business of the Company and its subsidiaries taken as a whole; and (ii) each agreement relating to technology, know-how or processes that the Company or its subsidiaries is licensed or authorized to use, or which it licenses or authorizes others to use, that is material to the conduct of the business of the Company and its subsidiaries taken as a whole (collectively, the "Company Intellectual Property"). No consent of third parties will be required for the use of the Company Intellectual Property after the Effective Time, except as set forth in the Company Disclosure Schedule or where the failure to obtain such consent would not have, a Company Material Adverse Effect. No claim has been asserted by any person against the Company or any of its subsidiaries regarding the ownership of or the right to use any Company Intellectual Property or challenging the rights of the Company or any of its subsidiaries with respect to any of the Company Intellectual Property which would have a Company Material Adverse Effect.

    (b) Except as set forth in the Company Disclosure Schedule, to the Company's knowledge, no person or entity has asserted any claim that any product, activity or operation of the Company or any of its subsidiaries infringes upon or involves, or has resulted in the infringement of, any proprietary right of such person or entity, except for such infringement which has not had or would not have a Company Material Adverse Effect; and no proceedings have been instituted, are pending or, to the Company's knowledge, are threatened which challenge the rights of the Company or any of its subsidiaries with respect thereto, which would have a Company Material Adverse Effect.

    SECTION 3.23. OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Goldman, Sachs & Co. to the effect that, as of the date of this Agreement, the Per Share Merger Consideration to be received by the holders of the Company Common Stock in the Merger is fair, from a financial point of view, to such holders.

    SECTION 3.24. RIGHTS AGREEMENT. The Company has made available to Parent a true and complete copy of the Company's Rights Agreement in effect on the date hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a "Distribution Date" as defined in such Rights Agreement or the triggering of any other right or entitlement of the Company's stockholders under such Rights Agreement.

    SECTION 3.25.  INFORMATION SUPPLIED.

    (a) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (A) the Form S-4 (as defined in SECTION 6.02) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (B) the Joint Proxy Statement/ Prospectus will, on the date it is first mailed to stockholders of the Company or Parent or at the time of the meeting of the stockholders of the Company or Parent, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

With regard to the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement/Prospectus, such information will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

    (b) Notwithstanding the foregoing provisions of this SECTION 3.25, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by Parent for inclusion or incorporation by reference therein.

                                   ARTICLE IV
            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

    Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company that, except as disclosed in the Parent Reports (as defined in SECTION 4.07) filed prior to the date of this Agreement:

    SECTION 4.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of Parent and its subsidiaries is a corporation, limited partnership or limited liability company, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate, limited partnership or limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have a Parent Material Adverse Effect. The term "Parent Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all other such changes or effects, would be materially adverse to the business, operations, assets, financial condition, or results of operations of the Parent and its subsidiaries, taken as a whole; PROVIDED, that none of the following shall be deemed in and of themselves to constitute, and none of the following shall be taken into account in determining whether there has been, a Parent Material Adverse Effect:(i) any change in the market price or trading volume of the capital stock of the Parent after the date hereof, (ii) the suspension of trading in securities generally on the NYSE or the American Stock Exchange or the NASDAQ National Market, (iii) any adverse change, event, development or offset arising from or relating to (A) general business or economic conditions or (B) general business or economic conditions relating to any industries in which the Parent or any of its subsidiaries participates, in each case which is not specific to the Parent and its subsidiaries, and
(iv) any adverse change, event, development or effect arising from or relating to any change in U.S. generally accepted accounting principles.

    SECTION 4.02. CHARTER AND BYLAWS. Parent has heretofore furnished to the Company complete and correct copies of the charter and the bylaws, in each case as amended or restated, of Parent. Parent is not in violation of any of the provisions of its charter or bylaws.

    SECTION 4.03. CAPITALIZATION.

    (a) The authorized capital stock of Parent consists of (i) 1,000,000 shares of Preferred Stock par value $.01 per share, and (ii) 500,000,000 shares of Parent Common Stock. As of March 31, 2001, 27,455,865 shares of Parent Common Stock were issued and outstanding and no shares of Preferred Stock were issued and outstanding. Each of the outstanding shares of capital stock of Parent is duly authorized, validly issued, fully paid and nonassessable, and has not been issued in violation of (nor are any of the authorized shares of capital stock of Parent subject to) any preemptive or similar rights created by statute, the charter or bylaws of Parent, or any agreement to which Parent is a party or bound. Except as set forth in the Parent Disclosure Schedule, the outstanding shares of capital stock of the subsidiaries of Parent are owned, of record and beneficially, by Parent or another subsidiary of Parent, free and clear of all security interests, liens, pledges or charges.

    (b) Except as set forth in the disclosure schedule delivered to the Company (the "Parent Disclosure Schedule"), there are no options, warrants or other rights, agreements, arrangements or commitments of any character (including stock appreciation rights, phantom stock or similar rights, arrangements or commitments) to which Parent or any of its subsidiaries is a party relating to the issued or unissued capital stock of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to grant, issue or sell any shares of the capital stock of Parent or any of its subsidiaries by sale, lease, license or otherwise. Except as set forth in the Parent Disclosure Schedule, there are no material obligations, contingent or otherwise, of Parent or any of its subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of the capital stock of Parent or any of its subsidiaries or (ii) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any other person, other than advances to subsidiaries in the normal course of business. Except as described in the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries (x) directly or indirectly owns, (y) has agreed to purchase or otherwise acquire or (z) holds any interest convertible into or exchangeable or exercisable for, any material amount of capital stock (or equivalent equity interest) of any person (other than direct or indirect wholly-owned subsidiaries of the Parent). Except as set forth in the Parent Disclosure Schedule, there are no material agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of Parent or any of its subsidiaries. There are no material voting trusts, proxies or other agreements or understandings to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries is bound with respect to the voting of any shares of capital stock of Parent or any of its subsidiaries.

    SECTION 4.04. AUTHORITY. Parent has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (subject to, with respect to the issuance of shares of Parent Common Stock upon consummation of the Merger, the approval of this Agreement by the Requisite Parent Stockholder Vote as described in
SECTION 4.15). This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery thereof by the Company, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

    SECTION 4.05. NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

    (a) The execution and delivery of this Agreement by Parent does not, and the consummation of the transactions contemplated hereby will not (i) conflict with or violate the charter or bylaws, in each case as amended or restated, of Parent or any of its subsidiaries, (ii) conflict with or violate any Laws applicable to Parent or any of its subsidiaries or by which any of their assets is bound or subject or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a Lien on any of the assets of Parent or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by or to which Parent or any of its subsidiaries or any of their assets is bound or subject, except, with respect to clauses (ii) and (iii) above, such conflicts, violations, breaches, defaults, terminations, amendments, accelerations, cancellations, payments or Liens as would not have a Parent Material Adverse Effect, or (B) as set forth in the Parent Disclosure Schedule.

    (b) No filing with or notification to, and no consent, license, approval, permit, waiver, order or authorization of, any Governmental Entity is necessary for the execution of this Agreement by the Parent or the consummation by Parent of the transactions contemplated by this Agreement, except: (i) the filing of a premerger notification and report form under the HSR Act; (ii) the filing with the SEC of: (A) the Joint Proxy Statement/Prospectus; and (B) such reports under the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (iii) the filing of the certificate of merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Merger Sub is qualified to do business; and (iv) such filings with or notifications to, and such consents, license, approvals, permits, waivers, orders, or authorizations of, any Governmental Entities the failure of which to make or receive would not have a Parent Material Adverse Effect.

    SECTION 4.06. PERMITS; COMPLIANCE. Except as set forth in the Parent Disclosure Schedule, each of Parent and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Parent Permits"), and there is no Litigation pending or, to Parent's knowledge, threatened regarding suspension or cancellation of any of the Parent Permits, other than the failure to so possess, or such Litigation which would not have a Parent Material Adverse Effect. Neither Parent nor any of its subsidiaries is in conflict with, or in default (nor has there occurred any event that with notice or lapse of time or both would become a default) or violation of (a) any Law applicable to Parent or any of its subsidiaries or by or to which any of their assets is bound or subject or
(b) any of the Parent Permits, except for such conflicts, defaults or violations as would not have a Parent Material Adverse Effect.

    SECTION 4.07. SEC FILINGS; FINANCIAL STATEMENTS.

    (a) Parent has filed with the SEC all forms, reports, statements, and documents required to be filed by it pursuant to the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, together with all amendments thereto and will file all such forms, reports, statements and documents required to be filed by it prior to the Effective Time (collectively, the "Parent Reports"), and has otherwise complied in all material respects with the requirements of the Securities Act and the Exchange Act.

    (b) As of their respective dates, Parent Reports did not and (in the case of Parent Reports filed after the date of this Agreement) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were or (in the case of Parent Reports filed after the date of this Agreement) will be made, not misleading.

    (c) Each of the historical consolidated balance sheets included in or incorporated by reference into Parent Reports as of its date, and each of the historical consolidated statements of income and earnings, stockholders' equity, and cash flows included in or incorporated by reference into Parent Reports (including any related notes and schedules) fairly presents or will (in the case of Parent Reports filed after the date of this Agreement) fairly present in all material respects the consolidated financial condition, results of operations, stockholders' equity, and cash flows, as the case may be, of Parent and its subsidiaries for the periods set forth (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case, in accordance with GAAP.

    SECTION 4.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in Parent Reports filed prior to the date of this Agreement or as set forth in the Company Disclosure Schedule and except for the transactions contemplated hereby, from December 31, 2000 (the "Parent Balance Sheet Date") through the date hereof, Parent and its subsidiaries, taken as a whole, have conducted their businesses only in the ordinary course and in a manner consistent with past practice and there has not been: (a) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of

Parent or any of its subsidiaries that would have a Parent Material Adverse Effect; (b) any material change by Parent or any of its subsidiaries in their accounting methods, principles or practices (except as may be required by applicable Law or GAAP); (c) any declaration, setting aside or payment of any dividends or distributions in respect of shares of the capital stock of Parent or any of its subsidiaries (other than dividends permitted in Article V), or any redemption, purchase or other acquisition by Parent or any of its subsidiaries of any of their securities (other than repurchases after the Parent Balance Sheet Date pursuant to stock repurchase programs disclosed in the Parent Reports); (d) any split, combination or reclassification of any capital stock of Parent or any of its subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Parent or any of its subsidiaries; (e) any acquisition, divestiture, or investment in the equity or debt securities of any person (including in any joint venture or similar arrangement) material to Parent and its subsidiaries, taken as a whole; (f) any entry by Parent or any of its subsidiaries into any commitment or transaction material to Parent and its subsidiaries, taken as a whole, other than in the ordinary course of business and consistent with past practice; or (g) any Parent Material Adverse Effect.

    SECTION 4.09. NO UNDISCLOSED LIABILITIES. As of the date hereof, except as and to the extent set forth in the Parent Disclosure Schedule, in the audited consolidated financial statements of Parent for the period ended as of December 31, 2000 or in the Parent Reports, neither Parent nor any of its subsidiaries has any material Liabilities of a type required to be recorded on a balance sheet or notes thereto under GAAP which are not so recorded.

    SECTION 4.10. ABSENCE OF LITIGATION. Except as set forth in the Parent Disclosure Schedule and except as would not have a Parent Material Adverse Effect, there is no Litigation pending or, to Parent's knowledge, threatened against Parent or any of its subsidiaries or any assets or rights of Parent or any of its subsidiaries and neither Parent nor any of its subsidiaries is subject to any material continuing order of, consent decree, settlement agreement or other similar material written agreement with, or, continuing investigation by, any Governmental Entity, or any material judgment, order, writ, injunction, decree or award of any Government Entity or arbitrator, including, without limitation, cease-and-desist or other orders.

    SECTION 4.11. EMPLOYEE BENEFIT PLANS; LABOR MATTERS.

    (a) Set forth in the Parent Disclosure Schedule is a complete and correct list of all employee benefit plans, arrangements or agreements, including, but not limited to, any employee benefit plan within the meaning of
Section 3(3) of ERISA, all plans or policies providing for "fringe benefits," all other bonus, incentive compensation, deferred compensation, profit sharing, severance, stock option, stock purchase, stock appreciation right, supplemental unemployment, layoff, consulting, or any other similar plan, agreement, policy or understanding, and any trust, escrow or other agreement related thereto, which provides benefits, or describes policies or procedures applicable, to any officer, employee, director, consultant, former officer or former director of Parent, any of its subsidiaries, or any other Parent ERISA Affiliate, or any dependent or beneficiary thereof (each, a "Parent Employee Plan," and collectively, the "Parent Employee Plans"). The term "Parent ERISA Affiliate" means any corporation, trade or business which together with Parent would be deemed to be a single employer under the provisions of ERISA or Code
Section 414. Except as set forth in the Parent Disclosure Schedule or as otherwise contemplated pursuant to this Agreement, neither Parent nor any of its subsidiaries has communicated to any employee of Parent or any of its subsidiaries any intention or commitment to materially modify any Parent Employee Plan or to establish or implement any other material benefit plan, program or arrangement.

    (b) With respect to each Parent Employee Plan, the Parent has made available to Company true, correct and complete copies of (i) the plan documents and summary plan descriptions and any amendments or modifications thereto other than for any plans that are Multiemployer Plans; (ii) the most recent determination letter, if applicable, received from the IRS and a copy of any pending applications with the IRS; (iii) the annual reports required to be filed for the two most recent plan years, including all attachments, exhibits and schedules thereto; (iv) the two most recent actuarial reports, if applicable; (v) all related trust agreements, insurance contracts or other funding agreements; and (vi) all other documents, records or other materials related thereto reasonably requested by Company.

    (c) Except as set forth in the Parent Disclosure Schedule, (i) each of the Parent Employee Plans has been operated and administered in all material respects in compliance with applicable Law, including but not limited to ERISA and the Code; (ii) each of the Parent Employee Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a determination letter from the IRS to such effect and Parent knows of no event that would cause the disqualification of any such Parent Employee Plan; (iii) with respect to each Parent Employee Plan that is subject to Title IV of ERISA, the present value of such Parent Employee Plan's "accumulated benefit obligation," based on reasonable actuarial assumptions set forth in the actuarial statement for the Parent Employee Plan, did not, as of its then latest valuation date, exceed the fair value of the assets of such Parent Employee Plan allocable to such obligation in an amount that would have a Parent Material Adverse Effect;
(iv) no Parent Employee Plan provides welfare benefits (whether or not insured) with respect to current or former employees of Parent or any of its subsidiaries beyond their retirement or other termination of service, other than coverage mandated by applicable law; (v) no liability under Title IV of ERISA or
Section 412 of the Code has been incurred (directly or indirectly) by Parent or a Parent ERISA Affiliate that has not been satisfied in full; (vi) no Parent Employee Plan is a Multiemployer Plan, or a plan described in Section 4063 of ERISA; (vii) all contributions or other amounts payable by Parent or any Parent ERISA Affiliate as of the Closing Date with respect to each Parent Employee Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and, if applicable, Section 412 of the Code;
(viii) neither Parent, any subsidiary, nor any other Parent ERISA Affiliate has engaged in a transaction in connection with which Parent or any of its subsidiaries or any other Parent ERISA Affiliate would be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code that would have a Parent Material Adverse Effect; (ix) there are no pending, anticipated or, to the knowledge of Parent, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Parent Employee Plans or any trusts related thereto or against any employee benefit plan formerly maintained by Parent or any of its subsidiaries; (x) the Parent Employee Plans could be terminated as of the Closing Date without any liability to Company, the Parent or any of its subsidiaries or any other ERISA Affiliate that, individually or in the aggregate, would have a Parent Material Adverse Effect; (xi) each agreement, contract or other commitment, obligation or arrangement relating to a Parent Employee Plan or the assets of a Parent Employee Plan (or its related trust) including, but not limited to, each administrative services agreement, insurance policy or annuity contract, may be amended or terminated at any time without any liability, cost, or expense, individually or in the aggregate, to the Parent Employee Plan, the Parent, or any of its subsidiaries that would have a Parent Material Adverse Effect; (xii) neither Parent, any of its subsidiaries, nor any other Parent ERISA Affiliate maintains or has ever participated in a multiple employer welfare arrangement as described in Section 3(40)(A) of ERISA;
(xiii) no Lien has been filed by any person or entity and no lien exists by operation of law or otherwise on the assets of Parent or any of its subsidiaries relating to, or as a result of, the operation or maintenance of any Parent Employee Plan, and Parent has no knowledge of the existence of facts or circumstances that would result in the imposition of such Lien; (xiv) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (1) result in any material payment becoming due to any director or any employee of Parent or any of its subsidiaries; (2) materially increase any benefits otherwise payable under any Parent Employee Plan; (3) result in any acceleration of the time of payment or vesting of any benefits under any Parent Employee Plan to any material extent; or (4) result, separately or in the aggregate, in an "excess parachute payment" within the meaning of Section 280G of the Code; and (xv) no amounts payable under any Parent Employee Plan or other agreement or arrangement shall fail to be deductible for United States federal income tax purposes by virtue of Section 162(m) of the Code.

    (d) The Parent, its subsidiaries, and each other Parent ERISA Affiliate has or will have, as of Closing, made all contributions to each Multiemployer Plan required by the terms of such Multiemployer Plan or any collective bargaining agreement, and except as set forth in the Parent Disclosure Schedule, none of the Parent, any of its subsidiaries, any other Parent ERISA Affiliate, Parent or Merger Sub would be subject to any withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA if, as of the Closing Date, the Parent, any of its subsidiaries, or any other Parent ERISA Affiliate were to engage in a complete withdrawal (as defined in ERISA Section 4203) or a partial withdrawal (as defined in ERISA Section 4205) from any Multiemployer Plan which withdrawal liability is likely to be incurred in connection with the Merger and the other transactions contemplated hereby and would have a Parent Material Adverse Effect.

    (e) Parent and its subsidiaries are in compliance with all applicable Laws respecting employment, employment practices and wages and hours and with all provisions of each collective bargaining agreement to which it is a party, other than any noncompliance that would not have a Parent Material Adverse Effect. There is no pending or, to Parent's knowledge, threatened (i) labor dispute, strike or work stoppage against Parent or any of its subsidiaries which may materially interfere with the respective business activities of Parent or any of its subsidiaries prior to or after the Effective Time, or (ii) charge or complaint against Parent or any of its subsidiaries by the National Labor Relations Board or any comparable state agency, other than such dispute, strike, stoppage, charge or complaint that would not have a Parent Material Adverse Effect.

    SECTION 4.12. TAXES. Except as set forth in the Parent Disclosure
Schedule and except for such matters as would not have a Parent Material Adverse Effect, (i) all returns and reports ("Tax Returns") required to be filed by or with respect to Parent and each of its subsidiaries have been filed;
(ii) Parent and each of its subsidiaries has paid all Taxes that are due from or with respect to it; (iii) Parent and each of its subsidiaries has withheld and paid all Taxes required by all applicable laws to be withheld or paid in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (iv) there are no outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to Parent or any of its subsidiaries for any taxable period; (v) no material audit, action, proceeding, investigation, dispute or claim by any court, governmental or regulatory authority, or similar person is being conducted or is pending or, to the Parent's knowledge, threatened in regard to any Taxes due from or with respect to Parent or any of its subsidiaries or any Tax Return filed by or with respect to Parent or any of its subsidiaries; (vi) no claim has been made by a taxing authority in a jurisdiction in which Parent does not file Tax Returns that Parent is required to file Tax Returns in such jurisdictions; (vii) no material assessment of any deficiency for Taxes is proposed against Parent or any of its subsidiaries or any of their assets; (viii) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Parent or any of its subsidiaries; (ix) neither Parent nor any of its subsidiaries has any obligation or liability for the payment of Taxes of any other person arising as a result of Treas. Reg. Section1.1502-6 (or any corresponding provision of state, local or foreign income tax laws) any obligation to indemnify another person or as a result of Parent or any of its subsidiaries assuming or succeeding to the Tax liability of any other person as a successor, transferee or otherwise; (x) all Taxes accrued but not yet due and all contingent liabilities for Taxes are adequately reflected in the reserves for Taxes in the financial statements referred to in SECTION 4.07; and (xi) none of Parent or any of its subsidiaries has been a party to any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which
Section 355 of the Code is applicable.

    SECTION 4.13. CERTAIN BUSINESS PRACTICES. Since the date that is five years prior to the date of this Agreement none of Parent or any of its subsidiaries, or, to the knowledge of Parent, any directors, officers, agents or employees of Parent or any of its subsidiaries has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

    SECTION 4.14. ENVIRONMENTAL MATTERS.

    (a) Except as set forth in the Parent Disclosure Schedule:

    (i) the properties, operations and activities of Parent and its subsidiaries are in compliance with all applicable Environmental Laws, other than any failure to comply as would not have a Parent Material Adverse Effect;

    (ii) Parent and its subsidiaries and the properties and operations of Parent and its subsidiaries are not subject to any existing, pending or to the Parent's knowledge, threatened action, suit, claim, investigation, inquiry or proceeding by or before any Governmental Entity under any Environmental Law, other than such actions, suits, claims, investigations, inquiries or proceedings as would not have a Parent Material Adverse Effect;

   (iii) all notices, permits, licenses, or similar formal authorizations, if any, required to be obtained or filed by Parent or any of its subsidiaries under any Environmental Law in connection with any aspect of the business of Parent or its subsidiaries, including without limitation those relating to the treatment, storage, disposal or release of a Hazardous Substance, have been duly obtained or filed and will remain valid and in effect after the Merger, and Parent and its subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations, other than any such failure to obtain, file, or maintain in effect, or such noncompliance as would not have a Parent Material Adverse Effect;

    (iv) Parent and its subsidiaries have satisfied and are currently in compliance with all financial responsibility requirements applicable to their operations and imposed by any Governmental Entity under any Environmental Law, and Parent and its subsidiaries have not received any notice of noncompliance with any such financial responsibility requirements, other than any such failure to satisfy or noncompliance as would not have a Parent Material Adverse Effect;

    (v) there are no environmental conditions existing on any property of Parent or its subsidiaries or resulting from Parent's or such subsidiaries' operations or activities, past or present, at any location, that would give rise to any material on-site or off-site remedial obligations imposed on Parent or any of its subsidiaries under any Environmental Laws or that would impact the soil, groundwater, surface water or human health, other than any such conditions as would not have a Parent Material Adverse Effect; and

    (vi) to the knowledge of Parent, since the effective date of the relevant requirements of applicable Environmental Laws and to the extent required by such applicable Environmental Laws, all hazardous or otherwise regulated substances generated by Parent and its subsidiaries have been transported only by carriers authorized under Environmental Laws to transport such substances and wastes, and disposed of only at treatment, storage, and disposal facilities authorized under Environmental Laws to treat, store or dispose of such substances and wastes, other than any such noncompliance as would not have a Parent Material Adverse Effect; and

   (vii) there has been no exposure of any person or property to Hazardous Substances or any pollutant or contaminant, nor has there been any release of Hazardous Substances, or any pollutant or contaminant into the environment by Parent or its subsidiaries or in connection with their properties or operations that would give rise to any claim against Parent or any of its subsidiaries for damages or compensation, other than any such exposure or release as would not have a Parent Material Adverse Effect.

    SECTION 4.15. VOTE REQUIRED.

    (a) The Board of Directors of Parent at a meeting duly called and held:
(i) determined that the Merger is advisable and fair and in the best interests of Parent and its stockholders; (ii) approved the Merger and this Agreement and the transactions contemplated by this Agreement; (iii) recommended approval of this Agreement and the Merger by Parent's stockholders; and (iv) directed that the Merger be submitted for consideration by Parent's stockholders.

    (b) The only vote of the holders of any class or series of Parent capital stock necessary to approve the issuance of the shares of Parent Common Stock contemplated by this Agreement is the approval by the holders of a majority of the shares of Parent Common Stock present and voting at a meeting of its stockholders at which a quorum is present, in accordance with the rules of the NYSE (the "Requisite Parent Stockholder Vote").

    SECTION 4.16. BROKERS. Except for the fees payable to Bear, Stearns &
Co. Inc. and Morgan Stanley & Co. Incorporated, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

    SECTION 4.17. TAKEOVER PROVISIONS. The Board of Directors of Parent has approved the Merger and this Agreement, and such approval is sufficient to render inapplicable to the Merger, this Agreement, and the transactions contemplated by this Agreement, Section 203 of Delaware Law of Parent's Certificate of Incorporation, as amended. Except as otherwise disclosed in the Parent Disclosure Schedule, no other "fair price" "moratorium", "control share acquisition" or other form of antitakeover statute or regulation, charter provision or contract that relates to or includes "fair price," "moratorium," or other antitakeover provision is applicable to the Merger or the other transactions contemplated hereby and could materially and adversely affect the Merger or the other transactions contemplated hereby.

    SECTION 4.18. INSURANCE. Parent and each of its subsidiaries is currently insured, and has been insured, for reasonable amounts against such risks as companies engaged in a similar business and similarly situated would, in accordance with good business practice, customarily be insured.

    SECTION 4.19. CERTAIN MATERIAL CONTRACTS. As of the date hereof and except as set forth in the Parent Disclosure Schedule or as disclosed in the Parent Reports, neither the Parent nor any of its subsidiaries is a party to or bound by (i) any "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K); (ii) any material joint ventures, partnerships, or similar arrangements; (iii) other agreements or arrangements that give rise to a right of the other parties thereto to terminate such material contract or to a right of first refusal or similar right thereunder as a result of the execution and delivery of this Agreement and the consummation by the Parent of the Merger and the other transactions contemplated hereby; (iv) any material employment, consulting, severance or termination agreement with any director, officer, employee, agent or consultant of the Parent or any of its subsidiaries; or
(v) any material severance programs, policies, plans or arrangements to which Parent or any of its subsidiaries is obligated whether or not written (except that any such items that are imposed by applicable Law need not be disclosed on the Parent Disclosure Schedule) (collectively, the "Parent Material Contracts"). All Parent Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect would not have a Parent Material Adverse Effect. Neither the Parent nor any of its subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of, any Parent

Material Contract, except in each case for those violations and defaults which would not result in a Parent Material Adverse Effect.

    SECTION 4.20. PRINCIPAL CUSTOMERS AND SUPPLIERS. The Parent has made available to the Company a list of the ten largest customers by approximate dollar volume of the Parent and its subsidiaries (the "Largest Customers") and the ten largest suppliers by approximate dollar volume of the Parent and its subsidiaries (the "Largest Suppliers"), with the amount of revenues or payments, as applicable, attributable to each such customer and supplier for the Parent's 1999 and 2000 fiscal years. Except as described in the Parent Disclosure Schedule, none of the Largest Customers or Largest Suppliers has terminated or materially altered its relationship with the Parent since the beginning of the Parent's 2001 fiscal year, or, to the Parent's knowledge, threatened to do so or otherwise notified the Parent of any intention to do so, except for any such terminations or alterations as would not have a Parent Material Adverse Effect.

    SECTION 4.21. INTELLECTUAL PROPERTY.

    (a) Parent and its subsidiaries own, or have the right to use without infringing or violating the rights of any third parties, except where such infringement or violation has not had, or would not have a Parent Material Adverse Effect (i) each trademark, trade name, brand name, service mark or other trade designation owned or licensed by or to Parent or any of its subsidiaries, each patent, copyright and similar intellectual property owned or licensed to or by Parent and each license, royalty, assignment or other similar agreement and each registration and application relating to the foregoing that is material to the conduct of the business of Parent and its subsidiaries taken as a whole; and
(ii) each agreement relating to technology, know-how or processes that Parent or its subsidiaries is licensed or authorized to use, or which it licenses or authorizes others to use, that is material to the conduct of the business of Parent and its subsidiaries taken as a whole (collectively, the "Parent Intellectual Property"). No consent of third parties will be required for the use of the Parent Intellectual Property after the Effective Time, except as set forth in the Parent Disclosure Schedule or where the failure to obtain such consent would not have a Parent Material Adverse Effect. No claim has been asserted by any person against Parent or any of its subsidiaries regarding the ownership of or the right to use any Parent Intellectual Property or challenging the rights of Parent or any of its subsidiaries with respect to any of the Parent Intellectual Property which would have a Parent Material Adverse Effect.

    (b) Except as set forth in the Parent Disclosure Schedule, to Parent's knowledge, no person or entity has asserted any claim that any product, activity or operation of Parent or any of its subsidiaries infringes upon or involves, or has resulted in the infringement of, any proprietary right of such person or entity, except for such infringement which has not had, or would not have a Parent Material Adverse Effect; and no proceedings have been instituted, are pending or, to Parent "s knowledge, are threatened which challenge the rights of Parent or any of its subsidiaries with respect thereto, which would have a Parent Material Adverse Effect.

    SECTION 4.22. OPINION OF FINANCIAL ADVISORS. Parent has received the opinions of each of Bear, Stearns & Co. Inc. and Morgan Stanley & Co. Incorporated to the effect that, as of the date of this Agreement, the Per Share Merger Consideration is fair, from a financial point of view, to Parent's stockholders.

    SECTION 4.23. RIGHTS AGREEMENT Parent has made available to the Company a true and complete copy of Parent's Rights Agreement in effect on the date hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a "Distribution Date" as defined in such Rights Agreement or the triggering of any other right or entitlement of Parent's stockholders under such Rights Agreement.

    SECTION 4.24. COMMITMENT LETTERS As of the date of this Agreement, Parent has obtained and has provided to the Company a true and correct copy of commitment letters to provide funds sufficient to pay the aggregate Cash Consideration contemplated under this Agreement and any refinancing of the indebtedness of Parent and its subsidiaries required in connection with the Merger.

    SECTION 4.25. INFORMATION SUPPLIED.

    (a) None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (B) the Joint Proxy Statement/Prospectus will, on the date it is first mailed to stockholders of Parent or Parent or at the time of the meeting of the stockholders of Parent or Parent, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. With regard to the information supplied or to be supplied by the Parent for inclusion or incorporation by reference in the Form S-4 and the Joint Proxy Statement/ Prospectus, such information will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

    (b) Notwithstanding the foregoing provisions of this SECTION 4.25, no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy
Statement/Prospectus based on information supplied by the Company for inclusion or incorporation by reference therein.

    SECTION 4.26. MERGER SUB OPERATIONS. Merger Sub has not engaged in any business since it was incorporated other than in connection with its organization and the transactions contemplated by this Agreement.

                                   ARTICLE V
                                   COVENANTS

    SECTION 5.01. AFFIRMATIVE COVENANTS OF THE COMPANY. Except as set forth in the Company Disclosure Schedule, as required by applicable Law, as expressly contemplated by this Agreement or as otherwise consented to in writing by Parent, from the date of this Agreement until the Effective Time, the Company hereby covenants and agrees that the Company will and will cause each of its subsidiaries to:

        (a) operate its business in all material respects only in the usual and ordinary course consistent with past practices;

        (b) use its commercially reasonable efforts to preserve substantially intact its business organization and material lines of business, maintain its Company Material Contracts, Company Permits and Company Intellectual Property and other material rights, retain the services of its respective officers and key employees and maintain its relationships with its customers and suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time;

        (c) maintain and keep its assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice; and

        (d) perform in all material respects its obligations under all Company "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K) to which it is a party or by which it is bound.

    SECTION 5.02. NEGATIVE COVENANTS OF THE COMPANY. Except as set forth in the Company Disclosure Schedule, as required by applicable Law, as expressly contemplated by this Agreement or as otherwise consented to in writing by Parent, from the date of this Agreement until the Effective Time, the Company will not do, and will not permit any of its subsidiaries to do, any of the following:

        (a) (i) increase the compensation, deferred compensation, or termination pay payable to or to become payable, to any director, executive officer, employee, agent or consultant of the Company or any of its subsidiaries except for increases in the ordinary course of business, including without limitation, increases resulting from the operation of compensation arrangements in effect prior to the date hereof; (ii) grant any severance (other than pursuant to the normal severance policy as in effect on the date of this Agreement) to, or enter into or amend in any material respect any employment or severance agreement with, any director, officer, employee, agent or consultant of the Company or any of its subsidiaries;
    (iii) establish, adopt, enter into or amend in any material respect any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing or other employee benefit plan or arrangement; or (iv) amend or otherwise modify in any respect that would be materially adverse to the Company or any of its subsidiaries, or take any such other materially adverse actions with respect to, any of the Company Material Contracts, any Company Employee Plan or any other material employee benefit plans, programs, agreements, policies or other arrangements described in this Agreement;

        (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock, except for (i) dividends by a wholly owned subsidiary of the Company to the Company, or another wholly owned subsidiary of the Company, (ii) dividends by a non-wholly owned subsidiary of the Company to the Company, another subsidiary of the Company or any other equity holder of such subsidiary so long as such dividends are declared and paid on a pro rata basis in the ordinary course of business consistent with past practices, and (iii) quarterly dividends of the Company in amounts consistent with past practices; provided, however, that the record dates of such dividends shall be as disclosed in the Company Disclosure Schedule;

        (c) (i) redeem, purchase or otherwise acquire, or agree to redeem, purchase or otherwise acquire any shares of its or any of its subsidiaries' capital stock or any securities or obligations convertible into or exchangeable for any shares of its or its subsidiaries' capital stock, or any options, warrants or conversion or other rights (including any stock appreciation rights, phantom stock or similar rights) to acquire any shares of its or its subsidiaries' capital stock or any such securities or obligations; (ii) adopt a plan with respect to or effect any liquidation, dissolution, restructuring, reorganization or recapitalization of the Company; or (iii) split, combine or reclassify any of the Company's capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of the Company's capital stock;

        (d) (i) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any Liens or limitations on voting rights) of, any shares of any class of its or its subsidiaries' capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options (including any stock appreciation rights, phantom stock or similar rights) to acquire any such shares, other than issuances, deliveries, awards, grants or sales of its capital stock pursuant to obligations outstanding as of the date of this Agreement; or
    (ii) amend or otherwise modify the terms of any such rights, warrants or options the effect of which would be to make such terms materially less favorable to the Company or any of its subsidiaries;

        (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, by forming a partnership or joint venture, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (collectively, "Acquisitions") except for any such Acquisitions (A) in which the fair market value of the total consideration paid by the Company and its subsidiaries does not exceed in the aggregate $10,000,000 and (B) that do not present a material risk of making it more difficult to obtain any consents or approvals (including pursuant to the HSR Act) required to consummate the transactions contemplated by this Agreement;

        (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its material assets or any material assets of any of its subsidiaries (including securities), except for dispositions of inventories and of assets in the ordinary course of business and consistent with past practice;

        (g) release any third party from its obligations, or grant any consent, under any existing standstill provision relating to an Acquisition Proposal (as defined in SECTION 5.04(A)), or under any similar confidentiality or other agreement, or fail to fully enforce any such agreement;

        (h) adopt or propose to adopt any amendments to its bylaws which would have an adverse impact on the consummation of the Merger and the other transactions contemplated by this Agreement or adopt or propose to adopt any amendments to its charter;

        (i) incur any obligation for borrowed money or purchase money indebtedness (including as a guarantor or surety), whether or not evidenced by a note, bond, debenture or similar instrument if such incurrence would interfere with or make more difficult the consummation of the Merger or the other transactions contemplated hereby or increase the cost to Parent of consummating the Merger and such other transactions or make or incur any capital expenditure except in the ordinary course of business consistent with past practice;

        (j) make any loan, advance or capital contribution to, or investment in, any person (other than by the Company to any of its wholly-owned subsidiaries or by any wholly-owned subsidiary of the Company to another wholly-owned subsidiary of the Company or to the Company);

        (k) enter into any material arrangement, agreement or contract with any third party (other than customers in the ordinary course of business) that provides for an exclusive arrangement with that third party for a term of more than one year;

        (l) enter into any arrangement, agreement or contract (i) that could, after the Effective Time, restrict Parent or any of its affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area except as otherwise may be agreed to by Parent in connection with the contemplated dispositions set forth in the Company Disclosure Schedule; or (ii) that would be a Company Material Contract had such contract been in existence on the date hereof;

        (m) enter into, amend or extend any exclusive arrangement, agreement or contract for milk supply unless such arrangement, agreement or contract expires or may be terminated on or before December 31, 2001 without penalty;

        (n) dispose of any part of its investment in White Wave, Inc., amend in any material respect the agreements with respect to such investment or waive any material rights relating thereto; or

        (o) agree in writing to do any of the foregoing.

    SECTION 5.03.  AFFIRMATIVE AND NEGATIVE COVENANTS OF PARENT AND MERGER SUB.

    (a) Except as set forth in the Parent Disclosure Schedule, as required by applicable Law, as expressly contemplated by this Agreement or as otherwise consented to in writing by the Company,

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
from the date of this Agreement until the Effective Time, Parent hereby covenants and agrees that Parent will and will cause each of its subsidiaries to:

        (i) operate its business in all material respects in the usual and ordinary course consistent with past practices;

        (ii) use its commercially reasonable efforts to preserve substantially intact its business organization and material lines of business, maintain its material rights, retain the services of its respective officers and key employees and maintain its relationships with its customers and suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time; and

        (iii) perform in all material respects its obligations under all Parent "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K) to which it is a party or by which it is bound.

    (b) Except as set forth in the Parent Disclosure Schedule, as required by applicable Law, or as expressly contemplated by this Agreement or otherwise consented to in writing by the Company, from the date of this Agreement until the Effective Time, Parent will not do, and will not permit any of its subsidiaries to do, any of the following:

        (i) knowingly take any action that would result in a failure to maintain the listing of the Parent Common Stock on the NYSE;

        (ii) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock except for (A) dividends by a wholly owned subsidiary of Parent to Parent, or another wholly owned subsidiary of Parent, or (B) dividends by a non-wholly subsidiary of Parent to Parent, another subsidiary of Parent or any other equity holder of such subsidiary so long as such dividends are declared and paid on a pro rata basis in the ordinary course of business consistent with past practice;

        (iii) adopt or propose to adopt any amendments to its charter or bylaws which would have an adverse impact on the consummation of the transactions contemplated by this Agreement;

        (iv) repurchase any shares of Parent Common Stock during the 10 trading day period ending two business days prior to the Closing Date;

        (v) consummate or agree to consummate an Acquisition except for any such Acquisitions that do not present a material risk of making it more difficult to obtain any consents or approvals (including pursuant to the HSR Act) required to consummate the transactions contemplated by this Agreement; or

        (vi) agree in writing to do any of the foregoing.

    (c) Except as set forth in the Parent Disclosure Schedule, as required by applicable Law, or as expressly contemplated by this Agreement or otherwise consented to in writing by the Company, from the date of this Agreement until the Effective Time, Merger Sub will not engage in any business or other activities of any nature other than in connection with the Merger and the other transactions contemplated by this Agreement.

    SECTION 5.04.  NON-SOLICITATION.

    (a) Without limitation on the Company's other obligations under this Agreement, the Company agrees that neither it nor any of its subsidiaries nor any of its officers and directors or the officers and directors of any of its subsidiaries will, and that it will not permit its or its subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) to, directly or indirectly, except as permitted by SECTION 5.04(C)(i) initiate, solicit, encourage or facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution, extraordinary dividend or similar transaction involving it or any of its Significant Subsidiaries (as defined in SECTION 9.03), or any purchase or sale of 10% or more of the consolidated assets (including without limitation stock of its subsidiaries) of the Company and its subsidiaries taken as a whole, or any purchase or sale of, or tender or exchange offer for, the equity securities of the Company or any of its subsidiaries that, if consummated, would result in any person (or the stockholders of such person) beneficially owning securities representing 20% or more of the total voting power of the Company (or of the surviving parent entity in such transaction) or any of its Significant Subsidiaries (any such proposal, offer or transaction (other than a proposal or offer made by Parent or an affiliate thereof) being hereinafter referred to as an "Acquisition Proposal"), (ii) have any discussion with or provide any information or data to any person relating to an Acquisition Proposal, or engage in or continue any negotiations concerning an Acquisition Proposal, or facilitate any effort or attempt to make or implement an Acquisition Proposal,
(iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement, confidentiality agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

    (b) The Board of Directors of the Company shall not effect a Change in the Company Recommendation (as defined in SECTION 6.01(A)) unless:

        (1) the Company Stockholders Meeting shall not have occurred and there shall have been no breach of SECTION 5.04(A), and

        (2) after consultation with outside counsel, the Board of Directors of the Company determines in good faith that it is required to take such action in order to discharge properly its fiduciary duties under applicable law.

    (c) Notwithstanding SECTION 5.04(A) but subject to SECTION 5.04(E), the Company may engage in any discussions and negotiations with, and provide information and data to, any person and such person's representatives and financing sources in response to an unsolicited bona fide written Acquisition Proposal by any such person, so long as:

        (1) the Company Stockholders Meeting shall not have occurred and there shall have been no breach of SECTION 5.04(A),

        (2) the Board of Directors of the Company concludes in good faith that such Acquisition Proposal is reasonably likely (including after further discussions and negotiations) to result in a Superior Proposal (as defined below) or, after consultation with outside counsel, the Board of Directors of the Company determines in good faith that it is required to take such action in order to discharge properly its fiduciary duties under applicable law,

        (3) prior to providing any such information or data to any person in connection with an Acquisition Proposal by any such person, the Board of Directors of the Company receives from such person an executed confidentiality agreement having provisions that are customary in such agreements, as advised by outside counsel, provided that if such confidentiality agreement contains provisions that are less restrictive than the comparable provisions, or omits restrictive provisions, contained in the Confidentiality Agreement dated February 9, 2001 between Parent and the Company (the "Confidentiality Agreement"), then the Confidentiality Agreement will be deemed to be amended to contain only such less restrictive provisions or to omit such restrictive provisions, as the case may be, and

        (4) prior to providing any such information or data or entering into such discussions or negotiations, the Company notifies Parent promptly of the name of the person making such Acquisition Proposal and the material terms and conditions thereof.

    (d) For purposes of this Agreement, "Superior Proposal" means a bona fide written Acquisition Proposal that either is not subject to a financing contingency, or if it is subject to a financing contingency, is accompanied by executed financing commitments from bona fide lenders in customary form and in a sufficient amount, and is on terms that the Board of Directors of the Company in good faith concludes (following receipt of the advice of its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, (i) will, if consummated, result in a transaction that is more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by this Agreement and (ii) is likely to be completed.

    (e) The Company agrees that it will, and will cause its officers, directors, financial advisors, and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this SECTION 5.04.

    (f) Prior to the time that this Agreement is terminated in accordance with its terms, the Company will not sign any agreement, letter of intent or other similar instrument accepting an Acquisition Proposal by any person other than Parent. Nothing in this SECTION 5.04 shall permit the Company to terminate this Agreement (except as specifically provided in Article VIII hereof) or affect any other obligation of the Company under this Agreement. The Company will not submit to the vote of its stockholders any Acquisition Proposal other than the Merger. Notwithstanding anything in this Agreement to the contrary, the Company or its Board of Directors will be permitted to, to the extent applicable, comply with Item 1012 of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal.

    SECTION 5.05. ACCESS AND INFORMATION.

    (a) The Company will, and will cause its subsidiaries to (i) afford to Parent and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Parent Representatives") reasonable access at reasonable times throughout the period prior to the Effective Time, upon reasonable prior notice, to the officers, employees, agents, assets, offices and other facilities of the Company and its subsidiaries and to the books and records thereof, (ii) furnish promptly to Parent and the Parent Representatives such information concerning the business, properties, contracts, records and personnel of the Company and its subsidiaries (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time throughout the period prior to the Effective Time, by Parent, and (iii) afford to any potential viable purchasers of any assets (including lines of business) of Parent, the Company or any of their respective subsidiaries as contemplated under
SECTION 5.06(D) and to their officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives reasonable access at reasonable times throughout the period prior to the Effective Time, upon reasonable prior notice, to the officers, employees, agents, assets, offices and other facilities of the Company and its subsidiaries and the books and records in each case relating to such assets.

    (b) Parent will, and will cause its subsidiaries to (i) afford to the Company and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Company Representatives") reasonable access at reasonable times throughout the period prior to the Effective Time, upon reasonable prior notice, to the officers, employees, accountants, agents, properties, offices and other facilities of Parent and its subsidiaries and to the books and records thereof and
(ii) furnish promptly to the Company and the Company Representatives such information concerning the business, properties, contracts, records and personnel of Parent and its subsidiaries (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time throughout the period prior to the Effective Time, by the Company.

    (c) Notwithstanding the foregoing provisions of this SECTION 5.05, neither party will be required to grant access or furnish information to the other party to the extent that such access or the furnishing of such information is prohibited by Law or would waive any rights to privileged communications. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties that are herein contained, and each such representation and warranty will survive such investigation.

    (d) The information received pursuant to subsections (a) and (b) above will be deemed to be "Confidential Information" for purposes of the Confidentiality Agreement.

    SECTION 5.06. APPROPRIATE ACTION; CONSENTS; FILINGS.

    (a) Subject to the terms and conditions in this Agreement, the Company and Parent will: (i) promptly after the date of this Agreement make their respective filings under the HSR Act with respect to the Merger and thereafter shall promptly make any other required submissions under the HSR Act; (ii) use their reasonable best efforts to cooperate with one another in (A) determining which filings and notifications are required to be made prior to the Effective Time under applicable Law with, and which consents, licenses, approvals, permits, waivers, orders or authorizations are required to be obtained prior to the Effective Time under applicable Law from, Governmental Entities of the United States and the several states in connection with the execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby; (B) timely making all such filings and notifications and timely seeking all such consents, licenses, approvals, permits, waivers, orders or authorizations; and (C) as promptly as practicable, responding to any request for information from such Governmental Entities; (iii) subject to any restrictions under antitrust Laws, to the extent practicable, promptly notify each other of any communication to that party from any Governmental Entity with respect to this Agreement and the transactions contemplated hereby and permit the other party to review in advance any proposed written communication to any Governmental Entity; (iv) not agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to this Agreement and the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, give the other party the opportunity to attend and participate thereat, in each case to the extent practicable; (v) subject to any restrictions under antitrust Laws, furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective representatives on the one hand, and any Governmental Entity or members of its staff on the other hand, with respect to this Agreement and the transactions contemplated hereby (excluding documents and communications which are subject to preexisting confidentiality agreements and to the attorney client privilege or work product doctrine); and (vi) furnish the other party with such necessary information and reasonable assistance as such other party and its affiliates may reasonably request in connection with their preparation of necessary filings, registration, or submissions of information to any Governmental Entities in connection with this Agreement and the transactions contemplated hereby, including without limitation any filings necessary or appropriate under the provisions of the HSR Act.

    (b) Without limiting SECTION 5.06(A) and subject in all respects to SECTIONS 5.06(C) and 5.06(D), Parent and the Company will: (i) each use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed, overturned or terminated, any order, judgment, injunction or decree (whether temporary, preliminary or permanent) or any other judicial, administrative or legislative action or proceeding ("Order") that would restrain, prevent or delay the closing of the transactions contemplated by this Agreement, on or before December 31, 2001, including, without limitation, defending through litigation on the merits any claim asserted in any court by any party; and (ii) each use its reasonable best efforts to take any steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than December 31, 2001).

    (c) Without limiting SECTION 5.06(A) and subject in all respects to
SECTION 5.06(D), Parent, on behalf of Parent and the Company, shall agree to divest, hold separate, or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, product lines or assets of Parent and/or the Company or any of its subsidiaries, provided that any such action is conditioned upon the consummation of the Merger. The Company agrees and acknowledges that, in connection with any filing or submission required, action to be taken or commitment to be made by Parent, the Company or any of its respective subsidiaries to consummate the Merger or other transactions contemplated in this Agreement, neither the Company nor any of its subsidiaries shall, without Parent's prior written consent, divest any assets, commit to any divestiture of assets or businesses of the Company and its subsidiaries or take any other action or commit to take any action that would limit the Company's, Parent's or any of their respective subsidiaries' freedom of action with respect to, or their ability to retain, any of their businesses, product lines or assets.

    (d) Notwithstanding the foregoing paragraphs of this SECTION 5.06, nothing in this Agreement shall require Parent to agree to the sale, transfer, divestiture or other disposition of any assets (including any lines of business) of Parent, the Company or any of their respective subsidiaries or any of the other actions contemplated in SECTION 5.06(C) if Parent concludes that the taking of such action or the making of any commitments or the consequences thereof would be reasonably likely to have a Combined Company Material Adverse Effect (as defined below). Without limiting the foregoing, Parent hereby agrees that it will agree to divest the processing plants set forth on
Exhibit 5.06(d) to this Agreement, and such other assets as are reasonably necessary to operate such plants, in connection with its seeking, and will so divest such plants if necessary in order to obtain, any necessary consent, license, approval, permit, waiver, order or authorization under applicable antitrust laws with respect to the transactions contemplated hereby and that such divestitures, individually or in the aggregate, shall not constitute a Combined Company Material Adverse Effect. For purposes of this Agreement "Combined Company Material Adverse Effect" means any change or effect that, individually or when taken together with all other such changes or effects, would be materially adverse to the business, operations, assets, financial condition, or results of operations of the Parent and its subsidiaries (including the Company and its subsidiaries) after the Effective Time, taken as a whole.

    (e) Each of Parent and the Company shall give (or shall cause their respective subsidiaries to give, as applicable) any notices to third parties, and use (and cause their respective subsidiaries to use, as applicable) all reasonable best efforts to obtain any other third party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) otherwise required under any Company Material Contracts, Company Permits or other agreements in connection with the consummation of the transactions contemplated hereby or (iii) required to prevent a Company Material Adverse Effect or a Parent Material Adverse Effect from occurring. In the event that any party fails to obtain any third party consent described above and the parties agree to consummate the Merger without such consent, such party will use its commercially reasonable efforts, and will take any such actions reasonably requested by the other parties, to limit the adverse effect upon the Company and Parent, their respective subsidiaries and their respective businesses resulting or which could reasonably be expected to result after the Effective Time from the failure to obtain such consent.

    (f) Each of Parent and the Company shall promptly notify the other of
(i) any material change in the current or future business, financial condition or results of operations of it or any of its material subsidiaries, (ii) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Entities with respect to the business of it or any of its subsidiaries or the transactions contemplated hereby, which, if adversely determined, would be reasonably expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable, (iii) the institution or the threat of material litigation involving it or any of its subsidiaries or (iv) any event or condition that might reasonably be expected to cause any of its representations, warranties, covenants or agreements set forth herein not to be true and correct at the Effective Time.

    SECTION 5.07. PUBLIC ANNOUNCEMENTS. Parent and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and will not issue any such press release or make any such public statement prior to such consultation, except as otherwise required by applicable Law or the rules of the NYSE. The press release announcing the execution and delivery of this Agreement will be a joint press release of Parent and the Company.

    SECTION 5.08. NYSE LISTING. Parent will use all commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing (subject to official notice of issuance) on the NYSE prior to the Effective Time.

    SECTION 5.09. EMPLOYEE BENEFIT PLANS.

    (a) For at least the first twelve months after the Closing Date, Parent will cause the current and former employees of the Company and its subsidiaries who are, on the Closing Date, entitled to receive compensation or any benefits from the Company or any of its subsidiaries to be provided with compensation and employee benefit plans (other than stock option or other plans involving the potential issuance of securities of the Company) which, in the aggregate, are substantially comparable to those currently provided to such employees by the Company and its subsidiaries, to the extent permitted under laws and regulations in force from time to time; provided that employees covered by collective bargaining agreements need not be provided with such benefits other than pursuant to such collective bargaining agreements. The provisions of this
SECTION 5.09(A) will not create in any current or former employee of the Company or any of its subsidiaries any rights to employment or continued employment with Parent, the Company or any of their respective subsidiaries, or any right to specific terms or conditions of employment.

    (b) Notwithstanding anything in this Agreement to the contrary and subject to the provisions of SECTION 5.09(A), from and after the Closing Date, Parent will have sole discretion over the hiring, promotion, retention, termination and other terms and conditions of the employment of the employees of the Company and its subsidiaries. Subject to the provisions of SECTION 5.09(A), nothing herein will prevent Parent, the Company or any of their respective subsidiaries from amending or terminating any Employee Plan maintained by the Company or its subsidiaries or other employee benefit or fringe benefit plan of Parent in accordance with its terms.

    (c) The Parent will grant all employees of the Company and its subsidiaries on and after the Closing Date credit for all service with the Company and its subsidiaries and any of their respective predecessors prior to the Closing Date for purposes of eligibility and vesting under any employee benefit plan of the Parent in which the employees may become participants.

    (d) As of the Closing Date, Parent will assume, honor and perform, or will cause the Company and its subsidiaries to assume, honor and perform, the benefits accrued as of the Closing Date under all deferred compensation, incentive compensation or vacation and other paid time off plans, policies or arrangements maintained or contributed to by the Company and its subsidiaries and any employment, consulting, retention, severance or similar agreement to which the Company is a party with any employees of the Company or any of its subsidiaries, in accordance with the terms thereof in effect immediately prior to the Closing Date. Subject to the requirements of SECTION 5.09(A) and except as otherwise provided in the Company Disclosure Schedule, Parent may revise and modify such plans, policies or arrangements for benefits accruing after the Closing Date.

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
    (e) The Parent will provide or cause to be provided, effective commencing immediately after the Closing Date, coverage to all employees of the Company and its subsidiaries as of the Closing Date, and their spouses and dependents, under a group health plan which does not contain any exclusion or limitation with respect to any pre-existing conditions and provides full credit for all deductibles, co-insurance and out-of-pocket maximums incurred under any group health plan covering such employees or qualified dependents prior to the Closing Date and within the same plan year of such employee benefit plan, and Parent shall be solely responsible for compliance with the requirements of
Section 4980B of the Code and part 6 of the subtitle B of Title I of ERISA ("COBRA"), including, without limitation, the provision of continuation coverage, with respect to all employees of the Company and its subsidiaries and their spouses and dependents, for whom a qualifying event occurs before or after the Closing Date. The terms "group health plan," "continuation coverage," "qualifying event," and "qualified beneficiary" are used herein with the meanings ascribed to them in COBRA.

    SECTION 5.10. NAME OF PARENT. Parent will, as of the Effective Time, change its name to Dean Foods Company.

    SECTION 5.11. BOARD OF DIRECTORS OF PARENT. Parent will, as of the Effective Time, increase the size of its Board of Directors by five seats and cause the election of the individuals agreed upon by Parent and the Company to its Board of Directors to fill the vacancies created by such increase in size, one of which individuals will be elected for a term expiring at the first annual meeting after the Closing Date, two of which individuals will be elected for a term expiring at the second annual meeting after the Closing Date, and two of which individuals will be elected for a term expiring at the third annual meeting after the Closing Date. The Board of Directors of Parent shall elect Howard Dean as Chairman of the Board of Parent and a member of Parent's Management Committee until the earlier of his resignation from the Board of Directors or he reaches age 65.

    SECTION 5.12. TAX TREATMENT. Each party hereto will use all reasonable efforts to cause the Merger to qualify, and will not take, and will use all reasonable efforts to prevent any affiliate of such party from taking, any actions which could prevent the Merger from qualifying as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. Each party hereto will file all Tax Returns in a manner consistent with treating the Merger as a reorganization under such provisions of the Code.

    SECTION 5.13. REASONABLE BEST EFFORTS.

    (a) Subject to the terms and conditions herein provided and to applicable Laws, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable under applicable Laws and regulations to ensure that the conditions set forth in Article VII are satisfied and to consummate and make effective the transactions contemplated by this Agreement.

    (b) Without limiting the generality of the provisions in
SECTION 5.13(A) above, Parent shall use reasonable best efforts to close the financing contemplated by the commitment letters delivered to the Company pursuant to SECTION 4.24 and to use the funds from such financing to consummate the Merger, including the execution of the loan documents contemplated by such financing commitments on or before July 31, 2001.

    (c) If at any time after the Effective Time any reasonable further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary reasonable action.

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                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

    SECTION 6.01. MEETINGS OF STOCKHOLDERS.

    (a) The Company will duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as soon as reasonably practicable (the "Company Stockholders Meeting") for the purpose of obtaining the Requisite Company Stockholder Vote and will its use commercially reasonable efforts to solicit the adoption of the Agreement by the Requisite Company Stockholder Vote; and the Board of Directors of the Company will recommend adoption of this Agreement by the stockholders of the Company (the "Company Recommendation"), and will not (x) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Parent such recommendation or (y) take any action or make any statement (other than any action described in the foregoing clause (x)) in connection with the Company Stockholders Meeting inconsistent with such recommendation (collectively, a "Change in the Company Recommendation"); provided, however, that the Board of Directors of the Company may make a Change in the Company Recommendation pursuant to SECTION 5.04 hereof. Notwithstanding any Change in the Company Recommendation, this Agreement will be submitted to the stockholders of the Company at the Company Stockholders Meeting for the purpose of adopting this Agreement and nothing contained herein will be deemed to relieve the Company of such obligation.

    (b) Parent will duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as soon as reasonably practicable (the "Parent Stockholders Meeting") for the purpose of obtaining the Requisite Parent Stockholder Approval with respect to the transactions contemplated by this Agreement and will use its commercially reasonable efforts to solicit the adoption of this Agreement by the Requisite Parent Stockholder Vote, and the Board of Directors of Parent will recommend approval of the issuance of Parent Common Stock pursuant to this Agreement by the stockholders of Parent (the "Parent Recommendation"), and will not, unless the Company makes a Change in the Company Recommendation, (x) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to the Company's stockholders such recommendation or (y) take any action or make any statement (other than any action described in the foregoing clause (x)) in connection with the Parent Stockholders Meeting inconsistent with such recommendation (collectively, a "Change in the Parent Recommendation").

    SECTION 6.02. PREPARATION OF PROXY STATEMENT. As promptly as reasonably practicable following the date hereof, the Company and Parent will cooperate in preparing and each will cause to be filed with the SEC mutually acceptable proxy materials that constitute the joint proxy statement/prospectus relating to the matters to be submitted to the stockholders of the Company at the Company Stockholders Meeting and the matters to be submitted to the stockholders of Parent at the Parent Stockholders Meeting (such proxy statement/prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement/Prospectus") and Parent will prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of Parent Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the "Form S-4"). The Joint Proxy Statement/ Prospectus will be included as a prospectus in and will constitute a part of the Form S-4 as Parent's prospectus. Each of Parent and the Company will use reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated hereby and thereby. Parent and the Company will, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Joint Proxy Statement/Prospectus or Form S-4 received from the SEC. The parties will cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both parties, which approval will not be unreasonably withheld or delayed; provided that with respect to documents filed by a party which are incorporated by reference in the Form S-4 or Joint Proxy Statement/Prospectus, this right of approval will apply only with respect to information relating to the other party or its business, financial condition or results of operations. Parent will use commercially reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Parent stockholders, and the Company will use commercially reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company's stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent will also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the Merger and each of the Company and Parent will furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, should be discovered by Parent or the Company, which information should be set forth in an amendment or supplement to either the Form S-4 or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Parent and the Company.

    SECTION 6.03. INDEMNIFICATION.

    (a) All rights to indemnification existing in favor of directors, officers or employees of the Company as provided in the certificate of incorporation or bylaws of the Company, as in effect on the date hereof, with respect to matters occurring through the Effective Time, will survive the Merger and will continue in full force and effect thereafter.

    (b) Parent will cause to be maintained in effect for six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less advantageous) with respect to matters or events occurring prior to the Effective Time to the extent available; provided, however, that in no event shall Parent be required to expend more than an amount per year in excess of 200% of the per annum premiums for such insurance paid by the Company as of the date hereof to maintain or procure insurance coverage pursuant hereto; and, provided, further that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

    (c) Nothing in this Agreement is intended to, will be construed to or will release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its directors or officers, it being understood and agreed that the indemnification provided for in this SECTION 6.03 is not prior to or in substitution for any such claims under such policies.

                                  ARTICLE VII
                               CLOSING CONDITIONS

    SECTION 7.01. CONDITIONS TO OBLIGATIONS OF EACH PARTY UNDER THIS AGREEMENT. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby will be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by the parties hereto, in whole or in part, to the extent permitted by applicable Laws:

        (a) The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated by the SEC. Parent shall have received all Blue Sky and other authorizations necessary to consummate the transactions contemplated by this Agreement.

        (b) The transactions contemplated by the Agreement shall have been approved by the Requisite Company Stockholder Vote and by the Requisite Parent Stockholder Vote.

        (c) No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

        (d) The applicable waiting period under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

        (e) The shares of Parent Common Stock that are to be issued in connection with the Merger and the shares of Parent Common Stock that will be subject to Company Converted Stock Awards shall have been authorized for listing on the NYSE, subject to official notice of issuance.

    SECTION 7.02. ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by Parent, in whole or in part:

        (a) Each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (if not subject to a materiality qualifier) or in all respects (if subject to a materiality qualifier) as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (if not subject to a materiality qualifier) or in all respects (if subject to a materiality qualifier) as of such earlier date); except where the failure of such representation and warranty (other than the representation and warranty contained in SECTION 3.03) to be so true and correct would not result in a Company Material Adverse Effect. Parent and Merger Sub shall have received a certificate of a senior executive officer and a senior financial officer of the Company dated the Closing Date, to such effect.

        (b) The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Parent and Merger Sub shall have received a certificate of a senior executive officer and a senior financial officer of the Company dated the Closing Date, to such effect.

        (c) There shall have been no change, occurrence or circumstance in the current business, operations, assets, financial condition or results of operations of the Company or any of its subsidiaries having or that would have a Company Material Adverse Effect. Parent and Merger

    Sub shall have received a certificate of a senior executive officer and a senior financial officer of the Company dated the Closing Date, to such effect.

        (d) Hughes & Luce, L.L.P. shall have delivered to Parent its written opinion dated the Closing Date substantially to the effect that (i) the Merger will constitute a reorganization within the meaning of section 368(a)(1)(A) and section 368(a)(2)(D) of the Code, and (ii) Parent, Merger Sub and the Company will each be a party to that reorganization within the meaning of section 368(b) of the Code. In rendering such opinion, counsel to Parent will be entitled to rely upon the information, representations and assumptions provided by Parent and the Company in substantially the form of EXHIBIT 7.02(D)(1) and 7.02(D)(2), respectively.

    SECTION 7.03. ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by the Company, in whole or in part:

        (a) Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects (if not subject to a materiality qualifier) or in all respects (if subject to a materiality qualifier) as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (if not subject to a materiality qualifier) or in all respects (if subject to a materiality qualifier) as of such earlier date); except where the failure of such representation and warranty (other than the representation and warranty contained in SECTION 4.03) to be so true and correct would not result in a Parent Material Adverse Effect. The Company shall have received a certificate of a senior executive officer and a senior financial officer of the Parent, dated the Closing Date, to such effect.

        (b) Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date. The Company shall have received a certificate of a senior executive officer and a senior financial officer of the Parent, dated the Closing Date, to that effect.

        (c) There shall have been no change, occurrence or circumstance in the current business, operations, assets, financial condition, or results of operations of Parent or any of its subsidiaries having or that would have a Parent Material Adverse Effect. The Company shall have received a certificate of a senior executive officer and a senior financial officer of the Parent, dated the Closing Date, to such effect.

        (d) Kirkland & Ellis shall have delivered to the Company its written opinion dated the Closing Date to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) and
    Section 368(a)(2)(D) of the Code and (ii) Parent, Merger Sub and Company will each be a party to that reorganization within the meaning of
    Section 368(b) of the Code. In rendering such opinion, counsel to the Company will be entitled to rely upon the information, representations and assumptions provided by Parent and the Company in substantially the form of EXHIBITS 7.02(D)(1) and 7.02(D)(2), RESPECTIVELY.

                                  ARTICLE VIII
                                  TERMINATION

    SECTION 8.01. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of the Company or Parent:

        (a) by mutual written consent of Parent and the Company;

        (b) by Parent, upon the inaccuracy of any representation or warranty of the Company, or the breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in each case such that the condition set forth in SECTIONS 7.02(A) or (B), as the case may be, would be incapable of being satisfied by December 31, 2001;

        (c) by the Company, upon the inaccuracy of any representation or warranty of the Parent or the Merger Sub, or the breach of any covenant or agreement on the part of the Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of the Parent or Merger Sub shall have become untrue, in each case such that the condition set forth in SECTIONS 7.03(A) or (B) of this Agreement, as the case may be, would be incapable of being satisfied by December 31, 2001;

        (d) by either Parent or the Company if there shall be any Order that is final and nonappealable preventing the consummation of the Merger, but not if the party relying on such Order to terminate this Agreement has not complied with its obligations under SECTION 5.06 of this Agreement;

        (e) by either Parent or the Company if the Merger shall not have been consummated before December 31, 2001; provided, however, that the right to terminate this Agreement under this SECTION 8.01(E) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur as of such date;

        (f) by Parent or the Company (provided that the terminating party is not in material breach of any of its representations, warranties or covenants under this Agreement), if the Requisite Company Stockholder Approval or the Requisite Parent Stockholder Approval, respectively, shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or of any adjournment thereof at which the vote was taken;

        (g) by Parent, if the Company shall have (i) failed to make the Company Recommendation or effected a Change in the Company Recommendation (or resolved to take any such action), whether or not permitted by the terms hereof, (ii) materially breached its obligations under this Agreement by reason of a failure to call the Company Stockholders Meeting in accordance with SECTION 6.01(A) or a failure to prepare and mail to its stockholders the Joint Proxy Statement/ Prospectus in accordance with SECTION 6.02, or
    (iii) entered into or proposed to enter into a letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement with respect to an Acquisition Proposal;

        (h) by the Company, if Parent shall have (i) failed to make the Parent Recommendation or effected a Change in the Parent Recommendation (or resolved to take any such action), whether or not permitted by the terms hereof, or (ii) materially breached its obligations under this Agreement by reason of a failure to call the Parent Stockholders Meeting in accordance with SECTION 6.01(B) or a failure to prepare and mail to its stockholders the Joint Proxy Statement/ Prospectus in accordance with SECTION 6.02; or

        (i) by the Company if the Board of Directors of the Company has determined to accept a Superior Proposal.

    SECTION 8.02. EFFECT OF TERMINATION.

    (a) Subject to SECTION 8.02(B), in the event of any permitted termination of this Agreement by either the Company or Parent as provided in SECTION 8.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any of the parties or their respective officers or directors except with respect to SECTION 3.17, SECTION 4.16, SECTION 5.05(D), this SECTION 8.02, SECTION 8.03 and ARTICLE IX, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, neither Parent nor the Company shall be relieved or released from any liabilities or damages arising out of its willful breach of this Agreement.

    (b) In the event that:

        (i) Parent shall terminate this Agreement pursuant to Section 8.01(g),

        (ii) the Company shall terminate this Agreement pursuant to
    Section 8.01(i), or

       (iii) (A) Parent or the Company shall have terminated this Agreement for any reason other than pursuant to SECTION 8.01(C), SECTION 8.01(D) or
    SECTION 8.01(H), (B) the Company shall have received an Acquisition Proposal prior to such termination, and (C) within 180 days of such termination, the Company shall have executed or entered into a letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or similar agreement or proposed publicly or agreed to do any of the foregoing with the person making such Acquisition Proposal, and (D) such letter, agreement or proposal contemplates a merger, reorganization, share exchange, consolidation, business combination, reorganization, liquidation, dissolution or similar transaction involving the disposition of 50% or more of the consolidated assets (including without limitation stock of its subsidiaries) of the Company and its subsidiaries taken as a whole, then the Company shall promptly, but in no event later than the date of such termination (or, if later, with respect to a termination under SECTION 8.02(B)(iii) above, the date the Company or any of its subsidiaries enters into any such letter, agreement or proposal or consummates any such transaction), pay Parent $45 million (the "Termination Fee") by wire transfer of immediately available funds. If this Agreement is terminated as contemplated in this SECTION 8.02(B), such termination will not be effective until payment of the fee required by this SECTION 8.02(B).

    (c) The parties acknowledge that the agreements contained in this
SECTION 8.02 and in SECTION 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, none of the parties would enter into this Agreement; accordingly, if the Company fails promptly to pay any amount due pursuant to this SECTION 8.02 or the Company or Parent fails promptly to pay any amount due pursuant to SECTION 8.03, and, in order to obtain such payment, the party that has not been so paid commences a suit which results in a judgment against the Company for the fee set forth in this SECTION 8.02 or the Expenses set forth in SECTION 8.03, the non-paying party will pay to the other party its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. The parties agree that any remedy or amount payable pursuant to this SECTION 8.02 will not preclude any other remedy or amount payable hereunder and will not be an exclusive remedy for any breach of any representation, warranty, covenant or agreement contained in this Agreement.

    SECTION 8.03. FEES AND EXPENSES. Without limiting SECTION 8.02, whether or not the Merger is consummated, all Expenses (as defined below) will be paid by the party incurring such Expenses, except (a) if the Merger is consummated, the Surviving Corporation will pay, or cause to be paid, any and all transfer taxes imposed in connection with the Merger, (b) Expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement/Prospectus and Form S-4 and (c) expenses relating to independent third party analyses of cost savings and operational synergies, which will be shared equally by Parent and the Company; provided, that if Parent terminates this Agreement pursuant to SECTION 8.01(F) (provided that the basis for such termination is the failure of the Company's stockholders to adopt this Agreement), the Company will reimburse Parent, Merger Sub and their affiliates (not later than one business day after submission of statements together with reasonable documentation therefor) for one-half of their Expenses, but in no event more than $10 million, and if this Agreement is terminated as permitted herein and the Termination Fee is payable under SECTION 8.02(B) all of their Expenses, but in no event more than $15 million; provided, further, that if the Company terminates this Agreement pursuant to SECTION 8.01(F) (provided that the basis for such termination is the failure of Parent's stockholders to adopt this Agreement), Parent will reimburse the Company and its affiliates (not later than one business day after submission of statements together with reasonable documentation therefor) for one-half of their Expenses, but in no event more than $10 million. As used in this Agreement, "Expenses" means all out-of-pocket expenses (including, without limitation, financing commitment fees and all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby and thereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus and Form S-4 and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby and thereby.

                                   ARTICLE IX
                               GENERAL PROVISIONS

    SECTION 9.01. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations and warranties set forth in this Agreement will terminate at the Effective Time. All covenants and agreements set forth in this Agreement will survive in accordance with their terms.

    SECTION 9.02. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the facsimile number specified below:

       (a) If to any of the Parent and Merger Sub, to:

           Suiza Foods Corporation
           2515 McKinney Avenue
           Suite 1200 Dallas, Texas 75201
           Attention: General Counsel
           Facsimile: (214) 303-3499

       with a copy to:

           Hughes & Luce, L.L.P.
           1717 Main Street
           Suite 2800
           Dallas, Texas 75201
           Attention: William A. McCormack
           Facsimile: (214) 939-5849

       (b) If to the Company, to:

           Dean Foods Company
           3600 North River Road
           Franklin Park, Illinois 60131
           Attention: General Counsel
           Facsimile: (847) 233-5501

       with a copy to:

           Kirkland & Ellis
           200 East Randolph Drive
           Chicago, Illinois 60601
           Attention: Carter W. Emerson, P.C.
                   H. Kurt von Moltke
           Facsimile: (312) 861-2200

    SECTION 9.03. CERTAIN DEFINITIONS. For the purposes of this Agreement, the term:

        (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.

        (b) a person shall be deemed a "beneficial owner" of or to have "beneficial ownership" of Company Common Stock or Parent Common Stock, as the case may be, in accordance with the interpretation of the term "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act, as in effect on the date hereof; provided that a person shall be deemed to be the beneficial owner of, and to have beneficial ownership of, Company Common Stock or Parent Common Stock, as the case may be, which such person or any affiliate of such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.

        (c) "business day" means any day other than a day on which banks in the State of Texas are authorized or obligated to be closed.

        (d) "Closing Price" shall mean the average closing price of Parent Common Stock on the NYSE for the 10 trading day period ending two business days prior to the Closing Date.

        (e) "control" (including the terms "controlled," "controlled by," and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

        (f) "knowledge" or "known" means with respect to any matter in question, if an executive officer of the Company or Parent, as the case may be, has knowledge of such matter after reasonably inquiry.

        (g) "Liens" means all security interests, liens, claims, pledges, agreements, charges or other encumbrances of any nature whatsoever.

        (h) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as used in Section 13(d) of the Exchange Act).

        (i) "Significant Subsidiary" means any subsidiary of the Company that constitutes a "significant subsidiary" of the Company within the meaning of Rule 1-02(w) of Regulation S-X of the Securities and Exchange Commission.

        (j) "subsidiary" or "subsidiaries" of the Company, Parent, the Surviving Corporation or any other person, means any corporation, partnership, joint venture or other legal entity of which the Company, Parent, the Surviving Corporation or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

        (k) "Tax" or "Taxes" means any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including, without limitation,
    (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes, (ii) customs, duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto.

    SECTION 9.04. HEADINGS AND TABLE OF CONTENTS. The headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Section references herein are, unless the context otherwise requires, references to sections of this Agreement.

    SECTION 9.05. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

    SECTION 9.06. ENTIRE AGREEMENT. This Agreement (together with the Exhibits, the Company Disclosure Schedule and the Parent Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement of the parties, and supersede all prior agreements and undertakings, both written and oral, among the parties or between any of them, with respect to the subject matter hereof.

    SECTION 9.07. ASSIGNMENT, BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that the third parties referenced in SECTION 6.03 shall be third-party beneficiaries of Parent's agreement contained in such Section.

    SECTION 9.08. INTERPRETATION. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include other persons.

    SECTION 9.09. SPECIFIC PERFORMANCE. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

    SECTION 9.10. AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors, as applicable, at any time prior to the Effective Time; PROVIDED, HOWEVER, that, after approval of the Merger by the Company Stockholder Vote or the Parent Stockholder Vote, as applicable, no amendment, which under applicable Law or relevant stock exchange rules may not be made without the approval of such stockholders, may be made without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

    SECTION 9.11. WAIVER; REMEDIES CUMULATIVE. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by any other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. For purposes of this
Section 9.11, the Parent and Merger Sub as a group shall be deemed to be one party. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

    SECTION 9.12. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its rules on conflicts of law.

    SECTION 9.13. COUNTERPARTS. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                            [SIGNATURE PAGES FOLLOW]

    IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                                       SUIZA FOODS CORPORATION

                                                       By:  /s/ GREGG L. ENGLES
                                                            -----------------------------------------
                                                            Name: Gregg L. Engles
                                                            Title: Chief Executive Officer

                                                       BLACKHAWK ACQUISITION CORP.

                                                       By:  /s/ GREGG L. ENGLES
                                                            -----------------------------------------
                                                            Name: Gregg L. Engles
                                                            Title: Chief Executive Officer

                                                       DEAN FOODS COMPANY

                                                       By:  /s/ HOWARD DEAN
                                                            -----------------------------------------
                                                            Name: Howard Dean
                                                            Title: Chief Executive Officer

                                    ANNEX B
                    TEXT OF OPINION OF GOLDMAN, SACHS & CO.

PERSONAL AND CONFIDENTIAL

April 4, 2001

Board of Directors
Dean Foods Company
3600 North River Road
Franklin Park, Illinois 60131

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $1.00 per share (the "Company Common Stock"), of Dean Foods Company (the "Company") of the Per Share Merger Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger dated as of April 4, 2001 by and among Suiza Foods Corporation ("Parent"), Blackhawk Acquisition Corp., a wholly-owned subsidiary of Parent ("Merger Sub"), and the Company (the "Agreement"). Pursuant to the Agreement, the Company will be merged with and into Merger Sub (the "Merger") and each outstanding share of Company Common Stock will be converted into the right to receive (i) $21.00 in cash, as such amount may be adjusted pursuant to Section 2.01(b) of the Agreement (the "Cash Consideration") and (ii) 0.429 shares of common stock, par value $0.01 per share (the "Parent Common Stock"), of Parent, as such ratio may be adjusted pursuant to Section 2.01(b) of the Agreement (the "Stock Consideration", and together with the Cash Consideration, the "Per Share Merger Consideration"), all as more fully set forth in the Agreement.

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including (i) having acted as underwriter of public offerings of $250,000,000 aggregate principal amount of 8.15% Senior Notes due 2007 of the Company, $200,000,000 aggregate principal amount of 6.625% Senior Notes due 2009 of the Company, and $150,000,000 aggregate principal amount of 6.9% Senior Notes due 2017 of the Company and (ii) having acted as a dealer in the Company's commercial paper program. We have also acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Agreement. Goldman, Sachs & Co. may provide investment banking services to Parent in the future. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company or Parent for its own account and for the accounts of customers.

In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Shareholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended May 28, 2000 and of Parent for the five fiscal years ended December 31, 2000; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Parent; certain other communications from the Company and Parent to their respective stockholders; and certain internal financial analyses and forecasts for the Company and Parent prepared by their respective managements, including certain cost savings, operating synergies and divestiture impacts projected by the management of Parent to result from the transaction contemplated by the Agreement, as adjusted by the management of the Company (the "Synergies and Impacts"). We also have held discussions with members of the senior managements of the Company and Parent regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Company Common Stock and the Parent Common Stock, compared certain financial and stock market information for the Company and Parent with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the dairy, commodity food, and branded food & beverage industries specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or Parent or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. In that regard, we have assumed with your consent that the internal financial forecasts prepared by the managements of the Company and Parent, including the Synergies and Impacts, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company and Parent. We also have assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transaction contemplated by the Agreement will be obtained without any adverse effect on the Company, Parent, the Company and Parent on a combined basis or the contemplated benefits of the transaction contemplated by the Agreement (other than as contemplated by the forecasts and the Synergies and Impacts). We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of
or other business combination with the Company.   Our advisory services and the
opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to such transaction.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Per Share Merger Consideration to be received by the holders of Company Common Stock is fair from a financial point of view to such holders.

                                    ANNEX C
                  TEXT OF OPINION OF BEAR, STEARNS & CO., INC.

April 4, 2001

The Board of Directors
Suiza Foods Corporation
2515 McKinney Avenue
Dallas, TX 75201

Ladies and Gentlemen:

    We understand that Suiza Foods Corporation ("Suiza"), Blackhawk Acquisition Corp. ("Merger Sub") and Dean Foods Company ("Dean") have entered into an Agreement and Plan of Merger dated as of April 4, 2001 (the "Agreement"), pursuant to which Dean will merge with and into Merger Sub (the "Merger"). Pursuant to the Merger, each share of Dean common stock, par value $1.00 per share, will be converted into the right to receive 0.429 shares of Suiza common stock, par value $.01 per share, and $21.00 in cash, subject to a possible adjustment as specified in the Agreement (the "Per Share Merger Consideration"). Simultaneously with the Merger, we understand that Suiza will repurchase all interests in the Suiza Dairy Group, L.P. held by the Dairy Farmers of America, Inc. (the "DFA") and Mid-Am Capital, L.L.C. ("Mid-Am") for a combination of cash, assets and a promissory note (the "DFA Transaction") pursuant to the Securities Purchase Agreement dated as of April 4, 2001 among Suiza, Suiza Dairy Group Holdings, Inc., Suiza Dairy Group, L.P., Suiza Southeast, LLC, DFA, and, for certain limited purposes, Mid-Am (the "DFA Agreement"). You have provided us with a copy of the Agreement and the DFA Agreement.

    You have asked us to render our opinion as to whether the Per Share Merger Consideration is fair, from a financial point of view, to Suiza.

    In the course of performing our review and analyses for rendering this opinion, we have:

    - reviewed the April 3 drafts of the Agreement and the DFA Agreement;

    - reviewed Suiza's Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 1998 through December 31, 2000 and its Reports on Form 8-K for the three years ended the date hereof;

    - reviewed certain operating and financial information, including projections for the five years ended December 31, 2005, provided to us by Suiza's management relating to Suiza's business and prospects;

    - reviewed certain estimates of cost savings and other combination benefits (collectively, the "Synergies") expected to result from the Merger, prepared and provided to us by Suiza's management;

    - met with certain members of Suiza's senior management to discuss Suiza's business, operations, historical and projected financial results and future prospects;

    - reviewed Dean's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended May 31, 1998 through May 28, 2000, its Quarterly Reports on Form 10-Q for the periods ended August 27, 2000 and November 26, 2000, and its Reports on Form 8-K for the three years ended the date hereof;

    - reviewed certain forecasts and other internal financial data provided to us by Dean;

    - met with certain members of Dean's senior management to discuss Dean's business, operations, historical and projected financial results and future prospects;

    - reviewed the historical prices, trading multiples and trading volumes of the common shares of Suiza and Dean;

    - reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Suiza and Dean;

    - reviewed the terms of recent mergers and acquisitions which we deemed generally comparable to the Merger;

    - performed discounted cash flow analyses based on the financial forecasts for Dean and estimates of the Synergies for the combined company furnished to us by managements of Suiza and Dean;

    - reviewed the pro forma financial results, financial condition and capitalization of Suiza giving effect to the Merger and the DFA Transaction; and

    - conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

    We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation the projections and estimates of the Synergies, provided to us by management of Suiza. With respect to the projected financial results of each of Suiza and Dean and the potential Synergies that could be achieved upon consummation of the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of Suiza and Dean as to the expected future performance of Suiza and Dean. We have not assumed any responsibility for the independent verification of any such information or of the projections and estimates of the Synergies provided to us, and we have further relied upon the assurances of the senior managements of Suiza and Dean that they are unaware of any facts that would make the information, projections and estimates of the Synergies provided to us incomplete or misleading.

    In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Suiza or Dean, nor have we been furnished with any such appraisals. We have assumed that the Merger will qualify as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. We have assumed that the final form of each of the Agreement and the DFA Agreement will not vary in any respect material to our analysis of the last drafts provided to us. We have assumed that the Merger and the DFA Transaction will each be consummated in a timely manner and in accordance with the terms of the Agreement and the DFA Agreement, respectively, in each case without any regulatory limitations, restrictions, conditions, amendments or modifications that collectively would have a material adverse effect on Suiza or Dean or the contemplated benefits of the Merger.

    We do not express any opinion as to the price or range of prices at which the shares of common stock of Suiza may trade subsequent to the announcement or consummation of the Merger.

    We have acted as a financial advisor to Suiza in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Merger. Bear Stearns has been previously engaged by Suiza to provide certain investment banking and financial advisory services for which we received customary fees. In the ordinary course of business, Bear Stearns may actively trade the equity and debt securities of Suiza and Dean for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

    It is understood that this letter is intended solely for the benefit and use of the Board of Directors of Suiza and does not constitute a recommendation to the Board of Directors of Suiza or any holders of Suiza common stock as to how to vote in connection with the Merger. This opinion does not address Suiza's underlying business decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Suiza or the effects of any other transaction in which Suiza might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; PROVIDED, however, that this letter may be included in its entirety in any joint proxy statement/prospectus to be distributed to the holders of Suiza and Dean common stock in connection with the Merger. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

    Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Merger Consideration is fair, from a financial point of view, to Suiza.

                                    ANNEX D

              TEXT OF OPINION OF MORGAN STANLEY & CO. INCORPORATED
                                 April 4, 2001

Board of Directors

Suiza Foods Corporation

2515 McKinney Avenue, Suite 1200

Dallas, TX 75201

Members of the Board:

    We understand that Suiza Foods Corporation (the "Company"), Dean Foods Company ("Dean Foods") and Blackhawk Acquisition Corp., a wholly owned subsidiary of the Company ("Merger Sub"), have entered into an Agreement and Plan of Merger, dated as of April 4, 2001 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Dean Foods with and into Merger Sub. Pursuant to the Merger, Dean Foods will become a wholly owned subsidiary of the Company and each outstanding share of common stock, par value $1.00 per share, of Dean Foods (the "Dean Foods Common Stock"), other than shares held in the treasury of Dean Foods, or owned by any subsidiary of Dean Foods or owned by the Company, Merger Sub or any subsidiary of the Company or as to which dissenters' rights have been perfected, will be converted into the right receive (i) $21.00 in cash and (ii) 0.429 of a share of common stock, par value $.01 per share, of the Company (the "Company Common Stock"), subject to a possible adjustment as specified in the Merger Agreement (collectively, the "Per Share Merger Consideration"). We further understand that the Company, Suiza Dairy Group Holdings, Inc., Suiza Dairy Group, L.P. ("Suiza Dairy Group"), Suiza Southeast, LLC, Dairy Farmers of America, Inc. ("DFA") and, for certain limited purposes, Mid-Am Capital, L.L.C. ("Mid-Am") have entered into a Securities Purchase Agreement dated as of April 4, 2001 (the "DFA Agreement"), pursuant to which the Company will repurchase all interests in Suiza Dairy Group held by DFA and Mid-Am for a combination of cash, assets and a promissory note (the "DFA Transaction"). The terms and conditions of the Merger and the DFA Transaction are more fully set forth in the Merger Agreement and the DFA Agreement, respectively.

    You have asked for our opinion as to whether the Per Share Merger Consideration to be paid by the Company pursuant to the Merger Agreement is fair from a financial point of view to the Company.

    For purposes of the opinion set forth herein, we have:

    (i) reviewed certain publicly available financial statements and other information of the Company and Dean Foods, respectively;

    (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company and Dean Foods prepared by the managements of the Company and Dean Foods, respectively;

   (iii) discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic financial and operational benefits anticipated from the Merger, with senior executives of the Company;

    (iv) discussed the past and current operations and financial condition and the prospects of Dean Foods with senior executives of Dean Foods;

    (v) discussed and reviewed certain financial projections for the Company and Dean Foods prepared by the respective managements of the Company and Dean Foods;

    (vi) reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger prepared by the management of the Company;

   (vii) reviewed the pro forma impact of the Merger on the earnings and capitalization ratios of the Company;

  (viii) reviewed the reported prices and trading activity for the Company Common Stock and the Dean Foods Common Stock;

    (ix) compared the financial performance of the Company and Dean Foods and the prices and trading activity of the Company Common Stock and the Dean Foods Common Stock with that of certain publicly traded companies and their securities;

    (x) reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

    (xi) participated in certain discussions and negotiations among representatives of the Company and Dean Foods and their financial and legal advisors;

   (xii) reviewed the Merger Agreement, the DFA Agreement and certain related agreements; and

  (xiii) performed such other studies and analyses and considered such other factors as we have deemed appropriate.

    We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial statements and other financial and operating data, including financial projections and information relating to certain strategic financial and operational benefits anticipated from the Merger, provided by the Company and Dean Foods, we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the prospects of the Company and Dean Foods, respectively. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Dean Foods, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

    We have further assumed, with your consent, that the Merger and the DFA Transaction will be consummated in a timely manner and in accordance with the terms set forth in the Merger Agreement and the DFA Agreement, respectively, and that obtaining all necessary regulatory approvals for the Merger and the DFA Transaction will not have a materially adverse effect on the Company or Dean Foods or the contemplated benefits of the Merger. We have also assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.

    We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon successful consummation of the Merger. In the ordinary course of business, Morgan Stanley & Co. Incorporated ("Morgan Stanley") and its affiliates may from time to time trade in the securities or indebtedness of the Company or Dean Foods for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or indebtedness. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for Dean Foods and have received fees for the rendering of these services.

    It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this letter may be included in its entirety, if required, in any filing made by the Company with the Securities and Exchange Commission and distributed to stockholders of the Company and Dean Foods in respect of the Merger. Our opinion does not address the merits of the underlying business decision by the Company to engage in the Merger and related transactions. In addition, this opinion does not in any manner address the prices at which the Company Common Stock will actually trade at any time and we express no recommendation or opinion as to how the holders of the Company Common Stock should vote at the stockholders' meeting held in connection with the Merger.

    Based upon and subject to the foregoing, we are of the opinion, on the date hereof, that the Per Share Merger Consideration to be paid by the Company pursuant to the Merger Agreement is fair from a financial point of view to the Company.

                                    ANNEX E

APPRAISAL RIGHTS

    (a) Any stockholder of a corporation of this State who hold shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251 (g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (1) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association Securities Dealers, Inc. or (2) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided on subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b., and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d) Appraisal rights shall be perfected as follows:

           (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

           (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (1) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation of (2) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholders.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection
(f) of this section and who has submitted such stockholder's certificate of stock to the Register in Chancery, if such is required, may participate fully in all proceeding until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates represented by such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed on the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation is provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    ANNEX F

    Dean 1989 Stock Awards Plan, as amended and restated if the merger occurs (to be filed by amendment).

                                    ANNEX G

TAX INFORMATION ABOUT THE DEAN STOCK AWARDS PLAN

    The following general description of federal income tax consequences is based upon current statutes, regulations and interpretations and does not purport to be complete. You should refer to the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"). There also may be state, local and foreign income tax consequences applicable to transactions involving stock options, restricted stock, performance shares awards, SARs and other awards. In addition, the following description does not address generally special rules that may be applicable to officers.

    STOCK OPTIONS. Under existing federal income tax provisions, an employee or director who receives stock options will generally not recognize any income, and Suiza will generally not receive any deduction for federal income tax purposes, due to the grant of a stock option.

    When a nonqualified stock option granted pursuant to the Dean 1989 Stock Awards Plan is exercised, the optionee generally will recognize ordinary income (compensation) measured by the difference between the aggregate purchase price of the common stock purchased and the aggregate fair market value of the common stock on the exercise date. Suiza generally will be entitled to a deduction in the year the option is exercised equal to the amount the optionee is required to treat as ordinary income. Any taxable income recognized in connection with a nonqualified stock option exercised by an employee or non-employee director will be subject to tax withholding. The basis for determining gain or loss upon a subsequent sale of shares acquired on the exercise of a nonqualified stock option will be the purchase price paid for the shares increased by the amount included in the optionee's taxable income resulting from the exercise of such option. The holding period for determining the maximum tax rate applicable to gain on such disposition begins on the date on which the optionee acquires the shares.

    An employee generally will not recognize any taxable income on the exercise of an incentive stock option, but the exercise may, depending on particular factors relating to the employee, subject the employee to the alternative minimum tax. An employee will recognize capital gain or loss in the amount of the difference between the exercise price and the sale price on the sale or exchange of stock acquired pursuant to the exercise of an incentive stock option as long as the employee does not sell such stock within two years from the date of grant or one year from the date of exercise of the incentive stock option (the "Required Holding Periods").

    An employee who sells his or her shares before the expiration of the Required Holding Periods will recognize ordinary income equal to the lesser of
(i) the difference between the option price and the fair market value of the stock on the date of exercise, or (ii) the total amount of gain realized. The maximum federal income tax rate on the remaining gain (if any) generally depends on how long the shares are held. Suiza will not be entitled to a federal income tax deduction in connection with the exercise of an incentive stock option, except to the extent the optionee recognizes ordinary income where the employee disposes of the common stock received on exercise before the expiration of the Required Holding Periods.

    RESTRICTED STOCK. A restricted stock award is not currently taxable income to an employee (absent the election described below) or non-employee director for as long as the stock is subject to a substantial risk of forfeiture and cannot be transferred free of a substantial risk of forfeiture. The holder will generally be taxed on compensation income equal to the fair market value of the shares on the date the restrictions on the shares creating a substantial risk of forfeiture lapse. The holder may elect under Section 83(b) of the Code, however, to be taxed immediately on the value of the shares awarded as of the date of grant. Such an election must be made within 30 days after the award of shares and must be filed with the Internal Revenue Service. If the holder makes the

Section 83(b) election and subsequently forfeits his or her shares, no deduction is permitted with respect to the forfeiture.

    The optionee's tax basis in shares acquired through a stock award equals the amount of compensation income recognized on vesting (or on grant, in the case of a Section 83(b) election). Generally, if the optionee subsequently sells the shares, any gain or loss will be a capital gain or loss. The holding period for determining the maximum tax rate applicable to gain on such disposition begins on the date the holder recognizes ordinary income with respect to the shares.

    SARS. An employee or non-employee director does not recognize taxable income on the grant of an SAR, and Suiza is not entitled to a deduction in respect of such grant. On the exercise of an SAR, the holder generally recognizes ordinary income equal to the amount of any cash and the fair market value (measured on the date of exercise) of any shares received. Suiza will receive a deduction equal to the amount taxed to the employee or director.

    If an employee or non-employee director sells shares received due to the exercise of an SAR, the difference between the sale price and the tax basis of the shares (generally the fair market value of such shares on the date of exercise) is a capital gain or loss gain. Whether such capital gain or loss is long- or short-term in nature depends on how long the shares were held by the employee or director.

    USE OF STOCK TO PAY OPTION PRICE. The general statements as to tax basis in the previous paragraphs relating to the disposition of stock received on the exercise of options apply in the event the optionee pays cash for the option shares. If, however, the optionee pays for the option shares in whole or in part by delivering already-owned shares ("old" shares), the tax basis for the option shares of Common Stock, and thus the consequences of a disposition, differs. If an optionee delivers old shares in payment of all or part of the exercise price of a non-qualified option, the optionee does not recognize a gain or loss as a result of such delivery (but the exercise will result in taxable compensation to the optionee and a deduction to Suiza as described above). The optionee's tax basis in, and holding period for, the option shares is determined as follows: as to option shares equal in number to the old shares delivered, the basis in and holding period for the old shares carry over on a share-for-share basis; as to each remaining share, its basis is the fair market value on the date of exercise and its holding period begins on that date. Any capital gain or loss on the sale of a particular option share is measured based on the difference between the selling price and the optionee's actual tax basis for such share.

    If an employee delivers old shares (other than old shares acquired on exercise of an incentive stock option which were not held for the Required Holding Periods) in payment of all or part of the exercise price of an incentive stock option, the optionee does not recognize a gain or loss as a result of such delivery. The optionee's tax basis in and holding period for the option shares is determined as follows: as to option shares equal in number to the old shares delivered, the basis in and the holding period for the old shares carries over on a share-for-share basis; as to each remaining share, its basis equals the exercise price paid in cash (if any). Thus, in the event option shares are acquired solely through the delivery of old shares (i.e. none of the exercise price is paid in cash), the basis of each remaining share is zero. Any capital gain or loss on the sale of a particular option share is measured based on the difference between the selling price and the optionee's actual tax basis for such share. If an incentive stock option is exercised using old shares, a later disqualifying disposition of the shares received is deemed to have been a disposition of the shares having the lowest tax basis first.

    If an employee pays the exercise price of an incentive stock option in whole or in part with old shares that were acquired on the exercise of an incentive stock option and that have not been held for the Required Holding Periods, the employee recognizes ordinary income under the rules applicable to disqualifying dispositions and Suiza will have a corresponding deduction. The employee's tax basis in the option shares which reflect a carry-over basis from the old shares surrendered is increased by the amount of ordinary income the employee recognizes.

    PERFORMANCE SHARES AWARDS. An employee does not have taxable income from the grant of a performance shares award, and Suiza is not entitled to a deduction due to such grant. The employee will have taxable income (compensation) when shares are issued and/or cash is paid pursuant to the award, and Suiza is entitled to a deduction for the compensation income taxed to the employee. The employee's holding period begins on the date the shares are issued.

    When an employee sells shares received pursuant to a performance shares award, the difference between the sale price and the tax basis of the shares (generally the fair market value of the shares on the date such shares were issued) is a capital gain or loss. Whether such capital gain or loss is long-term or short-term in nature depends on how long the shares were held by the employee.

    SUPPLEMENTAL CASH PAYMENTS. An employee who receives any supplemental cash payment when he or she exercises a non-qualified option or SAR is taxed on that payment, and Suiza will have a deduction for such compensation. A supplemental cash payment to a employee is intended to provide the employee with sufficient funds to pay the federal income tax arising both from the exercise of the option or SAR and the receipt of such payment. Suiza's cash outlay to the employee should be offset to some extent by Suiza's tax savings arising from the deductions to which Suiza is entitled because of the exercise of the option or SAR and the making of such payment. The extent of offset depends on the relative income tax rates applicable to corporations and individuals at the time of exercise.

    SURRENDER. Any consideration paid to an employee on surrender of an award other than restricted stock is compensation taxable to the employee as ordinary income. Dean should be entitled to a deduction for the year of payment in an amount equal to such compensation. The tax consequences of payment of consideration to an employee on the surrender of restricted stock will vary significantly depending on the particular circumstances related to such restricted stock.

    WITHHOLDING. If shares that would otherwise be issued under the Plan are withheld to satisfy withholding or other taxes, the tax consequences are the same as if such shares were issued to the employee and then sold by the employee to Suiza for fair market value. If an employee delivers to Suiza shares which the employee already owns to satisfy any withholding or other tax payment, the employee is considered to have sold the stock to Suiza on the date of delivery for fair market value. The difference between the fair market value of such shares on the date of delivery and the tax basis of the shares is a capital gain or loss. Suiza is not entitled to a deduction as a result of such a sale. Different tax consequences may result if the shares delivered by the employee were acquired on the exercise of an incentive stock option and have not been held for the Required Holding Periods.

    OTHER AWARDS. Because other awards may take many other forms, as determined by the Stock Option Committee, it is not possible to describe generally what their tax treatment will be.

                                    ANNEX H

TAX INFORMATION ABOUT SUIZA'S STOCK OPTION PLAN

    The following general description of federal income tax consequences is based upon current statutes, regulations and interpretations and does not purport to be complete. You should refer to the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"). There also may be state, local and foreign income tax consequences applicable to transactions involving stock options or restricted stock. In addition, the following description does not address specific tax consequences applicable to an individual participant who receives an incentive stock option and does not address special rules that may be applicable to directors and officers.

    STOCK OPTIONS. Under existing federal income tax provisions, a participant who receives stock options will not normally realize any income, nor will we normally receive any deduction for federal income tax purposes, upon the grant of a stock option.

    When a nonqualified stock option granted pursuant to our 1997 Stock Option and Restricted Stock Plan is exercised, the option holder generally will realize ordinary income (compensation) measured by the difference between the aggregate purchase price of the common stock purchased and the aggregate fair market value of our common stock on the exercise date. We generally will be entitled to a deduction in the year the option is exercised equal to the amount the option holder is required to treat as ordinary income. Any taxable income recognized in connection with a nonqualified stock option exercised by an option holder who is also one of our employees will be subject to tax withholding by us. The basis for determining gain or loss upon a subsequent sale of common stock acquired upon the exercise of a nonqualified stock option will be the purchase price paid to us for the common stock increased by an amount included in the option holder's taxable income resulting from the exercise of such option. The holding period for determining the maximum tax rate applicable to gain on such disposition begins on the date on which the option holder acquires the common stock.

    An employee generally will not recognize any income upon the exercise of an incentive stock option, but the exercise may, depending on particular factors relating to the employee, subject the employee to the alternative minimum tax. An employee will recognize capital gain or loss in the amount of the difference between the exercise price and the sale price on the sale or exchange of stock acquired pursuant to the exercise of an incentive stock option, provided that the employee does not sell such stock within two years from the date of grant or one year from the date of exercise of the incentive stock option (the "Required Holding Periods").

    An employee who sells his or her shares before the expiration of the Required Holding Periods will recognize ordinary income equal to the lesser of
(i) the difference between the option price and the fair market value of the stock on the date of exercise, or (ii) the total amount of gain realized. The maximum federal income tax rate on the remaining gain or loss generally depends on how long the shares are held. We will not be entitled to a federal income tax deduction in connection with the exercise of an incentive stock option, except where the employee disposes of the common stock received upon exercise before the expiration of the Required Holding Periods.

    RESTRICTED STOCK. A restricted stock award is not currently taxable income to a participant for so long as the stock is subject to a substantial risk of forfeiture and cannot be transferred free of a substantial risk of forfeiture.

    The participant will generally be taxed on compensation income equal to the fair market value of the stock on the date the restrictions on the shares creating a substantial risk of forfeiture lapse.

    The participant may elect under Section 83(b) of the Code, however, to be taxed immediately on the value of the shares awarded as of the date of grant. Such an election must be made within 30 days after the award of shares and must be filed with the Internal Revenue Service. If the participant makes the
Section 83(b) election and subsequently forfeits his or her shares, no deduction is permitted with respect to the forfeiture.

    The participant's tax basis in shares acquired through a stock award equals the amount of compensation income recognized upon vesting (or upon grant, in the case of a Section 83(b) election). Generally, if the participant subsequently sells the shares, any gain or loss will be a capital gain or loss.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law (Delaware Law) permits Suiza's board of directors to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee or agent of Suiza, or serving or having served, at the request of Suiza, as a director, officers, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

    Article XII of Suiza's Certificate of Incorporation provides for indemnification of its directors, officers, employees and other agents to the fullest extent permitted by law.

    As permitted by sections 102 and 145 of Delaware Law, Suiza's Certificate of Incorporation eliminates the liability of a Suiza director for monetary damages to Suiza and its stockholders arising from a breach or alleged breach of a director's fiduciary duty except for liability under section 174 of Delaware Law or liability for any breach of the director's duty of loyalty to Suiza or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit.

    In addition, Suiza maintains officers' and directors' insurance covering certain liabilities that may be incurred by officers and directors in the performance of their duties.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) List of Exhibits

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
             2(a)       Agreement and Plan of Merger, dated as of April 4, 2001,
                        among Suiza, Blackhawk and Dean (included in Annex A to the joint proxy statement/prospectus contained in this
                        Registration Statement). The Registrant agrees to furnish
                        supplementally a copy of the Company Disclosure Schedule and the Parent Disclosure Schedule to this merger agreement to the Securities and Exchange Commission upon request.

             3(a)       Certificate of Incorporation of Suiza dated September 19,
                        1994 (incorporated by reference from Suiza's Quarterly
                        Report on Form 10-Q for the quarter ended June 30, 1997
                        (File No. 1-12755)).

             3(b)       Certificate of Amendment to Certificate of Incorporation of
                        Suiza dated March 27, 1995 (incorporated by reference from
                        Suiza's Quarterly Report on Form 10-Q for the quarter ended
                        June 30, 1997 (File No. 1-12755)).

             3(c)       Certificate of Correction of Certificate of Amendment to
                        Certificate of Incorporation of Suiza dated June 6, 1995
                        (incorporated by reference from Suiza's Quarterly Report on
                        Form 10-Q for the quarter ended June 30, 1997 (File No.
                        1-12755)).

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
             3(d)       Certificate of Amendment to Certificate of Incorporation of
                        Suiza dated February 29, 1996 (incorporated by reference
                        from Suiza's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (File No. 1-12755)).

             3(e)       Certificate of Amendment to Certificate of Incorporation of
                        Suiza dated May 15, 1997 (incorporated by reference from
                        Suiza's Quarterly Report on Form 10-Q for the quarter ended
                        June 30, 1997 (File No. 1-12755)).

             3(f)       Certificate of Amendment of Certificate of Incorporation of
                        Suiza (incorporated by reference from Suiza's Quarterly
                        Report on Form 10-Q for the quarter ended June 30, 1998
                        (File No. 1-12755)).

             3(g)       Amended and Restated Bylaws of Suiza (incorporated herein by reference to Suiza's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999).

             5* Opinion of Hughes & Luce, L.L.P. regarding the validity of the securities being registered.

             8(a) Form of opinion of Hughes & Luce, L.L.P. regarding certain federal income tax consequences relating to the merger.

             8(b) Form of opinion of Kirkland & Ellis regarding certain federal income tax consequences relating to the merger.

            10(a)       Financing Commitment Letter of First Union National Bank,
                        First Union Securities, Inc., Bank One, NA and Banc One
                        Capital Markets, Inc.

            10(b)       Amended and Restated 1997 Stock Option and Restricted Stock
                        Plan (incorporated by reference from Suiza's Quarterly
                        Report on Form 10-Q for the quarter ended June 30, 1999
                        (File No. 1-12755)).

            10(c)       Securities Purchase Agreement, dated as of April 4, 2001,
                        among Suiza, Suiza Dairy Group Holdings, Inc., Suiza Dairy
                        Group, L.P., Suiza Southeast, LLC, Dairy Farmers of
                        America, Inc. and Mid-Am Capital, L.L.C. (incorporated by
                        reference from Suiza's Current Report on Form 8-K filed
                        April 5, 2001). The Registrant agrees to furnish
                        supplementally a copy of exhibits to this Securities
                        Purchase Agreement to the Securities and Exchange Commission
                        upon request.

            10(d)* Amendment No. 1 to Securities Purchase Agreement, dated as of April 4, 2001, among Suiza, Suiza Dairy Group
                        Holdings, Inc., Suiza Dairy Group, L.P., Suiza
                        Southeast, LLC, Dairy Farmers of America, Inc. and Mid-Am
                        Capital, L.L.C.

            21          Subsidiaries of the Registrant (incorporated by reference to
                        Suiza's Annual Report on 10-K for the fiscal year ended
                        December 31, 2000).

            23(a)       Consent of Deloitte & Touche LLP (for Suiza).

            23(b)       Consent of PricewaterhouseCoopers LLP (for Dean).

            23(c)* Consent of Hughes & Luce, L.L.P. (included in the opinion filed as Exhibit 5 to this Registration Statement).

            23(d)       Consent of Hughes & Luce, L.L.P.

            23(e)       Consent of Kirkland & Ellis.

            23(f)       Text of Consent of Goldman, Sachs & Co.

            23(g)       Text of Consent of Bear, Stearns & Co. Inc.

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
            23(h)       Text of Consent of Morgan Stanley & Co. Incorporated.

            99(a)       Text of Opinion of Goldman, Sachs & Co. (included as
                        Annex B to the joint proxy statement/prospectus contained in this Registration Statement).

            99(b)       Text of Opinion of Bear, Stearns & Co. Inc. (included as
                        Annex C to the joint proxy statement/prospectus contained in this Registration Statement).

            99(c)       Text of Opinion of Morgan Stanley & Co. Incorporated
                        (included as Annex D to the joint proxy statement/prospectus contained in this Registration Statement).

            99(d)*      Form of Suiza proxy card.

            99(e)*      Form of Dean proxy card.

------------------------

*   To be filed by amendment.

    (b) Financial Statements Schedules (incorporated by reference to the Registrant's Annual Report on 10-K for the fiscal year ended December 31, 2000).

ITEM 22. UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

       (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

       (2) That every prospectus (a) that is filed pursuant to paragraph (1) immediately preceding, or (b) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (4) To respond to requests for information that is incorporated by reference into the joint proxy statement/prospectus pursuant to
           Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

       (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this joint proxy statement/prospectus to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, Texas, on July 11, 2001.

                                                       SUIZA FOODS CORPORATION (REGISTRANT)

                                                       By:             /s/ GREGG L. ENGLES
                                                            -----------------------------------------
                                                                         Gregg L. Engles,
                                                                    CHAIRMAN OF THE BOARD AND
                                                                     CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    We, the undersigned officers and directors of Suiza Foods Corporation, hereby severally constitute and appoint Gregg L. Engles, Barry A. Fromberg and Michelle P. Goolsby, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for each of us in our name, place and stead, in any and all capacities, to sign this proxy/registration Statement on Form S-4, and any other proxy or registration statement relating to the same offering, and any and all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grant to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as each of us might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or his, her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this proxy/registration statement has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                 /s/ GREGG L. ENGLES
     -------------------------------------------       Chairman of the Board and      July 11, 2001
                   Gregg L. Engles                       Chief Executive Officer

                  /s/ PETE SCHENKEL
     -------------------------------------------       Vice Chairman of the Board     July 11, 2001
                    Pete Schenkel

                /s/ HECTOR M. NEVARES
     -------------------------------------------       Vice Chairman of the Board     July 11, 2001
                  Hector M. Nevares

                   /s/ ALAN BERNON
     -------------------------------------------       Director                       July 11, 2001
                     Alan Bernon

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                    /s/ TOM DAVIS
     -------------------------------------------       Director                       July 11, 2001
                      Tom Davis

                /s/ STEPHEN L. GREEN
     -------------------------------------------       Director                       July 11, 2001
                  Stephen L. Green

              /s/ JOSEPH S. HARDIN, JR.
     -------------------------------------------       Director                       July 11, 2001
               Joseph S. Hardin, Jr.

                    /s/ JOHN MUSE
     -------------------------------------------       Director                       July 11, 2001
                      John Muse

                /s/ P. EUGENE PENDER
     -------------------------------------------       Director                       July 11, 2001
                  P. Eugene Pender

                   /s/ JIM TURNER
     -------------------------------------------       Director                       July 11, 2001
                     Jim Turner

                /s/ BARRY A. FROMBERG                  Executive Vice President
     -------------------------------------------         and Chief Financial          July 11, 2001
                  Barry A. Fromberg                      Officer

Dated: July 11, 2001